UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

IN RE: NII HOLDINGS, INC. and NII HOLDINGS (DELAWARE), INC., Debtors. ______________________________	: : : : : : :	Chapter 11 Case No. 02-11505 (MFW) Jointly Administered

REVISED SECOND AMENDED DISCLOSURE STATEMENT PURSUANT TO
SECTION 1125 OF THE BANKRUPTCY CODE FOR THE
REVISED THIRD AMENDED JOINT PLAN OF REORGANIZATION OF
NII HOLDINGS, INC. AND NII HOLDINGS (DELAWARE), INC.

Daniel J. DeFranceschi (DE 2732)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700

                - and -

Evan D. Flaschen (CT 10660)
Patrick J. Trostle (CT 20301)
William F. Govier (CT 20930)
BINGHAM MCCUTCHEN LLP
One State Street
Hartford, Connecticut 06103
(860) 240-2700

ATTORNEYS FOR DEBTORS
AND DEBTORS IN POSSESSION

July 31, 2002

REVISED SECOND AMENDED DISCLOSURE STATEMENT, DATED JULY 31, 2002

SOLICITATION OF VOTES WITH RESPECT TO THE
REVISED THIRD AMENDED JOINT PLAN OF REORGANIZATION
OF
NII HOLDINGS, INC. AND NII HOLDINGS (DELAWARE), INC.

         THE BOARDS OF DIRECTORS OF NII HOLDINGS, INC. (“NII”) AND NII HOLDINGS (DELAWARE), INC. (“NII DELAWARE”, AND, TOGETHER WITH NII, THE “DEBTORS”) BELIEVE THAT THE REVISED THIRD AMENDED JOINT PLAN OF REORGANIZATION OF NII AND NII DELAWARE, DATED JULY 31, 2002, AND ATTACHED HERETO AS EXHIBIT I (THE “PLAN”), IS IN THE BEST INTERESTS OF CREDITORS. THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS (THE “CREDITORS’ COMMITTEE”) HAS NOT EXPRESSED AN OPINION ON THIS REVISED SECOND AMENDED DISCLOSURE STATEMENT (THIS “DISCLOSURE STATEMENT”). THE PLAN CONSTITUTES A SEPARATE PLAN OF REORGANIZATION FOR EACH DEBTOR. ALL CREDITORS ENTITLED TO VOTE THEREON ARE URGED TO VOTE IN FAVOR OF THE PLAN. A SUMMARY OF THE VOTING INSTRUCTIONS IS SET FORTH AT PAGE 105 OF THIS DISCLOSURE STATEMENT. MORE DETAILED INSTRUCTIONS ARE CONTAINED ON THE BALLOTS DISTRIBUTED TO CREDITORS ENTITLED TO VOTE ON THE PLAN. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND RECEIVED BY 5:00 P.M., EASTERN TIME, ON SEPTEMBER 16, 2002 OR SUCH OTHER DATE IDENTIFIED ON YOUR BALLOT (THE “VOTING DEADLINE”), UNLESS EXTENDED.

         THE CONFIRMATION AND EFFECTIVENESS OF THE PROPOSED PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT, SOME OF WHICH MAY NOT BE SATISFIED. SEE “OVERVIEW OF THE PLAN — CONDITIONS TO THE EFFECTIVE DATE OF THE PLAN – CONDITIONS TO THE EFFECTIVE DATE” AND “VOTING AND CONFIRMATION OF THE PLAN - ACCEPTANCE OR CRAMDOWN.” THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

         No person is authorized by either of the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation other than as contained in this Disclosure Statement and the exhibits and schedules attached hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation should not be relied upon as having been authorized by either of the Debtors. Although the Debtors will make available to creditors entitled to vote on acceptance of the Plan such additional information as may be required by applicable law prior to the Voting Deadline, the delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof.

         ALL CREDITORS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT I AND THE MATTERS DESCRIBED UNDER “RISK FACTORS,” PRIOR TO SUBMITTING BALLOTS PURSUANT TO THIS SOLICITATION.

         The summaries of the Plan and the other documents contained in this Disclosure Statement are qualified by reference to the Plan itself, the exhibits thereto and documents described therein as being Filed prior to approval of the Disclosure Statement. In the event of any inconsistency between this Disclosure Statement and the Plan, the Plan shall control.

         The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the historical, projected and budgeted financial information regarding the Debtors and the liquidation analyses relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings, is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

FORWARD-LOOKING STATEMENTS

         THIS DISCLOSURE STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS BASED PRIMARILY ON THE CURRENT EXPECTATIONS OF THE DEBTORS AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF THE DEBTORS’ OR REORGANIZED NII’S BUSINESSES. THE WORDS “BELIEVE,” “MAY,” “ESTIMATE,” “CONTINUE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER THE CAPTION “RISK FACTORS.” IN THE LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. NEITHER THE DEBTORS NOR REORGANIZED NII UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE FOLLOWING APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         All capitalized terms in this Disclosure Statement not otherwise defined herein have the meanings given to them in the Plan, attached to this Disclosure Statement as Exhibit I.

Retention of Financial Advisors	27

Claims Process and Bar Dates	27

Exclusivity	27

Liquidity During Reorganization	27

REORGANIZED NII	27

Business and Properties of Reorganized NII	27

Business	27

Business Plan and Strategy for Reorganized NII	27

Additional and Historical Financial Information	28

Projected Financial Information	28

Projections	29

Pro Forma	32

Management	34

Current Executive Officers and Directors of NII	34

Executive Compensation	36

Reorganized NII Board of Directors	39

Board Committees	40

Director Compensation	41

Employee Benefit Matters	41

Delaware Law and Certain Charter and Bylaw Provisions	42

Treatment of Existing Indemnification Obligations Under the Plan	43

Certain New Agreements with NCI	43

New Spectrum Use and Build-Out Agreement	43

Amended and Restated Overhead Services Agreement	44

Third Amended and Restated Trademark License Agreement	44

Standstill Agreement	44

THE RIGHTS OFFERING	45

General	45

Subscription Agreement	46

Procedures to Elect to Exercise Subscription Rights	46

SECURITIES TO BE ISSUED PURSUANT TO THE PLAN; POST-REORGANIZATION INDEBTEDNESS	48

Reorganization Value	48

New Common Stock	50

Special Director Preferred Stock	50

New Senior Notes	51

Future Issuances of Stock	79

U.S. Border Spectrum and Baja, Mexico Network Build-Out	79

New Long Term Debt	79

RISK FACTORS	81

Business Plan	82

Emerging Market Risk	82

Currency Risk	83

Local Market Economy Risk	83

Import Duty-Related Risk	84

Foreign Tax Risk	84

Foreign Jurisdiction Risk	85

Regulatory Risk	85

v

Non-renewal/Revocation Risk	85

Competitive Business Environment	86

Federal Income Tax	89

Reliance Upon NCI	89

Reliance on Motorola; Motorola Competition	90

Concern over Certain Health Risks	90

Treatment of Claims	91

Lack of Established Market for New Common Stock; Possible Volatility	91

Security Interests	92

Dividends Are Not Anticipated; Restrictions on Payment of Dividends	92

Noncomparability of Historical Financial Information	92

GENERAL INFORMATION CONCERNING THE PLAN	93

Legal Effects of the Plan	93

Discharge of Claims and Termination of Interests; Related Injunction	93

Preservation of Rights of Action Held by the Debtors or Reorganized NII	94

Exculpation and Limitation of Liability	95

Releases, Indemnity and Related Injunction	95

Executory Contracts and Unexpired Leases	96

Litigation Analysis	97

DISTRIBUTIONS UNDER THE PLAN	98

General	98

Methods of Distributions	98

Distributions to Holders of Allowed Claims and Interests	98

Compensation and Reimbursement for Services Related to Distributions	98

Undeliverable or Unclaimed Distributions	99

Distribution Record Date	100

Means of Cash Payments	100

Timing and Calculation of Amounts to be Distributed	100

Distribution of New Senior Notes	101

Distributions of New Common Stock	101

De Minimis Distributions	101

Compliance with Tax Requirements	101

Surrender of Canceled Securities or Other Instruments	102

Setoffs	102

Disputed Claims; Reserve and Estimations	103

Funding of Disputed Class 6 Claim Reserve	103

Distributions on Account of Disputed Claims Once They Are Allowed	103

Payment of Post-Effective Date Interest from Cash Investment Yield	103

Objections to Claims or Interests and Authority to Prosecute Objections	104

Dissolution of the Creditors’ Committee	104

VOTING AND CONFIRMATION OF THE PLAN	104

General	104

Voting Procedures and Requirements	105

Confirmation Hearing	106

Confirmation	106

Acceptance or Cramdown	107

Best Interests Test; Liquidation Analysis	108

Feasibility	109

Compliance with Applicable Provisions of the Bankruptcy Code	109

Alternatives to Confirmation and Consummation of the Plan	109

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN	110

General	110

Classification of the New Senior Notes	110

Modification of Claims	111

Characterization of the Plan	111

Federal Income Tax Consequences to the Debtors; Reduction of the Debtors’ Indebtedness	112

Federal Income Tax Consequences to Holders of Claims	112

Definition of Tax Securities	113

Holders of Claims Constituting Tax Securities	113

Holders of Claims Not Constituting Tax Securities	113

Dividend and Interest Income Earned by the Disputed Class 6 Claim Reserve	114

Certain Other Federal Income Tax Considerations for Holders of Claims	114

Application of Market Discount Rules	114

Initial Tax Basis and Holding Period of the New Senior Notes and New Common Stock Purchased in the Rights Offering	115

Receipt of Pre-Effective Date Interest	115

Receipt of Dividend and Interest Income Earned by the Disputed Class 6 Claim Reserve	115

Reinstatement of Claims	115

Bad Debt Deduction	115

Tax Treatment of New Senior Notes	116

Interest	116

Original Issue Discount	116

Sale, Exchange or Retirement	117

Tax Treatment of New Common Stock	117

Distributions	117

Sale or Exchange of New Common Stock	117

Information Reporting and Backup Withholding	118

APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS	118

Applicability of Certain Federal and State Securities Laws	118

Bankruptcy Code Exemptions from Registration Requirements	119

Certain Transactions by Stockbrokers	121

Registration Rights	121

ADDITIONAL INFORMATION	122

RECOMMENDATION AND CONCLUSION	122

TABLE OF EXHIBITS 1/

Exhibit I	-	Revised Third Amended Joint Plan of Reorganization of NII Holdings, Inc. and NII Holdings (Delaware), Inc.2/

Exhibit II	-	NII Holdings, Inc., Form 10-K Annual Report for the year ended December 31, 2001

Exhibit III	-	NII Holdings, Inc., Form 10-Q for the reporting period ended March 31, 2002

Exhibit IV	-	Liquidation Analysis

         1/          Except as otherwise indicated, all Exhibits will be available for review during regular business hours at the Document Reviewing Centers. The Debtors reserve the right to modify, amend, supplement, restate or withdraw any of the Exhibits after they are Filed. The Debtors will File all modified, amended, supplemented or restated Exhibits as promptly as possible and will make such Exhibits available for review at the Document Reviewing Centers.

         2/          As indicated in the Table of Exhibits to the Plan, certain Exhibits to the Plan and the contents of the Plan Supplement will be Filed and available for review at the Document Reviewing Centers no later than September 3, 2002.

INTRODUCTION

         The Debtors are seeking approval of a plan of reorganization, a copy of which is attached hereto as Exhibit I (the “Plan”). This Disclosure Statement is submitted by the Debtors in connection with the solicitation of acceptances of the Plan. The Debtors Filed their original Joint Plan of Reorganization on June 14, 2002, their First Amended Plan of Reorganization on June 27, 2002, their Second Amended Plan of Reorganization on July 9, 2002, and their Third Amended Joint Plan of Reorganization on July 26, 2002. The Revised Third Amended Joint Plan of Reorganization, Filed on July 31, 2002, reflects further negotiations among the Debtors and their creditor constituents. All capitalized terms in this Disclosure Statement not otherwise defined herein have the meanings given to them in the Plan.

         The confirmation of a plan of reorganization, which is the vehicle for satisfying the rights of holders of claims against, and equity interests in, a debtor, is the overriding purpose of a chapter 11 case. The primary objectives of the Plan are to: (i) alter the Debtors’ debt and capital structures, and to permit Reorganized NII to emerge from its chapter 11 case with a viable capital structure; (ii) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis; and (iii) settle, compromise or otherwise dispose of certain claims and interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective estates, creditors and equity holders.

         The Plan provides for, among other things: (i) the restructuring of certain secured debt through the execution and delivery of certain amended and restated financing agreements; (ii) the cancellation of certain indebtedness in exchange for New Common Stock and the cancellation of existing common stock; (iii) the issuance of New Senior Discount Notes (the “New Senior Notes”) of an entity that is expected to be a corporation organized under the laws of the Cayman Islands and a subsidiary of Reorganized NII (the “Issuer”); (iv) the receipt by NII of $50 million pursuant to the terms and conditions of the New Spectrum Use and Build-Out Agreement, as described below; (v) the assumption, assumption and assignment, or rejection of certain executory contracts and unexpired leases of the Debtors; (vi) the selection of the Board of Directors of Reorganized NII; (vii) the settlement of claims by and against NII and certain related parties; and (viii) certain other corporate restructuring transactions designed to simplify the Debtors’ corporate structure. The Issuer is an affiliate of Reorganized NII, and, together with all Guarantors under the Senior Notes Indenture, as defined herein, join with the Debtors as proponents of the Plan. Following the Effective Date, NII is referred to herein as “Reorganized NII.” See “Overview of the Plan – Summary of Classes and Treatment of Claims and Interests.”

         As part of the Debtors’ plan of reorganization, all holders of Allowed Class 6 Claims will receive rights (“Subscription Rights”) to purchase, on a Pro Rata basis in proportion to their respective Allowed Claims, units, consisting of up to an aggregate principal amount of $180,820,856 of New Senior Notes and up to 15,680,000 shares of New Common Stock constituting 78.4% of the fully diluted equity ownership of Reorganized NII (excluding equity to be issued pursuant to the Management Incentive Plan). The aggregate offering price of the New Senior Notes and New Common Stock is $140 million.

         Nextel Communications, Inc. and its subsidiaries (collectively “NCI”), and certain non-NCI holders of Old Notes (the “Backstopping Noteholders”) have committed, if the Rights Offering has not been fully subscribed to by holders of Allowed Class 6 Claims, to exercise Subscription Rights for $65 million and $75 million, respectively of the $140 million, subject to the cutback provisions below. . If the Backstopping Noteholders exercise $75 million of Subscription Rights, they will collectively hold 42.0% of the fully diluted equity ownership of Reorganized NII (excluding equity to be issued pursuant to the Management Incentive Plan) and $96,868,315 principal amount of New Senior Notes. If NCI exercises $65 million of Subscription Rights, it will hold 36.40% of the fully diluted equity ownership of Reorganized NII (excluding equity to be issued pursuant to the Management Incentive Plan) and $83,952,541 principal amount of New Senior Notes.

         To the extent non-NCI holders of Allowed Class 6 Claims other than the Backstopping Noteholders exercise Subscription Rights pursuant to the Rights Offering, (i) first, the aggregate amount of New Senior Notes and New Common Stock which NCI has the right and is obligated to purchase pursuant to its oversubscription rights in accordance with the preceding paragraph shall be reduced proportionately and the purchase price therefor shall be reduced on a dollar-for-dollar basis and (ii) second, the aggregate amount of New Senior Notes and New Common Stock which the Backstopping Noteholders have the right and are obligated to purchase pursuant to their oversubscription rights in accordance with the preceding paragraph shall be reduced proportionately and the purchase price therefor shall be reduced on a dollar-for-dollar basis.

         As a result of extensive arm’s length negotiations in connection with the restructuring of NII, and in consideration of their commitment to exercise additional Subscription Rights in the Rights Offering, and subject to certain conditions described in “Reorganized NII – Management – Reorganized NII Board of Directors”, (i) NCI will receive Special Director Preferred Stock which is initially entitled to nominate and elect two members of the Board of Directors of Reorganized NII; and (ii) the Backstopping Noteholders will receive Special Director Preferred Stock which is initially entitled to nominate and elect three members of the Board of Directors of Reorganized NII. As a Class 2 and a Class 3 creditor, MCC will receive Special Director Preferred Stock which is initially entitled to nominate and elect one member of the Board of Directors of Reorganized NII.

         The Plan provides for ten separate Classes of Claims. Under the Plan, Claims in Class 1, Class 4 and Class 5 are unimpaired. Class 1 consists of Claims against either Debtor that are entitled to priority under sections 507(a)(3), 507(a)(4) or 507(a)(6) of the Bankruptcy Code. The Plan provides that on the Effective Date, each holder of an Allowed Claim in Class 1 will receive cash equal to the amount of such Allowed Claim. Class 4 consists of Unsecured Claims of Motorola affiliates with respect to Handset Financing. The Plan provides that each holder of an Allowed Claim in Class 4 will receive cash equal to the amount of such Allowed Claim in the ordinary course when due. Additionally, the Plan provides that on the Effective Date, Reorganized NII will assume and reinstate all NII guaranties associated with the Handset Financing. Class 5 consists of Trade Claims against either Debtor. The Plan provides that, on the Effective Date, each holder of an Allowed Claim in Class 5 will receive cash equal to the amount of such Allowed Claim. Class 7 consists of any Secured Claims against either Debtor other than Claims classified in Class 2 or Class 3. The Plan provides that holders of Allowed Class 7 Claims are unimpaired except for Claims as to which the applicable Debtor elects to impair any such Claim. The Debtors are unaware of any such Secured Claims other than potential setoff Claims.

         Under the Plan, Claims in Class 2, Class 3, Class 6, Class 7, Class 8, Class 9 and Interests in Class 10, are impaired. Class 2 consists of Claims against NII under either the MEFA or the SLA. The Plan provides that, on the Effective Date, Allowed Claims in Class 2 will be satisfied in full by the execution and delivery of the New MEFA. Additionally, on the Effective Date, MCC shall receive from Reorganized NII (i) a cash payment of $56.650 million plus an additional amount for any pre- or post-petition interest that may be due and owing under the SLA or the MEFA up to and including the Effective Date, which amounts are currently escrowed by NII, and (ii) Special Director Preferred Stock which (together with Class 3) is entitled to nominate and elect one member of the Board of Directors of Reorganized NII. Class 3 consists of Claims against NII under the EFA. The Plan provides that, on the Effective Date, Allowed Claims in Class 3 will be satisfied in full by the execution and delivery of the New EFA. Additionally, under the Plan, MCC shall receive at such time as interest may be paid in accordance with the New EFA (i) from MIBL, a cash payment for any pre- or post-petition interest that may be due and owing under the EFA up to and including the Effective Date and (ii) from Reorganized NII, Special Director Preferred Stock which (together with Class 2) is entitled to nominate and elect one member of the Board of Directors of Reorganized NII. Class 6 consists of Unsecured Claims against either Debtor under the Old Notes or the indentures relating to the Old Notes, and Unsecured Claims against either Debtor other than Claims classified in Class 5, Class 8 or Class 9. The Debtors contemplate that in addition to Allowed Claims under the Old Notes, this Class will comprise Allowed Claims relating to the Debtors’ intended rejection of the Miami Lease and the Tax Sharing Agreement, and may potentially comprise other Allowed Claims which may arise upon the Debtors’ rejection of other executory contracts. The Plan provides that, on the Effective Date, each holder of an Allowed Claim in Class 6 will receive in full satisfaction of its Allowed Claims, a Pro Rata share of (a) 3,920,000 shares of New Common Stock, as described in Section IV.B.3 of the Plan; and (b) the Subscription Rights. Additionally, the Plan provides that the Old Note Claims will be deemed to be Allowed Claims under the Plan, and no holder of an Old Note Claim will be required to File or serve any proof of claim or request for payment on account of such Claim. Class 8 consists of Unsecured Claims against the Debtors for any fine, penalty or forfeiture, or for multiple, exemplary or punitive damages, including any such Claim by any Governmental Unit, to the extent that such Claims are not compensation for the Claim holder’s actual pecuniary loss. The Plan provides that no property will be distributed to or retained by the holders of Claims in Class 8. Class 9 consists of Unsecured Claims against either Debtor arising: (i) from rescission of a purchase or sale of any equity security of either Debtor; (ii) for damages arising from the purchase or sale of any such security, including, without limitation, Claims for damages for fraud or misrepresentation or otherwise subject to section 510(b) of the Bankruptcy Code; or (iii) for indemnification, reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claims, including, without limitation, any warrants or options, and Put Right Claims. The Plan provides that no property will be distributed to or retained by the holders of Claims in Class 9. Class 10 consists of Interests issued or relating to either Debtor and outstanding immediately prior to the Petition Date. The Plan provides that no property will be distributed to or retained by the holders of Interests in Class 10, and such Interests will be canceled.

         The Plan further provides that claims and potential claims by and against the Debtors, NCI, Motorola, MCC, the Creditors’ Committee, the Ad Hoc Noteholder Committee and certain related parties will be released; and an injunction against the assertion of any released claims against the Debtors and certain related parties will issue.

         By an order of the Bankruptcy Court dated July 31, 2002, this Disclosure Statement has been approved as containing “adequate information” for creditors and equity security holders of the Debtors in accordance with section 1125 of the Bankruptcy Code. The Bankruptcy Code defines “adequate information” as “information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and the history of the debtor and the condition of the debtor’s books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan . . . .” 11 U.S.C. § 1125(a)(1).

         THE DEBTORS’ BOARDS OF DIRECTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND EQUITY HOLDERS. ALL CREDITORS AND EQUITY HOLDERS ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE PLAN BY NO LATER THAN 5:00 P.M., EASTERN TIME, ON THE VOTING DEADLINE.

         The requirements for Confirmation, including the vote of creditors to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are set forth in “Voting and Confirmation of the Plan.” Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of significant conditions, which are summarized in “Overview of the Plan — Conditions to the Effective Date of the Plan.” There is no assurance that these conditions will be satisfied or waived.

OVERVIEW OF THE PLAN

Introduction.

         The following is a brief overview of certain material provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan, the exhibits thereto and the documents in the Plan Supplement. See “Additional Information.” For a description of certain other significant terms and provisions of the Plan, see “General Information Concerning the Plan” and “Distributions Under the Plan.”

General Information Concerning Treatment of Claims and Interests.

         The Plan provides that holders of Allowed Claims in certain classes will be entitled to distributions of cash, New Common Stock, and rights to purchase New Senior Notes and additional New Common Stock in respect of their Claims. See “Securities to be Issued Pursuant to the Plan; Post-Reorganization Indebtedness — New Common Stock, — New Senior Notes” for a description of the New Common Stock and New Senior Notes to be issued pursuant to the Plan. See also, “Overview of the Plan — Summary of Classes and Treatment of Claims and Interests.”

         For purposes of computations of Claim amounts, administrative and other expenses and similar computational purposes, the Effective Date is assumed to occur on October 1, 2002. There is no assurance, however, as to if or when the Effective Date will actually occur. Procedures for the distribution of cash and securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by holders of Claims in certain Classes and that could affect the amount of distributions ultimately received by such holders, are described in “Distributions Under the Plan.”

         The determination of the distributions to be received under the Plan by the holders of Claims in Class 6 was based upon, among other factors, estimates of the amounts of Allowed Claims in such Class. The estimate of the amounts of Allowed Claims in such Class are set forth in “Overview of the Plan — Summary of Classes and Treatment of Claims and Interests.” The distributions to be received by creditors in such Class could differ from this estimate if the estimate, despite the Debtors’ best efforts, proves to be inaccurate.

         The “cramdown” provisions of section 1129(b) of the Bankruptcy Code permit confirmation of a chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. See “Voting and Confirmation of the Plan — Acceptance or Cramdown.” The Debtors have reserved the right to request Confirmation pursuant to the cramdown provisions of the Bankruptcy Code, other than with respect to Claims in Class 6, and to amend the Plan if any Class of Claims fails to accept the Plan. If such request were granted by the Bankruptcy Court, the dissenting Classes may, in certain cases, receive alternative treatment under the Plan. For purposes of this Disclosure Statement, however, it has been assumed that the Debtors will not be required to seek Confirmation under the cramdown provisions of the Bankruptcy Code. Although the Debtors believe that, if necessary, the Plan could be confirmed under the cramdown provisions of the Bankruptcy Code, there is no assurance that the requirements of such provisions would be satisfied.

Summary of Classes and Treatment of Claims and Interests.

         The classification of Claims and Interests, the estimated aggregate amount of Claims in each Class and the amount and nature of distributions to holders of Claims or Interests in each Class are summarized in the table below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims have not been classified. For a discussion of certain additional matters related to

Administrative Claims, see “Overview of the Plan — Information Regarding Assertion and Treatment of Administrative Claims.” Additionally, pursuant to the Confirmation Order, the Bankruptcy Court shall approve the substantive consolidation of the Debtors for the purpose of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan. Pursuant to such order: (A) all assets and liabilities of NII and NII Delaware will be deemed merged; (B) all guarantees by one Debtor of the obligations of the other Debtor will be deemed eliminated so that any Claim against either Debtor and any guarantee thereof executed by the other Debtor and any joint or several liability of either Debtor will be deemed to be one obligation of the consolidated Debtors; and (C) each and every Claim Filed or to be Filed in the Reorganization Case of either Debtor will be deemed Filed against the consolidated Debtors and will be deemed one Claim against and a single obligation of the consolidated Debtors.

         The Estimated Aggregate Claims Amounts shown in the table below are based upon the Debtors’ preliminary review of their books and records and may be substantially revised following the passage of all applicable Bar Dates and the completion of a detailed analysis of the Claims Filed. See “Operations During the Reorganization Cases — Commencement of Reorganization Cases and Related Case Administration Activities — Claims Process and Bar Dates.” Further, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly more or less than the estimated amount of such Claim. In particular, the actual ultimate aggregate amount of Allowed Disputed Class 6 Claims may differ significantly from the estimate set forth below. Accordingly, the amount of the Pro Rata distributions of New Common Stock that ultimately will be received by a particular holder of an Allowed Disputed Class 6 Claim may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in such Class. See “Risk Factors — Treatment of Claims.” Distributions of New Common Stock to holders of Allowed Disputed Class 6 Claims will be made on an incremental basis until all Disputed Class 6 Claims have been resolved. See “Distributions Under the Plan — Timing and Calculation of Amounts to Be Distributed — Distributions of New Common Stock” and “—Disputed Claims; Reserve and Estimations.”

         Each amount designated in the table below as the “Estimated Percentage Recovery” for each Class is the quotient of the assumed value of the New Common Stock to be distributed to all holders of Allowed Claims in such Class, divided by the estimated aggregate amount of Allowed Claims in such Class. See “Securities to be Issued Pursuant to the Plan; Post-Reorganization Indebtedness — Reorganization Value” for a description of the manner in which the number of shares of New Common Stock were valued for purposes of the Plan, and the assumptions used in connection with the valuation and the limitations thereon. See also “Risk Factors” for a discussion of various other factors that could materially affect the value of New Common Stock distributed pursuant to the Plan. Although the Debtors’ management believes that the valuation assumptions are reasonable, there is no assurance that the New Common Stock will have the value assumed herein. See “Risk Factors.” The valuation assumptions are not a prediction or reflection of post-Effective Date trading prices of the New Common Stock. The New Common Stock may trade at substantially higher or lower prices because of a number of factors, including those discussed in “Risk Factors.” The trading price of equity securities issued under a plan of reorganization, such as the New Common Stock, is subject to many unforeseeable circumstances and therefore cannot be predicted. Moreover, as discussed above, there is no assurance that the actual amounts of Allowed Disputed Class 6 Claims will not materially exceed the estimated aggregate amounts shown in the table below. Accordingly, no representation can be or is being made with respect to whether the recoveries shown in the table below actually will be realized by a holder of an Allowed Disputed Class 6 Claim.

Class Description and Amount
of Claims or Interests	Treatment

Class 1 (Unsecured Priority Claims): Claims, if any, against either Debtor entitled to priority under sections 507(a)(3), 507(a)(4) or 507(a)(6) of the Bankruptcy Code	Unimpaired; on the Effective Date, each holder of an Allowed Claim in Class 1 will receive cash equal to the amount of such Claim.

Estimated Aggregate Claims Amount: $0	Estimated Percentage Recovery: 100%

Class 2 (MEFA/SLA Secured Claims): Claims against NII under either the MEFA or the SLA	Impaired; on the Effective Date, Allowed Claims in Class 2 will be satisfied in full by the execution and delivery of the New MEFA. Additionally, on the Effective Date, MCC shall receive from Reorganized NII (i) a cash payment of $56.650 million plus an additional amount for any pre- or post-petition interest that may be due and owing under the SLA or the MEFA up to and including the Effective Date, which amounts are currently escrowed by NII, and (ii) Special Director Preferred Stock which (together with Class 3) is entitled to nominate and elect one member of the Board of Directors of Reorganized NII.

Estimated Aggregate Claims Amount: $281. Million	Estimated Percentage Recovery: 100%

Class 3 (EFA Claims): Claims against NII under the EFA. Estimated Aggregate Claims Amount: $100.0 Million	Impaired; on the Effective Date, Allowed Claims in Class 3 will be satisfied in full by the execution and delivery of the New EFA. Additionally, MCC shall receive at such time as interest may be paid in accordance with the New EFA (i) from MIBL, a cash payment for any pre- or post-petition interest that may be due and owing under the EFA up to and including the Effective Date, and (ii) from Reorganized NII, Special Director Preferred Stock which (together with Class 2) is entitled to nominate and elect one member of the Board of Directors of Reorganized NII.

Estimated Percentage Recovery: 100%

Class Description and Amount
of Claims or Interests	Treatment

Class 4 (Handset Financing Claims) Unsecured Claims of Motorola affiliates with respect to Handset Financing	Unimpaired; each holder of an Allowed Claim in Class 4 will receive cash equal to the amount of such Allowed Claim in the ordinary course when due. Upon the Effective Date, Reorganized NII will assume and reinstate all NII guaranties associated with the Handset Financing.

Estimated Aggregate Claims Amount: $81.5 Million	Estimated Percentage Recovery: 100%

Class 5 (Trade Claims): Trade Claims against either Debtor	Unimpaired; each holder of an Allowed Claim in Class 5 will receive cash equal to the amount of such Allowed Claim on the Effective Date.

Estimated Aggregate Claims Amount: $4.3 Million	Estimated Percentage Recovery: 100%

Class 6 (Old Note Claims and Non-Funded Debt Unsecured Claims): Unsecured Claims against either Debtor under the Old Notes or the indentures relating to the Old Notes, and Unsecured Claims against either Debtor other than Claims classified in Class 5, Class 8 or Class 9.	Impaired; on the Effective Date, each holder of an Allowed Claim in Class 6 will receive in full satisfaction of its Allowed Claims, a Pro Rata share of (a) 3,920,000 shares of New Common Stock, as described in Section IV.B.3 of the Plan; and (b) the Subscription Rights. The Old Note Claims will be deemed to be Allowed Claims hereunder, and no holder of an Old Note Claim will be required to File or serve any proof of claim or request for payment on account of such Claim.

Estimated Aggregate Claims Amount: $2.38 Billion	Estimated Percentage Recovery of Allowed Class 6 Claims (assuming participation in the Rights Offering): 7.6%

Estimated Percentage Recovery of Allowed Class 6 Claims (assuming no participation in the Rights Offering): 0.4%

Class Description and Amount
of Claims or Interests	Treatment

Class 7 (Miscellaneous Secured Claims): Secured Claims against either Debtor other than Claims classified in Class 2 or Class 3.	Unimpaired (except for Claims as to which the applicable Debtor elects Option C treatment); on the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized NII, each holder of an Allowed Claim in Class 7 will receive treatment on account of such Allowed Claim in the manner set forth in Option A, B or C below, at the election of the applicable Debtor or Reorganized NII. The applicable Debtor or Reorganized NII will be deemed to have elected Option A except with respect to any Allowed Claim as to which the applicable Debtor elects Option B or C in a certification Filed prior to the conclusion of the Confirmation Hearing.

Option A: Unimpaired; Allowed Claims in Class 7 with respect to which the applicable Debtor or Reorganized NII elects Option A will be paid in cash, in full, by such Reorganized NII, unless the holder of such Claim agrees to less favorable treatment.

Option B: Unimpaired; Allowed Claims in Class 7 with respect to which the applicable Debtor or Reorganized NII elects or is deemed to have elected Option B will be Reinstated.

Option C: Impaired; each holder of an Allowed Claim in Class 7 with respect to which the applicable Debtor or Reorganized NII elects Option C will be entitled to receive, and the applicable Debtors (or Reorganized NII) shall release and transfer to such holder, the collateral securing such Allowed Claim.

Class Description and Amount
of Claims or Interests	Treatment

Class 8 (Fine, Penalty and Forfeiture Claims): Unsecured Claims against either Debtor for any fine, penalty or forfeiture, or for multiple, exemplary or punitive damages, including any such Claim by any Governmental Unit, to the extent that such Claims are not compensation for the Claim holder’s actual pecuniary loss	Impaired; no property will be distributed to or retained by the holders of Claims in Class 8.

Estimated Aggregate Claims Amount: $0	Estimated Percentage Recovery: 0%

Class 9 (Subordinated Securities Claims): Unsecured Claims against either Debtor arising: (a) from rescission of a purchase or sale of any equity security of either Debtor; (b) for damages arising from the purchase or sale of any such security, including, without limitation, Claims for damages for fraud or misrepresentation or otherwise subject to section 510(b) of the Bankruptcy Code; or (c) for indemnification, reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claims, including, without limitation, any warrants or options, and Put Right Claims	Impaired; no property will be distributed to or retained by the holders of Claims in Class 9, and the respective underlying securities will be cancelled.

Estimated Aggregate Claims Amount: $0	Estimated Percentage Recovery: 0%

Class 10 (Existing Equity Interests): Interests issued or relating to either Debtor and outstanding immediately prior to the Petition Date	Impaired; no property will be distributed to or retained by the holders of Interests in Class 10, and such Interests will be cancelled.

Estimated Aggregate Claims Amount: $0	Estimated Percentage Recovery: 0%

Information Regarding Assertion and Treatment of Administrative and Priority Claims.

         Administrative Claims.

         Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business and Administrative Claims arising under contracts and leases of the kind described in Section III of the Plan will be paid by Reorganized NII pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claims, without any further action by the holders of such Administrative Claims. Otherwise, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, cash equal to the allowed amount of such Administrative Claim either (a) on the Effective Date or (b) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by Reorganized NII and the holder of the Administrative Claim. Administrative Claims include Claims for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (ii) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 328, 330(a) or 331 of the Bankruptcy Code, including Fee Claims; (iii) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930; and (iv) Claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code. In addition to the types of Administrative Claims described above, section 503(b) of the Bankruptcy Code provides for payment of compensation or reimbursement of expenses to creditors and other entities making a “substantial contribution” to a chapter 11 case and to attorneys for, and other professional advisors to, such entities. The amounts, if any, that such entities will seek or may seek for such compensation or reimbursement are not known by the Debtors at this time. Requests for such compensation or reimbursement must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors or Reorganized NII and other parties in interest may participate and, if appropriate, object to the allowance of any such compensation or reimbursement. The Debtors estimate that the Administrative Claims will aggregate approximately $19.4 million as of the Effective Date, comprised of an anticipated $15.0 million of restructuring costs, an anticipated $3.2 million of payments under the KERP, and an anticipated $1.1 million related to certain severance payments.

         The Plan provides that, upon the Effective Date and subject to Bankruptcy Court review for reasonableness, any claims of the advisors to the Ad Hoc Noteholder Committee against either of the Debtors for payment for services rendered to the Ad Hoc Noteholder Committee (or costs or expenses incurred in connection therewith) in or in connection with the Reorganization Cases or in connection with the Plan and incident to the Reorganization Cases, shall be paid in full. Those advisors are Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), Morris, Nichols, Arsht & Tunnell (“MNAT”), and Chanin Capital LLC (“Chanin”). The Debtors support payment in full of Milbank’s, MNAT’s, and Chanin’s fees, costs and expenses, however, the United States Trustee has informed the Debtors that such claims of the advisors to the Ad Hoc Noteholder Committee must be reviewed by the Bankruptcy Court for “substantial contribution,” rather than for “reasonableness.”

         Except as otherwise provided below, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on Reorganized NII, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date will be forever barred from asserting such Administrative Claims against the Debtors,

Reorganized NII or their respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on Reorganized NII and the requesting party by the later of (a) 120 days after the Effective Date or (b) 60 days after the Filing of the applicable request for payment of Administrative Claims.

         Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on Reorganized NII and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on Reorganized NII and the requesting party by the later of (a) 90 days after the Effective Date or (b) 30 days after the Filing of the applicable request for payment of the Fee Claim. To the extent necessary, entry of the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims.

         No Priority Tax Claims.

         To the best of the Debtors’ knowledge, there are no priority claims in respect of taxes.

         Indenture Trustees’ Claims.

         In full satisfaction of each Indenture Trustee’s Claim, including such Claims secured by any charging lien under the applicable Prepetition Indenture, each Indenture Trustee will receive from Reorganized NII cash equal to the amount of such Claims in accordance with the procedures described in Section III.D of the Plan, and any charging lien held by such Indenture Trustee will be released as of the Effective Date. Distributions received by holders of Old Note Claims pursuant to the Plan will not be reduced on account of the payment of the Indenture Trustees’ Claims.

         Within 30 days after the Effective Date, each Indenture Trustee will submit to Reorganized NII appropriate documentation in support of the fees and expenses incurred by such Indenture Trustee in connection with the Reorganization Cases through the Effective Date, whether incurred prior to or subsequent to the Petition Date, together with a detailed, reasonable estimate of any fees and expenses to be incurred following the Effective Date. Within ten Business Days after receiving this documentation, Reorganized NII will place the amount of each Indenture Trustee’s identified fees and expenses (including any reasonable estimated fees and expenses) in a segregated, interest bearing money market account (individually a “Segregated Account”, and, collectively, the “Segregated Accounts”). The Indenture Trustees’ fees and expenses will be paid from the Segregated Accounts solely in accordance with the procedures described below. The Confirmation Order will provide that the Indenture Trustees’ charging liens will attach solely to the cash placed in the Segregated Accounts until the funds in those accounts are distributed in accordance with Section III.D of the Plan.

         No later than 30 days after Reorganized NII funds the Segregated Accounts, each Indenture Trustee will (a) File a motion with the Bankruptcy Court seeking approval of its fees and expenses incurred through the Effective Date under the terms of the applicable Prepetition Indenture and (b) serve such motion on (i) Reorganized NII, (ii) the record Holders of the series of Old Notes on whose behalf it served as Indenture Trustee as of the Distribution Record Date, (iii) the United States Trustee and (iv) the Creditors’ Committee. The Bankruptcy Court will determine whether to approve the fees and expenses requested in such motion based upon consideration of whether such amounts are reasonable and appropriate under the terms of the applicable Prepetition Indenture, which, notwithstanding the cancellation of such Prepetition Indenture pursuant to Section IV.G of the Plan, will govern this determination. Each Indenture Trustee’s request for approval of its fees and expenses will not be subject to the additional standards contained in section 503(b) of the Bankruptcy Code. Promptly upon approval by the Bankruptcy Court, an Indenture Trustee’s approved fees and expenses for the period prior to the Effective Date will be treated as Allowed Claims and will be satisfied from the respective Segregated Account, together with interest held in such Segregated Account on account of such approved fees and expenses. Each Indenture Trustee’s fees and expenses for the period after the Effective Date will be paid by Reorganized NII on each Quarterly Distribution Date from the funds in the respective Segregated Account, plus any interest earned thereon, without any further approval of the Bankruptcy Court, upon the receipt of appropriate supporting documentation from each Indenture Trustee with respect to such interest; provided, however, that, if Reorganized NII and any Indenture Trustee cannot agree on the amount of the reasonable fees and expenses for a particular period with respect to a particular Indenture Trustee, such Indenture Trustee may File a motion within 30 days after the applicable Quarterly Distribution Date seeking a determination by the Bankruptcy Court of the Allowed amount of such fees and expenses. The Bankruptcy Court will approve the fees and expenses requested in any such motion to the extent that such amounts are reasonable and appropriate under the terms of the Prepetition Indenture, which, notwithstanding the cancellation of the Prepetition Indenture pursuant to Section IV.G of the Plan, will govern this determination. Promptly upon approval by the Bankruptcy Court, such Indenture Trustee’s approved fees and expenses for the applicable period will be paid from the respective Segregated Account, plus any interest earned thereon.

         All amounts remaining in any Segregated Account will be immediately returned to Reorganized NII on the later of (a) the date that all of the Indenture Trustee’s fees and expenses have been paid from such Indenture Trustee’s respective Segregated Account, as certified by each Indenture Trustee in a written notice to Reorganized NII, and (b) the second anniversary of the Effective Date. If the funds in any Segregated Account are insufficient to satisfy all of the applicable Indenture Trustee’s fees and expenses incurred after the Effective Date or if the Segregated Account otherwise is closed, the Indenture Trustee may seek the payment of any additional amounts directly from Reorganized NII in accordance with the procedures described above and in Section III.D.2 of the Plan.

Conditions to the Effective Date of the Plan.

         There are several conditions precedent to the Effective Date. Subject to applicable legal requirements, the Debtors, with the consent of NCI, MCC, Motorola, and the members of the Ad Hoc Noteholder Committee (as specified in the Plan and below under “Overview of the Plan — Waiver of Conditions to the Effective Date”), may waive any of these conditions upon the terms and subject to the conditions set forth in Section IX.B of the Plan.

         Conditions to the Effective Date

         The Effective Date will not occur, and accordingly no action in connection therewith will occur, unless and until the following conditions have been satisfied or duly waived pursuant to Section IX.B of the Plan:

1.	The Confirmation Order shall have been entered, shall not have been reversed, stayed, modified or amended and shall have become a Final Order.

2.	The Rights Offering shall have been completed and shall have raised $140,000,000.

Waiver of Conditions to the Effective Date.

         Subject to the consent of NCI, MCC, Motorola and the members of the Ad Hoc Noteholder Committee, the Conditions to the Effective Date set forth in Section IX.A of the Plan may be waived in whole or in part by the Debtors at any time without an order of the Bankruptcy Court.

Effect of Nonoccurrence of Conditions to the Effective Date.

         If any condition to the Effective Date is not satisfied or duly waived in accordance with Section IX.B of the Plan, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section IX.C of the Plan, (a) the Plan will be null and void in all respects, including with respect to: (i) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code; and (ii) the assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to Section V.A of the Plan; and (b) nothing contained in the Plan will: (i) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors; or (ii) prejudice in any manner the rights of the Debtors or any other party in interest.

Modification or Revocation of the Plan.

         Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or Reorganized NII, as applicable, reserve the right to alter, amend or modify the Plan before its substantial consummation. The Debtors also reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to either or both of the Debtor or Debtors, or if Confirmation as to either or both of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interests in, such Debtor or Debtors or (b) prejudice in any manner the rights of either Debtor or any other party.

PREPETITION OPERATIONS AND FINANCING

         NII was incorporated in 1996 and is a subsidiary of NCI, which owns approximately 99% of NII’s outstanding common stock. NII provides digital wireless communications services in key metropolitan areas in Mexico, Brazil, Argentina, Peru and The Philippines. NII files periodic and other reports with the Securities and Exchange Commission (the “SEC”) under the requirements of the Securities Exchange Act of 1934. More detailed and specific information concerning the prepetition operations and financing of NII is contained in NII’s Annual Report on Form 10-K for the year ended December 31, 2001 and NII’s Form 10-Q for the reporting period ended March 31, 2002, attached hereto as Exhibit II and Exhibit III, respectively, and in other filings with the SEC before and after the date of this Disclosure Statement.

Employees.

         As of March 31, 2002, NII employed approximately 121 employees at the corporate level, and NII’s operating companies (none of which are in bankruptcy) employed approximately 3,386 employees. Neither NII nor any of its operating companies is a party to any collective bargaining agreement. NII believes relationships are good between NII and its employees and between each of its operating companies and its employees.

Transactions with NCI.

         Financing Transactions with NCI.

         Much of NII’s working capital financing has come from a subsidiary of its parent, NCI. In 1999, NII issued 2000 shares of its series A exchangeable redeemable preferred stock to Unrestricted Subsidiary Funding Company, a wholly owned subsidiary of NCI, in exchange for cash proceeds of $200.0 million. On April 4, 2000, NII received an advance of $77.7 million from Unrestricted Subsidiary Funding Company in connection with NII’s anticipated purchase of Motorola International Development Corporation’s equity interests in NII’s Peruvian and primary Brazilian operating company, and three Chilean analog companies. On June 2, 2000, NII issued 777 shares of NII’s series A exchangeable redeemable preferred stock to Unrestricted Subsidiary Funding Company as repayment of this intercompany advance. Additionally, on April 7, 2000, NII issued 1,500 shares of NII’s series A exchangeable redeemable preferred stock to Unrestricted Subsidiary Funding Company in exchange for cash proceeds of $150.0 million. Under a stock exchange agreement between NII and Unrestricted Subsidiary Funding Company, on June 12, 2000, all of the 5,266 then outstanding shares of NII’s series A exchangeable redeemable preferred stock were exchanged for 49,682,088 shares of NII’s common stock. On June 29, 2000, NII issued 2,150 shares of NII’s series A exchangeable redeemable preferred stock to Unrestricted Subsidiary Funding Company in exchange for cash proceeds of $215.0 million. In December 2000, NII issued 2,500 additional shares of NII’s series A exchangeable redeemable preferred stock to the same subsidiary of NCI in exchange for cash proceeds of $250 million. Also in December 2000, NII issued 853 shares of NII’s series A exchangeable redeemable preferred stock to the same subsidiary of NCI in connection with NII’s tax sharing agreement, as described below. On both April 25, 2001 and July 16, 2001, NII issued 2,500 shares of its series A exchangeable redeemable preferred stock to Unrestricted Subsidiary Funding Company for aggregate cash proceeds of $500.0 million. Under a separate stock exchange agreement the shares of series A preferred stock plus dividends accreted to the time of exchange, are exchangeable into shares of NII’s Class B common stock at the option of the holder of those series A preferred shares in certain circumstances.

         Tax Sharing Agreement with NCI.

         NII entered into a tax sharing agreement with NCI dated as of January 1, 1997. Under that agreement, for each taxable year in which NII is a member of NCI’s consolidated group for U.S. federal income tax purposes, NII must pay NCI an amount equal to what NII’s federal income tax liability would have been had a separate federal income tax return been filed for each of NCI’s U.S. subsidiaries. This arrangement may result in higher tax payments by NII than if its tax liability was computed on the basis of joint tax filings with NCI. NCI is not required to compensate NII for the benefit of a loss or credit carryback from NII’s separate filing to the consolidated group should NII leave the NCI consolidated group. Further, under some circumstances NII is required to compensate NCI for adjustments of tax attributes after NII leaves the group. Under the U.S. consolidated income tax rules, NII and each other member of the NCI consolidated group of which NII is a member will be jointly and severally liable for the U.S. tax liabilities of each other member of that group. This liability exists for each year NII files a consolidated tax return with that group. This liability continues for those years even if NII should leave the NCI consolidated group. The Debtors have evaluated their position with respect to this agreement and determined to reject it in accordance with section 365 of the Bankruptcy Code. Also, Reorganized NII anticipates entering into a tax cooperation agreement with NCI regarding retention of, and access to, tax records post-petition.

         Overhead Services Agreement with NCI.

         Under the Overhead Services Agreement currently in effect between NII and NCI, NCI provides services relating to accounts payable, cash management, payroll, human resources, financial reporting and audit and legal, engineering and technical and marketing and sales assistance, and NII reimburses NCI for a pro rata share of NCI’s costs. As of the Effective Date, Reorganized NII and NCI will execute and deliver an Amended and Restated Overhead Services Agreement, substantially in the form included in the Plan Supplement. Pursuant to the Amended and Restated Overhead Services Agreement, NCI will provide Reorganized NII, for agreed upon service fees, certain (i) information technology services, (ii) payroll and employee benefit services, (iii) procurement services, (iv) engineering and technical services, (v) marketing and sales services, and (vi) accounts payable services. As of the Petition Date, claims under the Overhead Services Agreement approximate $1,260,000.

         Right of First Opportunity Agreement with NCI.

         As a condition to the issuance of NII’s 13.0% Notes in March 1997, NII entered into a right of first opportunity agreement with NCI, dated as of March 6, 1997, as amended. Under this agreement, NCI has agreed that neither NCI nor any of its controlled affiliates other than NII’s group, as defined in the agreement, will in the future participate in the ownership or management of two-way terrestrial-based mobile wireless communications systems anywhere other than in the United States unless the future wireless opportunities have first been presented to NII. This restriction does not apply to, among other things, any commercial relationship with any wireless entity, including channel or frequency sharing, roaming, purchase or sale of goods or services, licensing of intellectual property or other intangible rights or similar business related arrangement that does not involve the directing or participating in the management of that wireless entity. NII has agreed that, without the consent of NCI, NII, NII’s restricted affiliates and NII’s unrestricted affiliates, each as defined in the indentures governing the Old Notes, will not participate in the ownership or management of any wireless communications service business in the United States. These restrictions terminate upon the earlier to occur of April 15, 2007 and a change of control, as defined in the indentures governing NII’s outstanding notes. NII also agreed to provide those holders with written notice 30 days before any amendment. The Debtors have determined to reject this agreement.

         Second Amended and Restated Trademark License Agreement with NCI.

         Under a Second Amended and Restated Trademark License Agreement, dated as of February 4, 2002, NCI has granted NII a non-transferable exclusive right and license to sell and offer certain services in the countries in which NII operates, bearing licensed trademarks, including the name “Nextel®”. NII also has the right to grant sublicenses to its subsidiaries and affiliates for an undetermined period of time. Either party may terminate the agreement without cause by providing 180 days’ notice. In the event of a change of control of NII or any of its subsidiaries or affiliates, NCI may terminate the agreement by giving 30 days’ notice. Currently, NCI is not assessing a royalty for the license of the trademarks, but has reserved the right to do so in the future. As part of the Debtors’ plan of reorganization, NII and NCI will enter into the Third Amended and Restated Trademark License Agreement, as more thoroughly described herein, see “Reorganized NII – Certain New Agreements with NCI – Third Amended and Restated Trademark License Agreement.”

Transactions with Motorola.

         Motorola beneficially owned approximately 14% of the outstanding stock of NCI at December 31, 2001, and has the right to nominate two of NCI’s directors, one of whom has been designated to serve on the board of NCI. Motorola also provides equipment and vendor financing to NII’s operating companies. During the year ended December 31, 2001, NII and its operating companies purchased about $397.1 million in digital infrastructure equipment, handsets and related services from Motorola and has continued these purchases in 2002. On or about the Petition Date, NII had amounts due to Motorola of approximately $76.5 million and had long-term debt due to Motorola of $381.7 million.

         On August 14, 2000, NII and some of its operating companies entered into agreements with Motorola under which Motorola will provide NII with infrastructure equipment and services, including installation, implementation and training. NII and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements (the “Infrastructure Purchase Agreements”). NII has also agreed to provide Motorola with notice of NII’s determination that Motorola’s technology is no longer suited to NII’s needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology. In addition, if Motorola manufactures, or elects to manufacture the equipment utilizing the alternate technology that NII elects to deploy, NII must give Motorola the opportunity to supply 50% of NII’s infrastructure requirements for the equipment utilizing the alternate technology for three years. These agreements also contain other minimum purchase commitments that, if not met, subject NII to payments based on a percentage of the commitment shortfall. NII met its commitment for 2000 of $230.0 million. NII did not meet its $230.0 million minimum purchase commitment for 2001, resulting in the payment of $8.0 million to Motorola during 2001 based on the shortfall of purchases. During 2001, NII and Motorola amended the Infrastructure Purchase Agreements to reduce NII’s minimum purchase commitments to $75.0 million for 2002 and 2003. The Debtors intend to assume these agreements.

         MCC is the lender under certain credit facilities under which NII or some of its operating companies are the borrowers. See “Present Long Term Debt.” Although the Debtors have conducted a routine analysis of both the perfection of MCC’s security interests and the valuation of the collateral securing these facilities, the Debtors are aware of no facts that would call into question MCC’s secured status with respect to such facilities. Moreover, the Debtors believe that the value of any potential claims against MCC or any treatment of MCC’s claims other than as currently provided under the Plan are substantially outweighed by the benefits of a consensual plan of reorganization, and that the value of a continuing relationship between the Debtors and MCC is in the best interest of all creditors.

         Various international subsidiaries of NII are parties to handset financing agreements (the “Handset Financing”) with MCC entities through which each NII subsidiary (other than NII’s Argentina operations) agrees to purchase Motorola handsets subject to extended payment terms, which are guaranteed by NII. For NII’s Argentina operations, NII, and not Nextel Argentina, is the obligor under the financing agreement. As of March 31, 2002, there was approximately $107.6 million outstanding under these agreements of which $23.8 million was outstanding under the Argentina financing agreement. On May 29, 2002, the Debtors sought emergency relief in the Bankruptcy Court to have non-Debtor Unrestricted Subsidiary Funding Company pay certain amounts totaling approximately $1 million that were due under the Argentina handset financing. The court heard the motion on May 31, 2002 and granted the Debtors’ motion. Additionally, on June 18, 2002, the Debtors’ received authorization from the Bankruptcy Court to continue to pay the obligations that arose prior to the Petition Date under the Argentina handset financing and in the ordinary course as such obligations become due. See “Operations During the Reorganization Cases – Commencement of Reorganization Cases and Related Case Administration Activities – Emergency Motion to Pay Certain Secured Handset Financing Claims.” All amounts due on or after the Petition Date under the Argentina handset financing will be paid by the respective international operating subsidiaries of NII on a cash on deposit basis.

Properties.

         NII’s principal executive and administrative offices are located in Reston, Virginia, where NII leases about 16,900 square feet of office space under a lease expiring in December 2011 and about 27,000 additional square feet at the same location under a lease expiring in January 2009. The Debtors intend to assume these leases. In addition, NII leases office space from Douglas Executive Towers in Miami, Florida, under a lease expiring on or about March 1, 2007 (the “Miami Lease”). As of July 1, 2002, the balance on the Miami Lease was $92,357.26. The Debtors intend to reject this lease. NII’s non-debtor operating companies lease office space and transmitter and receiver sites in each of the countries where they conduct business. The Debtors are not party to, nor are they guarantors of, any of the operating company leases.

PRESENT LONG TERM DEBT

13.0% senior redeemable discount notes due 2007.

         In March 1997, NII completed the sale of 951,463 units, generating $482.0 million in net proceeds. Each unit was comprised of a 13.0% Note of McCaw International, Ltd. (guaranteed by NII) with a principal due at maturity of $1,000 and one warrant to purchase about 2.3 shares of NII’s Class B common stock at an exercise price of $1.67 per share. The warrants expire April 15, 2007. Cash interest on the 13.0% Notes did not accrue until April 15, 2002, and is payable semiannually thereafter beginning October 15, 2002 at a rate of 13.0% per year. NII may choose to redeem some or all of these notes starting April 15, 2002, at an initial redemption price of 106.5% of their accreted value plus accrued and unpaid interest. Upon a change in control, as defined in the indenture for these notes, NII must make an offer to repurchase all of the outstanding 13.0% Notes at 101.0% of their accreted value on the date of purchase, plus accrued and unpaid interest, if any, to the date of repurchase. The 13.0% Notes are senior unsecured indebtedness and rank equal in right of payment with all NII’s other unsubordinated, unsecured indebtedness.

12.125% senior serial redeemable discount notes due 2008.

         In March 1998, NII completed the sale of $730.0 million in principal amount at maturity of 12.125% Notes, generating about $387.0 million in net cash proceeds. Cash interest will not begin to accrue until April 15, 2003, and will be payable semiannually thereafter beginning October 15, 2003 at a rate of 12.125% per year. NII may choose to redeem some or all of these notes starting April 15, 2003 at an initial redemption price of 106.063% of their accreted value, plus accrued and unpaid interest. Upon a change of control, as defined in the indenture for these notes, NII must make an offer to repurchase all of the outstanding 12.125% Notes at 101.0% of their accreted value on the date of purchase, plus accrued and unpaid interest, if any, to the date of repurchase. The 12.125% Notes are senior unsecured indebtedness of NII’s and rank equal in right of payment with all NII’s other unsubordinated, unsecured indebtedness.

12.75% senior serial redeemable notes due 2010.

         In August 2000, NII completed the sale of $650.0 million aggregate principal amount of 12.75% Notes, generating about $623.8 million in net cash proceeds. Cash interest is payable semiannually beginning February 1, 2001 at a rate of 12.75% per year. NII may choose to redeem some or all of these notes starting August 1, 2005 at an initial redemption price of 106.375% of the aggregate principal amount of these notes, plus accrued and unpaid interest. Before August 1, 2003, NII may choose to redeem up to 35.0% of the aggregate principal amount of these notes using the proceeds of one or more sales of qualified equity securities at 112.75% of their principal amount, plus accrued interest. Upon a change of control, as defined in the indenture for these notes, NII must make an offer to repurchase all of the outstanding 12.75% Notes at 101.0% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The 12.75% Notes are senior unsecured indebtedness and rank equal in right of payment with all NII’s other unsubordinated unsecured indebtedness. On February 1, 2002, NII did not make its scheduled $41.4 million interest payment due on the 12.75% Notes.

Master Equipment Financing Agreement.

         In February 1999, NII entered into a master equipment financing agreement (the “MEFA”), with MCC providing for $225.0 million of secured term loans primarily used to finance the cost of qualifying purchases of digital mobile network equipment and related services. As permitted by this facility, NII used a portion of the available funds to repay all previously outstanding long-term debt of Nextel Philippines. Nextel Mexico, Nextel Peru and Nextel Philippines, as well as NII’s then-operating company in Japan, were capable of being eligible borrowing affiliates under this facility (and Nextel Mexico, Nextel Peru and Nextel Philippines eventually became eligible borrowing affiliates). Amounts borrowed under the MEFA were originally payable in eight equal semiannual installments beginning June 30, 2001 and maturing December 31, 2004. The MEFA was subsequently amended on February 19, 2001. The February 19, 2001 amendment, among other things, deferred repayment until December 31, 2002 and extend the maturity to June 30, 2006. This facility is secured by, among other things, a pledge of NII’s equity interests in the eligible borrowing affiliates, and a pledge by some of the minority stockholders of their equity interests in Nextel Philippines.

         In March 2000, NII and MCC entered into an additional amendment to the MEFA, which, among other things, eliminated issues related to financial covenant compliance as of December 31, 1999 and addressed cure mechanisms for certain future financial covenant compliance issues. This facility was also amended in July 2000 to permit the offering of the 12.75% Notes, and amended in February 2001 to adjust the amortization schedule for principal repayment, adjust certain covenants and eliminate the former Japanese operating company as an eligible borrowing or credit party. As a result of cross-default provisions contained in this facility, because NII failed to make its scheduled $41.4 million interest payment due on the 12.75% Notes, MCC is free to pursue its remedies available under this facility. MCC has provided notice of NII’s continuing events of default under this facility.

Secured Loan Agreement.

         In December 1999, NII entered into a secured loan agreement with MCC (the “SLA”), under which MCC committed to provide up to $56.650 million in incremental term loans to NII. In January 2000, NII borrowed the full $56.650 million available under the SLA to acquire infrastructure equipment and related services from Motorola. NII and MCC entered into an amendment to the SLA on February 19, 2001, extending the maturity date for amounts borrowed under this facility from December 31, 2001 to June 30, 2003. Before this amendment, loans under this facility were to mature December 31, 2001. Loans under this facility are secured by a cash escrow account of $57.4 million, which is classified as restricted cash in NII’s consolidated balance sheet as of December 31, 2001. This facility contains restrictive covenants similar to those contained in the MEFA. As a result of cross-default provisions contained in this facility, because NII failed to make its scheduled $41.4 million interest payment due on the 12.75% Notes, MCC is free to pursue its remedies available under this facility, which include seizing the $57.4 million balance in NII’s cash escrow account. MCC has provided notice of NII’s continuing events of default under this facility. Also, on March 31, 2002, NII did not make a $0.7 million scheduled interest payment due under the SLA.

Equipment Financing Agreement.

         In October 1997, MIBL, the holding company through which NII holds its Brazilian operations, and MCC entered into an equipment financing agreement (the “EFA”), under which MCC agreed to provide up to $125.0 million in multi-draw term loans to MIBL. Loans made under the EFA were used to acquire infrastructure equipment and related services from Motorola. The financing advanced under this agreement was originally repayable in U.S. dollars in semiannual installments over 42 months beginning June 30, 2000. MIBL and MCC entered into an amendment to the EFA on February 19, 2001, and amended and restated the EFA effective July 2001, to, among other things, permit installments due after that date to be repaid beginning December 31, 2002, with final payment due on June 30, 2005. The loans made under the EFA are secured by a first priority lien on substantially all of the assets of MIBL and its subsidiaries, a pledge of all of the stock of MIBL and its subsidiaries, and NII’s guarantee of the obligations. As a result of cross-default provisions contained in this facility, because NII failed to make its scheduled $41.4 million interest payment due on the 12.75% Notes, MCC is free to pursue its remedies available under this facility. MCC has provided notice of NII’s continuing events of default under this facility.

Chase Facility.

         In February 1998, NII’s Argentine operating company (“Nextel Argentina”) entered into the Chase Facility which, as amended, provides up to $100.0 million in term loans. Loans under this facility bear interest at a rate equal to, at NII’s option, either the ABR plus 4.0%, where ABR is the highest of the U.S. prime rate, the base CD rate plus 1.0% or the federal funds rate plus 0.5%, or the Eurodollar rate plus 5.0% where the Eurodollar rate is the London Interbank Offered Rate (“LIBOR”) multiplied by the statutory reserve rate. Loans under this facility are repayable in quarterly installments from September 30, 2000, through March 31, 2003. The first nine installments are equal to 1/18 of the September 30, 2000 outstanding balance and the final installment will be in an amount equal to the remaining balance. Borrowings under this facility are secured by a pledge of stock of, and a first priority lien on the assets of, Nextel Argentina. The Chase Facility also requires Nextel Argentina to meet financial and operating ratios.

         In May 1999, Nextel Argentina and the lenders under the Chase Facility (collectively, the “Chase Lenders”) amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, NII entered into the Capital Subscription under which NII contributed equity of $84.1 million to Nextel Argentina during 1999.

         In June 2000, Nextel Argentina and the Chase Lenders amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, NII amended the Capital Subscription, which requires NII to make cumulative contributions totaling $218.0 million through 2000, $328.0 million through 2001 and $445.0 million through 2002, all subject to adjustment in case of specified events. The contributions are required to be either equity contributions to Nextel Argentina or cash contributions to an escrow account serving as collateral to the Chase Facility and available for future equity contributions to Nextel Argentina. As of December 31, 2001, NII had contributed $356.5 million of cumulative equity contributions required and had a balance of $9.8 million in the cash collateral account. On December 31, 2001, Nextel Argentina failed to make a scheduled principal payment of $8.3 million to the lenders under the Chase Facility. This caused a cross default under the MEFA, the EFA and the SLA. On February 19, 2002, NII received a notice from JP Morgan Chase Bank, Administrative Agent under the Chase Facility, informing NII that the Administrative Agent had applied $367,980.00 of costs and expenses and $7.56 million of principal against the amounts outstanding under the Chase Facility from amounts held in an escrow account established under the Chase Facility. In addition, on March 31, 2002, Nextel Argentina failed to make a second scheduled principal payment of $8.3 million and a scheduled interest payment of $1.5 million to the Chase Lenders.

         The Debtors, Nextel Argentina, Nextel International (Argentina), Ltd., and the Chase Lenders have reached an agreement in principle pursuant to which, on the Effective Date, in consideration for and in full satisfaction of any and all Claims under either the Chase Facility or the Capital Subscription of any of the Chase Lenders, either Debtor, Nextel Argentina, or Nextel International (Argentina), Ltd. as against each other, each of the Chase Lenders will receive, indirectly through their Administrative Agent (as such term is defined in the Chase Facility) (i) its pro rata share of $5 million in cash from either the Debtors, Nextel Argentina or a combination thereof; and (ii) 400,000 shares of New Common Stock, constituting 2% of the fully diluted equity ownership of Reorganized NII (excluding equity to be issued pursuant to the Management Incentive Program). The Plan constitutes a settlement of the Chase Lenders’ claims against the Debtors, Nextel Argentina, and Nextel International (Argentina), Ltd. (the “Chase Settlement”), and will result in full and mutual releases among the parties with respect to such claims as part of the Plan. The Chase Settlement is subject to certain conditions, including, but not limited to, the execution and delivery of definitive documentation and the successful completion of the Restructuring Transactions; provided, however, that the Chase Settlement is not conditioned on the amounts described above being paid out of Nextel Argentina.

         As of June 30, 2002, there was $100.7 million owing by Nextel Argentina under the Chase Facility. Also, the Chase Lenders believe that there is a shortfall with respect to funding requirements under the Capital Subscription. Notwithstanding any potential dispute with respect to any such alleged shortfall, the Debtors believe that the value of any potential recovery from any such dispute is substantially outweighed by the benefits of the Chase Settlement.

Motorola Argentina Incremental Facility.

         In May 1999, and concurrent with the then-current modification of the Chase Facility, MCC agreed to provide up to $50.0 million in loans to Nextel Argentina as incremental term loans under the Chase Facility for the purchase from Motorola of qualifying network equipment and related services.

RECENT EVENTS PRECEDING THE DEBTORS’ CHAPTER 11 FILINGS

         In August 2000, NII filed a registration statement for a proposed initial public offering (the “IPO”) of its Class A common stock. The proceeds from the transaction were to be used to finance network expansion, acquire additional spectrum, meet working capital needs and debt service requirements, and for other general corporate purposes. However, prior to the offering date, economic conditions in the U.S. and South America deteriorated and the availability of capital for telecommunications companies contracted. As a result, NII withdrew its registration statement in March 2001.

         NII has recently operated in a very difficult operating environment. The global telecommunications industry has suffered because of (i) the widespread economic slowdown affecting growth and demand, (ii) the contraction of the capital markets, and (iii) intense competition resulting from an abundance of telecommunications service providers. The contraction of the capital markets has severely affected the Latin American region, as investors have been hesitant to invest capital in this volatile region. This situation has only been aggravated further by the recent heightened economic and political unrest in Argentina. A four-year recession and questions regarding the government’s ability to repay its debt brought the unrest in Argentina to a climax at the end of 2001. As fears of currency devaluation and debt default intensified, a banking freeze was implemented after Argentineans withdrew US$1.3 billion from banks on November 30, 2001. In December 2001, President Ferdinand de la Rua was ousted amid civilian protests and unemployment levels exceeding 18%. The following two weeks saw a succession of four new presidents. The current president, Eduardo Duhalde, took steps to extend the curb on withdrawals. In addition, Duhalde converted all checking accounts above $10,000 and all savings accounts above $3,000 into fixed-term deposits, untouchable for at least one year. Additionally, Duhalde devalued the peso and introduced a new dual exchange rate, replacing the U.S. dollar peg that had been in place since 1991.

         Following the cancellation of the IPO, NII commenced an effort to raise private equity capital to satisfy its medium-term funding requirements. In connection with this effort, NII contacted numerous private equity firms and strategic investors to solicit investments. As a result of continued deterioration in the economies of the U.S. and South America, NII was not successful in securing any third-party financing on terms acceptable to NII. In April 2001 and July 2001, NCI made two $250 million equity investments in NII. In addition, in August 2001, NCI purchased $857 million (principal amount) in senior notes of NII in exchange for approximately 21.6 million shares of NCI common stock.

         The widespread economic slowdown, the weakness of the telecommunications industry, the political instability in its markets, and the lack of available new capital led NII to revise its business plan in the fourth quarter of 2001. The revised business plan provides for a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of its networks and reducing subscriber growth and operating expenses.

         Despite the two $250.0 million equity investments from NCI in April and July 2001, NII determined that it did not have the funding to execute its business plan through 2002. Accordingly, in December 2001, NII retained the firm Houlihan Lokey Howard & Zukin (“Houlihan Lokey”) to evaluate a broad range of strategic alternatives for NII. On the basis of Houlihan Lokey’s analysis of, among other things, the telecommunications industry and NII’s financial condition, value, and debt servicing capability, among the strategic alternatives considered – and the conclusions reached with respect thereto – were the following:

Status Quo. Status Quo was determined not to be a viable strategic alternative because operational restructuring initiatives would not remedy NII’s liquidity issues given NII’s prepetition cash position, cash burn rate, and debt service requirements.

Financing. Absent a broad-based financial restructuring, such as that embodied in the Plan, financing was determined to not be a viable strategic alternative given NII’s liquidity needs and the current restrictive conditions in the capital markets.

Partial Sale/Merger. It was determined that a near-term sale of NII as a whole or in part would not maximize NII’s enterprise value given current weaknesses in both the markets for financing and mergers and acquisitions concerning telecommunications companies.

Deleveraging (with new equity from NCI). Houlihan Lokey determined that this alternative would have a high probability of success. Given NCI’s familiarity with NII, this alternative was viewed as one which could be effectuated quickly and with a minimum amount of transaction risk.

Deleveraging (with new equity from sources other than NCI). Although a new equity investment in connection with a financial restructuring was viewed as a viable strategic alternative for NII, the risks associated with this alternative include the inherent difficulty in finding investors willing to invest at an equity value acceptable to NII’s various creditor constituencies. Additionally, given a new investor’s lack of familiarity with NII, this alternative, if available, would likely require significantly more time and would contain significantly more transaction risk than the NCI equity investment alternative, described above.

Deleveraging (with new debt from existing noteholders). Houlihan Lokey determined that this alternative would have a high probability of success as long as the various constituencies could agree on the amount, terms and implied valuations of a new debt proposal. Additionally, Houlihan Lokey determined that if NII could gain the support of its key creditor constituencies, this alternative could be effectuated quickly and with a minimum of transaction risk.

Deleveraging (on a standalone basis). Houlihan Lokey determined that without either a new debt or new equity investment, this alternative would not be a viable alternative for NII, as NII’s business plan would not be fully-funded without an additional investment.

         Accordingly, in conjunction with their advisors, the Debtors began the process of restructuring their balance sheet among NII’s various current economic constituencies, which included NCI, MCC, the Chase Lenders and the holders of the Old Notes. In connection with this process, Houlihan Lokey elicited a financing proposal from NCI in which NCI might elect to provide NII with up to $250 million conditioned upon NII’s ability to complete a satisfactory restructuring of indebtedness and other financial obligations, as well as other specific conditions. Nonetheless, during this period, the Debtors and their advisors continued to explore other restructuring alternatives which included discussions with a number of potential strategic and financial investors. Given the difficult economic climate in Latin America and in the telecommunications industry in general, these discussions led to no superior restructuring scenarios.

         In December 2001, certain holders of Old Notes which are identified in a letter accompanying this Disclosure Statement formed an ad hoc committee (the “Ad Hoc Noteholder Committee”). The Committee retained Milbank as its legal advisor and Chanin as its financial advisor. Beginning in December 2001, the Ad Hoc Noteholder Committee and its advisors worked with NII and its other creditor constituents regarding a restructuring of the Old Notes and the remainder of NII’s capital structure. Likewise, NII and its advisors met with and made presentations to MCC, Chase and certain holders of Old Notes regarding the NCI investment proposal. In connection with these negotiations, lenders under the Chase Facility and MCC entered into temporary forbearance agreements with NII, pursuant to which such lenders agreed to temporarily forbear from exercising any remedies through January 22, 2002 (the “Forbearance Period”). During the Forbearance Period, NII attempted to obtain the consent of such lenders to extend the Forbearance Period through February 23, 2002. Agreement could not be reached among the parties, however, on the terms of any such extension, and the forbearance agreements expired and were not renewed.

         In April 2002, NCI withdrew its proposal to provide NII with up to $250 million. Additionally, in April 2002, Timothy M. Donahue, William E. Conway, Jr., Dennis M. Weibling and C. James Judson, all of whom are affiliated with NCI, resigned from NII’s Board of Directors.

         After extensive negotiations and discussion, the Debtors’ major constituencies, including members of the Ad Hoc Noteholder Committee, Motorola, MCC, and NCI, agreed to a term sheet outlining a restructuring plan for the Debtors, and the Debtors, NCI, certain members of the Ad Hoc Noteholder Committee, and MCC entered into lock-up agreements (the “Lock-up Agreements”), made and entered into as of May 24, 2002, with respect to NCI, and May 29, 2002, with respect to the Ad Hoc Noteholder Committee and MCC, pursuant to which, subject to certain conditions, NCI, certain members of the Ad Hoc Noteholder Committee, and MCC agreed to vote in favor of a plan of reorganization that embodied the terms of the restructuring plan. By executing the Lock-up Agreements, NCI, certain members of the Ad Hoc Noteholder Committee, and MCC agreed not to vote to reject the Plan or object to confirmation of the Plan. Further, by executing the Lock-up Agreements, the Debtors agreed to prepare and file a disclosure statement and plan of reorganization consistent with the terms of the term sheet and to use its reasonable best efforts to have such disclosure statement approved by the Court, and thereafter to use its reasonable best efforts to obtain an order of the Court confirming such plan of reorganization, subject to certain limitations, including the exercise of the Debtors’ fiduciary duties as a Chapter 11 debtor-in-possession. The Lock-up Agreements expire automatically 120 days after the Petition Date, however, they may also be terminated at any time upon the occurrence of certain events, including the occurrence of any material adverse change with respect to NII or any breach by NII of any of the Lock-up Agreements.

         Among other things, the restructuring plan contemplates: (i) the cancellation of certain indebtedness in exchange for New Common Stock, (ii) the cancellation of existing equity interests, (iii) the reinstatement in full of all senior secured indebtedness owed or guaranteed by NII to MCC, subject to deferrals of principal amortization and certain structural modifications, (iv) the execution of a New Spectrum Use and Build-Out Agreement and the payment of $50 million to Reorganized NII in connection therewith, and (v) the Rights Offering, pursuant to which certain members of the Ad Hoc Noteholder Committee (hereinafter referred to collectively as the “Backstopping Noteholders”), will act as standby purchasers of new senior notes and additional common stock of Reorganized NII to the maximum extent of $75 million, and NCI will act as standby purchaser of new senior notes and additional common stock of Reorganized NII to the maximum extent of $65 million, subject to certain conditions. The identity of the Backstopping Noteholders will be disclosed in the letter of the Ad Hoc Noteholder Committee accompanying this Disclosure Statement. The implementation of this restructuring plan will result in a significant deleveraging of the Debtors’ balance sheet so as to allow the Debtors and their operating companies to operate without the constraints that had threatened their long-term viability.

OPERATIONS DURING THE REORGANIZATION CASES

Commencement of Reorganization Cases and Related Case Administration Activities.

         Commencement of Reorganization Cases and First Day Relief.

         The Debtors’ Chapter 11 petitions were filed on May 24, 2002. Although the Debtors continue to operate their businesses, they may not engage in transactions outside of the ordinary course of their business without Court approval, following notice and an opportunity for hearing in accordance with the Bankruptcy Code and the Bankruptcy Rules. Accordingly, on the Petition Date, the Debtors requested entry of specific orders from the Court authorizing the Debtors to take a broad range of actions, including the payment of certain pre-petition claims and the continuation of specific pre-petition practices essential to the Debtors’ continued business operations during the pendency of the Reorganization Cases. On or about May 29, 2002, except as indicated below, the Court approved several “First Day” orders concerning various matters related to the Debtors’ continued business operations. Included among such “First Day” orders were the following:

Joint Administration. The Debtors were authorized to jointly administer their Reorganization Cases for procedural purposes because the resolution of the Debtors’ Reorganization Cases will involve essentially the same parties and the same issues. The joint administration of the Debtors’ Reorganization Cases will reduce the cost of notice, avoid the necessity of filing duplicative pleadings in each Debtor’s case, and will allow the Debtors to administer their Reorganization Cases more efficiently, thereby reducing costs to all creditors.

Claims Agent. The Debtors were authorized to retain Bankruptcy Services, LLC to serve as claims and noticing agent in the Reorganization Cases to (i) maintain process and docket claims filed, (ii) transmit notices to appropriate parties as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Rules and (iii) assist the Debtors with the dissemination of solicitation materials relating to a plan of reorganization.

Cash Management System. The Debtors requested authorization to (i) maintain their current cash management system, (ii) continue to use their prepetition checks and other business forms without requiring indication of the Debtors’ debtor-in-possession status and (iii) maintain their existing bank accounts. The Debtors were granted interim approval to maintain their current cash management system on the First Day, and a final order was entered approving the Debtors’ cash management system on June 18, 2002. The remainder of the relief requested was granted on the First Day.

Employee Matters. The Debtors requested authorization to pay (i) certain prepetition employee salaries, incentive bonuses and other accrued compensation, (ii) prepetition employee business expenses incurred in the ordinary course of business, (iii) certain contributions to and benefits under employee benefit plans, (iv) prepetition employee payroll deductions and withholdings and (v) all costs and expenses incident to the foregoing payments and contributions (including payroll related taxes and processing costs). The Court required that the request to pay incentive bonuses, severance, and certain prepetition payments to NCI under the Overhead Services Agreement be sent out on notice. The remainder of the relief was granted on the First Day. On June 20, 2002 the Court entered a final order approving request to pay incentive bonuses, severance, (with a slight modification at the request of the Creditors’ Committee) and denying certain prepetition payments to NCI under the Overhead Services Agreement.

Utilities. The Debtors requested that the Court determine that (i) the Debtors’ ability to pay future bills issued by any utility company with which the Debtors maintain an account and that provide services to the Debtors (the “Utility Companies”), (ii) the administrative priority status afforded the Utility Companies’ postpetition claims and (iii) any existing cash security deposits (and other forms of security) held by certain of the Utility Companies, together constitute adequate assurance of payment for future utility services pursuant to section 366(b) of the Bankruptcy Code. The Court required that this motion be sent out on notice. On the First Day the Court entered a “comfort order” that clarified the Debtors’ rights under section 366 of the Bankruptcy Code. The Court entered a Final Order granting the relief requested on June 18, 2002. The Court also approved a mechanism by which Utility Companies can request additional assurance of future payment from the Debtors.

         All of the foregoing relief was essential to minimize disruptions to the Debtors’ businesses as a result of the commencement of the Reorganization Cases and to permit the Debtors to make a smooth transition to operations in chapter 11.

         Emergency Motion to Pay Certain Secured Handset Financing Claims.

         As described above, see “Prepetition Operations and Financing – Transactions with Motorola,” various international subsidiaries of NII are parties to Handset Financing, through which each NII subsidiary (other than NII’s Argentina operations) agrees to purchase Motorola handsets subject to extended payment terms, which are guaranteed by NII. For NII’s Argentina operations, NII, and not Nextel Argentina is the obligor under the financing agreement. As of March 31, 2002, there was approximately $107.6 million outstanding under these agreements of which $23.8 million was outstanding under the Argentina financing agreement (the “Argentina Handset Financing”). Bank of Boston had purchased certain of the accounts receivable under the Argentine Handset Financing from Motorola. In turn, a portion of the payments due to Bank of Boston are insured. Certain payments totaling approximately $1 million were to mature on June 1, June 3 and June 8, 2002. Shortly after the Petition Date, the Debtors learned that in the event NII failed to make such payments, Bank of Boston would look to Motorola for payment. Motorola advised the Debtors that under the terms of Motorola’s arrangements with an insurer, upon the occurrence of such an event, Motorola would have been required to cease providing any additional handsets to the Debtors. Consequently, on May 29, 2002, the Debtors filed their Emergency Motion of Debtors and Debtors in Possession for Order Authorizing Them to Pay Certain Prepetition Critical Vendor Claims Associated with Debtors’ Secured Handset Financing Facility, requesting authority to pay the above amounts. Upon notice and a hearing, the Bankruptcy Court granted the Debtors motion on May 31, 2002. Additionally, on June 18, 2002, the Debtors’ received authorization from the Bankruptcy Court to continue to pay the obligations that arose prior to the Petition Date under the Argentina Handset Financing and in the ordinary course as such obligations become due.

         Key Employee Retention Program.

         On June 18, 2002, the Court authorized NII to enter into a Key Employee Retention Program (the “KERP”) covering 24 key employees (the “Key Employees”), at a cost of approximately $3.8 million, with an additional $1.0 million of discretionary authority. Under the KERP, the Key Employees are classified into different “tiers” and are eligible for a retention bonus (the “Retention Bonus”) based on a percentage of such Key Employee’s base salary in effect as of the date of the Key Employee’s participation multiplied by a number that varies depending on the tier in which a particular Key Employee is classified. There are currently three tiers contemplated by the KERP. Tier I comprises 2 employees; Tier II comprises 13 employees; and Tier III comprises 9 employees. As noted above, participants in all Tiers will receive a Retention Bonus based upon a percentage of such participant’s base salary. The KERP also provides that a participant’s Retention Bonus may be paid upon the involuntary termination of a Key Employee without “cause.” The KERP also provides the flexibility to pay discretionary amounts to the Debtors’ key employees who are not otherwise participants in the KERP (the “Discretionary Pool”). The discretion to award an employee amounts from the Discretionary Pool (“Discretionary Awards”) rests with the Chief Executive Officer of NII. There are certain conditions which must be met before Discretionary Awards can be made, and the KERP provides that the aggregate amount of Discretionary Awards shall not exceed $1,000,000.

         Appointment of the Creditors’ Committee.

         On June 7, 2002, the Office of the U.S. Trustee appointed the Creditors’ Committee. The current members of, and advisors to, the Creditors’ Committee are:

Creditors’ Committee Members:

The Bank of New York, as Trustee
101 Barclay Street
New York, NY 10286
Attn: Gerry F. Facendola

Cordillera Communications Corp.
c/o Davis, Graham & Stubbs LLP
1550 17th Street
Suite 500
Denver, CO 80202
Attn: Christopher Richardson, Esq.

SchlumbergerSema
30000 Mill Creek Avenue 100
Alpharetta, GA 30022
Attn: Randolph Houchins

Creditors’ Committee Counsel:

Kilpatrick Stockton LLP
Suite 2800
1100 Peachtree Street
Atlanta, GA 30309-4530
Attn: Dennis S. Meir, Esq.
          Todd C. Meyers, Esq.

Creditors’ Committee Co-Counsel:

Saul Ewing LLP
Suite 1200
222 Delaware Avenue
Wilmington, DE 19899
Attn: Mark Minuti, Esq.

Creditors’ Committee Financial Advisor:

Crossroads LLC
400 Madison Avenue
Suite 14 C
New York, NY 10017
Attn: Dennis I. Simon

On July 29, 2002, the Court entered an order authorizing the retention of Kilpatrick Stockton LLP, Saul Ewing LLP, and Crossroads LLC.

         Retention of Counsel.

         On June 18, 2002, the Court entered an order authorizing the retention of Bingham Dana LLP as the Debtors’ special counsel. As of July 1, 2002, Bingham Dana LLP formally merged with the law firm of McCutchen Doyle Brown & Enersen LLP, to become one firm known as Bingham McCutchen LLP.

         On July 16, 2002, the Court entered an order authorizing the retention of Richards, Layton & Finger, P.A. as the Debtors’ co-counsel.

         Retention of Financial Advisors.

         On June 27, 2002, the Court entered an order authorizing the retention of Houlihan Lokey as the Debtors’ financial advisors. See “Recent Events Preceding the Debtors’ Chapter 11 Filings”.

         Claims Process and Bar Dates.

         On June 24, 2002, the Debtors Filed their Schedules, identifying the assets and liabilities of their respective Estates. In this regard, NII Delaware’s Schedules listed no assets and a single liability, a potential Claim by Cordillera Communications Corp.

         In addition, pursuant to an order dated June 27, 2002, a general Bar Date of August 15, 2002 was established for all Claims in the Reorganization Cases.

         Exclusivity.

         The Debtors filed the original Plan on June 14, 2002. Pursuant to section 1121 of the Bankruptcy Code, the Debtors have the exclusive right to obtain acceptances relating to the Plan through and including 180 days from the Petition Date. Accordingly, the Debtors’ exclusive right to obtain acceptances to the Plan will expire on November 20, 2002.

Liquidity During Reorganization.

         The Debtors are holding companies; their operating subsidiaries will not be in bankruptcy and will continue to operate in the normal course of business throughout the bankruptcy process. Based on the cash currently held by the Debtors and projected operating cash flows, the Debtors expect to have enough internal liquidity to meet all current obligations during the pendency of the chapter 11 cases.

REORGANIZED NII

Business and Properties of Reorganized NII.

         Business.

         As the successor to the Debtors, Reorganized NII will continue to operate the existing business of the Debtors following the Effective Date, and will continue to provide, through its operating subsidiaries, wireless communication services targeted at meeting the needs of business customers in selected international markets. Reorganized NII’s principal operations will continue to be in major business centers and related transportation corridors of Mexico, Brazil, Argentina and Peru.

         Business Plan and Strategy for Reorganized NII.

         Prior to the Petition Date, the Debtors conducted a comprehensive strategic business review, including the development of a business plan that addresses both short-term and long-term issues required to stabilize and revitalize the Debtors’ businesses (the “Business Plan”). In developing the Business Plan, the Debtors identified priority initiatives designed to stabilize the Debtors’ businesses and provide a foundation for the Business Plan. In view of the tight capital markets and the lack of funding sources available to NII, NII reviewed its then-existing business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of NII’s networks and reducing subscriber growth and operating expenses. In connection with the implementation of the Business Plan, NII will also restructure some of its operations to reduce operating costs and improve operating efficiencies.

         NII believes that, with the $140 million it will receive in connection with the Rights Offering, the Business Plan will be fully-funded and NII will be able to service its debt obligations over time. The Business Plan reflects, among others discussed below, the following key assumptions: (i) new investment of $140 million pursuant to the Rights Offering, (ii) the receipt of $50 million pursuant to the terms and conditions of the New Spectrum Use and Build-Out Agreement (iii) less aggressive growth in network construction and subscriber growth resulting in reduced capital expenditures and operating expenses, (iv) 100% equitization of its Old Notes and other unsecured obligations, (v) restructured secured debt, and (vi) continued Handset Financing on existing terms.

Additional and Historical Financial Information.

         The Form 10-K and Form 10-Q, attached hereto as Exhibit II and Exhibit III, respectively, set forth various additional and historical financial information for the Debtors as of and for the fiscal years ended: December 31, 1999; December 31, 2000; and December 31, 2001; and the three month period ended March 31, 2002.

Projected Financial Information.

         As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. See “Voting and Confirmation of the Plan — Confirmation” and “- Feasibility.” In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors’ management has analyzed the ability of Reorganized NII to meet its obligations under the Plan with sufficient liquidity and capital resources to conduct their businesses. Prior to the Petition Date, in developing the Debtors’ Business Plan, the Debtors’ management developed and prepared certain projections (the “Projections”) of the Debtors’ business plan for the fiscal years 2002 through 2006. The Projections are based upon assumptions made prior to the Petition Date and have been adjusted to reflect the terms of the Plan, certain subsequent events and additional assumptions, including those set forth below.

         THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS (INCLUDING REORGANIZED NII) DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO STOCKHOLDERS OR OTHER PERSONS AFTER THE EFFECTIVE DATE OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

Projections.

Consolidated Projections

Income Statement

	Projected Fiscal Years Ending December 31,

(US$ in thousands)	2002	2003	2004	2005	2006

Total Revenue(1)	$723,340	$881,398	$1,019,911	$1,185,276	$1,397,422

Total Operating Expenses Before Marketing & Sales	425,832	472,500	502,352	548,631	612,032

Operating Cash Flow Before Marketing & Sales	$297,508	$408,897	$517,559	$636,645	$785,390

Total Mktg, Sales & Fulfillment Expenses	212,689	247,340	252,347	292,202	332,964

EBITDA(1)	$84,819	$161,557	$265,212	$344,443	$452,426

EBITDA Margin	11.7%	18.3%	26.0%	29.1%	32.4%

Less: Depreciation & Amortization	68,469	91,071	121,560	140,295	165,832

Operating Income	$16,350	$70,486	$143,652	$204,148	$286,594

Net Interest Expense (Income)	59,350	66,134	67,834	64,182	58,770

Total Other Expenses (Income)	237,334	—	—	—	—

Net Gain (Loss) Before Income Tax	$(280,334)	$4,352	$75,818	$139,965	$227,824

Net Income Tax (Benefit)	5,685	2,354	5,103	30,833	76,836

Net Income (Loss)	$(286,018)	$1,998	$70,715	$109,132	$150,988

Other Key Financial Information

	Projected Fiscal Years Ending December 31,

(US$ in thousands)	2002	2003	2004	2005	2006

Capital Expenditures	$182,236	$223,083	$168,792	$150,702	$211,304

Cash	$122,107	$77,611	$59,192	$86,667	$118,988

Total Assets	$1,085,177	$1,249,427	$1,312,606	$1,387,805	$1,510,359

Total Debt	$431,540	$512,818	$464,084	$399,054	$309,283

Total Liabilities	$1,015,875	$1,178,127	$1,170,590	$1,136,657	$1,108,224

Stockholders’ Equity	$69,302	$71,300	$142,015	$251,147	$402,135

(1)	Includes deferred revenue associated with NCI Spectrum Transaction Agreement (2003: $1.25 million, 2004-2006: $2.5 million per year).

         The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein and the historical financial information (including the notes to the financial statements) included in NII’s Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended March 31, 2002. The Projections are based on the Business Plan for Reorganized NII and reflect numerous assumptions, including various assumptions regarding the anticipated future performance of Reorganized NII, the state of the wireless communications industry, general business and economic conditions and other matters, most of which are beyond the control of Reorganized NII. Although the Projections are presented with numerical specificity, the actual results achieved during the period will vary from the Projections. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of Reorganized NII to achieve the Projections. See “Risk Factors” for a discussion of certain factors that may affect the future financial performance of Reorganized NII.

         Although the Debtors believe that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is being given that the Projections will be realized. In determining whether to vote to accept or reject the Plan, holders of Claims entitled to vote must make their own determination as to the reasonableness of such assumptions and the reliability of the Projections. See “Risk Factors.”

         The Debtors’ independent auditors have not examined nor compiled the Projections and, accordingly, assume no responsibility for them. Further, the Projections have not been prepared to comply with the guidelines established with respect to Projections by the SEC or the American Institute of Certified Public Accountants.

         In preparing the Projections, the Debtors made the following assumptions. These assumptions were made only for the Projections, and management may or may not make the same assumptions for business planning and operations purposes.

Effective Date. The Projections assume an Effective Date of October 1, 2002.

Terms of the Plan. The Projections assume that the total amount of each Class of Allowed Claims is the estimated amount as set forth in “Overview of the Plan - Summary of Classes and Treatment of Claims and Interests.” Further, the Projections assume the total amount of Allowed Administrative Claims and other reorganization expenses (including payments relating to assumptions of executory contracts, payment of earned but unpaid professional fees and other reorganization expenses) required to consummate the Plan is approximately $25.3 million.

General Economic Conditions. The Projections take into account the current difficult economic environment in Latin America as well as the reevaluation of the telecommunications industry which is negatively impacting the global wireless services industry. The Projections assume continued investments in Mexico and Peru, given Nextel Mexico’s and Nextel Peru’s strong financial performance. However, given the general weakness in economic activity in Brazil and Argentina that will continue to affect NII’s near term financial performance, investments into these markets are projected to be scaled back considerably.

Other General Assumptions. The bankruptcy process may also negatively impact NII’s near-term performance by increasing customer uncertainty and by distracting management away from the day-to-day operation of the business and focusing on taking the actions necessary to promote the long-term stability of the enterprise. The negative impact of the bankruptcy process has been incorporated into the Projections by forecasting higher customer churn and increased bad debt expense as a percentage of revenue.

Key Operating Assumptions. The Projections were based on management’s assessment of Reorganized NII’s services, position in the markets in which it competes, and the industry environment. Reorganized NII’s operating strategy focuses on offering a differentiated package of wireless services targeted at meeting the needs of business customers, which Reorganized NII believes will result in higher monthly average revenue per user (“ARPU”) and lower digital handset cancellations (“churn”). Key elements of the operating strategy include (a) the expansion of digital mobile coverage initially in Mexico and Peru, and in later years, Brazil and Argentina, (b) a continued emphasis on maintaining brand awareness, (c) the introduction of technology and network design improvements, (d) the introduction of new products and services including wireless data applications, (e) the introduction of innovative pricing plans, (f) customer churn reduction programs and (g) the continuing proliferation of wireless usage in the Latin American markets in which Reorganized NII’s subsidiaries operate.

Sales. Operating revenues primarily consist of wireless service revenues and revenues generated from the sale of digital handsets and accessories. Service revenues primarily include fixed monthly access charges for digital mobile telephone, digital two-way radio and other services, and variable charges for airtime and digital two-way radio usage in excess of plan minutes as well as long-distance charges derived from calls placed by Reorganized NII’s customers.

Operating Expense. Cost of revenues primarily includes the cost of providing wireless services and the cost of digital handset and accessory sales. Cost of providing wireless services consists primarily of costs of interconnection with local exchange carrier facilities and direct switch and transmitter and receiver site costs, such as property taxes, insurance costs, utility costs and rent for the network switches and sites used to operate Reorganized NII’s digital mobile networks. Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the level of wireless calls, generally consists of per-minute use fees charged by wireline and wireless providers for wireless calls terminating on their networks. Cost of digital handset and accessory sales consists primarily of the cost of the handset accessories, order fulfillment and installation related expenses and write-downs of digital handset and related accessory inventory for shrinkage. NII recognizes the costs of handset sales over the expected customer relationship periods of up to four years in amounts equal to revenue recognized from handset sales. Reorganized NII immediately expenses, as incurred, the cost of handset sales in excess of revenue generated, which Reorganized NII refers to as the handset subsidy. Therefore, the cost of digital handset sales recognized in the current period is primarily impacted by the handset subsidy generated by that period’s handset sales.

Interest Expenses. Interest expense reflects the current and estimated interest rates on the various components of debt contemplated by the Plan.

Income Taxes. Income taxes are based on effective tax rates of Reorganized NII’s various markets.

Capital Expenditures. The majority of the 2002 capital expenditures will be incurred in the construction of cell sites to support the anticipated subscriber growth in Mexico and the remainder will be made to maintain Reorganized NII’s current systems and data centers in Reorganized NII’s other markets. Motorola is currently developing Enhanced iDEN, a significant technology upgrade, for launch in 2003. This technology is expected to effectively double the voice capacity of Reorganized NII’s network without the need to add additional base radios. The transition to Enhanced iDEN will require a capital investment to upgrade handsets and additional infrastructure. Starting in 2005, NII plans to modify its construction of sites to focus on improvement in quality and coverage.

Spectrum. Spectrum purchases in 2002-03 will target the additional spectrum needed in Mexico’s secondary markets to maximize Reorganized NII’s frequency re-use pattern.

Working Capital. Based on historical trends, trade receivables, inventory, and accounts payable levels are not expected to generate any material additional cash flow.

Handset Financing. 2002 shows a significant use of working capital resulting from the paydown of handset financing.

Fresh-Start. The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (the “Reorganization SOP”). The Projections have been prepared generally in accordance with the “fresh-start” reporting principles set forth in the Reorganization SOP, giving effect thereto as of September 30, 2002. The principal effects of the application of these fresh-start principles are summarized below:

For purposes of the Projections, NII has assumed the book equity balance as of the Effective Date is $50.0 million. The Projections also assume that, after giving effect to certain eliminations in connection with the reorganization, the fair value of Reorganized NII’s fixed assets and other non-current assets will be equal to the projected net book value of such assets as of the Effective Date, except that the property, plant and equipment and license accounts will be reduced accordingly. The valuation analysis is based on various valuation methodologies, including, but not limited to, the comparable public company multiples approach and the discounted cash flow approach. With respect to the discounted cash flow approach, depending on the country, the range of discount rates used by NII are 28% — 45% and the range of terminal multiples used by NII are 3.5x to 4.5x.

         The foregoing assumptions and resulting computations were made solely for purposes of preparing the Projections. Upon emergence from any Chapter 11 proceeding, Reorganized NII would be required to determine the amount by which its reorganization value as of the effective date exceeds, or is less than, the fair value of its assets as of the effective date of the Plan. Such determination would be based upon the fair value at that time, which may be based on, among other things, a different methodology with respect to the valuation of NII. In any event, such valuation, as well as the determination of the fair value of Reorganized NII’s assets and the determination of its actual liabilities, would be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the effective date may be material.

Pro Forma.

Pro Forma Balance Sheet

($ in thousands)
	Projected	Spectrum							Fresh Start		Projected
	Pre-	Transaction	Debt		Rights		Argentina		Accounting		Post-
	Confirmation	with NCI	Restructuring		Offering		Settlement		Adjustments		Confirmation

ASSETS

Current assets:

Cash and cash equivalents, including restricted cash	$128,761	25,000 (1)	(77,962	)(2)	140,000	(8)	(5,000	)(9)			$210,799

Accounts receivable, net	114,060										114,060

Handset and accessory inventory	14,096										14,096

Prepaid expenses and other	91,518										91,518

Total current assets	348,435	25,000	(77,962)		140,000		(5,000)		—		430,473

Property, plant and equipment, net	410,578								(52,151)		358,427

Intangible assets, net	192,601								(24,335)		168,266

Other assets	75,223										75,223

Total Assets	$1,026,837	25,000	(77,962)		140,000		(5,000)		(76,486)		$1,032,389

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable, accrued expenses and other	$489,413										$489,413

Accrued interest	116,193		(106,816	)(3)			(6,089	)(10)			3,288

Current portion of long-term debt	2,813,883		(2,713,113	)(4)			(100,770	)(11)			—

Total current liabilities	3,419,489	—	(2,819,929)		—		(106,859)		—		492,701

Long-term debt	—		325,000	(4)	100,800	(8)					425,800

Deferred income taxes	18,778								—		18,778

Deferred revenues	20,110	25,000 (1)									45,110

Total liabilities	3,458,377	25,000	(2,494,929)		100,800		(106,859)		—		982,389

Common stock and paid-in-capital	931,954		(922,154	)(5)	39,200	(8)	1,000	(12)			50,000

Preferred stock	1,050,300		(1,050,300	)(6)							—

Retained earnings and other	(4,413,794)		4,389,421	(7)			100,859	(13)	(76,486	)(14)	—

Total stockholders’ equity	(2,431,540)		2,416,967		39,200		101,859		(76,486)		50,000

Total liabilities and stockholders’ equity	$1,026,837	25,000	(77,962)		140,000		(5,000)		(76,486)		$1,032,389

Notes to Projected Consolidated Opening and Closing Balance Sheet.

(1)  Proceeds received under the New Spectrum Use and Build-out Agreement are anticipated to be $50 million. The first installment of $25 million will be received on the Effective Date and is reflected here as a cash receipt and deferred revenue. The second installment of $25 million will be received as costs are incurred in connection with the Build Out and therefore is not reflected in Reorganized NII’s projected post-confirmation September 30, 2002 balance sheet.

(2)  Includes the release of escrowed balance to Motorola, the payment of pre- and post-petition interest related to the SLA, the MEFA, and the EFA.

(3)  Includes the elimination of accrued interest related to the Old Notes and the Argentine credit facilities and the payment of accrued pre- and post-petition interest related to the SLA, the MEFA, and the EFA.

(4)  Reduction of the Current portion of long-term debt represents the extinguishment of the face value of NII’s Old Notes of $2,331.4 million and payment of the $56.7 million SLA. Also reflected is the reclassification of the $225 million MEFA and the $100 million EFA from Current portion of long-term debt to Long-term debt.

(5)  Amount represents write-off of all common stock and paid-in-capital and the issuance of new common stock.

(6)  Amount represents the write-off of all preferred stock.

(7)  Amount primarily represents net gain on extinguishment of debt, write-off of common stock, paid-in-capital and preferred stock.

(8)  Proceeds received from the rights offering of $140 million recorded based on relative fair values determined to be $100.8 million in long-term debt and $39.2 million in equity (15.68 million shares times $2.50 per share).

(9)  Amount represents cash outlay in connection with Chase Settlement.

(10)  Amount represents the write-off of accrued interest on Chase Argentina credit facilities.

(11)  Amount represents the elimination of the Chase Argentina debt.

(12)  Amount represents issuance of 400,000 shares (2% of NII equity) in the settlement of the Chase Argentina credit facilities.

(13)  Amount represents the net gain from the extinguishment of the Chase Argentina credit facilities.

(14)  Fresh Start accounting adjustments reflect a total reorganization value of $475.8 million and reorganized equity value of $50 million.

Management.

         Current Executive Officers and Directors of NII.

         The following table sets forth certain information concerning the directors and executive officers of NII as of May 24, 2002.

Name	Age	Positions

Steven M. Shindler	39	Chief executive officer, director and acting chairman of the Board of Directors

Lo van Gemert	47	President and chief operating officer

Byron R. Siliezar	46	Vice president and chief financial officer

Robert J. Gilker	51	Vice president and general counsel

John McMahon	37	Vice president of business operations

Douglas Dunbar	41	Vice president of marketing and distribution

Jose Felipe	51	President, Nextel Cono Sur

Peter A. Foyo	36	President, Nextel Mexico

Alexis Mozarovski	48	President, Nextel Brazil

Miguel E. Rivera	49	President, Nextel Peru

John Jones	44	President, Asia-Pacific

Keith D. Grinstein	41	Vice chairman of the Board of Directors

Steven P. Dussek	45	Director

Thomas C. Lynch	59	Director

         Steven M. Shindler has been a director on NII’s board since May 1997, acting chairman of NII’s Board of Directors since November 14, 2001, and has been NII’s chief executive officer since March 24, 2000. Mr. Shindler also served as executive vice president and chief financial officer of NCI from May 1996 until December 2000. From 1987 to May 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where, most recently, he was a managing director in its communications finance group. Mr. Shindler also serves as a director of SpectraSite Holdings, Inc.

         Lo van Gemert has been NII’s president and chief operating officer since September 1999. Mr. van Gemert served as senior vice president of NCI from July 1999 until August 2000 and as NCI’s president of the north region from October 1996 until August 1999. Before joining NCI in 1996, Mr. van Gemert served as executive vice president at Rogers Cantel, Inc. in Canada, where he was responsible for personal communications services, paging, data and air-to-ground services. From 1980 to 1994, Mr. van Gemert held various senior management positions, domestically and abroad, at Sony Corporation and BellSouth Corporation.

         Byron R. Siliezar has been NII’s vice president and chief financial officer since January 1999. From July 1998 to January 1999, Mr. Siliezar was NII’s vice president and controller. Mr. Siliezar served as vice president of finance at Neodata Corporation, a subsidiary of EDS Corporation, from 1997 until joining NII; as international controller of Pagenet, Inc. from 1996 until 1997; and in various executive and management positions at GTE Corporation from 1982 to 1996.

         Robert J. Gilker has been NII’s vice president and general counsel since September 2000. From August 1998 to August 2000, he served as vice president, law and administration and secretary of MPW Industrial Services Group, Inc., a publicly held provider of industrial cleaning and facilities support services. From 1987 until he joined MPW, Mr. Gilker was a partner with the law firm of Jones, Day, Reavis & Pogue.

         John McMahon has been NII’s vice president of business operations since joining NII in October 1999. Prior to joining NII, Mr. McMahon served as vice president of finance and business operations, north region, for NCI from April 1997 to October 1999, where he was responsible for developing and managing all budgets and financial reporting for the region, and as director of finance for the mid-Atlantic region of NCI from October 1995 to April 1997.

         Douglas Dunbar has been NII’s vice president of marketing and distribution since joining NII in December 1999. Prior to joining NII, Mr. Dunbar held various positions at NCI starting in 1994, including general manager of the west Florida market from March 1999 to November 1999, where he was responsible for sales, marketing, business operations and customer care functions, and vice president of sales and marketing, north region, from April 1997 to March 1999.

         Jose Felipe has served as president of Nextel Cono Sur, which manages NII’s southern South American operations, since January 1999. He is also the president of Nextel Cono Sur, NII’s Argentine operating company. From July 1998 to January 1999, Mr. Felipe was NII’s vice president — Latin America. From 1991 to 1998, Mr. Felipe held various senior management positions with AT&T Corp., most recently president and chief executive officer of the Puerto Rico and Virgin Islands region and vice president of emerging markets of the Latin American region.

         Peter A. Foyo has served as president of Nextel Mexico, NII’s Mexican operating company since August 1998. From 1988 to August 1998, Mr. Foyo held various senior management positions with AT&T Corp., including corporate strategy director of Alestra, S.A. de C.V., a joint venture between AT&T and a local Mexican partner for which Mr. Foyo was responsible for developing a pan regional network plan for Latin America including fixed, wireless and network services on Alestra’s behalf, and managing director of AT&T NS Wireless Southern Cone. Mr. Foyo is also a director of Compañia de Teléfonos del Interior, S.A. de C.V., an Argentine joint venture in which AT&T is a member.

         Alexis Mozarovski has served as president of Nextel Brazil, NII’s Brazilian operating company since June 1999. From 1980 to June 1999, Mr. Mozarovski held various positions with Aydin Corp., most recently as vice president for Latin American operations and president of Aydin S.A. where he was responsible for implementing communication systems for government agencies and cellular companies throughout Latin America.

         Miguel E. Rivera has served as president of Nextel Peru, NII’s Peruvian operating company since January 2000. Previously, Mr. Rivera was the general manager of the Lima Stock Exchange from February 1999 to January 2000. From 1986 to March 1998, Mr. Rivera held various executive positions with IBM in Latin America, most recently as general manager — manufacturing industry, Latin America, where he was responsible for implementing the IBM manufacturing industry strategy throughout the region.

         John Jones has served as president, Asia-Pacific since joining NII in December 2000. Prior to joining NII, Mr. Jones held various positions with Motorola Asia Pacific Limited starting in 1996, most recently as regional general manager for the markets of India and Korea from November 1996 to November 2000. From October 1993 to August 1996, Mr. Jones was executive director, business development for BellSouth China.

         Keith D. Grinstein was vice chairman of NII’s board since August 1999 and a director since January 1996. Mr. Grinstein was NII’s president from January 1996 until March 1999 and NII’s chief executive officer from January 1996 until August 1999. From January 1991 to December 1995, Mr. Grinstein was president and chief executive officer of the aviation communications division of AT&T Wireless Services, formerly McCaw Cellular Communications. Mr. Grinstein also held a number of positions at McCaw Cellular Communications and its subsidiaries, including vice president and assistant general counsel of McCaw Cellular Communications and vice president, general counsel and secretary of LIN Broadcasting Company. Mr. Grinstein currently is a director of The Ackerley Group Inc., F5 Networks Inc. and Nextera Enterprises Inc. and a partner of Second Avenue Partners.

         Steven P. Dussek has served as a director on NII’s board since March 1999. From September 1999 until March 2000, Mr. Dussek was NII’s chief executive officer. Mr. Dussek was NII’s president and chief operating officer from March 1999 until September 1999. From May 1996 until April 2002, Mr. Dussek served in various senior management positions with NCI, most recently as executive vice president. From May 1995 to May 1996, Mr. Dussek served as vice president and general manager of the Northeast region for the PCS division of AT&T Wireless Services. From 1993 to March 1995, Mr. Dussek served as senior vice president and chief operating officer of Paging Networks, Inc.

         Thomas C. Lynch has been a director on NII’s board since December 2000. Mr. Lynch has served as senior vice president of Staubach Realty Partners, Ltd. since November 2001. From August 2000 to November 2001, Mr. Lynch served as senior vice president of Safeguard Scientifics, Inc. From July 1999 to August 2000, he was president and chief operating officer of CompuCom Systems, Inc. From October 1998 to July 1999, Mr. Lynch served as executive vice president and chief operating officer of CompuCom. Prior to joining CompuCom in October 1998, Mr. Lynch had been senior vice president of Safeguard Scientifics, Inc., a position he held from November 1995. Mr. Lynch is a director of The Eastern Technology Council and a trustee of the U.S. Naval Academy Foundation. Mr. Lynch is also a director of Sanchez Computer Associates, Inc.

There are no family relationships between any of the above-named executive officers and directors.

         As of the Effective Date, Reorganized NII’s Board of Directors will be comprised of individuals to be identified prior to the Confirmation Hearing. See “Reorganized NII — Management — Reorganized NII Board of Directors.” The Debtors contemplate that NII’s current executive officers will continue to serve in such capacities with Reorganized NII after the Effective Date.

         Executive Compensation.

         The table and discussion below summarize the compensation earned during the last three fiscal years by: (i) NII’s chief executive officer during 2001 and (ii) each of NII’s four other most highly compensated executive officers who earned more than $100,000 in salary and bonuses for services rendered in all capacities during 2001.

         The equity awards reflected in the table below include options granted under the NII 1997 stock option plan and NII’s incentive equity plans as well as equity awards under NCI’s incentive equity plan. Options granted in 2001 vest over a three-year period and options granted in 2000 and 1999 generally vest over a four-year period. Options granted by NII in 2001 become exercisable, subject to the provisions of NII’s incentive equity plan, for shares of NII’s class A common stock. Options that NII granted in 2000 and 1999 become exercisable, subject to the provisions of NII’s incentive equity plan, for shares of NII’s class B common stock. Options granted by NCI become exercisable, subject to the provisions of its plan, for shares of NCI class A common stock.

         Unless otherwise indicated, the amounts in the table below reflecting all other compensation are comprised of NII’s contributions to NCI’s section 401(k) plan. Information related to NCI’s incentive equity plan reflects its 2-for-1 common stock split effective in June 2000.

Long-Term Compensation Awards

						Other
Name and Principal						Annual
Position	Year	Salary($)		Bonus($)		Compensation($)

Steven M. Shindler	2001	338,428		175,434		521,315	(2)
Chief executive	2000	325,620	(1)	227,120	(1)	—
officer	1999	—		—		—

Lo van Gemert	2001	320,619		137,746		—
President and chief	2000	306,810		178,337		—
operating officer	1999	98,928		79,270		—

Robert J. Gilker	2001	258,420		111,024		14,473	(8)
Vice president and	2000	72,110	(7)	47,434	(7)	3,428	(8)
general counsel	1999	—		—		—

Jose Felipe	2001	270,030		150,000		301,155	(10)
President, Nextel	2000	284,507		150,000		266,080	(10)
Cono Sur	1999	236,688		149,900		153,074	(10)

Alexis Mozarovski	2001	366,075		90,300		60,000	(12)
President, Nextel	2000	351,309		150,000		60,000	(12)
Brazil	1999	178,750		150,000		30,000	(12)

Annual Compensation

			Securities
	Restricted		Underlying
Name and Principal	Stock		Options	All Other
Position	Awards($)		Granted(#)	Compensation($)

Steven M. Shindler	—		450,000	28,628	(4)
Chief executive	499,750	(3)	1,970,000	5,250
officer	—		—	—

Lo van Gemert	—		300,000	6,800
President and chief	374,813	(5)	1,670,000	4,233
operating officer	1,438,200	(6)	250,000	2,672

Robert J. Gilker	—		400,000	29,248	(9)
Vice president and	—		—	10,521	(9)
general counsel

Jose Felipe	—		127,500	6,800
President, Nextel	—		106,250	4,228
Cono Sur	—		530,000	36,805	(11)

Alexis Mozarovski	—		120,000	—
President, Nextel	—		640,000	—
Brazil	—		170,000	—

         (1)  Mr. Shindler has been our chief executive officer since March 2000. Since Mr. Shindler was also the executive vice president and chief financial officer of NCI until November 2000, NCI paid his entire salary through November 2000. The 2000 salary shown represents $27,430 paid by NII and $298,190 paid by NCI. NII paid the entire 2000 bonus shown.

         (2)  Amount consists of a $250,000 loan made to Mr. Shindler by NCI in 1996 and subsequently forgiven by NCI during 2001, $90,419 in accrued interest forgiven on the loan and $180,896 in taxes on the loan and accrued interest that was paid by NCI on Mr. Shindler’s behalf.

         (3)  On February 17, 2000, Mr. Shindler received 8,000 deferred shares of NCI’s class A common stock which vest on the fourth anniversary of the grant date. The value of the shares covered by Mr. Shindler’s deferred stock award as of December 31, 2001 was $87,680 (8,000 shares times $10.96, the closing price of NCI’s class A common stock on that date).

         (4)  Mr. Shindler’s other compensation for 2001 includes $21,828 representing the value of his use of NCI’s corporate plane.

         (5)  On February 17, 2000, Mr. van Gemert received 6,000 deferred shares of NCI’s class A common stock which vest on the fourth anniversary of the grant date. The value of the shares covered by Mr. van Gemert’s deferred stock award as of December 31, 2001 was $65,760 (6,000 shares times $10.96, the closing price of NCI’s class A common stock on that date).

         (6)  Mr. van Gemert was granted two deferred stock awards by NCI during 1999. On

February 18, 1999, Mr. van Gemert received 20,000 deferred shares of NCI’s class A common stock, which vest ratably on each of the first three anniversary dates of the grant date. On September 1, 1999, Mr. van Gemert received 40,000 deferred shares of NCI’s class A common stock, which vest on the fourth anniversary of the grant date. Mr. van Gemert sold 6,668 shares of the February 18, 1999 award during 2000 and an additional 6,666 shares of the award during 2001. The combined value of the remaining shares covered by Mr. van Gemert’s deferred stock awards as of December 31, 2001 was $511,459 (46,666 shares times $10.96, the closing price of NCI’s class A common stock on that date).

         (7)  Mr. Gilker has been NII’s vice president and general counsel since September 2000. Mr. Gilker’s bonus for 2000 was pro-rated based on his hiring date.

         (8)  Mr. Gilker’s other annual compensation for 2001 consists of $14,473 in tax assistance paid to the appropriate taxing authorities on Mr. Gilker’s behalf to compensate him for the additional taxes he incurred because of relocation cost reimbursements and for 2000 consists of $3,428 in tax assistance paid to the appropriate taxing authorities on Mr. Gilker’s behalf. See note 9 below.

         (9)  Mr. Gilker’s other compensation for 2001 includes $26,448 in relocation cost reimbursements paid to him and for 2000 includes $9,479 in relocation cost reimbursements paid to him.

         (10)  Each amount consists of a foreign services differential, a housing allowance, a living expenses reimbursement and the aggregate personal travel costs reimbursed to Mr. Felipe as follows:

	Foreign			Aggregate
	Services	Housing	Living Expense	Personal
Year	Differential	Allowance	Reimbursement	Travel Costs	Total

2001	$120,000	$108,000	$9,757	$63,398	$301,155

2000	120,000	108,000	9,900	28,180	266,080

1999	70,000	63,000	4,568	15,506	153,074

         (11)  Amount includes a $35,436 allowance for relocation expenses in 1999.

         (12)  Amounts represent a $5,000 monthly housing allowance.

         Reorganized NII Board of Directors.

         Pursuant to the Delaware General Corporations Law (the “DGCL”), the business and affairs of Reorganized NII will be managed under the direction of the Board of Directors of Reorganized NII (the “Board of Directors”).

         As of the Effective Date, the initial Board of Directors will consist of nine members. The identity of the initial directors will be disclosed in a Filing with the Bankruptcy Court as soon as the information is available, but in any event prior to the Confirmation Hearing.

         The initial Board of Directors of Reorganized NII will be chosen as follows: (i) three directors shall be nominated and elected by the Backstopping Noteholders; (ii) two directors shall be nominated and elected by the Ad Hoc Noteholder Committee; (iii) two directors shall be nominated and elected by NCI; (iv) one director shall be nominated and elected by MCC; and (v) one director shall be the chief executive officer of Reorganized NII.

         These initial directors shall serve for an initial term of approximately one year or until the next meeting of stockholders. During the initial term, any vacancies created by the death, resignation or removal of a director shall be filled by the party or parties which nominated and elected the director being replaced. After the initial term, directors shall be chosen in accordance with the Amended and Restated Certificate of Incorporation substantially in the form included in the Plan Supplement.

         In consideration of their agreement to exercise up to $75 million of Subscription Rights in the Rights Offering, certain of the Backstopping Noteholders will receive one share of Class A Special Director Preferred Stock which will entitle them as a group to nominate and elect up to three members of the Board of Directors (and fill any vacancies created by the death, resignation or removal of any thereof); provided that if their collective holdings of New Common Stock fall below certain percentages, they will lose some or all of their rights to nominate and elect board members.

         In consideration of its agreement to exercise up to $65 million of Subscription Rights in the Rights Offering, NCI will receive one share of Class B Special Director Preferred Stock which will entitle it to nominate and elect up to two members of the Board of Directors (and fill any vacancies created by the death, resignation or removal of any thereof); provided that if NCI’s holdings of New Common Stock fall below certain percentages, it will lose some or all of its rights to nominate and elect board members.

         As part of its treatment as a holder of the Class 2 and Class 3 Claims, MCC shall receive one share of Class C Special Director Preferred Stock which will entitle it to nominate and elect one member of the Board of Directors (and fill any vacancy created by the death, resignation or removal thereof); provided that at the time any such action is taken, MCC must be the holder of a majority in principal amount of the aggregate indebtedness outstanding under the New MEFA and the New EFA. At such time as MCC does not hold such a debt position, the number of members of the Board of Directors MCC shall be entitled to nominate and elect thereafter shall be zero regardless of the relevant equity ownership after such time.

         If at any time for any reason the holders of any series of Special Director Preferred Stock cannot or do not nominate and elect all of the directors to which they are entitled, such unfilled positions shall be filled in accordance with the Amended and Restated Certificate of Incorporation.

         The chief executive officer from time to time of Reorganized NII shall be a member of the Board of Directors during his or her tenure as chief executive officer, but not thereafter.

         To the extent not inconsistent with the foregoing, the then existing Board of Directors shall nominate individuals for each directorship annually, and directors shall be elected by the holders of New Common Stock in accordance with the Amended and Restated Bylaws.

         The first annual meeting of the stockholders of Reorganized NII following the Effective Date will be held at such time and on such Business Day as the Board of Directors determines.

         Board Committees.

         NII has established certain committees including an audit committee and a compensation committee. It is currently contemplated that Reorganized NII will maintain its audit and compensation committees. NCI will have representation on these committees for so long as it has the right to nominate and elect at least one member of the Board of Directors.

         Audit Committee. As part of Reorganized NII, there will be an audit committee, which, as currently contemplated, will have the authority to review with NII’s management, internal auditors and independent auditors, NII’s policies and procedures with respect to internal controls; review significant accounting matters; approve the audited financial statements before public distribution; approve any significant changes in NII’s accounting principles or financial reporting practices; review independent auditor services; and recommend to NII’s Board of Directors the firm of independent auditors to audit NII’s consolidated financial statements.

         Compensation Committee. As part of Reorganized NII, there will be a compensation committee, which, as currently contemplated, will have the authority to make all ongoing determinations concerning matters relevant to NII’s executive compensation, bonus, incentive compensation plans, incentive equity plans, and benefit plans.

         Director Compensation.

         Commencing on the Effective Date, each non-employee director of Reorganized NII will be paid such compensation as is determined by the Board of Directors, which compensation will be disclosed in a Filing with the Bankruptcy Court no later than ten days prior to the Confirmation Hearing.

         All directors also will be entitled to participate in the Management Incentive Plan. See “Reorganized NII – Employee Benefit Matters – Management Incentive Plan.”

Employee Benefit Matters.

         General. With certain limited exceptions, Reorganized NII will continue to provide after the Effective Date substantially similar benefit plans to those previously provided by NCI. Specifically, upon the Effective Date, Reorganized NII will establish a new 401(k) plan for its employees and officers that provides substantially similar benefits as those currently provided by the NCI 401(k) Plan. In addition, upon the Effective Date, Reorganized NII will begin to transition those welfare and benefit plans currently provided to its employees pursuant to the Overhead Services Agreement to substantially similar welfare and benefit plans provided by other insurers and providers. It is expected that this transition will be completed by December 31, 2002.

         Management Incentive Plan. Pursuant to the Plan, on the Effective Date, Reorganized NII shall adopt the Management Incentive Plan (the “MIP”), in substantially the form included in the Plan Supplement, for the benefit of employees and directors of Reorganized NII. The MIP will provide equity and equity-related incentives to non-affiliate directors, officers or key employees of, and consultants to, Reorganized NII up to a maximum of 2,222,222 shares of New Common Stock subject to adjustments. The MIP shall be administered by Reorganized NII’s Board of Directors, or by a committee of the Board of Directors to which such authority is delegated by the Board of Directors. The MIP shall provide for the issuance of options for the purchase of shares of New Common Stock, as well as grants of shares of New Common Stock where the recipient’s rights may vest upon the fulfillment of specified performance targets or the recipient’s continued employment by Reorganized NII for a specified period, or in which the recipient’s rights may be subject to forfeiture upon a termination of employment. The MIP shall also provide for the issuance to non-affiliate directors, officers or key employees of, and consultants to, Reorganized NII of stock appreciation rights whose value shall be tied to the market value per share, as defined in the MIP, of the New Common Stock, and performance units which shall entitle the recipients to payments upon the attainment of specified performance goals.

         The MIP shall provide for the issuance of incentive stock options in compliance with Section 422 of the Internal Revenue Code, as well as “non-qualified” options which do not purport to qualify for treatment under Section 422. All options issued under the MIP shall vest as determined by the Board of Directors.

Delaware Law and Certain Charter and Bylaw Provisions.

         In addition to the provisions relating to the Board of Directors described above (see “Reorganized NII — Management — Reorganized NII Board of Directors”), and in addition to the relevant provisions of the DGCL, the Amended Certificate and Amended Bylaws will provide, in general, that: (a) stockholder action can be taken by written consent or at an annual or special meeting of stockholders; (b) except as directed below, special meetings of stockholders may be called for any proper purpose or purposes, including the election of directors, by (i) the Chairman of the Board or Chief Executive Officer, (ii) by the Secretary at the request of a majority of the Board of Directors, or (iii) at the request in writing of stockholders owning a majority of the entire capital stock of Reorganized NII; (c) written notice of every meeting of the stockholders, stating the time, place and purposes for which the meeting is called, must be given to each stockholder of record not less than ten nor more than sixty days before the date of the meeting.

         Any rights of any Backstopping Noteholder, NCI or MCC provided for in the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws cannot be amended, modified or otherwise repealed by any stockholder or board action without that party’s express written consent.

         In addition to the matters discussed above, the DGCL contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of Reorganized NII. All information set forth below regarding the DGCL is necessarily general in nature and reference should be made to the DGCL for more specific, detailed information.

         Certain provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws relating to the issuance of Special Director Preferred Stock, stockholder proposals and stockholder nominations of persons to the Board of Directors, together with applicable Delaware state law, may discourage or make more difficult the acquisition of control of Reorganized NII by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions are intended to discourage, or may have the effect of discouraging, certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Reorganized NII first to negotiate with Reorganized NII. The management of the Debtors believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for numerous other publicly-held companies, provide benefits by enhancing Reorganized NII’s potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Reorganized NII, which outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. In addition, management of the Debtors believes that such takeover-related measures aid in protecting stockholders from takeover bids that the directors of such companies have determined to be inadequate. While there necessarily can be no assurance in this regard, management of the Debtors also believes that the foregoing measures are not likely to have a material impact on market prices for New Common Stock in circumstances other than those described above in light of, among other factors, the existence of generally comparable measures in effect for other publicly-held companies and management’s belief that market prices will be influenced most significantly by Reorganized NII’s actual results of operations, general market and economic conditions and other traditional determinants of stock market prices, rather than takeover-related measures and other corporate governance provisions.

         Treatment of Existing Indemnification Obligations Under the Plan.

         Under the Plan and subject to the provisions described below and in Section V.E.1 of the Plan, the obligations of each Debtor or Reorganized NII to indemnify any person serving as one of its directors, officers or employees as of or following the Petition Date by reason of such person’s prior or future service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized NII pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, any such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date. The Debtors are unaware of any such indemnification obligations.

Certain New Agreements with NCI.

         Pursuant to the Plan, Reorganized NII and NCI will enter into the following new agreements concerning the business operations of Reorganized NII.

         New Spectrum Use and Build-Out Agreement

         On the Effective Date, Reorganized NII and NCI will execute and deliver the New Spectrum Use and Build-Out Agreement, substantially in the form included in the Plan Supplement. Under the New Spectrum Use and Build-Out Agreement, Reorganized NII will commit to complete the construction of Reorganized NII’s network in the Baja region of Mexico, in exchange for which NCI will pay an amount equal to $50 million, ($25 million paid directly to Reorganized NII on the Effective Date and $25 million to be placed in escrow and disbursed as costs are incurred with the balance disbursed at the earlier of 18 months or completion of the Baja build-out, based upon such factors as NII/NCI pre-agreed network definitions, cell sites and coverage area). Each party to the New Spectrum Use and Build-Out Agreement agrees to (A) forever waive any right to terminate the existing Spectrum Use and Build-Out Agreement, and (B) continue perpetually the existing Spectrum Use and Build-Out Agreement to the maximum extent permitted under applicable regulations. Notwithstanding the foregoing, the event that NCI implements a technology change that results in the inability of NCI to coordinate interference with Reorganized NII on the relevant channels, then NCI will give Reorganized NII at least 24 months written notice of its intent to terminate the New Spectrum Use and Build-Out Agreement, and furthermore, if NCI terminates the New Spectrum Use and Build-Out Agreement in accordance with this provision, all rights that NCI may have under the New Spectrum Use and Build-Out Agreement shall be extinguished.

         The New Spectrum Use and Build-Out Agreement also provides a $50 million liquidated damages provision to NCI with respect to certain defaults by Reorganized NII. The amount of liquidated damages decreases to $25 million 24 months following the Effective Date, to $10 million 36 months following the Effective Date, and to zero 48 months following the Effective Date.

         Amended and Restated Overhead Services Agreement.

         As of the Effective Date, Reorganized NII and NCI will execute and deliver the Amended and Restated Overhead Services Agreement, substantially in the form included in the Plan Supplement. Pursuant to the Amended and Restated Overhead Services Agreement, NCI will provide to Reorganized NII, for agreed upon service fees, certain (i) information technology services, (ii) payroll and employee benefit services, (iii) procurement services, (iv) engineering and technical services, (v) marketing and sales services, and (vi) accounts payable services. Other than payroll and employee benefit services that NCI must provide until December 31, 2002, either NCI or NII can terminate one or more of the other services at any time with 30 days advance notice.

         Third Amended and Restated Trademark License Agreement.

         As part of the Debtors’ plan of reorganization, Reorganized NII and NCI will enter into the Third Amended and Restated Trademark License Agreement which will amend and restate the Second Amended and Restated Trademark License Agreement, see “Prepetition Operations and Financing — Transactions with NCI - Second Amended and Restated Trademark License Agreement with NCI”. Under the Third Amended and Restated Trademark License Agreement (the “License Agreement”), NCI grants Reorganized NII and its subsidiaries an exclusive license to use certain trademarks, including but not limited to the mark and name “Nextel,” in the conduct of NII’s business in Latin America, with the exception of Puerto Rico (the “Territory”). The term of the license continues indefinitely until termination for material default, including failure to maintain agreed quality controls, a change in control of Reorganized NII, and certain material defaults under the New Spectrum Use and Build-Out Agreement. The license granted under the License Agreement is royalty free to Reorganized NII. In addition, Reorganized NII is free to develop its own trademarks and service marks that are not confusingly similar to NCI’s trademarks and service marks (“NII Trademarks”). Under the License Agreement, Reorganized NII will grant a non-exclusive license to NCI to use the NII Trademarks outside of the Territory under reciprocal terms and conditions.

         Standstill Agreement.

         As part of the Debtors’ plan of reorganization, NII, NCI and the Backstopping Noteholders will enter into the Standstill Agreement substantially in the form included in the Plan Supplement, pursuant to which (i) NCI and its affiliates agree not to purchase (or take any other action to acquire) any further equity securities, or other securities convertible into equity securities, of Reorganized NII that would result in NCI and its affiliates holding, in the aggregate, more than 49.9% of the equity ownership of Reorganized NII on a fully diluted basis, without prior approval of a majority of the non-NCI members of the Board of Directors of Reorganized NII and (ii) NII agrees not to take any action that would cause NCI to hold more than 49.9% of the common equity of Reorganized NII on a fully diluted basis.

THE RIGHTS OFFERING

         General.

         As part of the Debtors’ plan of reorganization, holders of Allowed Class 6 Claims, including Old Note Claims, will receive rights (“Subscription Rights”) to purchase, on a Pro Rata basis in proportion to their respective Allowed Claims, up to an aggregate principal amount of $180,820,856 of New Senior Notes and up to an additional 15,680,000 shares of New Common Stock constituting 78.4% of the fully diluted equity ownership of Reorganized NII (excluding equity to be issued pursuant to the Management Incentive Plan). The aggregate purchase price will be $140 million. In its original Disclosure Statement, Filed on June 27, 2002, the Rights Offering contained warrants which have since been eliminated. The initial warrant structure reflected a potential concern that certain members of the Ad Hoc Noteholder Committee may not be able to hold New Common Stock directly. After further review, it was determined that there was no such prohibition among the members of the Ad Hoc Noteholder Committee, which is comprised of a broad variety of types of holders.

         NCI and the Backstopping Noteholders have committed pursuant to the terms of the Subscription Agreement, if the Rights Offering has not been fully subscribed to by holders of Allowed Class 6 Claims, to purchase New Senior Notes and New Common Stock such that the aggregate purchase price paid by NCI and the Backstopping Noteholders in the Rights Offering and pursuant to their oversubscription obligations will be an amount equal to $65 million and $75 million, respectively, subject to the cutback provisions below. If the Backstopping Noteholders exercise $75 million of Subscription Rights, they will collectively hold 42.0% of the fully diluted equity ownership of Reorganized NII (excluding equity to be issued pursuant to the Management Incentive Plan) and $96,868,315 principal amount of New Senior Notes. If NCI exercises $65 million of Subscription Rights, it will hold 36.40% of the fully diluted equity ownership of Reorganized NII (excluding equity to be issued pursuant to the Management Incentive Plan) and $83,952,541 principal amount of New Senior Notes.

         To the extent non-NCI holders of Allowed Class 6 Claims other than the Backstopping Noteholders exercise Subscription Rights pursuant to the Rights Offering, (i) first, the aggregate amount of New Senior Notes and New Common Stock which NCI has the right and is obligated to purchase pursuant to its oversubscription obligations shall be reduced proportionately and the purchase price therefor shall be reduced on a dollar-for-dollar basis, and (ii) second, the aggregate amount of New Senior Notes and New Common Stock which the Backstopping Noteholders have the right and are obligated to purchase pursuant to their oversubscription obligations shall be reduced proportionately and the purchase price therefor shall be reduced on a dollar-for-dollar basis.

         In consideration of their commitment to exercise additional Subscription Rights in the Rights Offering, and subject to certain conditions described in “Reorganized NII – Management – Reorganized NII Board of Directors”, (i) NCI will receive Special Director Preferred Stock which is entitled to nominate and elect two members of the Board of Directors of Reorganized NII; and (ii) the Backstopping Noteholders will receive Special Director Preferred Stock which is entitled to nominate and elect three members of the Board of Directors of Reorganized NII. As a Class 2 and a Class 3 creditor, MCC will receive the right to nominate and elect one member of the Board of Directors of Reorganized NII.

         The New Senior Notes will bear interest at a 13% annual rate of interest, commencing two years after the Effective Date (payable quarterly), and will have a maturity date on the seventh anniversary of the original issuance. The New Senior Notes will not accrue interest during the first two years following the Effective Date. The New Senior Notes are expected to be senior secured obligations of the Issuer, guaranteed by Reorganized NII and substantially all of its subsidiaries and will rank senior in right of payment to all subordinated indebtedness of the Issuer and pari passu in right of payment with all senior

Indebtedness of the Issuer with subordination terms pursuant to the Intercreditor Agreement. The guarantee of Reorganized NII and other guarantors will be a senior secured obligation of Reorganized NII and other guarantors and will rank senior in right of payment to all subordinated indebtedness of Reorganized NII and pari passu in right of payment with all senior indebtedness of such entities subject to the subordination terms of the Intercreditor Agreement. Any additional and subsequent guarantees provided to the holders of the New Senior Notes will be provided to MCC for the New MEFA and New EFA and shall be subordinated to such guarantees provided to MCC. The Intercreditor Agreement will provide, notwithstanding the priority of any Liens, that collateral proceeds from (i) the New MEFA collateral will be paid first to satisfy the New MEFA and second to satisfy the New Senior Notes and the New EFA on a pari passu basis, and (ii) the New EFA collateral will be paid first to satisfy the New EFA and second to satisfy the New Senior Notes and the New MEFA on a pari passu basis.

         As part of the Rights Offering, NCI and its affiliates and NII will agree to enter into the Standstill Agreement pursuant to which (i) NCI and its affiliates agree not to purchase (or take any other action to acquire) any further equity securities, or other securities convertible into equity securities, of Reorganized NII that would result in NCI and its affiliates holding, in the aggregate, more than 49.9% of the equity ownership of Reorganized NII on a fully diluted basis, without prior approval of a majority of the non-NCI members of the Board of Directors of Reorganized NII and (ii) NII agrees not to take any action that would cause NCI to hold more than 49.9% of the common equity of Reorganized NII on a fully diluted basis.

         This summary is qualified by reference to the Description of New Senior Notes, see “Securities to Be Issued Pursuant to the Plan; Post-Reorganization Indebtedness – New Senior Notes.”

         Subscription Agreement.

         Pursuant to the Subscription Agreement, dated as of August 1, 2002, among Reorganized NII, NCI and the Backstopping Noteholders, NCI and the Backstopping Noteholders will commit to purchase up to $65 million and $75 million, respectively (which amounts represent the aggregate purchase price to be paid in the purchase of New Senior Notes and New Common Stock), of New Senior Notes and additional New Common Stock of Reorganized NII, subject to several conditions therein, including (i) that the parties thereto have executed and delivered the restructuring documents in substantially the form attached to the Subscription Agreement; and (ii) that no material adverse change has occurred with respect to NII or its subsidiaries.

         Procedures to Elect to Exercise Subscription Rights.

         A holder of an Allowed Claim in Class 6 may elect to purchase Subscription Rights and thereby participate in the Rights Offering. Subscription Rights may only be exercised on a Pro Rata basis in proportion to such holder’s respective Allowed Class 6 Claims in units aggregating up to $180,820,856 aggregate principal amount of New Senior Notes and up to an additional 15,680,000 shares of New Common Stock (collectively, the “Subscription Units”), and are not available on any other basis.

         Method of Exercise of Rights.

         If you are entitled to purchase Subscription Units pursuant to the Rights Offering, you must (a) complete and sign your original Rights Certificate (copies will not be accepted) and (b) return, by the Voting Deadline, the Rights Certificate in the envelope provided together with payment for such Subscription Units in the form of either (i) a check, bank draft, cashier’s check or money order payable to

Reorganized NII or its designated agent (a “Rights Agent”) or (ii) a wire transfer of payment and notification that payment for the shares was sent prior to the final due date via wire transfer directly to the bank account maintained by Reorganized NII or its designated Rights Agent. The Rights Agent will deposit all Subscription Units purchase checks received by it prior to the final due date into a segregated non-interest-bearing account pending distribution of Subscription Units. The Rights Agent will not accept cash as a means of payment for Subscription Units. The Rights Certificate will contain an estimate of the total amount of Allowed Class 6 Claims which estimate shall be used to enable the calculation of the applicable Subscription Units subject to certain conditions outlined in the Rights Certificate. As demonstrated by the following equation, and as more thoroughly described in the Rights Certificate, the purchase price of a holder’s Subscription Units is determined as a proportion of such holder’s Class 6 Claim to the total amount of Allowed Class 6 Claims, multiplied by $140 million:

The amount of the holder’s claim Total estimated amount of Allowed Class 6 Claims	x	$140 million

         EXCEPT AS OTHERWISE SET FORTH BELOW, A PAYMENT PURSUANT TO THIS METHOD MUST BE IN UNITED STATES DOLLARS BY WIRE TRANSFER, MONEY ORDER OR CHECK DRAWN ON A BANK LOCATED IN THE CONTINENTAL UNITED STATES, MUST BE PAYABLE TO REORGANIZED NII OR ITS DESIGNATED RIGHTS AGENT, AND MUST ACCOMPANY AN EXECUTED RIGHTS CERTIFICATE TO BE ACCEPTED.

         Any payment required from a holder of Subscription Units must be received by the Rights Agent on or prior to the Voting Deadline.

         A HOLDER OF SUBSCRIPTION UNITS WILL HAVE NO RIGHT TO RESCIND A SUBSCRIPTION AFTER THE RIGHTS AGENT HAS RECEIVED PAYMENT.

         Holders who hold Subscription Units for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of the Subscription Units as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the Subscription Units. If the beneficial owner so instructs, the record holder of the Subscription Units should complete and Rights Certificate and submit it to the Rights Agent with the proper payment. In addition, beneficial owners of Subscription Units held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner’s instructions.

         The instructions accompanying the Rights Certificate should be read carefully and followed in detail. IN ORDER FOR YOU TO EXERCISE YOUR SUBSCRIPTION UNITS, YOUR RIGHTS CERTIFICATE MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE INSTRUCTIONS THEREON. ALL RIGHTS CERTIFICATES AND PAYMENT FOR SHARES MUST BE RECEIVED BY REORGANIZED NII OR ITS DESIGNATED RIGHTS AGENT NO LATER THAN 5:00 P.M. (EASTERN TIME) ON THE VOTING DEADLINE.

         THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE PURCHASE PRICE FOR SUBSCRIPTION UNITS TO REORGANIZED NII OR ITS DESIGNATED RIGHTS AGENT WILL BE AT THE ELECTION AND RISK OF THE HOLDERS OF SUBSCRIPTION RIGHTS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT THE CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED,

WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO REORGANIZED NII OR ITS DESIGNATED RIGHTS AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., EASTERN TIME, ON THE VOTING DEADLINE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF A WIRE TRANSFER, CERTIFIED CHECK, CASHIER’S CHECK OR MONEY ORDER.

         All questions concerning the timeliness, validity, form and eligibility of any exercise of Subscription Rights will be determined by Reorganized NII, whose determinations will be final and binding. Reorganized NII in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Subscription Right. The exercise of Subscription Rights will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as Reorganized NII determines in its sole discretion. Neither Reorganized NII nor any Rights Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification.

SECURITIES TO BE ISSUED PURSUANT TO THE PLAN; POST-REORGANIZATION INDEBTEDNESS

Reorganization Value.

         The Debtors have been advised by Houlihan Lokey with respect to the reorganization equity value of Reorganized NII. The reorganization equity value, which includes the Debtors’ operating businesses, the expected present value of certain non-operating assets and the estimated debt balances at and beyond the Effective Date, was estimated by Houlihan Lokey to be approximately $50.0 million as of an assumed Effective Date of October 1, 2002. The foregoing reorganization equity value (ascribed as of the date of this Disclosure Statement) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the Business Plan.

         Further, the foregoing valuations also reflect a number of assumptions, including a successful reorganization of the Debtors’ businesses and finances in a timely manner, the forecasts reflected in the Projections, the performance targets established by the 2002 budget, the utilization of projected operating losses to offset certain one-time gains, the amount of available cash, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

         In calculating the estimated reorganization equity value, Houlihan Lokey: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors and assisted in developing financial projections relating to their businesses and prospects; (c) met with certain members of senior management of the Debtors to discuss the Debtors’ operations and future prospects; (d) reviewed publicly available financial data and considered the market values of public companies that Houlihan Lokey deemed generally comparable to the operating businesses of the Debtors; (e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that Houlihan Lokey believes were comparable to the operating businesses of the Debtors; (f) considered certain economic and industry information relevant to the Debtors’ operating businesses; (g) visited certain of the Debtors’ facilities; and

(h) reviewed certain analyses prepared by other firms retained by the Debtors and conducted such other analyses as Houlihan Lokey deemed appropriate. Although Houlihan Lokey conducted a review and analysis of the Debtors’ businesses, operating assets and liabilities and business plans, Houlihan Lokey assumed and relied on the accuracy and completeness of all: (i) financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and (ii) publicly available information. In addition, Houlihan Lokey did not independently verify the assumptions underlying the Projections or the 2002 Budget in connection with such valuation. No independent evaluations or appraisals of the Debtors’ assets were sought or were obtained in connection therewith.

         Estimates of reorganization equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold. The estimates of reorganization equity value prepared by Houlihan Lokey assume that Reorganized NII continues as the owner and operator of its businesses and assets. Such estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated reorganization equity value of Reorganized NII through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, Houlihan Lokey nor any other person assumes responsibility for their accuracy. Depending on the results of the Debtors’ operations or changes in the financial markets, Houlihan Lokey’s valuation analysis as of the Effective Date may differ from that disclosed herein.

         In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holding of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors’ history in chapter 11 or by other factors not possible to predict. Accordingly, the reorganization equity value estimated by Houlihan Lokey does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with Houlihan Lokey’s valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Common Stock.

         Furthermore, in the event that the actual distributions to Claim holders in Class 6 differ from those assumed by the Debtors in their recovery analysis, the actual recoveries realized by holders of Claims in that Class could be significantly higher or lower than estimated by the Debtors.

New Common Stock.

         As of the Effective Date, Reorganized NII will be authorized to issue 100,000,000 shares, par value $0.001, of New Common Stock, of which (a) 3,920,000 shares will be distributed to holders of Allowed Claims in Class 6; (b) 2,222,222 shares will be reserved for issuance under the Management Incentive Plan, of which grants for certain shares will be made by Reorganized NII’s Board of Directors, or a committee thereof; (c) 15,680,000 shares will be reserved for issuance in connection with the Rights Offering; and (d) 400,000 shares will be distributed pro rata to the Chase Lenders in partial consideration for the Chase Settlement.

         The holders of New Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. See “Distributions Under the Plan — Disputed Claims; Reserve and Estimations” and Section VI.E.2.a.ii of the Plan for provisions regarding voting of New Common Stock held in the Disputed Class 6 Claim Reserve. Holders of New Common Stock will be entitled to receive ratably such dividends as may be declared by Reorganized NII’s Board of Directors out of funds legally available for payment of dividends. However, Reorganized NII does not presently anticipate that dividends will be paid on New Common Stock in the foreseeable future. See “Risk Factors — Dividend Policies; Restrictions on Payment of Dividends.” In the event of a liquidation, dissolution or winding up of Reorganized NII, holders of New Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock of Reorganized NII. Holders of New Common Stock will have no preemptive, subscription, redemption or conversion rights. All of the outstanding shares of New Common Stock to be issued pursuant to the Plan will be, upon such issuance, validly issued, fully paid and nonassessable.

Special Director Preferred Stock.

         In addition to the New Common Stock, Reorganized NII will issue on the Effective Date three classes of Special Director Preferred Stock, par value one dollar ($1.00) per share (the “Special Director Preferred”). The Special Director Preferred is being created to give the respective holders thereof the right to nominate and elect certain members of the Board of Directors as described below. Such stock shall have no other voting rights or any dividend rights or other economic value, save a liquidation value equal to the par value thereof. The terms of the Special Director Preferred are more fully described in the Amended and Restated Certificate of Incorporation substantially in the form included in the Plan Supplement.

         In consideration of their agreement to exercise up to $75 million of Subscription Rights in the Rights Offering, certain of the Backstopping Noteholders will receive one share of Class A Special Director Preferred Stock which will entitle them as a group to nominate and elect up to three members of the Board of Directors (and fill any vacancies created by the death, resignation or removal of any thereof); provided that if their collective holdings of New Common Stock fall below certain percentages, they will lose some or all of their rights to nominate and elect board members.

         In consideration of its agreement to exercise up to $65 million of Subscription Rights in the Rights Offering, NCI will receive one share of Class B Special Director Preferred Stock which will entitle it to nominate and elect up to two members of the Board of Directors (and fill any vacancies created by the death, resignation or removal of any thereof); provided that if NCI’s holdings of New Common Stock fall below certain percentages, it will lose some or all of its rights to nominate and elect board members.

         As part of its treatment as a holder of the Class 2 and Class 3 Claims, MCC shall receive one share of Class C Special Director Preferred Stock which will entitle it to nominate and elect one member of the Board of Directors (and fill any vacancy created by the death, resignation or removal thereof); provided that at the time any such action is taken, MCC must be the holder of a majority in principal amount of the aggregate indebtedness outstanding under the New MEFA and the New EFA. At such time as MCC does not hold such a debt position, the number of members of the Board of Directors MCC shall be entitled to elect thereafter shall be zero regardless of its debt position at any point after such time.

         If at any time for any reason the holders of any series of Special Director Preferred cannot or do not nominate and elect all of the directors to which they are entitled, such unfilled positions shall be filled in accordance with the Amended and Restated Bylaws.

New Senior Notes.

General.

         The New Senior Notes are expected to be issued by a subsidiary of Reorganized NII (the “Issuer”) pursuant to the New Senior Notes Indenture, substantially in the form included in the Plan Supplement (the “Senior Notes Indenture”), among the Issuer, the Guarantors and a trustee to be determined prior to the Effective Date (the “Trustee”). The terms of the New Senior Notes include those stated in the Senior Notes Indenture and those made part of the Senior Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following summary of certain provisions of the Senior Notes Indenture, the Security Documents, the Note Guarantees, the Intercreditor Agreement and the New Senior Notes does not purport to be complete, and is qualified by reference to the Senior Notes Indenture, the Security Documents, the Note Guarantees, the Intercreditor Agreement and the New Senior Notes, including the definitions therein of certain terms used below. Copies of the forms of the Security Documents, the Note Guarantees, the Intercreditor Agreement and the New Senior Notes will be Filed by no later than September 3, 2002.

         The New Senior Notes are senior secured obligations of the Issuer, guaranteed by Reorganized NII and other Restricted Group Members and rank senior in right of payment to all subordinated Indebtedness of the Issuer and pari passu in right of payment with all senior Indebtedness of the Issuer. The Note Guarantee of Reorganized NII and each other Guarantor is a senior secured obligation of Reorganized NII and such Guarantor and ranks senior in right of payment to all subordinated Indebtedness of Reorganized NII and such Guarantor and pari passu in right of payment with all senior Indebtedness of Reorganized NII. The Issuer will have no assets other than proceeds of the sale of the New Senior Notes, which proceeds will be fully disbursed to Reorganized NII and its operating Subsidiaries and Affiliates promptly after the Effective Date. The Issuer does not have the ability to pay debt service on the New Senior Notes, and repayment of the New Senior Notes is dependent upon the success of Reorganized NII and the other Guarantors in executing their business plan and the value of the Collateral.

         The security interest in the existing and future assets of the Restricted Group Members securing the New Senior Notes and the Note Guarantees will be junior to the security interest in such assets securing the New MEFA and the New EFA and any refinancings thereof permitted pursuant to the terms of the Senior Notes Indenture. The Intercreditor Agreement will provide, notwithstanding the priority of any Liens, that collateral proceeds from (i) the New MEFA collateral will be paid first to satisfy the New MEFA and second to satisfy the New Senior Notes and the New EFA on a pari passu basis, and (ii) the

New EFA collateral will be paid first to satisfy the New EFA and second to satisfy the New Senior Notes and the New MEFA on a pari passu basis.

         The New Senior Notes will be issued in registered form, without coupons, in denominations of $1.00 and integral multiples thereof.

Defined Terms.

         As used in this summary, the following terms have the meanings set forth below. References to sections in the following defined terms shall be sections of the Senior Notes Indenture unless otherwise indicated.

         “Accreted Value” means, as of any date prior to two years following the date of issuance, an amount per $1,000 principal amount at maturity of Notes that is equal to the sum of (a) the Issue Price ($774.24 per $1,000 principal amount at maturity of the Notes) of such Notes and (b) the portion of the excess of the principal amount of such Notes over such Issue Price which shall have been accreted through such date, such amount to be so accreted on a daily basis and compounded quarterly at the rate of 13% per annum from the Effective Date through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and as of any date on or after the date that is two years following the date of issuance, the principal amount at a maturity of such Notes.

         “Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Restricted Group Members for such period determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

         (1)  the net income (or loss) of any Unrestricted Subsidiary or Unrestricted Affiliate, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to any Restricted Group Member by such Unrestricted Subsidiary or Unrestricted Affiliate during such period, and (y) with respect to net losses, to the extent of the amount of cash contributed by any Restricted Group Member to such Unrestricted Subsidiary or Unrestricted Affiliate during such period;

         (2)  the net income of any Restricted Group Member to the extent that the declaration or payment of dividends or similar distributions by such Restricted Group Member of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Group Member; provided, in the case of restrictions imposed in connection with outstanding Indebtedness, that the amount of net income excluded during any period shall not exceed the aggregate amount of such Indebtedness that would need to be repaid to enable such Restricted Group Member to declare and pay dividends or similar distributions of such net income;

         (3)  any gains or losses (on an after-tax basis) attributable to Asset Sales;

         (4)  all extraordinary gains and extraordinary losses; and

         (5)  to the extent not otherwise excluded in accordance with GAAP, the net income (or loss) of any Restricted Group Member in a percentage amount that corresponds to the percentage ownership interest in the income of such Restricted Group Member not owned on the last day of such period, directly or indirectly, by Reorganized NII.

         “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         “Agent” means any Registrar, Paying Agent, authenticating agent or co-Registrar.

         “Asset Acquisition” means (1) an investment by any Restricted Group Member in any other Person pursuant to which such Person becomes a Restricted Group Member or is merged into or consolidated with another Restricted Group Member; provided that such Person’s primary business is related, ancillary or complementary to the businesses of the Restricted Group Members on the date of such investment or (2) an acquisition by any Restricted Group Member of the property and assets of any Person other than another Restricted Group Member that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Restricted Group Members on the date of such acquisition.

         “Asset Disposition” means the sale or other disposition by any Restricted Group Member (other than another Restricted Group Member) of (1) all or substantially all of the Capital Stock of any Restricted Group Member or (2) all or substantially all of the assets that constitute a division or line of business of a Restricted Group Member.

         “Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by (1) any Restricted Group Member to any Person other than a Restricted Group Member or (2) NII Brazil to any Person of

         (1)  all or any of the Capital Stock of a Restricted Group Member, other than in respect of director’s qualifying shares or investments by foreign nationals mandated by applicable law;

         (2)  all or substantially all of the property and assets of an operating unit or business of the Restricted Group Member; or

         (3)  any other property or assets of a Restricted Group Member outside the ordinary course of business of such Restricted Group Member;

provided that “Asset Sale” shall not include:

         (a)  sales or other dispositions of inventory, receivables and other assets in the ordinary course of business;

         (b)  sales or other dispositions of obsolete equipment;

         (c)  sales or other dispositions of the Capital Stock of an Unrestricted Subsidiary or an Unrestricted Affiliate;

         (d)  sales or other dispositions by a Restricted Group Member to the Issuer, or by the Issuer or another Restricted Group Member to a Wholly Owned Restricted Group Member of Reorganized NII;

         (e)  sales or other distributions of assets (in one transaction or a series of related transactions)

having an aggregate Fair Market Value (as certified in an Officers' Certificate delivered to the Trustee) not in excess of $1 million;

         (f)  Permitted Tower Transactions;

         (g)  Liens permitted by the covenant described herein under “Limitation on Liens”;

         (h)  Restricted Payments permitted by the covenants described herein under “Limitation on Restricted Payments” or “Merger, Consolidation, or Sale of Assets”;

         (i)  sales of any assets of, or the stock of, Nextel Philippines; or

         (j)  any transaction governed by the provisions of the covenant described herein under “Merger, Consolidation or Sale of Assets”;

         “Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

         “Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal, state or foreign law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

         “Board of Directors” unless otherwise stated, means the Board of Directors of the Issuer or any committee of such Board of Directors duly authorized to act under the Senior Notes Indenture.

         “Board Resolution” means a copy of a resolution, certified by the Secretary of the Issuer or Reorganized NII, as the case may be, to have been duly adopted by the Board of Directors of the Issuer or Reorganized NII, as the case may be, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

         “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

         “Capex” means, for any period, the aggregate of all cash expenditures (including, in all events, all amounts expended in connection with Capitalized Lease Obligations but excluding any amount representing the interest component thereof) made on account of property, plant, equipment or similar assets during such period by the Restricted Group Members, including the purchase price paid in connection with any spectrum purchases regardless of whether such amounts are allocable to property, assets, plant or equipment.

         “Capitalized Lease” means, as applied to any Person, any lease of property (whether real, personal or mixed) that in conformity with GAAP is required to be shown as an asset on that Person’s balance sheet.

         “Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

         “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Effective Date, including, without limitation, all Common Stock and Preferred Stock.

         “Cash Equivalents” means (i) obligations issued by the United States of America or any agency or instrumentality thereof, or obligations fully and unconditionally guaranteed by the United States of America or any agency or instrumentality thereof; (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof) and commercial paper issued by others rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or, in each case, such equivalent or higher rating by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act)) and in each case maturing within 180 days after the date of acquisition; and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

         “Change of Control” means the occurrence of any of the following events:

         (i)  the transfer (in one transaction or a series of transactions) of all or substantially all of Reorganized NII’s assets to any “Person” or “Group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act);

         (ii)  the liquidation or dissolution of Reorganized NII or the adoption of a plan by the stockholders of NII relating to the dissolution or liquidation of Reorganized NII;

         (iii)  the acquisition by any “Person” or “Group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than as specified in the Senior Notes Indenture, of beneficial ownership, directly or indirectly, of 50% or more of the aggregate ordinary voting power of the total outstanding Voting Stock of Reorganized NII; or

         (iv)  at any time, Continuing Directors cease for any reason to constitute a majority of the Board of Directors of Reorganized NII then still in office.

         For purposes of this definition, “Continuing Directors” means at any time, (i) individuals who, prior to such time, were directors of Reorganized NII, other than those individuals appointed, designated or nominated by Nextel, (ii) any director whose election by the Board of Directors of Reorganized NII or whose nomination for election by the stockholders of Reorganized NII was approved by a majority of the Continuing Directors then in office; or (iii) any directors designated by the any holders of Reorganized NII’s Class A or Class C Special Director Preferred Stock.

         “Collateral” means all assets of the Restricted Group Members that are the subject of liens granted pursuant to the Security Documents and more particularly described therein.

         “Collateral Agent” means that certain Collateral Agent as designated and appointed under the Security Documents.

         “Commission” means the Securities and Exchange Commission, as from time to time constituted, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

         “Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s common equity, whether now outstanding or issued after the date of the Senior Notes Indenture, including, without limitation, all series and classes of such common equity.

         “Consolidated EBITDA” means, for any period, the sum of the amounts for such period of:

         (1)  Adjusted Consolidated Net Income;

         (2)  Consolidated Interest Expense, to the extent deducted in calculating Adjusted Consolidated Net Income;

         (3)  income taxes, to the extent deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

         (4)  depreciation expense as determined in conformity with GAAP, to the extent deducted in calculating Adjusted Consolidated Net Income;

         (5)  amortization expense as determined in conformity with GAAP, to the extent deducted in calculating Adjusted Consolidated Net Income; and

         (6)  all other non-cash items to the extent reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items to the extent increasing Adjusted Consolidated Net Income, as determined in conformity with GAAP.

         “Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs associated with Interest Rate Agreements; and interest in respect of any Indebtedness that is Guaranteed or secured by any Restricted Group Member) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by any Restricted Group Member during such period; excluding, however, (1) any amount of such interest of any Restricted Group Member if the net income of such Restricted Group Member is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2) or (5) of the definition thereof (but only in the same proportion as the net income of such Restricted Group Member is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2) or (5) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the New Senior Notes, all as determined (without taking into account Unrestricted Subsidiaries or Unrestricted Affiliates) in conformity with GAAP.

         “Consolidated Leverage Ratio” means, on any Transaction Date, the ratio of:

         (1)  the aggregate amount of Indebtedness of the Restricted Group Members as at such

Transaction Date to the aggregate amount of Consolidated EBITDA for the period of four consecutive fiscal quarters then most recently ended and for which financial statements of the Issuer or Reorganized NII have been filed with the Commission in accordance with the covenant described herein under “Reports”;

provided, however, that on any Transaction Date during the first, second and third fiscal quarters following the Effective Date, the Consolidated Leverage Ratio shall be the ratio of:

         (A)  the aggregate amount of Indebtedness of the Restricted Group Members as at such Transaction Date to

         (B)  the aggregate amount of Consolidated EBITDA for the period immediately subsequent to the Effective Date to such Transaction Date, on an annualized basis (the period contemplated by the clause (B) being referred to as the “Covered Period”); and

provided further that:

         (i)  pro forma effect shall be given to (x) any Indebtedness Incurred from the beginning of the Covered Period through the Transaction Date (the “Reference Period”), to the extent such Indebtedness is outstanding on the Transaction Date and (y) any Indebtedness that was outstanding during such Reference Period but that is not outstanding or is to be repaid on the Transaction Date;

         (ii)  pro forma effect shall be given to Asset Dispositions with a sale price in excess of dollar amounts specified in the Senior Notes Indenture and Asset Acquisitions with a purchase price in excess of dollar amounts in the Senior Notes Indenture (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period, as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

         (iii)  pro forma effect shall be given to asset dispositions with a sale price in excess of dollar amounts specified in the Senior Notes Indenture and asset acquisitions with a sale price in excess of dollar amounts specified in the Senior Notes Indenture (including giving pro forma effect to the application of proceeds of any such asset disposition) that have been made by any Person that has become a Restricted Group Member or has been merged with or into any Restricted Group Member during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Group Member as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (ii) or (iii) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the full fiscal quarter immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available, multiplied by four.

         “Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recently available quarterly or annual consolidated balance sheet of Reorganized NII and its Restricted Group Members (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries or Unrestricted Affiliates), less any amounts of such stockholders’ equity (or equivalent) attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of any Restricted

Group Member, each item to be determined in conformity with GAAP.

         “Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered.

         “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

         “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

         “Depositary” means The Depository Trust Company, its nominees, and their respective successors.

         “Effective Date” means the Effective Date under the Plan.

         “Equity Interests” means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

         “Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the seller, whose determination shall be conclusive if evidenced by a Board Resolution

         “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as specifically provided, all ratios and computations contained or referred to in the Senior Notes Indenture shall be computed in conformity with GAAP applied on a consistent basis.

         “Guarantee” means any obligation, contingent or otherwise (including. without limitation, letters of credit and reimbursement agreements), of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of such Person’s business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

         “Guarantors” means the Persons listed as Guarantors on the signature pages to the Senior Notes Indenture and any other Persons who become Guarantors pursuant to the terms of the Senior Notes

Indenture.

         “Holder” or “Noteholder” means the registered holder of any Note.

         “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Indebtedness by reason of a Person becoming a Restricted Group Member; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

         “Indebtedness” means, with respect to any Person at any date of determination (without duplication):

         (1)  all liabilities or obligations, contingent or otherwise, of such Person for borrowed money, including Acquired Debt;

         (2)  all liabilities or obligations, contingent or otherwise, of such Person evidenced by bonds, debentures, notes or other similar instruments;

         (3)  all liabilities or obligations, contingent or otherwise, of such Person in respect of letters of credit, banker’s acceptances or other similar instruments (including reimbursement obligations with respect thereto);

         (4)  all liabilities or obligations, contingent or otherwise, of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables;

         (5)  all liabilities or obligations, contingent or otherwise, of such Person as lessee under Capitalized Leases;

         (6)  all liabilities or obligations, contingent or otherwise, of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such assets at such date of determination and (B) the amount of such Indebtedness;

         (7)  all liabilities or obligations, contingent or otherwise, of other Persons Guaranteed by such Person to the extent such liabilities or obligations are Guaranteed by such Person; and

         (8)  to the extent not otherwise included in this definition, all liabilities or obligations, contingent or otherwise, under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount shall be the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) Indebtedness shall not include any liability for federal, state, local or other taxes; and (C) Indebtedness shall not include lease payments owed in respect of any so-called “build-to-suit” Permitted Tower Transaction.

         “Intercreditor Agreement” means the Intercreditor Agreement entered into on the Effective Date, among the Issuer, all other borrowers, MCC, the Indenture Trustee for the New Senior Notes, and a collateral agent, in connection with the New MEFA, New EFA and New Senior Notes.

         “Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement.

         “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person.

         “Involuntary Event” has the meaning specified in the definition of “Permitted Investments.”

         “Investment Grade” means a rating of at least BBB-, in the case of S&P, or Baa3, in the case of Moody’s.

         “Issue Price” means with respect to the Notes, the aggregate issue price of such Notes, which equals $140,000,000.

         “Issuer Order” means a written request or order signed in the name of the Issuer (i) by its Chairman, a Vice Chairman, its President or a Vice President and (ii) by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary and delivered to the Trustee; provided, however, that such written request or order may be signed by any two of the officers or directors listed in clause (i) above in lieu of being signed by one of such officers or directors listed in such clause (i) and one of the officers listed in clause (ii) above.

         “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any option or other agreement to give any security interest); provided that the amount of assets of a Restricted Group Member subject to a Lien shall be reduced by an amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of determination, directly or indirectly, by the Reorganized NII.

         “Minority Owned Affiliate” of any specified Person, means any other Person in which an Investment in the Capital Stock of such Person has been made by such specified Person other than a direct or indirect Subsidiary of such specified Person.

         “Moody’s” means Moody’s Investors Service, Inc. and its successors.

         “NCI” means Nextel Communications, Inc.

         “Net Cash Proceeds” means:

         (1)  with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to any Restricted Group Member) and proceeds from the conversion of other property received when converted to cash or

Cash Equivalents, net of (a) reasonable and customary brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, other than fees and expenses paid or payable to an Affiliate of the Issuer, (b) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Restricted Group Members, taken as a whole, (c) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale, and (d) appropriate amounts to be provided as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and reflected on an Officers’ Certificate delivered to the Trustee; provided that with respect to any Asset Sale by a Restricted Group Member, Net Cash Proceeds shall be reduced by a percentage amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of such Asset Sale, directly or indirectly, by Reorganized NII; and

         (2)  with respect to any capital contribution or issuance or sale of Capital Stock, the proceeds of such capital contribution or issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to any Restricted Group Member) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of reasonable and customary attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such capital contribution or issuance or sale and net of taxes paid or payable as a result thereof.

         “New EFA” means the Second Amended and Restated Equipment Financing Agreement to be entered into as of the Effective Date between McCaw International (Brazil), Ltd. and Motorola Credit Corporation, together with all agreements, instruments and other documents relating thereto, as the same may be amended, supplemented or otherwise modified, or refunded, replaced or refinanced from time to time.

         “New MEFA” means the Master Equipment Financing Agreement to be entered into as of the Effective Date between certain subsidiaries of Reorganized NII and Motorola Credit Corporation, together with all agreements, instruments and other documents relating thereto, as the same may be amended, supplemented or otherwise modified, or refunded, replaced or refinanced from time to time.

         “New Senior Notes” means the debt securities, that are authenticated and delivered under the Senior Notes Indenture. For all purposes, the term shall include the notes initially issued on the Effective Date and any other notes issued after the Effective Date under the Senior Notes Indenture.

         “NII Brazil” means (1) McCaw International (Brazil), Ltd., a corporation organized under the laws of Brazil, and any successor thereto and any Subsidiary or Minority Owned Affiliate of the Company or McCaw International (Brazil), Ltd., (2) any other subsidiary of NII incorporated or otherwise formed under the laws of Brazil or doing business in Brazil on or after the Effective Date and (3) any other Subsidiary or Minority Owned Affiliate that is or becomes an obligor under the New EFA.

         “Note Guarantee” means the guarantee of a Guarantor set forth in the covenant described herein under “Guarantees.”

         “Offer to Purchase” means an offer by the Issuer to purchase New Senior Notes from the Holders commenced by mailing a notice to the Trustee and each Holder at its last registered address stating such disclosures as are required by law and:

         (1)  the covenant pursuant to which the offer is being made and that all New Senior Notes validly tendered will be accepted for payment on a pro rata basis;

         (2)  the purchase price (including the Accreted Value and the amount of any accrued and unpaid interest) and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

         (3)  that any New Senior Note not tendered will continue to amortize original issue discount or accrue interest, as the case may be, pursuant to its terms;

         (4)  that, unless the Company defaults in the payment of the purchase price, any New Senior Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

         (5)  that Holders electing to have a New Senior Note purchased pursuant to the Offer to Purchase will be required to surrender the New Senior Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the New Senior Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Payment Date;

         (6)  that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of New Senior Notes delivered for purchase and a statement that such Holder is withdrawing such Holder’s election to have such New Senior Notes purchased; and

         (7)  that Holders whose New Senior Notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the New Senior Notes surrendered; provided that each New Senior Note purchased and each new note issued shall be in a principal amount of $1.00 or integral multiples thereof; and

         (8)  the instructions Holders must follow to properly tender their New Senior Notes.

         “Officer” means, with respect to the Issuer or Reorganized NII, as the case may be, the following of its officers, (i) the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, and (ii) the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary thereof.

         “Officers’ Certificate” means a certificate of the Issuer or, if so stated herein, Reorganized NII, signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof. Each Officers’ Certificate (other than certificates provided pursuant to TIA Section 314(a)(4)) shall include the statements provided for in TIA Section 314(e).

         “Opinion of Counsel” means a written opinion signed by legal counsel reasonably acceptable to the Trustee, which counsel may be an employee of or counsel to Reorganized NII. Each such Opinion of Counsel shall include the statements provided for in TIA Section 314(e).

         “Permitted Amounts” means, at any date of determination, an amount equal to:

         (1)  Net Cash Proceeds of all sales of equity in Reorganized NII subsequent to the Effective Date; plus

         (2)  Ten percent (10%) of the Consolidated EBITDA during the period from the Effective Date through December 31, 2004, plus

         (3)  Twenty percent (20%) of the remainder of (i) Consolidated EBITDA less (ii) cumulative Capex of the Restricted Group Members during the period from January 1, 2005 through such date of determination.

         “Permitted Investment” means:

         (1)  an Investment in Reorganized NII or a Restricted Subsidiary of Reorganized NII (or a Person that will, upon the making of such Investment, become a Restricted Subsidiary of Reorganized NII or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, a Restricted Subsidiary of Reorganized NII); provided that such Person’s primary business is related, ancillary or complementary to the businesses of the Restricted Subsidiaries of Reorganized NII on the date of such Investment;

         (2)  an Investment by a Restricted Subsidiary of Reorganized NII in a Restricted Affiliate of NII (or a Person which will, upon the making of such Investment, become a Restricted Subsidiary of Reorganized NII or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, a Restricted Subsidiary of Reorganized NII); provided that (x) such Person’s primary business is related, ancillary or complementary to the businesses of Reorganized NII and its Restricted Subsidiaries on the date of such Investment and (y) any such Investment shall cease to be a Permitted Investment if such Restricted Subsidiary of Reorganized NII ceases to be a Restricted Subsidiary of Reorganized NII or ceases to observe any covenant that are applicable to such Restricted Subsidiary of Reorganized NII, provided that if such Person ceases to be a Restricted Subsidiary of Reorganized NII or such Person ceases to observe any covenant applicable to it solely as a result of circumstances, developments or conditions beyond the control of Reorganized NII and its Restricted Subsidiaries (such failure being an “Involuntary Event”) any such Investment previously made in such Restricted Subsidiary of Reorganized NII will not cease to be a Permitted Investment unless such Involuntary Event continues for 90 days;

         (3)  an Investment by a Restricted Affiliate in a Restricted Subsidiary of such Restricted Affiliate (or a Person that will, upon the making of such Investment, become a Restricted Subsidiary of such Restricted Affiliate or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, such Restricted Affiliate or a Restricted Subsidiary of such Restricted Affiliate); provided that such Person’s primary business is related, ancillary or complementary to the businesses of Reorganized NII and its Restricted Subsidiaries on the date of such Investment;

         (4)  Cash Equivalents;

         (5)  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

         (6)  stock, obligations or securities received in satisfaction of judgments or as part of or in connection with the bankruptcy, winding up or liquidation of a Person, except if such stock, obligations or securities are received in consideration for an Investment made in such Person in connection with or anticipation of such bankruptcy, winding up or liquidation;

         (7)  an Investment made pursuant to, or payments made in satisfaction of, Permitted Tower Transactions;

         (8)  an Investment in inventory and accounts receivable made in the ordinary course of business; and

         (9)  an Investment received as consideration in an Asset Sale made in compliance with the covenants described herein under the “Asset Sales”.

Notwithstanding the foregoing, the term “Permitted Investment” excludes any Investment in NII Brazil, other than an Investment in any entity referred to in the definition of NII Brazil made solely by one or more other entities referred to in the definition of NII Brazil.

         “Permitted Liens” means:

         (1)  Liens for taxes, assessments, governmental charges or claims that are not yet due or that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

         (2)  statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

         (3)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

         (4)  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

         (5)  easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Issuer or any other Restricted Group Member;

         (6)  Liens (including extensions and renewals thereof) upon real or personal property acquired after the Effective Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred in accordance with the provisions set forth in the covenant described under “Limitation on Incurrence of Indebtedness” (i) to finance the cost (including the cost of design, development, construction, improvement, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, or (ii) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of that property and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

         (7)  leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Restricted Group Members, taken as a whole;

         (8)  Liens encumbering property or assets under construction arising from progress or partial payments by a customer of a Restricted Group Member relating to such property or assets;

         (9)  any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

         (10)  Liens arising from filing Uniform Commercial Code financing statements (or substantially equivalent filings outside the United States) regarding leases other than Capitalized Leases;

         (11)  Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person is acquired by, merged into or consolidated with any Restricted Group Member; so long as such Liens were not created in contemplation of such acquisition, merger or consolidation and do not extend to or cover any property or assets of any Restricted Group Member other than the property or assets acquired;

         (12)  Liens in favor of any Restricted Subsidiary other than NII Brazil;

         (13)  Liens arising from the rendering of a final judgment or order against any Restricted Group Member that does not give rise to an Event of Default;

         (14)  Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

         (15)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

         (16)  Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect one or more Restricted Group Members from fluctuations in interest rates, currencies or the price of commodities;

         (17)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by a Restricted Group Member in the ordinary course of business in accordance with the past practices of such Restricted Group Member prior to the Effective Date;

         (18)  Liens on or sales of receivables;

         (19)  Liens on the Capital Stock of Unrestricted Subsidiaries and Unrestricted Affiliates; and

         (20)  Liens securing the Notes, the New MEFA or the New EFA and the Guarantees;

provided however, that, except with respect to Liens securing the Notes, the New EFA and the New MEFA, the term “Permitted Lien” shall not include any Lien to the extent such lien was created (or increased) after the Effective Date if such Lien secures Indebtedness or other obligations of one or more Unrestricted Subsidiaries and encumbers assets (other than Capital Stock of an Unrestricted Subsidiary) of a Restricted Group Member.

         “Permitted Tower Transaction” means a payment or other Investment in a Subsidiary of Reorganized NII made in order to enable such Subsidiary to pay (directly or indirectly) a lease payment or other payment required under a sale-leaseback tower transaction (including, without limitation, any build-to suit arrangement entered into in connection with such sale leaseback) entered into by or on behalf of any one or more of Reorganized NII’s Subsidiaries, which transaction has been determined to be in the best interests of Reorganized NII by its Board of Directors, as evidenced by a resolution of the Board of Directors and an Officers’ Certificate.

         “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         “Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference stock, whether now outstanding or issued after the date of the Senior Notes Indenture, including, without limitation, all series and classes of such preferred or preference stock.

         “principal” of a debt security, including the Notes, means the principal amount due on the Stated Maturity as shown on such debt security.

         “Redeemable Stock” means any class or series of Equity Interest of any Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise is or upon the happening of an event could be:

         (1)  required to be redeemed or repurchased prior to the one-year anniversary of the Stated Maturity of the principal of the New Senior Notes;

         (2)  redeemable at the option of the Holder of such class or series of Capital Stock at any time prior to such one-year anniversary of the Stated Maturity of the principal of the New Senior Notes; or

         (3)  convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to such one-year anniversary of the Scheduled Maturity of the principal of the New Senior Notes;

provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the one-year anniversary of the Stated Maturity of the principal of the New Senior Notes shall not constitute Redeemable Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described herein under “Limitation on Asset Sales” and “Repurchase Upon Change of Control”, and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such New Senior Notes as are required to be so repurchased by the Senior Notes Indenture.

         “Redemption Date”, when used with respect to any New Senior Note to be redeemed, means the date fixed for such redemption by or pursuant to the Senior Notes Indenture.

         “Redemption Price”, when used with respect to any New Senior Note to be redeemed, means the price at which such note is to be redeemed pursuant to the Senior Notes Indenture.

         “Required Consent” means, except as otherwise expressly provided in the Senior Notes Indenture with respect to matters requiring the consent of each Holder of New Senior Notes affected thereby, the consent of Holders of not less than a majority in aggregate Accreted Value of the outstanding New Senior Notes.

         “Responsible Officer” means any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any trust officer or assistant trust officer, the controller or any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

         “Restricted Affiliate” means any direct or indirect Minority Owned Affiliate of the Issuer or of another Restricted Group Member that has been designated by the Board of Directors of the Issuer or Reorganized NII (as the case may be) as a Restricted Affiliate based upon a good faith determination by such Board of Directors that the Issuer or Reorganized NII (as the case may be) has, directly or indirectly, the requisite control over such Minority Owned Affiliate to prevent it from Incurring Indebtedness, or taking any other action at any time, in contravention of any of the provisions of the Senior Notes Indenture that are applicable to Restricted Affiliates; provided that immediately after giving effect to such designation (x) the Liens and Indebtedness of such Minority Owned Affiliate outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Senior Notes Indenture and (y) no Default or Event of Default shall exist. The Issuer or Reorganized NII (as the case may be) will be required to deliver an Officers’ Certificate to the Trustee upon designating any Minority Owned Affiliate as a Restricted Affiliate.

         “Restricted Group Members” means collectively, the Issuer, Reorganized NII, each Restricted Subsidiary of the Issuer or Reorganized NII, each Restricted Affiliate and each Restricted Subsidiary of a Restricted Affiliate.

         “Restricted Subsidiary” means any Subsidiary of the Issuer or Reorganized NII other than an Unrestricted Subsidiary.

         “Securities Act” means the Securities Act of 1933, as amended.

         “Security Documents” means, collectively, all agreements, instruments, documents, or filings executed in connection with granting, or which otherwise evidence, the Lien of the [Trustee] [Collateral Agent] in the Collateral.

         “Significant Group Member” means, at any date of determination, any Restricted Group Member that, together with its Restricted Subsidiaries and Restricted Affiliates, (1) for the most recent fiscal year of the Issuer, accounted for more than 10% of the consolidated revenues of the Restricted Group Members, (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Restricted Group Members, or (3) for such fiscal year accounted for more than

10% of Consolidated EBITDA, all as set forth on the most recently available consolidated financial statements for such fiscal year.

         “S&P” means Standard & Poor’s Credit Market Services, a division of The McGraw Hill Companies, Inc., and its successors.

         “Specified Date” means any Change of Control Payment Date or any date upon which the New Senior Notes become due and payable after a Event of Default.

         “Spectrum Sharing Agreement” means the Spectrum Use and Build-Out Agreement between Reorganized NII and NCI and the other parties thereto, together with all agreements, instruments and other documents relating thereto, dated on or about the Effective Date.

         “Standstill Agreement” means the Standstill Agreement among NII, NCI and the Backstopping Noteholders pursuant to which NCI agrees to take no action that would result at any time in its holding in excess of 49.9% of the common equity of Reorganized NII, dated on or about the Effective Date.

         “Stated Maturity” means, with respect to any debt security, (1) the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable, and (2) with respect to any scheduled installment of principal or interest on any debt security, the date specified in such debt security as the fixed date on which any scheduled installment of principal of or interest is due and payable.

         “Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person, and (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person or one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions). For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

         “TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb), as in effect on the date the Senior Notes Indenture was executed.

         “Trademark License Agreement” means, that certain Third Amended and Restated Trademark License Agreement between Reorganized NII and NCI, dated on or about the Effective Date.

         “Trade Payables” means, with respect to any Person, (i) the deferred and unpaid purchase price of subscriber units so long as the purchase price is due no later than 365 days after taking delivery and title thereto, and (ii) any accounts payable or any other indebtedness or monetary obligation to trade creditors not more than 90 days past due, created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

         “Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

         “Trustee” means the trustee to be determined prior to the Effective Date under the Senior Notes Indenture.

         “U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

         “United States Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and as codified in Title 11 of the United States Code, as amended from time to time hereafter, or any successor federal bankruptcy law.

         “Unrestricted Affiliate” means any Minority Owned Affiliate of NII other than a Restricted Affiliate. The Board of Directors may designate any Restricted Affiliate to be an Unrestricted Affiliate; provided that a Minority Owned Affiliate that is a Restricted Affiliate may not be designated as an “Unrestricted Affiliate” unless (i) such Minority Owned Affiliate does not own any Capital Stock of, or own or hold any Lien on any property of, any Restricted Group Member; (ii) immediately after giving effect to such designation on a pro forma basis, the Consolidated Leverage Ratio would not be greater than the applicable Permitted Consolidated Leverage Ratio; and (iii) the creditors of such Minority Owned Affiliate have no direct or indirect recourse (including, without limitation, recourse with respect to the payment of principal or interest on Indebtedness of such Minority Owned Affiliate) to the assets of any Restricted Group Member; and provided further that: (A) any Guarantee by any Restricted Group Member of any Indebtedness of the Minority Owned Affiliate being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by such Restricted Group Member in such Minority Owned Affiliate at the time of such designation; (B) either (x) the Minority Owned Affiliate to be so designated has total assets of $1,000 or less or (y) if such Minority Owned Affiliate has assets greater than $1,000, such designation would be permitted under the covenant described herein under “Limitation on Restricted Payments”; (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the heading “Limitation on the Incurrence of Indebtedness”; (D) the Investment resulting from operation of the penultimate sentence of this definition shall be permitted under the covenant described herein under “Limitation on Restricted Payments”; and (E) no Default or Event of Default would exist. The Board of Directors of NII may designate any Minority Owned Affiliate that is a Restricted Affiliate to be an Unrestricted Affiliate only if immediately after giving effect to such designation (x) the liens and indebtedness of such Minority Owned Affiliate outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture, (y) no Default or Event of Default would exist, and (z) immediately after giving effect to such designation, on a pro forma basis, the Consolidated Leverage Ratio would not be greater than the applicable Permitted Consolidated Leverage Ratio. Any such designation by the Board of Directors of NII shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’

Certificate of NII certifying that such designation complied with the foregoing provisions. The Company shall be deemed to make an Investment in each Minority Owned Affiliate designated as an “Unrestricted Affiliate” immediately following such designation in an amount equal to the Investment in such Affiliate and its subsidiaries immediately prior to such designation; provided, that if such Affiliate is subsequently redesignated as a Restricted Affiliate the amount of such Investment shall be deemed to be reduced (but not below zero) by the fair market value of the net consolidated assets of such Affiliate on the date of such redesignation. Unrestricted Affiliates, as of the Effective Date, are identified on Exhibit C to the Senior Notes Indenture.

         “Unrestricted Subsidiary” means (1) Nextel Philippines, (2) any Subsidiary of Reorganized NII that at the time of determination shall be designated an Unrestricted Subsidiary in the Senior Notes Indenture or by its Board of Directors in the manner provided below, (3) any Subsidiary of an Unrestricted Subsidiary, and (4) for the purposes of certain provisions of the covenant described under the heading “Limitation on Restricted Payments,” Nextel Brazil, Nextel Argentina and any other Subsidiary of Reorganized NII in Brazil or Argentina. The Board of Directors of Reorganized NII may designate any Subsidiary as an Unrestricted Subsidiary provided, that a Subsidiary may not be designated as an “Unrestricted Subsidiary” unless (i) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any Restricted Group Member, (ii) immediately after giving effect to such designation on a pro forma basis, the Consolidated Leverage Ratio would not exceed certain limits, and (iii) the creditors of such Subsidiary have no direct or indirect recourse (including without limitation, recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to the assets of any Restricted Group Member; and provided further that (A) any Guarantee by any Restricted Group Member of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by such Restricted Group Member in such Subsidiary at the time of such designation; (B) either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described herein under “Limitation on Restricted Payments”; (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the covenant described herein under “Limitation on Indebtedness”; and (D) the Investment resulting from operation of the penultimate sentence of this definition shall be permitted under the covenant described herein under “Limitation on Restricted Payments”, and (5) no Default or Event of Default would exist. The Board of Directors of Reorganized NII may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately after giving effect to such designation (x) the Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Senior Notes Indenture (y) no Default or Event of Default would exist, and (z) immediately after giving effect to such designation, on a pro forma basis, the Consolidated Leverage Ratio would not exceed certain limits. Any such designation shall be evidenced by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions. The Issuer shall be deemed to make an Investment in each Subsidiary designated as an “Unrestricted Subsidiary” immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation; provided, that if such Subsidiary is subsequently redesignated as a Restricted Subsidiary, the amount of such Investment shall be deemed to be reduced (but not below zero) by the Fair Market Value of the net consolidated assets of such Subsidiary on the date of such redesignation.

         “Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

         “Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Principal, Maturity and Interest.

         The New Senior Notes will mature on the seventh anniversary of their issuance in 2009.

         The New Senior Notes will bear interest at a rate of 13% per annum, compounded quarterly, which interest shall accrete to principal for the first two years of the term of the New Senior Notes and shall be paid in cash quarterly thereafter. The New Senior Notes will be issued at an “original issue discount” as a result of (1) the accretion of non-cash interest for the first two years of the term of the New Senior Notes and (2) the allocation of a portion of the purchase price of the New Senior Notes and New Common Stock sold in the Rights Offering to the New Common Stock. The New Senior Notes will mature on the seventh anniversary of their issuance. Interest shall accrue on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is 2% in excess of the rate otherwise payable.

Redemption.

         The New Senior Notes will not be entitled to any mandatory redemption or sinking fund. The New Senior Notes will be redeemable, at the Issuer’s option, in whole or in part, at any time on or after January 1, 2006 and prior to maturity, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s last address as it appears in the Note Register, at the following Redemption Prices (expressed in percentages of their Accreted Value), plus accrued and unpaid interest to the Redemption Date if redeemed during the 12-month period commencing on January 1 of the applicable year set forth below:

Year	Redemption Price

2006	106.50%

2007	103.25%

2008 and thereafter	100.000%

         Notice of any optional redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of New Senior Notes to be redeemed. New Senior Notes in original denominations larger than $1.00 may be redeemed in part. On and after the Redemption Date, interest will cease to accrue on New Senior Notes or portions of New Senior Notes called for redemption, unless the Company defaults in the payment of the Redemption Price.

Security for the New Senior Notes.

         Subject to certain exceptions, the New Senior Notes will be secured by perfected security interests in the existing and future assets of the Issuer and the Guarantors. Such security interests will be subject to Permitted Liens and will be junior to the security interests on such assets securing the New MEFA, the New EFA and any refinancings thereof permitted pursuant to the terms of the Senior Notes Indenture. The Intercreditor Agreement will provide, notwithstanding the priority of any Liens, that collateral proceeds from (i) the New MEFA collateral will be paid first to satisfy the New MEFA and second to satisfy the New Senior Notes and the New EFA on a pari passu basis, and (ii) the New EFA collateral will be paid first to satisfy the New EFA and second to satisfy the New Senior Notes and the New MEFA on a pari passu basis.

         If an Event of Default exists, the Trustee, in addition to any rights and remedies available to it under the Senior Notes Indenture and the Security Documents, may, subject to the Intercreditor Agreement, take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings. While Indebtedness is outstanding under the New MEFA or the New EFA, rights of the Holders and the Trustee are subject to the terms of the Intercreditor Agreement. The proceeds received by the Trustee from any sale or foreclosure will be applied, subject to the Intercreditor Agreement, first to pay the expenses of the sale or foreclosure and fees or any other amounts then payable to the Trustee under the Senior Notes Indenture, and thereafter to pay amounts due and payable with respect to the New Senior Notes.

Guarantors.

         The repayment of the New Senior Notes will, subject to certain exceptions, be fully and unconditionally and irrevocably guaranteed by Reorganized NII, its Restricted Subsidiaries and Restricted Affiliates (collectively, the “Guarantors”), jointly and severally, pursuant to the guarantees by such entities set out in the Senior Notes Indenture (collectively, the “Note Guarantees”). The Senior Notes Indenture provides that as long as any New Senior Notes remain outstanding, any future Restricted Group Member will also enter into a Note Guarantee. The Note Guarantees will be secured by security interests in substantially all of the Guarantors’ existing and future assets, junior to the security interests on such assets securing the Guarantors’ obligations with respect to of the New MEFA and New EFA and any refinancings thereof permitted pursuant to the terms of the Senior Notes Indenture. The obligations of each Guarantor under its Note Guarantee are intended to be limited as necessary to prevent that Note Guarantee from being or becoming a fraudulent conveyance under applicable law.

Certain Bankruptcy Limitations.

         The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Issuer, Reorganized NII or any other Restricted Group Member prior to the Trustee having repossessed and disposed of the Collateral. Under bankruptcy law, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from that debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of that collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but is intended in general to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The court has broad discretionary powers in all these matters, including the valuation of the collateral. In addition, since the enforcement of the Lien of the Trustee in cash, deposit accounts and cash equivalents may be limited in a bankruptcy case, the Holders may not have any consent rights with respect to the use of those funds by Reorganized NII or any of its Subsidiaries during the pendency of the case. In view of these considerations, it is impossible to predict how long payments under the New Senior Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral.

Repurchase Upon Change of Control.

         Upon the occurrence of a Change of Control, the Issuer will be required to offer to repurchase all the New Senior Notes then outstanding by making an Offer to Purchase at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”).

         The Issuer will comply with the requirements of Rule 14E under the Exchange Act and any other securities laws and regulations in connection with an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the “Offer to Purchase” provisions of the Senior Notes Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Offer to Purchase” provisions of the Senior Notes Indenture by virtue thereof.

         On the date of the Change of Control Payment, the Issuer will, to the extent lawful, (i) accept for payment the New Senior Notes or portions thereof tendered pursuant to the Offer to Purchase; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Senior Notes or portions thereof so tendered and not withdrawn; and (iii) deliver or cause to be delivered to the Trustee the New Senior Notes so accepted together with an Officer’s Certificate stating that the New Senior Notes or portions thereof tendered to Reorganized NII are accepted for payment. The Paying Agent will promptly mail to each Holder of New Senior Notes so accepted payment in an amount equal to the purchase price for such notes, and the Trustee will authenticate and mail to each such Holder a new note equal in principal amount to any unpurchased portion of the New Senior Notes surrendered, if any, provided, that each such new note will be in principal amount of $1.00 or an integral multiple thereof. The Issuer will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         There can be no assurance that sufficient funds will be available at the time of any Change of Control Offer to make required repurchases.

Certain Covenants.

         Limitation on Restricted Payments. Subject to certain exceptions enumerated in the Senior Notes Indenture, no Restricted Group Member shall, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of any equity interests of Reorganized NII or any Restricted Group Member; (ii) purchase, redeem or otherwise acquire or retire for value any equity interest in Reorganized NII or any Restricted Group Member; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Reorganized NII or any Restricted Group Member that is subordinated in right of payment to the New Senior Notes or any Guarantor’s Note Guarantee; or (iv) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”). With certain exceptions, the Senior Notes Indenture allows investments in Reorganized NII’s Brazilian subsidiaries and in Reorganized NII’s Unrestricted Subsidiaries and other Persons to the extent of Permitted Amounts.

         Not later than the date of making any Restricted Payment, Reorganized NII will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted by the Senior Notes Indenture and setting forth the basis upon which the calculations required by the Senior Notes Indenture were computed, which calculations may be based upon Reorganized NII’s latest available financial statements.

         Limitation on Incurrence of Indebtedness. Subject to certain exceptions set forth in the Senior Notes Indenture, no Restricted Group Members shall, directly or indirectly, Incur any Indebtedness (other than the New Senior Notes and other Indebtedness existing on the Effective Date); provided, that the Issuer or a Group Member may Incur other Indebtedness beginning one year after the Effective Date if (x) no Default or Event of Default exists, and (y) the Consolidated Leverage Ratio (determined on a pro forma basis giving effect to the Incurrence of such Indebtedness and application of the proceeds therefrom) does not exceed certain limits.

         Limitation on Asset Sales. No Restricted Group Member shall consummate any Asset Sale unless:

(i)	the seller receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as evidenced by an Officers’ Certificate) of the assets subject to such Asset Sale;

(ii)	at least 75% of the consideration for such Asset Sale is in the form of (a) cash or Cash Equivalents, or (b) liabilities of Reorganized NII or a Restricted Group Member (other than liabilities that are by their terms subordinated to the New Senior Notes or any Note Guarantee) that are assumed by the transferee of such assets if, following such Asset Sale, there is no further recourse to Reorganized NII or any Restricted Group Member with respect to such liabilities; and

(iii)	within 12 months of such Asset Sale, the Net Cash Proceeds thereof, at Reorganized NII’s election, are (a) invested in assets related to the business of Reorganized NII and the other Restricted Group Members, (b) used to repay Indebtedness under the New MEFA or the New EFA, or (c) to the extent not used as provided in clause (a) or (b), applied to make an offer to purchase New Senior Notes as described below (an “Excess Proceeds Offer”);

provided, that the Issuer will not at any time be required to take the actions described in clause (iii) above unless and until the aggregate amount of Net Cash Proceeds from all Asset Sales exceeds certain thresholds. Pending the final application of any such Net Cash Proceeds, Reorganized NII or a Restricted Group Member may temporarily invest such Net Cash Proceeds in Cash Equivalents.

         The amount of Net Cash Proceeds not invested in the business or used to retire debt outstanding under the New MEFA or the New EFA constitutes “Excess Proceeds.” If Issuer elects, or becomes obligated to make an Excess Proceeds Offer, it will apply all of the Excess Proceeds to the purchase of New Senior Notes at their Accreted Value plus accrued interest or upon such other terms as are set forth in the Senior Notes Indenture. If the aggregate purchase price for the New Senior Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, Reorganized NII and its Restricted Group Members may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

         Each Excess Proceeds Offer will be conducted in compliance with applicable regulations under the Federal securities laws, including Rule 14E under the Exchange Act. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Senior Notes Indenture, Reorganized NII and the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Senior Notes Indenture by virtue thereof.

         Limitation on Liens. Subject to certain exceptions set forth in the Senior Notes Indenture, no Restricted Group Member shall, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property), whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, securing any obligation, other than Permitted Liens.

         Merger, Consolidation or Sale of Assets. The Senior Notes Indenture prohibits mergers, consolidations and sales of substantially all assets of the Issuer and Reorganized NII unless (i) one of them is the survivor or acquiror, as the case may be, or (ii) (A) the survivor or acquiror, as the case may be, becomes liable for all obligations under the New Senior Notes and the Senior Notes Indenture, (B) no Default or Event of Default would exist upon consummation of the transaction at issue, (C) immediately after giving effect to the transaction, the Issuer or any Person becoming the successor obligor of the New Senior Notes and the Senior Notes Indenture shall have a Consolidated Net Worth meeting the threshold set forth in the Senior Notes Indenture, and (D) immediately after giving effect to the transaction, the Consolidated Leverage Ratio would not be greater than the Consolidated Leverage Ratio set forth at such time in the covenant limiting the Incurrence of Indebtedness in the Senior Notes Indenture.

         Limitation on Transactions with Affiliates. Subject to certain exceptions set out in the Senior Notes Indenture, no Restricted Group Member shall, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Person known by the Issuer or Reorganized NII to be an Affiliate of such holder) of 5% or more of any class of Capital Stock of Reorganized NII, with any Affiliate of Reorganized NII or any Restricted Group Member or with Reorganized NII’s Brazilian subsidiaries, except upon fair and reasonable terms no less favorable to such Restricted Group Member than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

         Line of Business. No Restricted Group Member shall engage in any type of business other than the type of business conducted or proposed to be conducted by Reorganized NII and the Restricted Subsidiaries on the Effective Date and businesses reasonably related thereto.

         Reports. Whether or not required by the rules and regulations of the Commission, so long as any New Senior Notes are outstanding, the Issuer will furnish to the Trustee, and deliver or cause to be delivered to the Holders (i) all quarterly and annual financial information that would be required to be contained in a filing by Reorganized NII with the Commission on Forms 10-Q and 10-K if Reorganized NII were required to file such Forms, including for each a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Reorganized NII’s independent certified public accountants; and (ii) all reports that would be required to be filed with the Commission on Form 8-K if Reorganized NII were required to file such reports.

Events of Default and Remedies.

         Each of the following will constitute an Event of Default under the Senior Notes Indenture: (i) default for 30 days in the payment when due of interest on the New Senior Notes; (ii) default in payment of principal (or premium, if any) on the New Senior Notes when due at maturity, redemption, by acceleration or otherwise; (iii) failure to make and consummate an Offer to Purchase or an Excess Proceeds Offer when required by the Senior Notes Indenture, or material default of the merger covenant;

(iv)  failure for 30 days after notice to comply with certain other provisions of the Senior Notes Indenture or the New Senior Notes; (v) subject to certain limitations set forth in the Senior Notes Indenture, there occurs with respect to the New MEFA, the New EFA or any other Indebtedness of Reorganized NII or any Restricted Group Member having an outstanding principal amount of $10 million or more in the aggregate an event of default that permits the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity; (vi) failure by Reorganized NII or any Restricted Group Member to pay one or more final non-appealable judgments (not fully covered by insurance) aggregating in excess of $10 million which judgment(s) are not discharged, bonded or stayed within 30 days after their entry; (vii) breach by the Issuer or any Restricted Group Member of any provision of any Security Document or Note Guarantee to which it is a party after giving effect to applicable cure periods and notice provisions; (viii) written assertion by Reorganized NII or any Restricted Group Member of the unenforceability of any of its obligations under the Senior Notes Indenture, the Security Documents, the New Senior Notes or the Note Guarantee to which it is a party; and (ix) certain events of bankruptcy or insolvency.

         If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Senior Notes may declare all of the New Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency or upon the acceleration of any outstanding principal owing under certain other Indebtedness specified in the Senior Notes Indenture, all outstanding New Senior Notes will become due and payable without further action or notice. Holders of the New Senior Notes may not enforce the Senior Notes Indenture or the New Senior Notes except as provided in the Senior Notes Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power, subject in all instances to the Intercreditor Agreement.

         The Holders of a majority in aggregate principal amount of the New Senior Notes then outstanding, by written notice to the Issuer and the Trustee, may on behalf of the Holders of all of the New Senior Notes (i) waive any existing Default or Event of Default and its consequences under the Senior Notes Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the New Senior Notes or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding New Senior Note affected; and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

Transfer and Exchange.

         A Holder may transfer its New Senior Notes in accordance with the Senior Notes Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. The Registrar is not required to transfer or exchange any New Senior Note selected for redemption. The registered Holder of a New Senior Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver.

         Except as provided in the two succeeding paragraphs, the Senior Notes Indenture and the New Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the New Senior Notes then outstanding and any existing Default or Event of Default or compliance with any provision of the Senior Notes Indenture or the New Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Senior Notes (including consents obtained in connection with a tender offer or exchange offer for notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Senior Notes held by a non-consenting Holder of New Senior Notes): (i) reduce the principal amount of New Senior Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of, or the premium on, or change the fixed maturity or redemption provisions of any New Senior Note, alter the provisions with respect to the redemption of the New Senior Notes in a manner adverse to the Holders of the New Senior Notes, or alter the price at which repurchases of the New Senior Notes may be made pursuant to an Offer to Purchase; (iii) reduce the rate of or change the time for payment of interest on any New Senior Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Senior Notes; (v) make any New Senior Note payable in money other than that stated in the New Senior Notes; (vi) make any change in the provisions of the Senior Notes Indenture relating to waivers of past Defaults or the rights of Holders of New Senior Notes to receive payments of principal of, premium or interest on the New Senior Notes; (vii) waive a redemption payment with respect to any New Senior Note; (viii) release all or substantially all Guarantors or Collateral; or (ix) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of the Holders, the Issuer and the Trustee may amend or supplement the Senior Notes Indenture or the New Senior Notes to cure any ambiguity, defect or inconsistency, provided that such amendments or supplements do not adversely affect the interests of the Holders in any material respect, to provide for the assumption of the Issuer’s obligations to Holders or any Guarantor’s obligation under its Note Guarantee of the New Senior Notes in the case of a merger or consolidation permitted under the Senior Notes Indenture, to make any change that does not adversely affect the legal rights under the Senior Notes Indenture of any such Holder, or to comply with requirements of the Commission to effect or maintain the qualification of the Senior Notes Indenture under the Trust Indenture Act.

Concerning the Trustee.

         The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Notes Indenture provides that in case an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Notes Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss or liability that might be incurred by it in connection with such request.

Governing Law.

         The Senior Notes Indenture will provide that it and the New Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Book-Entry; Delivery; Form and Transfer.

         The New Senior Notes issued pursuant to the exemption from Securities Act registration afforded by Section 1145 of the Bankruptcy Code will be in the form of one or more registered global notes without interest coupons (collectively, the “Global Notes”). The Notes issued pursuant to the exemption from Securities Act registration pursuant to Regulation D under the Securities Act will be the form of certificated Notes (collectively, the “Certificated Notes”). Upon issuance, the Global Notes will be deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC’s Direct and Indirect Participants (as defined below).

         Transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants, which may change from time to time. Interest in the Global Notes shall be freely tradeable. Certificated Notes may be transferred only pursuant to an effective Registration Statement under the Securities Act or an exemption from the registration requirements of said Act.

         The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See “Transfer of Interests in Global Notes for Certificated Notes.”

         Initially, the Trustee will act as Paying Agent and Registrar. The New Senior Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Transfers of Interests in One Global Note for Interests in Another Global Note.

         Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of another Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note.

Transfers of Interests in Global Notes for Certificated Notes.

         An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons (“Certificated Notes”) if, and only if, (i) DTC (x) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes, and the Issuer thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the New Senior Notes. In any such case, the Issuer will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interests in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Notes. The Certificated Notes so issued will be freely tradeable and shall not bear the restrictive transfer legend required by Section 2.02(b) of the Senior Notes Indenture.

         No Restricted Group Member or the Trustee will be liable for any delay by the Holder of any Global Note or DTC in identifying the beneficial owners of New Senior Notes, and Reorganized NII and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Holder of the Global Note or DTC for all purposes.

Future Issuances of Stock.

         In addition to the New Common Stock to be issued pursuant to the Plan (including the New Common Stock issuable in connection with the Rights Offering) and the Management Incentive Program, Reorganized NII will be authorized to issue additional shares of capital stock, including preferred stock, from time to time following the Effective Date to the extent permitted under the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, the Plan and applicable law.

U.S. Border Spectrum and Baja, Mexico Network Build-Out.

         On the Effective Date, Reorganized NII and NCI will execute and deliver the New Spectrum Use and Build-Out Agreement, substantially in the form included in the Plan Supplement. Under the New Spectrum Use and Build-Out Agreement, Reorganized NII will agree not to terminate NCI’s right to use the current channels covered by the existing Spectrum Use and Build-Out Agreement and will commit to complete the construction of Reorganized NII’s network in the Baja region of Mexico, in exchange for which NCI will (i) pay an amount equal to $50 million, ($25 million paid directly to Reorganized NII on the Effective Date and $25 million to be placed in escrow and disbursed as costs are incurred with the balance disbursed at the earlier of 18 months or completion of the Baja build-out, based upon such factors as NII/NCI pre-agreed network definitions, cell sites and coverage area); and (ii) agree to continue perpetually the New Spectrum Use and Build-Out Agreement to the maximum extent permitted under applicable regulations, provided that in the event that NCI implements a technology change that results in the inability of NCI to coordinate interference with Reorganized NII on the relevant channels, then NCI will give Reorganized NII at least 24 months written notice of its intent to terminate the New Spectrum Use and Build-Out Agreement. If NCI terminates the New Spectrum Use and Build-Out Agreement in accordance with this provision, all rights that NCI may have under the New Spectrum Use and Build-Out Agreement shall be extinguished.

         The New Spectrum Use and Build-Out Agreement also provides a $50 million liquidated damages provision to NCI with respect to certain defaults by Reorganized NII. The amount of liquidated damages shall decrease to $25 million 24 months following the Effective Date, to $10 million 36 months following the Effective Date, and to zero 48 months following the Effective Date.

New Long Term Debt.

         MEFA and SLA. The holders of secured indebtedness outstanding pursuant to the MEFA and the SLA will be treated as Class 2 Creditors and shall be the only members of such Class. The Plan provides that the claims of Class 2 Creditors shall be consolidated and merged to create the New MEFA, substantially in the form included in the Plan Supplement.

         The New MEFA will be comprised of two tranches, Tranche A (comprised of amounts formerly outstanding under the SLA) in the amount of $56.650 million, and Tranche B (comprised of amounts formerly outstanding under the MEFA) in the amount of $225 million, which has been fully funded. The borrowers under the New MEFA will be Nextel Mexico, Nextel Peru and other operating companies of Reorganized NII and the maturity date will be December 31, 2007. It is anticipated that under the New MEFA interest will accrue at current rates as specified in the SLA (with respect to Tranche A) and the MEFA (with respect to Tranche B), payable semi-annually in arrears, on June 30 and December 31, and that the principal amortization of Tranche A will be in equal semi-annual payments, in arrears, on the earlier to occur of June 30 or December 31, beginning no earlier than one year from the date that Tranche A is drawn down, provided that Tranche A is to be paid in full on or before December 31, 2007, and that the principal amortization of Tranche B will be in semi-annual payments of $28.1 million, in arrears, on June 30 and December 31, beginning on June 30, 2004. The New MEFA will be secured by all of the assets of Reorganized NII and its subsidiaries (excluding the assets of MIBL), subject to an intercreditor agreement among MCC, the holders of the New Senior Notes, and a collateral agent providing MCC with a first lien and a second lien for the New Senior Notes and the New EFA on a pari passu basis. Additionally, the New MEFA will be guaranteed by Reorganized NII and certain of its subsidiaries and subsidiaries of Nextel Mexico and Nextel Peru (and their respective intermediate parents and subsidiaries), and any existing or new debt owed (i) to Reorganized NII or any of its affiliates or subsidiaries by the guarantors of the New MEFA or (ii) by Reorganized NII to the guarantors of the New MEFA or any of NII’s subsidiaries or “downstream” affiliates shall be expressly subordinated to the New MEFA.

         The Debtors also expect that the New MEFA will provide that $56.650 million in current SLA cash collateral, plus the pre- and post-petition interest thereon, will be released to MCC and the $56.650 million will be made available under Tranche A to Reorganized NII for working capital needs (on the basis of the $100 million consolidated cash balance test described below), in exchange for cross-collateralization of the SLA with the current MEFA collateral, and that if Reorganized NII’s consolidated cash balance falls below $100.0 million for seven consecutive days, MCC will make available to Reorganized NII on an as needed basis the committed amount of Tranche A in accordance with existing conditions precedent in the current MEFA. All current cross default provisions in the MEFA and the SLA will be retained except that the New MEFA will not have any cross default provisions with respect to any default by MIBL and its subsidiaries that has occurred and is continuing under the New EFA.

         Under the New MEFA, Reorganized NII will be permitted to raise up to $150 million of unsecured indebtedness, and up to $50 million of secured indebtedness to rank pari passu with the New MEFA (in exchange for the existing permitted financing baskets in the EFA and MEFA), provided that 50% of proceeds in excess of $250 million in aggregate (not including proceeds from the Rights Offering, but including permitted financing) of funding (equity, debt, sale leaseback, etc.) will be used to prepay, on a pro rata basis, the New MEFA and the New EFA, each in inverse order of maturity. Tower sale leaseback transactions will be permitted financings in accordance with the current terms of the MEFA and New EFA.

         EFA. The holders of secured indebtedness outstanding pursuant to the EFA will be treated as Class 3 Creditors and shall be the only members of such Class. The Plan provides that MIBL and MCC will amend and restate the terms of the EFA, substantially in the form of included in the Plan Supplement.

         Under the New EFA, the maturity date will be December 31, 2009, and that the new commitment amount will be $100.0 million (all of which has been funded) predicated on all prior principal payments not being set aside on preference or other grounds. The Debtors anticipate that interest will be payable at the current rate specified in the EFA, semi-annually in arrears, on June 30 and December 31 and that interest payments until December 31, 2004 will be paid only out of positive free cash flow from NII’s Brazilian operating subsidiaries to the extent that there is cash available, otherwise, the interest will be deferred until the earlier of when cash is available or January 1, 2005. It is further anticipated that principal will amortize in semi-annual payments of $12.5 million, in arrears, on June 30 and December 31, beginning on June 30, 2006. Additionally, the Debtors expect that Reorganized NII will provide a guarantee of debts under the New EFA and that the New EFA will be secured by the same collateral as currently exists under the EFA, and any existing or new debt owed (i) to Reorganized NII or any of its affiliates or subsidiaries by the guarantors of the New EFA or (ii) by NII to the guarantors of the New EFA or any of NII’s subsidiaries or “downstream” affiliates shall be expressly subordinated to the New EFA, and subject to the same Intercreditor Agreement as with the New MEFA. Until January 1, 2005, MCC’s ability to exercise its rights and remedies with respect to Reorganized NII’s guaranty will be limited. Until that date, MCC agrees to forbear from exercising such rights and remedies with respect to Reorganized NII’s guaranty unless MIBL defaults on its obligation to pay interest under the New EFA or defaults on certain other required payments. On and after January 1, 2005, MCC may make a demand on Reorganized NII’s guaranty after the occurrence of any MIBL default under the New EFA.

         Under the New EFA, Reorganized NII will be permitted to raise up to $150 million of unsecured indebtedness, and up to $50 million of secured indebtedness to rank pari passu with the New MEFA (in exchange for the existing permitted financing in the EFA and MEFA), provided that 50% of proceeds in excess of $250 million in aggregate (not including proceeds from the Rights Offering, but including permitted financing) of funding (equity, debt, sale leaseback, etc.) will be used to prepay, on a pro rata basis, the New MEFA and the New EFA, each in inverse order of maturity. Tower sale leaseback transactions will be permitted financings in accordance with the current terms of the MEFA and the New EFA.

         Chase Facility; Capital Subscription.

         The Debtors, Nextel Argentina, Nextel International (Argentina), Ltd., and the Chase Lenders have reached an agreement in principle pursuant to which, on the Effective Date, in consideration for and in full satisfaction of any and all Claims under either the Chase Facility or the Capital Subscription of any of the Chase Lenders, either Debtor, Nextel Argentina, or Nextel International (Argentina), Ltd. as against each other, each of the Chase Lenders will receive, indirectly through their Administrative Agent (as such term is defined in the Chase Facility) (i) its pro rata share of $5 million in cash from either the Debtors, Nextel Argentina or a combination thereof; and (ii) 400,000 shares of New Common Stock, constituting 2% of the fully diluted equity ownership of Reorganized NII (excluding equity to be issued pursuant to the Management Incentive Program). The Plan constitutes a settlement of the Chase Lenders’ claims against the Debtors, Nextel Argentina, and Nextel International (Argentina), Ltd. (the “Chase Settlement”), and will result in full and mutual releases among the parties with respect to such claims as part of the Plan. The Chase Settlement is subject to certain conditions, including, but not limited to, the execution and delivery of definitive documentation and the successful completion of the Restructuring Transactions; provided, however, that the Chase Settlement is not conditioned on the amounts described above being paid out of Nextel Argentina.

RISK FACTORS

         The success of Reorganized NII and, accordingly, the value of the New Senior Notes and the New Common Stock to be issued pursuant to the Plan are subject to a number of material risks, including those enumerated below. The risk factors enumerated below assume Confirmation and the consummation of the Plan and the transactions contemplated by the Plan and do not include matters that could prevent Confirmation. See “Overview of the Plan — Summary of Classes and Treatment of Claims and Interests,” “Overview of the Plan - Conditions to the Effective Date of the Plan” and “Voting and Confirmation of the Plan” for discussions of such matters. Prior to voting on the Plan, each holder of Claims entitled to vote should carefully consider the risk factors enumerated or referred to below, as well as all of the information contained in this Disclosure Statement, including the exhibits hereto.

Business Plan.

         The fundamental premise of the Plan is the successful implementation of the Business Plan, which is inherently uncertain due to its dependence upon the reliability of the assumptions contained therein. The Business Plan reflects numerous assumptions, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized NII, industry performance, general business and economic conditions and other matters, most of which are beyond the control of Reorganized NII and some of which may not materialize. Unanticipated events and circumstances occurring subsequent to the preparation of the Business Plan may affect the actual financial results of Reorganized NII. Therefore, the actual results achieved throughout the periods covered by the Business Plan may vary materially and adversely from the projected results.

Emerging Market Risk.

         Most of Reorganized NII’s markets are considered to be emerging markets. Although political, economic and social conditions differ in each country in which Reorganized NII operates, political and economic developments in one country may affect Reorganized NII’s business as a whole, including Reorganized NII’s access to international capital markets.

         The countries in which Reorganized NII operates have a history of economic instability, including defaults on their indebtedness and significant devaluations of their currencies. For example, in the 1990s, both Mexico and Brazil suffered significant devaluations of their local currencies against the U.S. dollar As previously noted herein, there has recently been heightened economic and political unrest in Argentina. A four-year recession and questions regarding the government’s ability to repay its debt brought the unrest in Argentina to a climax at the end of 2001. As fears of currency devaluation and debt default intensified, a banking freeze was implemented after Argentineans withdrew $1.3 billion from banks on November 30th. In December of 2001, President Ferdinand de la Rua was ousted amid civilian protests and unemployment levels exceeding 18%. The following two weeks saw a succession of four new presidents. The current president, Eduardo Duhalde, extended the curb on withdrawals. In addition, Duhalde converted all checking accounts above $10,000 and all savings accounts above $3,000 into fixed-term deposits, untouchable for at least one year. Additionally, Duhalde devalued the peso and introduced a new dual exchange rate, replacing the U.S. dollar peg that had been in place since 1991.

         Additionally, in Peru, for example, there was significant terrorist activity in the 1980s and the early 1990s. During that time anti-government groups escalated violence against the government, the private sector and Peruvian residents. Incidents of terrorist activity continue to occur. Similar outbreaks of terrorism or political violence have occurred in the Philippines, Mexico and other countries in which Reorganized NII operates or may operate in the future. In addition, Reorganized NII is unable to predict the impact that presidential or other contested local or national elections and the associated transfer of power from incumbent officials or political parties to elected victors, may have on the local economy or the growth and development of the local telecommunications industry. For example, Peru’s president was dismissed in November 2000, and the former president of the Philippines was replaced in January 2001, and, as discussed above, since late December 2001, there have been four presidents of Argentina. Changes in the leadership or in the ruling party in the countries in which Reorganized NII operates may affect the economic programs developed under the prior administration, which in turn may adversely affect Reorganized NII’s business, operations and prospects in these countries.

         Further, due, in part, to the limited history of wireless communications services in Reorganized NII’s existing and targeted markets, Reorganized NII faces uncertainties that may affect its ability to grow or to implement its business plan, including such things as the size of the markets for wireless communications services, the penetration rates of these markets, the ability of potential subscribers to pay subscription and other fees, the extent and nature of the competitive environment in these markets and the immediate and long-term commercial viability of wireless communications services in these markets.

         As a result of these uncertainties, Reorganized NII may make significant investments in developing a network and promoting Reorganized NII’s digital mobile services in markets where Reorganized NII may not achieve significant market acceptance. If this occurs Reorganized NII may be unable to recover its investment in these markets.

         Reorganized NII is also subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies.

Currency Risk.

         The devaluation of currencies in the countries in which Reorganized NII operates and resulting inflationary pressures have adversely affected its business, operations and prospects in those countries and may continue to do so.

         Substantially all of Reorganized NII’s revenues are denominated in non-U.S. currencies, although a significant portion of its capital and operating expenditures, including imported network equipment and phones, and substantially all of its outstanding debt, are denominated in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on Reorganized NII’s earnings or assets. For example, the economic turmoil in Asia in the late 1990s resulted in a significant devaluation of the currencies in several countries in Asia and caused fluctuations in the currencies of other emerging countries, particularly in Latin America. Further, the 1999 currency devaluation in Brazil resulted in a significant charge against NII’s earnings in 1999 and a negative adjustment to the carrying value of its assets in Brazil. More recently, the economic upheaval in Argentina led to the unpegging of the Argentine peso to the U.S. dollar exchange rate and the subsequent significant devaluation of the Argentine peso. In addition, the restrictive limitations placed on financial transactions by the Argentine government may further contribute to the future devaluation of the peso.

         Any devaluation of local currencies in the countries in which Reorganized NII’s operating companies conduct business may result in increased costs for imported goods and services and may, as a result, decrease demand for Reorganized NII’s products and services in the affected markets. If Reorganized NII’s operating companies distribute dividends in local currencies in the future, the amount of cash Reorganized NII receives will also be affected by fluctuations in exchange rates and currency devaluations. In addition, some of the countries in which Reorganized NII operates do or may restrict the expatriation or conversion of currency. Reorganized NII has not entered into any hedging transactions to limit its foreign currency conversion exposure.

Local Market Economy Risk.

         Reorganized NII’s operating companies are subject to fluctuating economic conditions in the local markets in which they operate, which could hurt their performance. Reorganized NII’s operations depend on the economies of the markets in which its operating companies conduct business. These markets are in countries with economies in varying stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest rates and inflation rates.

         If these fluctuations have an effect on the ability of customers to pay for Reorganized NII’s products and services, its business may be adversely affected. For example, several countries in Asia, including the Philippines, have experienced significant economic turmoil, including bank failures, in the last several years. The recent economic and political uncertainty in Argentina may have significant consequences to the internal banking and financial infrastructure of the country and could affect the economies of its trading partners, particularly Brazil. As a result, Reorganized NII’s operating companies may experience lower demand for their products and services and a decline in the growth of their customer base and in revenues.

         Some of Reorganized NII’s operating companies conduct business in countries where the rate of inflation is significantly higher than in the United States. For instance, as a result of its recent economic turmoil, Argentina has been subject to significant inflationary pressures, which are expected to continue. Any significant increase in the rate of inflation in any of these countries may not be completely or partially offset by corresponding price increases implemented by Reorganized NII’s operating companies, even over the long term.

Import Duty-Related Risk.

         Reorganized NII pays significant import duties on its network equipment and handsets, and any increases could impact its financial results. Reorganized NII’s operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets from North America and, to a lesser extent, from Europe and Japan. Any significant increase in import duties in the future could significantly increase Reorganized NII’s costs. To the extent Reorganized NII cannot pass these costs on to its customers, its financial results will be negatively impacted. In the countries in which Reorganized NII’s operating companies conduct business, network equipment and handsets are subject to significant import duties and other taxes that can be as high 50% of the purchase price.

Foreign Tax Risk.

         Reorganized NII is subject to foreign taxes in the countries in which it operates, which may reduce amounts it receives from its operating companies or may increase its tax costs. Many of the foreign countries in which Reorganized NII has operations have increasingly turned to new taxes as a method of increasing future revenue. For instance, in 2001, Brazil adopted a new tax on financial transactions and certain provinces of Argentina adopted new taxes on telecommunications services. Further, in 2002, Mexico adopted a new tax on telecommunications services. In addition, the provisions of the new tax laws may prohibit Reorganized NII from passing these taxes on to its customers. These taxes may reduce the amount of earnings that Reorganized NII can generate from its services.

         Distributions of earnings and other payments, including interest, received from Reorganized NII’s operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash Reorganized NII can receive from those operating companies.

         In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Reorganized NII’s ability to claim foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and Reorganized NII may incur incremental tax costs as a result of these limitations or because it does not have U.S. federal taxable income.

         Reorganized NII may also be required to include in its income for U.S. federal income tax purposes its proportionate share of specified earnings of its foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.

Foreign Jurisdiction Risk.

         Reorganized NII has entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution. A number of agreements that Reorganized NII and its operating companies enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. Reorganized NII cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if Reorganized NII is able to obtain a satisfactory through arbitration or a court proceeding, it could have difficulty enforcing any award or judgment on a timely basis. Reorganized NII’s ability to obtain or enforce relief in the United States is also uncertain.

Regulatory Risk.

         Government regulations determine how Reorganized NII operates in various countries, which could limit its growth and strategy plans. In each market in which NII operates, one or more regulatory entities regulates the licensing, construction, acquisition, ownership and operation of Reorganized NII’s wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations, or changes in the manner in which they are interpreted or applied could adversely affect Reorganized NII’s operations.

         Because of the uncertainty as to the interpretation of regulations in some countries in which Reorganized NII operates, it may not always be able to provide the services it has planned in each market. In some areas, Reorganized NII is unable, or has limitations on its ability, to offer some services, such as interconnection to other telecommunications networks and participation in calling party pays programs. Further, the regulatory schemes in the counties in which Reorganized NII operates allow third parties, including Reorganized NII’s competitors, to challenge its actions. For instance, some of Reorganized NII’s competitors have challenged and are currently challenging the validity of some of its licenses, or the scope of services it provides under those licenses, in administrative or judicial proceedings, particularly in Chile and Mexico. It is possible that, in the future, Reorganized NII may face additional regulatory prohibitions or limitations on its services. Inability to provide planned services could make it more difficult for Reorganized NII to compete in the affected markets. Further, some countries in which Reorganized NII conducts business impose foreign ownership limitations upon telecommunications companies. These issues affect Reorganized NII’s ability to operate in each of its markets, and therefore impact its business strategies.

Non-renewal/Revocation Risk.

         Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If

Reorganized NII’s operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of Reorganized NII’s wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the granting or renewal of licenses, Reorganized NII’s licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, Reorganized NII’s licenses in Brazil and Peru are renewable once, but no regulations presently exist regarding how or whether additional renewals will be granted.

Competitive Business Environment.

         If Reorganized NII is not able to compete effectively in the highly competitive wireless communications industry, its future growth and operating results will suffer. Reorganized NII’s success will depend on the ability of its operating companies to compete effectively with other telecommunications services providers, including wireline companies and other wireless telecommunications companies, in the markets in which they operate.

         Some of Reorganized NII’s competitors are financially stronger than it is, which may limit Reorganized NII’s ability to compete based on price. Because of their resources, and in some cases, their ownership by larger companies, some of Reorganized NII’s competitors may be able to offer services to customers at prices that are below the prices that Reorganized NII’s operating companies can offer for comparable services. If Reorganized NII cannot compete effectively based on the price of its service offerings, its revenues may be adversely affected. For example, many of Reorganized NII’s competitors are well-established companies that have substantially greater financial and marketing resources, larger customer bases, better name recognition, bundled service offerings, larger spectrum positions and larger coverage areas than those of Reorganized NII’s operating companies.

         Further, significant price competition could negatively impact Reorganized NII’s operating results and its ability to attract and retain customers. In addition, NII anticipates that its operating companies will continue to face future market pressure to reduce the prices charged for their products and services because of increased competition in their markets.

         Reorganized NII’s operating companies may face disadvantages when competing against government-owned or affiliated telecommunications companies and wireline monopoly operators. In some markets, Reorganized NII’s operating companies may not be able to compete effectively against an incumbent government-owned telecommunications company, or a formerly government-owned company in which the government may or may not retain a significant interest. Reorganized NII’s operating companies may be at a competitive disadvantage in these markets because government-owned or affiliated competitors may have close ties with national regulatory authorities, control over connections to local telephone lines, or the ability to subsidize competitive services with revenues generated from services they provide on a monopoly basis.

         To the extent government-owned wireline companies are privatized or join with an established foreign telecommunications partner, competition from these companies may increase due to infusions of capital and managerial and technical talent. These companies may also continue to enjoy the legacy of their pre-privatization privileges. Reorganized NII’s operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment.

         In some markets, Reorganized NII’s operating companies compete against an incumbent monopoly wireline company in the provision of some services. In most of these markets, the monopoly wireline provider is also a wireless operator competing directly with the wireless operations of Reorganized NII’s operating companies. Often, the monopoly provider enjoys competitive advantages similar to the advantages described above that government-owned and -affiliated providers may enjoy. As a result, Reorganized NII’s operating companies may be at a competitive disadvantage to monopoly providers, particularly as its operating companies seek to offer new telecommunications services.

         Reorganized NII’s coverage is not as extensive as that of other wireless service providers in its markets, which may limit Reorganized NII’s ability to attract and retain customers. Since Reorganized NII’s digital mobile networks do not offer nationwide coverage in the countries in which it operates and its technology limits its potential roaming partners, Reorganized NII may not be able to compete effectively with cellular and personal communications services providers in its markets. Many of the cellular and personal communications services providers in Reorganized NII’s markets have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that Reorganized NII deploys is not compatible with other wireless technologies such as digital cellular or personal communications services technologies, or with other iDEN networks not operating in the 800 MHz spectrum.

         As a result, with the exception of GSM 900 MHz systems, Reorganized NII cannot enter into roaming agreements with the operators of these other networks. Although the i2000 digital phone is compatible with both iDEN 800 MHz or GSM 900 MHz systems, Reorganized NII’s customers will not be able to roam on other iDEN 800 MHz or GSM 900 MHz systems where NII does not have a roaming agreement. As a result, Reorganized NII will not be able to provide coverage to its subscribers outside of its currently operating digital markets until other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of Reorganized NII’s coverage areas and the company enters into roaming agreements with those operators, or phones that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and Reorganized NII enters into roaming agreements with the operators of those networks. Under Reorganized NII’s Business Plan, it does not expect any significant expansion of the network coverage area of its digital mobile systems to occur over the next few years, except for certain market areas targeted for expansion in Mexico.

         If Reorganized NII does not keep pace with rapid technological changes, it may not be able to attract and retain customers. The wireless telecommunications industry is experiencing significant technological change. Future technological advancements may enable other wireless technologies to equal or exceed Reorganized NII’s current level of service and render iDEN technology obsolete. If Motorola is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, Reorganized NII will be less able to compete effectively and could lose customers to its competitors. In addition, competition among the differing wireless technologies could segment the user markets, which could reduce demand for Reorganized NII’s technology and could reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of Reorganized NII’s current digital mobile technology, to developing or improving the technology for Reorganized NII’s systems.

         If Reorganized NII’s wireless communications technology does not perform in a manner that meets customer expectations, the company will be unable to attract and retain customers. Customer acceptance of the services NII offers is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on Reorganized NII’s digital mobile networks. Reorganized NII may have difficulty attracting and retaining customers if it is unable to address and resolve satisfactorily performance or other transmission quality issues as they arise, or if these issues limit Reorganized NII’s ability to expand its network coverage or capacity as currently planned, or place Reorganized NII at a competitive disadvantage to other wireless service providers in its markets.

         Reorganized NII’s equipment is more expensive than that of some competitors, which may affect its ability to establish and maintain a significant subscriber base. Reorganized NII currently markets multi-function digital handsets. The higher cost of Reorganized NII’s equipment, as compared with analog handsets and some digital handsets that do not incorporate a comparable multi-function capability, may make it more difficult for Reorganized NII to attract and retain customers. In addition, the higher cost of Reorganized NII’s handsets requires the company to absorb part of the cost of offering handsets to new and existing customers. These increased costs may reduce Reorganized NII’s growth and profitability.

         Reorganized NII has launched new wireless data and Internet connectivity services, and if these new services do not prove to be successful, Reorganized NII’s operations and growth could be adversely affected. In 2001, NII began to offer its subscribers access to digital two-way mobile data, and Internet connectivity, that the company markets under the brand name Nextel Onlinesm. Reorganized NII cannot be sure that these services will perform satisfactorily, nor that they will be utilized by a sufficient number of its subscribers or produce sufficient levels of customer satisfaction or revenue. Because Reorganized NII has less spectrum than some of its competitors, any digital two-way mobile data and Internet connectivity services that the company may offer could be significantly limited compared to those services that may be offered by other wireless communications providers with larger spectrum positions.

         Reorganized NII expects that this wireless data capability and Internet connectivity will allow it to perform support services more economically, to differentiate itself from its competitors and to realize a source of future incremental revenue to counter the impact of increasing competition in its markets on the pricing of its basic wireless voice services packages. Reorganized NII may not successfully realize these goals if it is unable to offer these new services profitably; if these new service offerings adversely impact the performance or reliability of Reorganized NII’s digital mobile network; if Reorganized NII or third party developers fail to develop new applications for its customers; or if Reorganized NII otherwise does not achieve a satisfactory level of customer acceptance and utilization of these services. Any resulting customer dissatisfaction, or failure to realize cost reductions or incremental revenue, could have an adverse impact on Reorganized NII’s results of operations, future growth prospects and perceived value.

         If competitors provide two-way radio dispatch services, Reorganized NII will lose a competitive advantage. Reorganized NII differentiates itself by providing two-way radio dispatch services that are currently not available through traditional cellular or personal communication services providers. If either personal communication services or cellular operators provide two-way radio dispatch or comparable services in the future, Reorganized NII’s competitive advantage may be impaired.

Federal Income Tax.

         According to regulations issued by the United States Treasury Department, each subsidiary of a corporation that was a member of a consolidated group during any part of a consolidated return year is severally liable for the consolidated federal income tax liability of the entire group for that year, even if the subsidiary in question had no taxable income on a stand-alone basis for that year. The presence of a tax sharing agreement among corporations filing a consolidated return does not affect any group member’s liability to the Internal Revenue Service (the “IRS”) for unpaid federal income taxes owed by the group. As a result, Reorganized NII will remain severally liable for any deficiencies arising out of consolidated federal income tax returns filed by NCI beginning in 1997 and ending the year that Reorganized NII leaves the NCI consolidated group pursuant to the Plan.

         If an audit is undertaken, it probably will not be completed before the deadline for the occurrence of the Effective Date contained in the Plan (i.e., October 1, 2002), and could eventually result in a material Priority Tax Claim being asserted against Reorganized NII, although the Debtors do not believe there is a basis for such a Claim. Moreover, pursuant to section 502(b)(9) of the Bankruptcy Code and in accordance with the Bar Date Order, the Bar Date for the IRS and other governmental units to File proofs of Claim will not occur until 180 days after the Petition Date. Depending on the size of any Claim asserted by the IRS, the feasibility of the Plan might be questioned by the IRS or some other interested party. As a result, the Effective Date might have to be postponed beyond the deadline of October 1, 2002 established in the Plan to allow time for all material Priority Tax Claims to be asserted and then either allowed or estimated at levels that do not raise feasibility issues. If this were to occur, NCI, MCC, Motorola, and the members of the Ad Hoc Noteholder Committee could assert that a condition to the Effective Date has not been satisfied and obtain an order vacating the Confirmation Order (if any) in accordance with Section IX.C of the Plan. By contrast, if the feasibility of the Plan is not questioned by the IRS or other interested parties and the Effective Date occurs prior to the assertion by and settlement with the IRS of any material Priority Tax Claims, Reorganized NII would be subject to a potential material tax liability. Any such liability could have a material adverse effect on Reorganized NII subsequent to the Effective Date.

Reliance Upon NCI.

         As of the Effective Date, Reorganized NII will receive certain services through NCI pursuant to the Amended and Restated Overhead Services Agreement. Such services will include certain (i) information technology services, (ii) payroll and employee benefit services, (iii) procurement services, (iv) engineering and technical services, (v) marketing and sales services, and (vi) accounts payable services. Under the terms of the Amended and Restated Overhead Services Agreement, NCI has the right to, and could decide to, terminate any or all of the services provided thereunder by giving written notice to Reorganized NII at least 30 days prior to the effective date of such termination. Also, after the Effective Date, pursuant to the Third Amended and Restated Trademark License Agreement, NCI will grant Reorganized NII and its subsidiaries an exclusive license to use certain trademarks, including but not limited to the mark and name “Nextel,” in the conduct of NII’s business in Latin America, with the exception of Puerto Rico. The term of the license continues indefinitely, but is terminable by NCI for material default, including failure to maintain agreed quality controls, a change in control of Reorganized NII, and certain material defaults under the New Spectrum Use and Build-Out Agreement. In addition, Reorganized NII depends upon its roaming agreements with NCI for access to its iDEN network in the United States.

Reliance on Motorola; Motorola Competition.

         Motorola is currently Reorganized NII’s sole source for the iDEN digital network equipment and handsets used throughout Reorganized NII’s markets. If Motorola fails to deliver necessary technology improvements and enhancements, system infrastructure equipment, and handsets on a timely, cost-effective basis, Reorganized NII may not be able to service its existing customers or add new customers. Furthermore, in the event that Motorola determines not to continue manufacturing, supporting or enhancing Reorganized NII’s iDEN-based infrastructure and handsets, Reorganized NII may be materially adversely affected. NII expects to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain its digital mobile networks and for the manufacture of handsets for the next several years.

         Motorola and its affiliates engage in wireless communications businesses, and may in the future engage in additional businesses, that do or may compete with some or all of the services that Reorganized NII offers. The potential conflict of interest may adversely affect Reorganized NII in the future.

         Reorganized NII has entered into agreements with Motorola that impose limitations and conditions on its ability to use other technologies that would displace its existing iDEN digital mobile networks. These agreements may delay or prevent Reorganized NII from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, Reorganized NII’s equipment purchase agreements with Motorola provide that Reorganized NII must provide Motorola with notice of its determination that Motorola’s technology is no longer suited to Reorganized NII’s needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology.

         In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that Reorganized NII elects to deploy, Reorganized NII must give Motorola the opportunity to supply 50% of Reorganized NII’s infrastructure requirements for the equipment utilizing the alternate technology for three years. This may limit Reorganized NII’s ability to negotiate with an alternate equipment supplier. Finally, if Reorganized NII does switch to an alternate technology and does not maintain Motorola infrastructure equipment at the majority of its transmitter and receiver sites that are deployed at the time the switch is first publicly announced, Motorola may require that all financing provided by Motorola to Reorganized NII be repaid. If these amounts became payable, NII would be required to seek alternative financing which might not be available, or Reorganized NII might be required to curtail its operations.

Concern over Certain Health Risks.

         Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. The actual or perceived risk of mobile communications devices could adversely affect Reorganized NII through increased costs of doing business, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry. Further research and studies are ongoing, and Reorganized NII cannot be sure that these studies will not demonstrate a link between radio frequency omissions and health concerns.

Treatment of Claims.

         This Disclosure Statement has been based on a preliminary review of the Claims Filed on or before the General Bar Date and the Debtors’ books and records. Upon the passage of all applicable Bar Dates and the completion of a detailed analysis of the proofs of Claim, the actual amount of Claims Filed may differ from the Debtors’ current estimates. Further, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly more or less than the estimated amount of such Claim. The actual ultimate aggregate amount of Allowed Disputed Class 6 Claims may differ significantly from the estimates set forth in this Disclosure Statement. Accordingly, the amount of the Pro Rata distributions of New Common Stock that ultimately will be received by a particular holder of an Allowed Disputed Class 6 Claim may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in such Class. Distributions of New Common Stock to holders of Allowed Disputed Class 6 Claims will be made on an incremental basis until all Disputed Class 6 Claims have been resolved. See “Distributions Under the Plan — Timing and Calculation of Amounts to Be Distributed — Distributions of New Common Stock” and “- Disputed Claims; Reserve and Estimations.”

Lack of Established Market for New Senior Notes and New Common Stock; Possible Volatility.

         No established market exists for the New Senior Notes and the New Common Stock. There can be no assurance that an active market for such securities will develop or, if any such market does develop, that it will continue to exist or as to the degree of price volatility in any such market that does develop. Moreover, the New Common Stock will be issued pursuant to the Plan to holders of Allowed Class 6 Claims, some of which holders may prefer to liquidate their investment rather than to hold it on a long-term basis. Accordingly, it is anticipated that the market for these securities will be volatile, at least for an initial period after the Effective Date. Moreover, although the Plan was developed based upon an assumed reorganization value of $2.50 per share of the New Common Stock, such valuation was not an estimate of the prices at which the New Common Stock may trade in the market, and the Debtors have not attempted to make any such estimate in connection with the development of the Plan. In addition, the market price of the New Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in Reorganized NII’s annual or quarterly financial results or those of its competitors, changes by financial analysts in their estimates of the future earnings of Reorganized NII, conditions in the economy in general or in the wireless telecommunications services industry in particular or unfavorable publicity. The securities markets also have, from time to time, experienced significant price and volume fluctuations that have been unrelated to the operating performance of companies with publicly-traded securities. See “Securities to be Issued Pursuant to the Plan; Post-Reorganization Indebtedness - Reorganization Value.” No assurance can be given as to the market prices for New Senior Notes and the New Common Stock that will prevail following the Effective Date.

Security Interests.

         Under the terms of the New MEFA and the New EFA, MCC will receive a first priority security interest in substantially all of the stock and assets of substantially all of Reorganized NII’s direct and indirect subsidiaries to secure amounts outstanding under those agreements. Additionally, under the terms of the New Senior Notes and the New Senior Notes Indenture, the noteholders thereunder will receive a second priority security interest in all such stock and assets. Accordingly, if a holder of any such security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral accordingly would be unavailable to Reorganized NII and its other creditors, except to the extent, if any, that such other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.

         If NII were liquidated, the value of its assets likely would not be sufficient to satisfy its obligations. NII has a significant amount of intangible assets, such as licenses. The value of these licenses will depend significantly upon the success of the company’s digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. NII had a net tangible book value deficit of about $2.15 billion as of March 31, 2002.

Dividends Are Not Anticipated; Restrictions on Payment of Dividends.

         Reorganized NII does not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, covenants in certain debt instruments to which Reorganized NII will be a party will restrict the ability of Reorganized NII to pay dividends and may prohibit the payment of dividends and certain other payments. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the New Common Stock.

Noncomparability of Historical Financial Information.

         As a result of the consummation of the Plan and the transactions contemplated thereby, Reorganized NII will operate the existing business of Reorganized NII under a new capital structure. In addition, Reorganized NII will be subject to the fresh start accounting rules. See “Reorganized NII - Business and Properties of Reorganized NII — Business Plan and Strategy for Reorganized NII”, and “- Projected Financial Information.” Accordingly, the financial condition and results of operations of Reorganized NII from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the historical financial statements of Reorganized NII contained in this Disclosure Statement.

GENERAL INFORMATION CONCERNING THE PLAN

Legal Effects of the Plan.

         Confirmation of the Plan and the occurrence of the Effective Date will result in the discharge of certain Claims and Interests and the creation of related injunctions with respect thereto. Moreover, upon Confirmation and the occurrence of the Effective Date, the Debtors will retain and may enforce certain claims and causes of actions against other entities, including, but not limited to, the Recovery Actions not specifically released pursuant to the Plan. These legal effects of the Plan are set forth in Article XI of the Plan and described below.

         Discharge of Claims and Termination of Interests; Related Injunction.

         Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for, and in complete satisfaction, discharge and release of, all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date and immediately after the cancellation of the existing Interests: (a) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in the Debtors.

         Except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date and immediately after the cancellation of the existing Interests and the issuance of the New Common Stock, of a discharge of all Claims and other debts and liabilities against the Debtors and a termination of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

         Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged, or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan, will be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized NII or their respective property, other than to enforce any right pursuant to the Plan to a distribution; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized NII or their respective property, other than as permitted pursuant to (a) above; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized NII or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or Reorganized NII; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         As of the Effective Date, all entities that have held, currently hold or may hold any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan will be permanently enjoined from taking any of the following actions against any released entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in the Plan.

         The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. All subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

         Except as provided above, pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, Reorganized NII and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

         Preservation of Rights of Action Held by the Debtors or Reorganized NII.

         Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized NII will retain and may enforce any claims, demands, rights and causes of action that either Debtor or Estate may hold against any entity, including any Recovery Actions against any person or entity. Reorganized NII or its successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized NII or its successors holding such claims, demands, rights or causes of action. Further, Reorganized NII retains its rights to File and pursue any adversary proceedings against any trade creditor or vendor related to debit balances or deposits owed to either Debtor.

         Exculpation and Limitation of Liability.

         Except as otherwise specifically provided in the Plan, the Debtors, NCI, the Creditors’ Committee, the Ad Hoc Noteholder Committee, MCC and Motorola, any of such parties’ respective present or former members, officers, directors, employees, advisors, attorneys, direct and indirect subsidiaries, representatives, financial advisors, investment bankers or agents in their capacities as such and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, cause of action or liability to one another or to any holder of a claim or an interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Debtors or the Chapter 11 Cases, including, but not limited to (i) formulating, preparing, disseminating, implementing, confirming, consummating, or administering the Plan (including soliciting acceptances or rejections thereof); (ii) the disclosure statement, or any contract, instrument, release or other arrangement entered into or any action taken or not taken in connection with the Plan or the Chapter 11 cases; or (iii) any distributions made pursuant to the Plan, except for acts constituting willful misconduct or gross negligence, and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Releases, Indemnity and Related Injunction.

         As of the Effective Date, in consideration for the obligations of the Debtors and Reorganized NII under the Plan and the cash, New Common Stock, New Senior Notes, and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan (a) each holder of a Claim or Interest that votes in favor of the Plan and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity that has held, holds or may hold a Claim or Interest or at any time was a creditor or stockholder of any of the Debtors and that does not vote on the Plan or votes against the Plan will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Debtors’ or Reorganized NII’s obligations under the Plan and the contracts, instruments, releases, agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Reorganization Cases or the Plan that such entity has, had or may have against either Debtor, Reorganized NII, NCI, the Ad Hoc Noteholder Committee and each of its members, the Indenture Trustee, MCC and Motorola, and each of their respective present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, advisors, agents and direct and indirect subsidiaries, acting in such capacity (which release will be in addition to the discharge of Claims and termination of Interests provided in the Plan and under the Confirmation Order and the Bankruptcy Code).

         As further provided in Section XI.B of the Plan, the Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan.

         As further provided in Section XIII.C.4 of the Plan, on the Effective Date, the Debtors, NCI, MCC, Motorola and members of the Ad Hoc Noteholder Committee shall have entered into a Global Release Agreement substantially in the form included in the Plan Supplement. Each party to the Global Release Agreement releases and discharges any and all claims against any other party to the agreement with respect to the Debtors, their Reorganization Cases and their contractual or other obligations not assumed in connection with such Reorganization Cases.

         Section 524(e) of the Bankruptcy Code provides generally that a “discharge of a debt of the debtor does not affect the liability of any other entity on, or the property of any other entity for, such debt.” It is the position of the staff of the SEC that certain of the releases of nondebtor entities described above are inconsistent with section 524(e) of the Bankruptcy Code. The Debtors disagree with the staff’s position. Moreover, these releases of nondebtor entities are integral to the settlements that form the basis for the Plan. Accordingly, if these nondebtor release provisions are determined to be invalid under section 524(e) of the Bankruptcy Code or otherwise, the Debtors may be unable to satisfy the conditions to the Effective Date.

         Executory Contracts and Unexpired Leases.

         Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases listed on Exhibit V.A to the Plan, which the applicable Debtor will reject pursuant to Section V.A of the Plan, the applicable Debtor or Debtors will assume each Executory Contract or Unexpired Lease to which it was a party prepetition; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.A to the Plan to: (a) add any Executory Contract or Unexpired Lease to which it is currently or may become a party, thus providing for its rejection pursuant to Section V.A of the Plan or (b) remove any Executory Contract or Unexpired Lease therefrom, thus providing for its assumption by the applicable Debtor pursuant to Section V.A.1 of the Plan. The Debtors will provide notice of any amendments to Exhibit V.A to the Plan to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases (including counsel to the Creditors’ Committee). Listing a contract or lease on Exhibit V.A to the Plan will not constitute an admission by a Debtor or Reorganized NII that such contract or lease (including any related assumed agreements as described in Section V.A.2 of the Plan) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized NII has any liability thereunder.

         The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions and assignments described in Section V.A of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. An order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing notice to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan of: (a) the contract or lease being assumed or assumed and assigned; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (c) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

         To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor assuming such contract or lease or the assignee of such Debtor, if any: (a) by payment of the Cure Amount Claim in cash on the

Effective Date or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding: (i) the amount of any Cure Amount Claim, (ii) the ability of Reorganized NII or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption or assumption and assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, Reorganized NII may cure any monetary default (A) by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) or (B) through an intercompany account balance in lieu of payment in cash.

         Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section V.A of the Plan gives rise to a Claim (including any Claims arising from those indemnification obligations described in Section V.D.1 of the Plan) by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, Reorganized NII, their respective successors or their respective properties unless a proof of Claim is Filed and served on Reorganized NII, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, no later than 30 days after the Effective Date.

         Contracts and leases entered into after the Petition Date by either Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized NII in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

Litigation Analysis.

         As noted above, see “Recent Events Preceding the Debtors’ Chapter 11 Filings”, in connection with the Debtors’ restructuring, Houlihan Lokey elicited a financing proposal from NCI in which NCI might have elected to provide NII with up to $250 million conditioned upon NII’s ability to complete a satisfactory restructuring of indebtedness and other financial obligations, as well as other specific conditions. NCI withdrew this proposal in April 2002 based on its determination that the conditions to its proposal had not been met. Following this withdrawal, NII undertook a litigation analysis of potential causes of action that may have accrued to NII as a result of NCI’s withdrawal of its proposal, as well as any other potential causes of action that may have accrued as a result of NCI’s relationship with, or investment in, NII. These alleged claims and causes of action, which were asserted in writing by a member of the Ad Hoc Noteholder Committee, included claims for equitable subordination, substantive consolidation, claims disallowance or other remedies relating to: (a) the parent-subsidiary relationship between NCI and NII generally; (b) NCI’s alleged commitment to provide up to $750.0 million in additional investments in NII, of which $500.0 million in direct cash investments were ultimately made; and (c) NCI’s purchase, prior to the Petition Date, of approximately 37% of the outstanding principal amount of the Old Notes. NCI denies any liability on account of any such claims or causes of action. Ultimately, NII determined in its reasonable business judgment that any potential value in litigating with NCI was far outweighed by the obvious value that would be the result of a consensual restructuring plan agreed to among all its creditor constituencies, including NCI. Moreover, the practical realities are that even if any claims exist, they may not be litigated to conclusion until well after these Debtors and their operating companies had liquidated. Lastly, approximately one month after NCI withdrew its financing proposal, the Debtors and their creditor constituencies, including NCI, agreed upon the restructuring plan that forms the basis of the Plan.

DISTRIBUTIONS UNDER THE PLAN

General.

         Except as provided in the Plan, distributions to holders of Allowed Claims will be made by a Disbursing Agent on the Effective Date or as promptly thereafter as practicable (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (c) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

Methods of Distributions.

         The method of distributing the consideration provided for in the Plan is set forth in Section VI.B of the Plan and summarized below.

         Distributions to Holders of Allowed Claims and Interests.

         Reorganized NII, or such Third Party Disbursing Agents as Reorganized NII may employ in its sole discretion, will make all distributions of cash, New Common Stock, and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan.

         Compensation and Reimbursement for Services Related to Distributions.

         Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from Reorganized NII, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Reorganized NII and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent.

Undeliverable or Unclaimed Distributions.

         If any distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder’s then-current address. Subject to Section VI.E.2.c of the Plan (regarding the failure to claim undeliverable distributions), undeliverable distributions will remain in the possession of the applicable Disbursing Agent pursuant to Section VI.E.2.a.i of the Plan until such time as a distribution becomes deliverable. Undeliverable cash will be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash will invest such cash in a manner consistent with Reorganized NII’s investment and deposit guidelines. Undeliverable New Common Stock will be held by the applicable Disbursing Agent for the benefit of the potential claimants of such securities.

         Pending the distribution of any New Common Stock, the applicable Disbursing Agent will cause all of the New Common Stock held by it in its capacity as Disbursing Agent (i.e., all New Common Stock in the Disputed Class 6 Claim Reserve, whether relating to undeliverable distributions or simply undelivered distributions) to be (a) represented in person or by proxy at each meeting of the stockholders of Reorganized NII, (b) voted in any election of directors of Reorganized NII for the nominees recommended by the Board of Directors of Reorganized NII and (c) voted with respect to any other matter as recommended by the Board of Directors of Reorganized NII.

         On each anniversary of the Effective Date that undeliverable distributions are being held on behalf of holders of Old Note Claims, the applicable Disbursing Agent will File with the Bankruptcy Court a list identifying all such holders.

         On each Quarterly Distribution Date, the applicable Disbursing Agents will make all distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter. Each such distribution will include, to the extent applicable: (a) a pro rata share of dividends or other distributions, if any, that were previously paid to the Disbursing Agent in respect of any New Common Stock included in such distribution and (b) a pro rata share of the Cash Investment Yield from the investment of any undeliverable cash from the date that such distribution would have first been due had it then been deliverable to the date that such distribution becomes deliverable.

         Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by a Disbursing Agent within one year after the later of (a) the Effective Date and (b) the last date on which a distribution was deliverable to such holder will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against Reorganized NII or its property. In such cases with respect to Allowed Disputed Class 6 Claims, (i) unclaimed New Common Stock will be retained in the Disputed Class 6 Claim Reserve for pro rata distribution to holders of Allowed Claims in such Class, pursuant to Section VI.H.2.b of the Plan, and (ii) for purposes of this redistribution, each Allowed Disputed Class 6 Claim for which such distributions are undeliverable will be deemed disallowed in its entirety. In such cases with respect to Allowed Claims in any other Class, unclaimed cash will become property of Reorganized NII, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to Reorganized NII. Nothing contained in the Plan will require either Debtor, Reorganized NII or Disbursing Agent to attempt to locate any holder of an Allowed Claim.

Distribution Record Date.

         As of the close of business on the Distribution Record Date, the respective transfer registers for the Old Notes, as maintained by the Debtors or the Indenture Trustee, will be closed. The applicable Disbursing Agent will have no obligation to recognize the transfer or sale of any Old Note Claims that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes under the Plan to recognize and make distributions only to those holders of Old Note Claims who are holders of such Claims as of the close of business on the Distribution Record Date. Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Class 6 Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

Means of Cash Payments.

         Except as otherwise specified in the Plan, cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by the applicable Debtor or Reorganized NII or, at the option of the applicable Debtor or Reorganized NII, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Trade Claims may be made, at the option of the applicable Debtor or Reorganized NII, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

Timing and Calculation of Amounts to be Distributed.

         Subject to Section VI.A of the Plan, on the Effective Date, each holder of an Allowed Claim other than a Disputed Class 6 Claim will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. On each Quarterly Distribution Date, distributions also will be made, pursuant to Section VII.C of the Plan, to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such quarterly distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

         The amount of distributions to be made on the Effective Date (subject to Section VI.A of the Plan) to holders of Allowed Disputed Class 6 Claims on account of such Claims will be made from the Disputed Class 6 Claim Reserve and will be calculated as if each Disputed Class 6 Claim were an Allowed Claim in its Face Amount. On each Quarterly Distribution Date, distributions also will be made, pursuant to Section VII.C of the Plan, to holders of Disputed Class 6 Claims that were allowed during the preceding calendar quarter. Such quarterly distributions also will be calculated pursuant to the provisions set forth in Section VI.H.2.a of the Plan.

         On the fourth Quarterly Distribution Date and annually thereafter, each holder of a previously allowed Disputed Class 6 Claim will receive an additional distribution from the Disputed Class 6 Claim Reserve on account of such Claim in an amount equal to: (a) the amount of New Common Stock that such holder would have been entitled to receive pursuant to Section VI.H.2.a of the Plan as if such Claim had become an Allowed Claim on the applicable Quarterly Distribution Date, minus (b) the aggregate amount of New Common Stock previously distributed on account of such Claim.

         Distribution of New Senior Notes.

         The Debtors shall be authorized to conduct the Rights Offering for the New Senior Notes (including the additional New Common Stock to be issued in connection with the Rights Offering), pursuant to the terms described herein.

         Distributions of New Common Stock.

         Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued. When any distribution on account of an Allowed Disputed Class 6 Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of such stock will be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 will be rounded to the next higher whole number and (b) fractions less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in Section VI.H.4 of the Plan. No consideration will be provided in lieu of fractional shares that are rounded down. Further, certificates evidencing shares of New Common Stock shall not be issued for an amount fewer than 100 shares. Subject to the $10 minimum described below, see “Distributions Under the Plan – Timing and Calculation of Amounts to be Distributed – De Minimis Distributions,” Allowed Claims entitled to receive less than 100 shares of New Common Stock shall be paid in cash on the Effective date at the rate of $2.50 per share.

         De Minimis Distributions.

         No Disbursing Agent will distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of cash to be distributed on account of such Claim is less than $10. Any holder of such an Allowed Claim on account of which the amount of cash to be distributed is less than $10 will have its claim for such distribution discharged and will be forever barred from asserting any such claim against Reorganized NII or its property. Any cash not distributed pursuant to Section VI.H.1 of the Plan with respect to Claims other than Disputed Class 6 Claims will be the property of Reorganized NII, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to Reorganized NII. Further, certificates evidencing shares of New Common Stock shall not be issued for an amount fewer than 100 shares. Subject to the $10 minimum described above, Allowed Claims entitled to receive less than 100 shares of New Common Stock shall be paid in cash on the Effective date at the rate of $2.50 per share.

         Compliance with Tax Requirements.

         In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each entity receiving a distribution of cash or New Common Stock pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.

Surrender of Canceled Securities or Other Instruments.

         As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation canceled pursuant to Section VI.H of the Plan, the holder of such Claim must tender, as specified in Section VI.J of the Plan, the applicable notes, instruments, securities or other documentation evidencing such Claim to the applicable Disbursing Agent together with any letter of transmittal required by such Disbursing Agent. Pending such surrender, any distributions pursuant to the Plan on account of any such Claim will be treated as an undeliverable distribution pursuant to Section VI.E.2 of the Plan.

         Except as provided in Section VI.J.2 of the Plan for lost, stolen, mutilated or destroyed Old Notes, each holder of an Allowed Old Note Claim must tender the applicable Old Notes to the applicable Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Disbursing Agent as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Old Notes to act and the authenticity of any signatures required thereon. All surrendered Old Notes will be marked as canceled and delivered to Reorganized NII.

         Any holder of an Allowed Old Note Claim with respect to which the underlying Old Note has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such Old Note, deliver to the applicable Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent and Reorganized NII, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Old Note. Upon compliance with the foregoing procedures (as contained in Section VI.J.2 of the Plan) by a holder of an Allowed Old Note Claim, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Old Note.

         Any holder of an Allowed Old Note Claim that fails to surrender or be deemed to have surrendered the applicable Old Notes within one year after the Effective Date will have its right to distributions pursuant to the Plan on account of such Old Note Claim discharged and will be forever barred from asserting any such Claim against Reorganized NII or its property. In such case, any New Common Stock held for distribution on account of such Old Note Claim will be treated pursuant to the provisions set forth in Section VI.E.2.c of the Plan.

Setoffs.

         Except with respect to claims of a Debtor or Reorganized NII released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan or as otherwise provided in Section III.D of the Plan, Reorganized NII or, as instructed by Reorganized NII, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized NII may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any claim under the Plan will constitute a waiver or release by the applicable Debtor or Reorganized NII of any claims, rights and causes of actions that the Debtor or Reorganized NII may possess against such Claim holder.

Disputed Claims; Reserve and Estimations.

         Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. In lieu of distributions under the Plan to holders of Disputed Class 6 Claims, if allowed, the Disputed Class 6 Claim Reserve will be established on the Effective Date to hold property for the benefit of these Claim holders, as well as holders of Allowed Disputed Class 6 Claims. Reorganized NII will fund the Disputed Class 6 Claim Reserve with New Common Stock, as described in Section VI.D.1 of the Plan.

         Funding of Disputed Class 6 Claim Reserve.

         On the Effective Date, the Reserved Distributions will be placed in the Disputed Class 6 Claim Reserve for the benefit of holders of Allowed Disputed Class 6 Claims.

         Each holder of an Allowed Disputed Class 6 Claim will have recourse only to the undistributed New Common Stock held in the Disputed Class 6 Claim Reserve for satisfaction of the distributions to which such holders of Allowed Disputed Class 6 Claims are entitled under the Plan, and not to Reorganized NII, its property or any assets previously distributed on account of any Allowed Claim.

         If, on a Quarterly Distribution Date, the Face Amount of Allowed Disputed Class 6 Claims falls below the aggregate amount of Allowed Disputed Class 6 Claims as estimated by the Bankruptcy Court, the amount of New Common Stock held in the Disputed Class 6 Claim Reserve will be reduced to an amount that would be distributable on a pro rata basis to holders of Allowed Disputed Class 6 Claims as if the Bankruptcy Court’s original estimate had been that reduced Face Amount. In such event, the New Common Stock remaining in the Disputed Class 6 Claim Reserve, as reduced, will be redistributed on a pro rata basis to the holders of Allowed Disputed Class 6 Claims. Any excess New Common Stock shall cease to be issued and outstanding.

         Distributions on Account of Disputed Claims Once They Are Allowed.

         On each Quarterly Distribution Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class, including the incremental distribution provisions set forth in Section VI.E.2.b of the Plan.

Payment of Post-Effective Date Interest from Cash Investment Yield.

         In the event that any dividends on New Common Stock are held in the Disputed Class 6 Claim Reserve, holders of Allowed Disputed Class 6 Claims may receive post-Effective Date interest at a rate determined by the Cash Investment Yield. For the federal income tax consequences to the holders of receipt of Cash Investment Yield, see “Federal Income Tax Consequences of Consummation of the Plan — Certain Other Tax Considerations for Holders of Claims — Receipt of Dividend and Interest Income Earned by the Disputed Class 6 Claim Reserve” and “— Receipt of Pre-Effective Date Interest.”

Objections to Claims or Interests and Authority to Prosecute Objections.

         All objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Reorganization Cases. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

         After the Confirmation Date, only the Debtors or Reorganized NII will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, Reorganized NII may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

Dissolution of the Creditors’ Committee.

         On the Effective Date, the Creditors’ Committee will dissolve and the members of the Creditors’ Committee will be released and discharged from all duties and obligations arising from or related to the Reorganization Cases.

VOTING AND CONFIRMATION OF THE PLAN

General.

         To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that (a) the Plan has classified Claims and Interests in a permissible manner; (b) the Plan complies with the applicable provisions of the Bankruptcy Code; (c) the Debtors comply with the applicable provisions of the Bankruptcy Code; (d) the Debtors, as proponents of the Plan, have proposed the Plan in good faith and not by any means forbidden by law; (e) the disclosure required by section 1125 of the Bankruptcy Code has been made; (f) the Plan has been accepted by the requisite votes of creditors and equity interest holders (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code (see “Voting and Confirmation of the Plan — Confirmation” and “— Acceptance or Cramdown”); (g) the Plan is feasible and Confirmation will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors or Reorganized NII; (h) the Plan is in the “best interests” of all holders of Claims or Interests in an impaired Class by providing to creditors or interest holders on account of such Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan; (i) all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date; and (j) the disclosures required under section 1129(a)(5) concerning the identity and affiliations of persons who will serve as officers, directors and voting trustees of Reorganized NII have been made.

         The Plan constitutes a separate plan of reorganization for each Debtor. As such, in order to confirm the Plan as to either Debtor, the Bankruptcy Court will have to find compliance of the Plan with respect to each of the foregoing as to each Debtor.

Voting Procedures and Requirements.

         Pursuant to the Bankruptcy Code, only classes of claims against or equity interests in a debtor that are “impaired” under the terms of a plan of reorganization are entitled to vote to accept or reject a plan. A class is “impaired” if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity. Classes of Claims and Interests that are not impaired are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan. In addition, Classes of Claims and Interests that receive no distributions and retain no property under the Plan are not entitled to vote on the Plan and are deemed to have rejected the Plan unless such Class otherwise indicates acceptance. The classification of Claims and Interests is summarized, together with an indication of whether each Class of Claims or Interests is impaired or unimpaired, in “Overview of the Plan — Summary of Classes and Treatment of Claims and Interests.”

         Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting or other purposes. By order of the Bankruptcy Court, certain vote tabulation rules have been approved that temporarily allow or disallow certain Claims for voting purposes only. These tabulation rules are described in the solicitation materials provided with your Ballot.

         VOTING ON THE PLAN BY EACH HOLDER OF AN IMPAIRED CLAIM ENTITLED TO VOTE ON THE PLAN IS IMPORTANT. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS, IF YOU HOLD OLD NOTE CLAIMS AS WELL AS OTHER CLAIMS IN CLASS 6, IF YOU HOLD MULTIPLE GENERAL UNSECURED CLAIMS OR UNDER CERTAIN OTHER CIRCUMSTANCES, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN AND RETURN EACH BALLOT YOU RECEIVE.

         PLEASE CAREFULLY FOLLOW ALL OF THE INSTRUCTIONS CONTAINED ON THE BALLOT PROVIDED TO YOU. ALL BALLOTS MUST BE COMPLETED AND RETURNED IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED.

         TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY 5:00 P.M., EASTERN TIME, ON SEPTEMBER 16, 2002 (OR SUCH OTHER TIME AND DATE IDENTIFIED ON YOUR BALLOT) AT THE ADDRESS SET FORTH ON THE PREADDRESSED ENVELOPE PROVIDED TO YOU. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN.

         Votes cannot be transmitted orally. Accordingly, you are urged to return your signed and completed Ballot promptly.

         IF ANY OF THE CLASSES OF HOLDERS OF IMPAIRED CLAIMS VOTE TO REJECT THE PLAN, (A) THE DEBTORS MAY SEEK TO SATISFY THE REQUIREMENTS FOR CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AND, IF REQUIRED, MAY AMEND THE PLAN TO CONFORM TO THE STANDARDS OF SUCH SECTION OR (B) THE PLAN MAY BE MODIFIED OR WITHDRAWN WITH RESPECT TO A PARTICULAR DEBTOR, WITHOUT AFFECTING THE PLAN AS TO OTHER DEBTORS, OR IN ITS ENTIRETY. See “Voting and Confirmation of the Plan — Acceptance or Cramdown” and “— Alternatives to Confirmation and Consummation of the Plan.”

         IF YOU ARE ENTITLED TO VOTE AND YOU DID NOT RECEIVE A BALLOT, RECEIVED A DAMAGED BALLOT OR LOST YOUR BALLOT, PLEASE CALL THE DEBTORS’ VOTING AGENT, BANKRUPTCY SERVICES, LLC, AT (212) 376-8494.

Confirmation Hearing.

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the Confirmation requirements of section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled for September 27, 2002 at 10:00 a.m. before the Honorable Mary F. Walrath, United States Bankruptcy Judge for the District of Delaware, in the Judge’s usual courtroom at the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 5th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or Interest held by the objector. Any such objections must be Filed and served upon the persons designated in the notice of the Confirmation Hearing, in the manner and by the deadline described therein.

Confirmation.

         At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation are that the Plan: (a) is accepted by the requisite holders of Claims and Interests in impaired Classes of such Debtor or, if not so accepted, is “fair and equitable” and “does not discriminate unfairly” as to the nonaccepting Class; (b) is in the “best interests” of each holder of a Claim or Interest in each impaired Class under the Plan for such Debtor; (c) is feasible; and (d) complies with the applicable provisions of the Bankruptcy Code.

Acceptance or Cramdown.

         A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote (and are entitled to vote) to accept or to reject a plan count in this tabulation. In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the Bankruptcy Court to be in the best interests of each holder of a claim or interest in an impaired class. See “Voting and Confirmation of the Plan — Best Interests Test; Liquidation Analysis.” The Bankruptcy Code contains provisions for confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. These so-called “cramdown” provisions are set forth in section 1129(b) of the Bankruptcy Code. As indicated above, the Plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (a) is “fair and equitable” and (b) “does not discriminate unfairly” with respect to each Class of Claims or Interests that is impaired under, and has not accepted, the Plan. The “fair and equitable” standard, also known as the “absolute priority rule,” requires, among other things, that unless a dissenting Class of Unsecured Claims or a Class of Interests receives full compensation for its Allowed Claims or Allowed Interests, no holder of Allowed Claims or Interests in any junior Class may receive or retain any property on account of such Claims or Interests. With respect to a dissenting Class of Secured Claims, the “fair and equitable” standard requires, among other things, that holders either (i) retain their liens and receive deferred cash payments with a value as of the Effective Date equal to the value of their interest in property of the applicable Estate or (ii) receive the indubitable equivalent of their Secured Claims. The “fair and equitable” standard has also been interpreted to prohibit any Class senior to a dissenting Class from receiving under a plan more than 100% of its Allowed Claims or Allowed Interests. The Debtors believe that, if necessary, the Plan may be crammed down over the dissent of certain Classes of Claims, in view of the treatment proposed for such Classes. If necessary and appropriate, the Debtors intend to modify the Plan to permit cramdown of dissenting Classes of Claims.

         The requirement that the Plan not “discriminate unfairly” means, among other things, that a dissenting Class must be treated substantially equally with respect to other Classes of equal rank. The Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan.

         Any Class of Claims that receives nothing under the Plan will be deemed to be dissenting Classes. As a result, in addition to any Class that does not vote to accept the Plan, the Debtors will, to the extent required, seek to use the “cramdown” provisions described above with respect with respect to any impaired Class, other than Class 6, that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code.

         Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect: (a) the confirmability of the Plan as it applies to any other Debtor or (b) the Debtors’ ability to modify the Plan, as it applies to any particular Debtor, to satisfy the provisions of section 1129(b) of the Bankruptcy Code.

Best Interests Test; Liquidation Analysis.

         Even if the Plan is accepted by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in any such impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the “best interests” test requires that the Bankruptcy Court find that the Plan provides to each member of such impaired Class a recovery on account of the member’s Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the applicable Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

         To estimate what members of each impaired Class of Claims or Interests would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if each of the Reorganization Cases were converted to a chapter 7 case under the Bankruptcy Code and each of the respective Debtor’s assets were liquidated by a chapter 7 trustee (the “Liquidation Value”). The Liquidation Value of a Debtor would consist of the net proceeds from the disposition of the assets of the Debtor, augmented by any cash held by the Debtor.

         The Liquidation Value available to holders of Unsecured Claims and Interests would be reduced by, among other things, (a) the Claims of secured creditors to the extent of the value of their collateral; (b) the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtor’s chapter 7 case; (c) unpaid Administrative Claims of the Reorganization Cases; and (d) Priority Claims and Priority Tax Claims. The Debtors’ costs of liquidation in chapter 7 cases would include the compensation of trustees, as well as of counsel and of other professionals retained by such trustees, asset disposition expenses, applicable Taxes, litigation costs, Claims arising from the operation of the Debtors during the pendency of the chapter 7 cases and all unpaid Administrative Claims incurred by the Debtors during the Reorganization Cases that are allowed in the chapter 7 cases. The liquidation itself would trigger certain Priority Claims, such as Claims for severance pay, and would likely accelerate the payment of other Priority Claims and Priority Tax Claims that would otherwise be payable in the ordinary course of business. These Priority Claims and Priority Tax Claims would be paid in full out of the net liquidation proceeds, after payment of Secured Claims, before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Interests. The Debtors believe that the liquidation also would generate a significant increase in Unsecured Claims, such as Rejection Damage Claims, and Tax and other governmental Claims.

         The information contained in Exhibit IV hereto provides a summary of the Liquidation Values of the Debtors’ interests in property, on a consolidated basis, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the Debtors’ properties and interests in property. As more fully described in Exhibit IV, the liquidation analysis is based on a number of estimates and assumptions that are subject to significant uncertainties, including estimates and assumptions relating to the proceeds of sales of assets, the timing of such sales, the impact of pending liquidations on continuing operations and values and certain tax matters. While the Debtors believe that these estimates and assumptions are reasonable for the purpose of preparing hypothetical chapter 7 liquidation analyses, no assurance exists that such estimates and assumptions would be valid if the Debtors were, in fact, to be liquidated. Moreover, as noted above, the Debtors believe that chapter 7 liquidations could result in substantial litigation that could delay the liquidation beyond the periods assumed in Exhibit IV. This delay could materially reduce the amount determined on a present value basis available for distribution to creditors, including holders of Non-Funded Debt Unsecured Claims in

Class 6. Moreover, the Debtors believe that such litigation and attendant delay could adversely affect the values realizable in the sale of the Debtors’ assets to an extent that cannot be estimated at this time.

         In summary, the Debtors believe that chapter 7 liquidations of the Debtors would result in substantial diminution in the value to be realized by holders of Claims, as compared to the proposed distributions under the Plan, because of, among other factors: (a) the failure to realize the maximum going concern value of the Debtors’ assets; (b) the substantial negative impact of conversion to a chapter 7 case and subsequent liquidation on the employees and customers of the Debtors; (c) additional costs and expenses involved in the appointment of trustees, attorneys, accountants and other professionals to assist such trustees in the chapter 7 cases; (d) additional expenses and Claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation and from the rejection of unexpired real estate leases and other Executory Contracts and Unexpired Leases in connection with a cessation of the Debtors’ operations; and (e) the substantial time that would elapse before entities would receive any distribution in respect of their Claims. Consequently, the Debtors believe that the Plan will provide a substantially greater ultimate return to holders of Claims than would chapter 7 liquidations.

Feasibility.

         Section 1129(a)(11) of the Bankruptcy Code requires that Confirmation not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan). For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared the Projections. Based upon the Projections, the Debtors believe that their reorganization under the Plan will meet the feasibility requirements of the Bankruptcy Code.

Compliance with Applicable Provisions of the Bankruptcy Code.

         Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. The Debtors have considered each of these issues in the development of the Plan and believe that the Plan complies with all provisions of the Bankruptcy Code.

Alternatives to Confirmation and Consummation of the Plan.

         The Debtors have evaluated numerous alternatives to the Plan, including alternative structures and terms of the Plan, the liquidation of the Debtors and delaying the adoption of any plan of reorganization. While the Debtors have concluded that the Plan is the best alternative and will maximize recoveries by holders of Claims, if the Plan is not confirmed, the Debtors, individually or collectively, or (subject to the Debtors’ exclusive periods under the Bankruptcy Code to File and solicit acceptances of a plan or plans of reorganization) any other party in interest in the Reorganization Cases could attempt to formulate and propose a different plan or plans of reorganization. Further, if no plan of reorganization can be confirmed, the Reorganization Cases may be converted to chapter 7 cases. In a liquidation case under chapter 7 of the Bankruptcy Code, a trustee or trustees would be elected or appointed to liquidate the assets of each Debtor. The proceeds of the liquidation would be distributed to the respective creditors of the Debtors in accordance with the priorities established by the Bankruptcy Code. For further discussion of the potential impact on the Debtors of the conversion of the Reorganization Cases to chapter 7 liquidations, see “Voting and Confirmation of the Plan - Best Interests Test; Liquidation Analysis.” The Debtors believe that Confirmation and consummation of the Plan is preferable to the alternatives described above.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN

General.

         A DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS PROVIDED BELOW. THIS DESCRIPTION IS BASED ON THE INTERNAL REVENUE CODE, THE TREASURY REGULATIONS ISSUED THEREUNDER, JUDICIAL DECISIONS AND IRS ADMINISTRATIVE DETERMINATIONS, ALL AS IN EFFECT AS OF THE DATE OF THIS DISCLOSURE STATEMENT. CHANGES IN ANY OF THESE AUTHORITIES, OR CHANGES IN THE INTERPRETATIONS OF ANY OF THESE AUTHORITIES, WHICH MAY HAVE RETROACTIVE EFFECT, MAY CAUSE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO DIFFER MATERIALLY FROM THE CONSEQUENCES DESCRIBED BELOW. MOREOVER, NO RULING HAS BEEN REQUESTED FROM THE IRS AND NO LEGAL OPINION HAS BEEN REQUESTED FROM COUNSEL CONCERNING ANY TAX CONSEQUENCE OF THE PLAN, AND NO TAX OPINION IS GIVEN BY THIS DISCLOSURE STATEMENT.

         THIS DESCRIPTION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR TO HOLDERS OF CLAIMS. FOR EXAMPLE, THE DESCRIPTION DOES NOT ADDRESS ISSUES OF SPECIAL CONCERN TO CERTAIN TYPES OF TAXPAYERS, SUCH AS DEALERS IN SECURITIES, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, REGULATED INVESTMENT COMPANIES, REAL ESTATE INVESTMENT TRUSTS, REAL ESTATE MORTGAGE INVESTMENT CONDUITS, FINANCIAL ASSET SECURITIZATION INVESTMENT TRUSTS, TAX EXEMPT ORGANIZATIONS AND NON-U.S. TAXPAYERS, NOR DOES IT ADDRESS TAX CONSEQUENCES TO HOLDERS OF EXISTING EQUITY INTERESTS IN THE DEBTORS. THE DESCRIPTION APPLIES ONLY TO PERSONS WHO HOLD THEIR CLAIMS AND ANY NEW SENIOR NOTES AND SHARES OF NEW COMMON STOCK RECEIVED IN CONNECTION WITH THE PLAN AS CAPITAL ASSETS. IN ADDITION, THE DESCRIPTION APPLIES ONLY TO ORIGINAL HOLDERS OF NEW SENIOR NOTES AND SHARES OF NEW COMMON STOCK. MOREOVER, THE DESCRIPTION IS LIMITED TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND DOES NOT DISCUSS THE POSSIBLE STATE, LOCAL, NON-U.S. AND NON-INCOME TAX CONSEQUENCES OF THE PLAN.

         FOR THESE REASONS, THE DESCRIPTION THAT FOLLOWS IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EXISTING EQUITY INTEREST IN THE DEBTORS. HOLDERS OF CLAIMS OR EXISTING EQUITY INTERESTS IN THE DEBTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

Classification of the New Senior Notes.

         Reorganized NII intends to take the position, for all U.S. federal income tax purposes, that the New Senior Notes will be treated as indebtedness of Reorganized NII. The IRS could, however, disagree with Reorganized NII’s characterization of the New Senior Notes. The remainder of this discussion assumes that, for all federal income tax purposes, the New Senior Notes will be treated as indebtedness of Reorganized NII.

Modification of Claims.

         Under the terms of the Plan, certain Allowed Claims may be reinstated, subject to certain structural and other modifications. Generally, a modification to a debt instrument is deemed to give rise to an “exchange” for U.S. federal income tax purposes if there is a significant modification of the debt instrument. A modification of a debt instrument generally is considered significant only if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant.

Characterization of the Plan.

         The Plan consists of two components: (a) the recapitalization of NII and its Debtor subsidiaries, pursuant to which the Existing Equity will be cancelled and the holders of Allowed Claims against NII and its Debtor subsidiaries will receive some combination of, among other things, cash, New Common Stock, and a Reinstatement of their Claims (subject to certain modifications) in exchange for their Claims; and (b) the Rights Offering, pursuant to which holders of Allowed Old Note Claims may purchase New Senior Notes and New Common Stock for cash. For federal income tax purposes, these two components are expected to be treated as part of a single integrated transaction. However, the right provided to certain holders of Allowed Old Note Claims to participate in the Rights Offering are expected to be treated as having a nominal value, and the purchase of New Senior Notes and New Common Stock for cash will be treated as separate from the exchange of Unsecured Nonpriority Claims for shares of New Common Stock.

         Any holder of an Allowed Claim that constitutes a tax security (see “Federal Income Tax Consequences to Holders of Claims – Definition of Tax Securities”, below) who exchanges that Allowed Claim for New Common Stock in connection with the Plan will be treated as participating in a recapitalization that qualifies as a reorganization under Section 368(a)(1)(E) of the Code. In addition, under Section 351 of the Code, persons who receive stock in a corporation in exchange for property (other than indebtedness not evidenced by a tax security and interest accrued on indebtedness on or after the beginning of the holder’s holding period) generally will not recognize gain or loss as a result of the exchange if, immediately after the exchange, those persons “control” the corporation. For this purpose, “control” means the ownership of stock in the corporation possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. Since the Debtors expect that persons exchanging Unsecured Nonpriority Claims represented by Old Notes for shares of New Common Stock and persons exchanging cash for New Common Stock in connection with the Rights Offering will collectively be in “control” of Reorganized NII immediately following the consummation of the Plan, the Debtors expect the consummation of the Plan to constitute a transaction described in Section 351 of the Code.

         Unless stated otherwise, the remainder of this summary assumes that the consummation of the Plan will be treated as a transaction described in Section 351 of the Code and, for applicable holders of Allowed Claims, as a recapitalization that qualifies as a reorganization under Section 368(a)(1)(E) of the Code.

Federal Income Tax Consequences to the Debtors; Reduction of the Debtors’ ndebtedness.

         For federal income tax purposes, discharge of a debt obligation for an amount less than its adjusted issue price (in most cases, the amount the debtor received on incurring the debt obligation, with certain adjustments) generally gives rise to cancellation of indebtedness (“COD”) income, which must be included in the debtor’s income. However, COD income is not recognized by a taxpayer that is a debtor in a chapter 11 case if the discharge is granted by the court or pursuant to a plan of reorganization approved by the court. The Plan, if approved, would enable the Debtors to qualify for this bankruptcy exclusion rule with respect to any COD income triggered by the Plan.

         If debt is discharged in a chapter 11 case, however, certain tax attributes otherwise available and of value to the debtor are reduced, in most cases by the principal amount of the indebtedness forgiven. Tax attributes subject to reduction (and the general order of reduction) are: (a) net operating losses (“NOL’s”) and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit carryforwards; (c) capital losses and capital loss carryforwards; (d) the tax basis of the debtor’s depreciable and nondepreciable assets, but not in an amount greater than the excess of the aggregate tax bases of the property held by the debtor immediately after the discharge over the aggregate of the debtor’s liabilities immediately after the discharge; and (e) foreign tax credit carryforwards. Attribute reduction is calculated only after the tax for the year of discharge has been determined.

         A debtor may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first. This election extends to stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property. If the Debtors make this election, the limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liability does not apply. In the case of affiliated corporations filing a consolidated return (such as the Debtors), the attribute reduction rules generally should apply separately to the particular corporation whose debt is being discharged, not to the entire group without regard to the identity of the particular debtor. The IRS recently has taken the position, however, that consolidated NOL’s must be reduced irrespective of the source of those losses. The current IRS position as to the impact of the attribute reduction rules on other tax attributes of consolidated group members is unclear.

         As noted below under the caption “Tax Treatment of New Senior Notes – Original Issue Discount”, the New Senior Notes will be treated as issued with original issue discount for U.S. federal income tax purposes. It is likely that Reorganized NII’s interest deduction in respect of a portion of the original issue discount accrued on the New Senior Notes will be permanently disallowed, and Reorganized NII will be allowed an interest deduction in respect of the remaining original issue discount accrued on the New Senior Notes only when that remaining original issue discount is actually paid.

Federal Income Tax Consequences to Holders of Claims.

         The federal income tax consequences of the Plan to a holder of a Claim will depend, in part, on whether the Claim constitutes a “security” for federal income tax purposes (a “tax security”), what type of consideration was received in exchange for the Claim, whether the holder reports income on the accrual or cash basis, whether the holder has taken a bad debt deduction or worthless security deduction with respect to the Claim and whether the holder receives distributions under the Plan in more than one taxable year. As discussed above, in some cases, the modification of a Claim may represent for tax purposes an exchange of the Claim for a modified Claim, even though no actual transfer takes place.

         Definition of Tax Securities.

         There is no precise definition of what constitutes a tax security under federal income tax law, and all facts and circumstances pertaining to the origin and character of a claim are relevant in determining its status. Nevertheless, courts generally have held that corporate debt obligations evidenced by written instruments with original maturities of ten years or more will be considered tax securities for this purpose. Based on their original maturities, it is likely that the Old Notes will be considered tax securities for this purpose. By contrast, the Unsecured Claims in respect of other liabilities may not be considered tax securities for this purpose. None of the Claims in Classes 2 and 3 representing senior secured indebtedness owed or guaranteed by NII will be considered a tax security for this purpose.

         Holders of Claims Constituting Tax Securities.

         Under the terms of the Plan, holders of Allowed Claims possibly constituting tax securities will receive either cash or New Common Stock in satisfaction of their Claims under the Plan.

         A holder of a Claim that constitutes a tax security who receives shares of New Common Stock in exchange for that Claim generally will not recognize gain on the consummation of the Plan. A holder of a Claim that constitutes a tax security who receives cash in exchange for that Claim generally will recognize gain on the consummation of the Plan equal to the excess, if any, of the amount of cash received in exchange for that Claim over the holder’s tax basis in such Claim. Except as discussed below under the caption “Certain Other Tax Considerations for Holders of Claims – Application of Market Discount Rules”, any gain recognized on the consummation of the Plan will be capital gain. In the case of a noncorporate holder of a Claim, generally the maximum U.S. federal income tax rate applicable to such gain will be lower than the maximum U.S. federal income tax rate applicable to ordinary income if such holder’s holding period for the Claim exceeds one year.

         Holders of Claims constituting tax securities who receive solely shares of New Common Stock in either partial or full satisfaction of their Claims generally will not recognize any gain or loss on the exchange. A holder who receives solely shares of New Common Stock in satisfaction of a Claim under the Plan will have an initial tax basis in the shares of New Common Stock received under the Plan in respect of that Claim equal the holder’s tax basis in the Claim. The holder’s holding period for any New Common Stock received in the exchange generally will include the holding period of the Claim surrendered therefor.

         Holders of Claims Not Constituting Tax Securities.

         Holders of Claims not constituting tax securities will recognize gain or loss, if any, equal to the amount realized under the Plan in respect of their Claims less their respective tax bases in those Claims. The amount realized for this purpose generally will equal the sum of the cash and the fair market value of any other consideration received in exchange for such Claim under the Plan, including the fair market value of any reinstated Claim.

         Any gain or loss recognized on the consummation of the Plan will be capital gain or loss. In the case of a noncorporate holder of a Claim, generally the maximum U.S. federal income tax rate applicable to capital gain will be lower than the maximum U.S. federal income tax rate applicable to ordinary income if such holder’s holding period for the Claim exceeds one year.

         The holder’s initial tax basis for any consideration received under the Plan generally will equal the fair market value of that consideration on the Effective Date of the Plan. The holding period for any consideration received under the Plan generally will begin on the day following the receipt of that consideration.

         Dividend and Interest Income Earned by the Disputed Class 6 Claim Reserve.

         Pursuant to the Plan, shares of New Common Stock issued as of the Effective Date but not then subject to distribution to holders of Allowed Claims will be held by the Disputed Class 6 Claim Reserve until distribution is required by the Plan. Therefore, it is possible that the Disputed Class 6 Claim Reserve will receive cash dividends or other distributions from Reorganized NII on account of the shares of New Common Stock held in the Disputed Class 6 Claim Reserve. Any cash thus received would be reinvested pursuant to the Plan, thereby generating additional income.

         Congress has made it clear that amounts earned by an escrow account, settlement fund or similar fund are subject to current tax, but no Treasury Regulations addressing the federal income tax treatment of reserve accounts like the Disputed Class 6 Claim Reserve in a bankruptcy setting are in effect. Therefore, depending on the facts (and the interpretation given to those facts), reserve accounts like the Disputed Class 6 Claim Reserve might be treated for federal income tax purposes under current law as separately taxable trusts, grantor trusts treated as owned by either the corporate transferor or the creditor beneficiaries or in some other fashion.

         On February 1, 1999, the IRS issued a proposed Treasury Regulation that would cause reserve accounts like the Disputed Class 6 Claim Reserve to be treated as “qualified settlement funds” for federal income tax purposes, which, in turn, would have the consequence of causing income earned by those accounts to be subject to a separate entity-level tax. The proposed Treasury Regulation is not currently in effect and will only become effective once it is promulgated in final form. In the interim, the proposed Treasury Regulation provides that the IRS will not challenge any reasonable, consistently-applied method for reporting income earned by a reserve account like the Disputed Class 6 Claim Reserve.

         Against this background, the Debtors have determined to treat the Disputed Class 6 Claim Reserve as a grantor trust of which Reorganized NII is the grantor, and therefore will treat income earned by the Disputed Class 6 Claim Reserve as income of Reorganized NII. Any income thus earned should be offset dollar-for-dollar on a current basis by an interest deduction to Reorganized NII reflecting its obligations under the Plan to pay any income earned by the Disputed Class 6 Claim Reserve on account of New Common Stock (or on the reinvestment of dividends paid on that New Common Stock) to holders of Allowed Claims.

Certain Other Federal Income Tax Considerations for Holders of Claims.

         Application of Market Discount Rules.

         Since Treasury Regulations that specify how dispositions of market discount bonds are to be treated have yet to be promulgated, the application of the market discount rules to holders of the Old Notes upon consummation of the Plan is not free from doubt. However, if a holder holds Old Notes with accrued market discount (as defined in the Code), such accrued market discount should be treated as ordinary income on the disposition of the shares of New Common Stock received in exchange for Old Notes under the Plan.

         Initial Tax Basis and Holding Period of the New Senior Notes and New Common Stock Purchased in the Rights Offering.

         The initial tax basis of the New Senior Notes and the New Common Stock purchased in the Rights Offering will equal the respective fair market values of the New Senior Notes and New Common Stock on the Effective Date. A holder’s holding period for New Senior Notes and New Common Stock purchased in the Rights Offering will begin on the day following the effective date of the purchase.

         Receipt of Pre-Effective Date Interest.

         As described above (see “Federal Income Tax Consequences to Holders of Claims — Dividend and Interest Income Earned by the Disputed Class 6 Claim Reserve”), it is possible that the Disputed Class 6 Claim Reserve will receive cash dividends on shares of New Common Stock held by it and then generate additional cash by reinvesting those dividends pending distribution. When that cash is distributed to holders of Allowed Claims, Reorganized NII will treat the cash as taxable interest income to the holder, and will file information returns reflecting that treatment.

         Receipt of Dividend and Interest Income Earned by the Disputed Class 6 Claim Reserve.

         As described above (see “Federal Income Tax Consequences to Holders of Claims — Dividend and Interest Income Earned by the Disputed Class 6 Claim Reserve”), it is possible that the Disputed Class 6 Claim Reserve will receive cash dividends on shares of New Common Stock held by it and then generate additional cash by reinvesting those dividends pending distribution. When that cash is distributed to holders of Allowed Claims, Reorganized NII will treat the cash as taxable interest income to the holder, and will file information returns reflecting that treatment.

         Reinstatement of Claims.

         Holders generally should not recognize gain, loss or other taxable income upon the Reinstatement of their Claims under the Plan. Taxable income, however, may be recognized by those holders if they are considered to receive interest, damages or other income in connection with the Reinstatement or if the Reinstatement is considered for tax purposes to involve a substantial modification of the Claim. See “Modification of Claims”, above.

         Bad Debt Deduction.

         A holder who, under the Plan, receives in respect of a Claim an amount less than the holder’s tax basis in that Claim may be entitled in the year of receipt (or in an earlier year) to a bad debt deduction under section 166(a) of the Code. The rules governing the timing and amount of bad debt deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed; holders of Claims therefore are urged to consult their tax advisors with respect to their ability to take such a deduction.

Tax Treatment of New Senior Notes.

         Interest.

         Interest paid on the New Senior Notes that is qualified stated interest (as defined below) will be includible in the holder’s gross income as ordinary interest income in accordance with the holder’s usual method of tax accounting for U.S. federal income tax purposes.

         Original Issue Discount.

         The New Senior Notes will be treated as issued with original issue discount for U.S. federal income tax purposes. The amount of original issue discount (“OID”) on a New Senior Note is the excess of the “stated redemption price at maturity” over its issue price. A New Senior Note’s stated redemption price at maturity is the sum of all payments provided by the New Senior Note other than “qualified stated interest”. Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the New Senior Note. The issue price of each New Senior Note for these purposes will be the fair market value of such New Senior Note on the Effective Date. Each holder (whether a cash or accrual method taxpayer) of a New Senior Note will be required to include in income all OID as it accrues, in advance of the receipt of some or all of the related cash payments.

         The amount of OID includible in income by a holder of a New Senior Note will be the sum of the “daily portions” of OID with respect to the New Senior Note for each day during the taxable year of portion of the taxable year on which such holder held the New Senior Note (“accrued OID”). The daily portion is determined by allocating to each day in any accrual period other than the initial short accrual period and the final accrual period a pro rata portion of the amount equal to the excess of (i) the product of a New Senior Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the amount of any stated interest payments allocable to such accrual period. The “yield to maturity” is the discount rate that, when applied to all payments under a New Senior Note, results in a present value equal to the issue price. The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than qualified stated interest) and the adjusted issue price of the New Senior Note at the beginning of the final accrual period. The amount of OID allocable to any initial short accrual period may be computed under any reasonable method. The adjusted issue price of the New Senior Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by payments other than qualified stated interest.

         As noted above under the caption “Federal Income Tax Consequences to the Debtors; Reduction of the Debtors’ Indebtedness”, Reorganized NII’s interest deduction in respect of a portion of the OID accrued on the New Senior Notes will be permanently disallowed. A corporate holder of New Senior Notes would be allowed a dividends received deduction in respect of such disallowed portion of the OID on the New Senior Notes that is included in that corporate holder’s gross income to the extent that payment would have been treated as a dividend if it had been a distribution made by Reorganized NII with respect to its stock.

         Sale, Exchange or Retirement.

         Upon the sale, exchange or retirement of a New Senior Note, a holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement (other than accrued but unpaid interest, which will be taxable as such) and the holder’s adjusted tax basis in such New Senior Note. A holder’s adjusted tax basis in a New Senior Note at any time generally will equal the issue price of such New Senior Note to the holder increased by the amount of OID on such New Senior Note that is includible in the holder’s gross income and decreased by the amount of any payment under the New Senior Note other than a payment of qualified stated interest. Any such gain or loss will be capital gain or loss. The Debtors have no present intention to retire the New Senior Notes prior to their stated maturity.

         In the case of a noncorporate holder, generally the maximum U.S. federal income tax rate applicable to gain realized upon the sale, exchange or retirement of a New Senior Note will be lower than the maximum U.S. federal income tax rate applicable to ordinary income if the holder’s holding period for the New Senior Note exceeds one year. The deductibility of capital losses is subject to limitations.

Tax Treatment of New Common Stock.

         Distributions.

         The gross amount of any distribution of cash or property made by NII to a holder of shares of New Common Stock with respect to those shares (other than certain distributions, if any, of shares of New Common Stock distributed pro rata to all stockholders of NII) generally will be includible in income by a holder as dividend income to the extent such distribution is made out of the current or accumulated earnings and profits of NII as determined under U.S. federal income tax principles. A corporate holder of New Common Stock may be allowed a dividends received deduction with respect to such dividends. To the extent that the amount of any distribution by NII in respect of shares of New Common Stock exceeds NII’s current and accumulated earnings and profits as determined under U.S. federal income tax principles, the excess will be treated first as a tax-free return of capital (to the extent of the holder’s adjusted tax basis in those shares) and thereafter as a capital gain. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

         Sale or Exchange of New Common Stock.

         A holder of shares of New Common Stock generally will recognize gain or loss on the sale or exchange of those shares equal to the difference between the amount realized on the sale or exchange and the holder’s adjusted tax basis in those shares. Any such gain or loss generally will be capital gain or loss. However, any gain on a sale or other disposition of shares of New Common Stock may be treated as ordinary income to the extent of any accrued market discount (not previously treated as ordinary income) on Old Notes that is carried over to the shares of New Common Stock acquired in exchange therefor (as described above). Moreover, any gain on the sale or other disposition of shares of New Common Stock may be treated as ordinary income to the extent of any bad debt deductions allowed in respect of the Old Notes that were exchanged for those shares of New Common Stock. In the case of a noncorporate holder of shares of New Common Stock, generally the maximum U.S. federal income tax rate applicable to capital gain will be lower than the maximum U.S. federal income tax rate applicable to ordinary income if such holder’s holding period for those shares exceeds one year. The deductibility of capital losses is subject to limitations.

         A holder’s adjusted tax basis in shares of New Common Stock generally will equal the holder’s initial tax basis in those shares reduced by the amount of any distributions received by that holder on those shares that are treated as a tax-free return of such holder’s capital. A holder’s holding period and initial tax basis in the shares of New Common Stock will be as described above under the captions “Federal Income Tax Consequences to Holders of Claims — Holders of Claims Constituting Tax Securities”, “Federal Income Tax Consequences to Holders of Claims — Holders of Claims Not Constituting Tax Securities” and “Certain Other Federal Income Tax Considerations for Holders of Claims – Initial Tax Basis and Holding Period of the New Senior Notes and New Common Stock Purchased in the Rights Offering”.

         Information Reporting and Backup Withholding.

         Under the Internal Revenue Code’s backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless that holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but rather an advance payment that may be refunded to the extent it results in an overpayment of tax. Holders of Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS

Applicability of Certain Federal and State Securities Laws.

         Except with respect to the New Common Stock to be issued to employees pursuant to the Management Incentive Plan and any Subscription Rights, New Senior Notes and New Common Stock to be issued to any entity that may be an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, Reorganized NII shall issue the Subscription Rights, New Senior Notes and the New Common Stock without registration under federal or state securities laws in reliance upon the exemption set forth in section 1145 of the Bankruptcy Code. With respect to Subscription Rights, New Senior Notes and New Common Stock to be issued to any entity that may be an “underwriter” as that term is defined in section 2(11) of the Securities Act, such Subscription Rights, New Senior Notes and New Common Stock shall be issued without registration under federal or state securities laws in reliance on the exemption provided by Rule 506 of Regulation D under the Securities Act. Except with respect to securities held by any entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, the securities to be issued in reliance upon the exemption set forth in section 1145 of the Bankruptcy Code shall be freely tradeable. The securities to be issued in reliance upon the exemption provided by Rule 506 of Regulation D under the Securities Act will be restricted securities under Rule 144 of the Securities Act and may be sold only pursuant to an effective registration statement under the Securities Act, including the registration statement contemplated by the Registration Rights Agreement, or an applicable exemption from such Act.

         Bankruptcy Code Exemptions from Registration Requirements.

         Initial Offer and Sale of Securities. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (b) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (c) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in such exchange and partly for cash or property. The Debtors believe that the offer and sale of the Subscription Rights, New Common Stock (including the New Common Stock issuable in connection with the Rights Offering) and the New Senior Notes under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws, except with respect to securities held by any entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code.

         Subsequent Transfers of Securities. In general, all resales and subsequent transactions in the New Common Stock (including the New Common Stock issuable in connection with the Rights Offering) and the New Senior Notes distributed under the Plan will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an “underwriter” with respect to such securities, an “affiliate” of the issuer of such securities or a “dealer.” Rule 144 under the Securities Act defines “affiliate” of an issuer as any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with, the issuer. Section 1145(b) of the Bankruptcy Code, as interpreted in prior bankruptcy cases and by the SEC in various no-action letters, defines four types of “underwriters”:

(a)	persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest (“accumulators”);

(b)	persons who offer to sell securities offered under a plan for the holders of such securities (“distributors”);

(c)	persons who offer to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) made under a distribution agreement; and

(d)	a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer. Under section 2(12) of the Securities Act, a “dealer” is any person who engages either for all or part of such person’s time, directly or indirectly, as agent, broker or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued pursuant to the Plan or to be a “dealer” would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued pursuant to the Plan or to be a “dealer.”

         In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization that are not affiliates are exempt from registration under the Securities Act if effected in “ordinary trading transactions.” The staff of the SEC has indicated in this context that a transaction may be considered an “ordinary trading transaction” if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

(a)	either (i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

(b)	the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Exchange Act; or

(c)	the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arms’ length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The Debtors have not sought the views of the SEC on this matter and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above. Any persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.

         In addition, Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by “affiliates” of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtors believe that, pursuant to section 1145(c) of the Bankruptcy Code, the New Common Stock (including the New Common Stock issuable in connection with the Rights Offering) and the New Senior Notes to be issued pursuant to the Plan will be unrestricted securities for purposes of Rule 144.

         GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN AFFILIATE OR AN UNDERWRITER WITH RESPECT TO THE NEW COMMON STOCK TO BE ISSUED PURSUANT TO THE PLAN, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON STOCK (INCLUDING THE NEW COMMON STOCK ISSUABLE IN CONNECTION WITH THE RIGHTS OFFERING) AND THE NEW SENIOR NOTES) TO BE DISTRIBUTED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS

CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         Subsequent Transfers Under State Law. State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner’s own account and subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the New Common Stock.

         Certain Transactions by Stockbrokers.

         Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the New Common Stock prior to the expiration of 40 days after the first date on which such securities were bona fide offered to the public by Reorganized NII or by or through an underwriter are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser. In connection with prior bankruptcy cases, the staff of the SEC has taken so-called “no-action” positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to and in compliance with the periodic reporting requirements of the Exchange Act. The views of the SEC on this matter, however, have not been sought by the Debtors and, therefore, no assurance can be given regarding the possible consequences of noncompliance by stockbrokers with the disclosure statement delivery requirements of section 1145(a)(4). Stockbrokers are urged to consult their own counsel with respect to such requirements.

Registration Rights.

         Pursuant to the Plan, on the Effective Date, Reorganized NII will enter into an agreement (the “Registration Rights Agreement”) with certain entities providing for the registration of New Common Stock (including the New Common Stock issuable in connection with the Rights Offering) and the New Senior Notes under the Securities Act. Only entities that may be classified as “underwriters” under section 1145(b) of the Bankruptcy Code (collectively, “Eligible Holders”) will be entitled to enter into the Registration Rights Agreement. Reorganized NII has agreed to use good faith, reasonable commercial efforts to cause to become effective as soon as practicable after the Effective Date a shelf registration on Form S-1 or any other available form covering resales of New Common Stock (including the New Common Stock issuable in connection with the Rights Offering) and the New Senior Notes owned by Eligible Holders. Under the Registration Rights Agreement, during the period commencing on the effective date of the registration statement and ending on the fifth anniversary of the Effective Date, Reorganized NII will be required, for each Eligible Holder that certifies to Reorganized NII that such holder may be deemed to be an “affiliate” of Reorganized NII, to effect the registration under the Securities Act of resales by such Eligible Holder of New Common Stock (including the New Common Stock issuable in connection with the Rights Offering) and the New Senior Notes (which registration may be effected by such shelf registration). In addition, the Registration Rights Agreement will require Reorganized NII to file additional registration statements covering New Common Stock (including the New Common Stock issuable in connection with the Rights Offering) and the New Senior Notes issued under the Plan to NCI and certain other holders under the Securities Act.

ADDITIONAL INFORMATION

         Any statements in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to such document for the full text thereof. Certain documents described or referred to in this Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies of these documents to all recipients of this Disclosure Statement. All of the exhibits and schedules to the Plan (once Filed with the Bankruptcy Court) and this Disclosure Statement are available for inspection during regular business hours at the Document Reviewing Centers located at (a) the offices of Bingham McCutchen LLP located at One State Street, Hartford, Connecticut 06103 (b) the offices of Richards, Layton & Finger, P.A. located at One Rodney Square, Wilmington, Delaware 19899, or at any other location designated by the Debtors, and may be obtained from the copy services identified in the notice of the Confirmation Hearing.

RECOMMENDATION AND CONCLUSION

         For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims in voting Classes to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before the Voting Deadline.

Dated: July 31, 2002	Respectfully submitted,

NII HOLDINGS, INC. (for itself and on behalf of NII HOLDINGS (DELAWARE), INC.

By: /s/ Robert J. Gilker

Name: Robert J. Gilker

Title: Vice President and

General Counsel

Daniel J. DeFranceschi (DE 2732)

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

P.O. Box 551

Wilmington, Delaware 19899

(302) 651-7700

Evan D. Flaschen (CT 10660)

Patrick J. Trostle (CT 20301)

William F. Govier (CT 20930)

BINGHAM MCCUTCHEN LLP

One State Street

Hartford, CT 06103

(860) 240-2700

ATTORNEYS FOR DEBTORS

AND DEBTORS IN POSSESSION

EXHIBIT I

REVISED THIRD AMENDED JOINT PLAN OF REORGANIZATION OF
NII HOLDINGS, INC. AND NII HOLDINGS (DELAWARE), INC.

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

IN RE:	:

NII HOLDINGS, INC. and	: :	Chapter 11

NII HOLDINGS (DELAWARE), INC.,	: :	Case No. 02-11505 (MFW)

Debtors.	: :	Jointly Administered

REVISED THIRD AMENDED JOINT PLAN OF REORGANIZATION FOR
NII HOLDINGS, INC. AND NII HOLDINGS (DELAWARE), INC.

Daniel J. DeFranceschi (DE 2732)

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

P.O. Box 551

Wilmington, Delaware 19899

(302) 651-7700

- and -

Evan D. Flaschen (CT 10660)

Patrick J. Trostle (CT 20301)

William F. Govier (CT 20930)

BINGHAM MCCUTCHEN LLP

One State Street

Hartford, Connecticut 06103

(860) 240-2700

ATTORNEYS FOR DEBTORS

July 31, 2002	AND DEBTORS IN POSSESSION

TABLE OF EXHIBITS1/

Exhibit IV.C.2	Initial Directors of Reorganized NII

Exhibit V.A	Schedule of Executory Contracts and Unexpired Leases To Be Rejected

1/	All exhibits will be Filed and available for review at the Document Reviewing Centers no later than September 3, 2003. Except as otherwise indicated, all Exhibits will be available for review during regular business hours at the Document Reviewing Centers. The Debtors reserve the right to modify, amend, supplement, restate or withdraw any of the Exhibits after they are Filed. The Debtors will File all modified, amended, supplemented or restated Exhibits as promptly as possible and will make such Exhibits available for review at the Document Reviewing Centers.

INTRODUCTION

         NII Holdings, Inc. (“NII”) and NII Holdings (Delaware), Inc. (“NII Delaware” and, together with NII, the “Debtors”) propose the following revised third amended joint plan of reorganization (the “Plan”) for the resolution of the outstanding claims against and equity interests in the Debtors. The Debtors filed their original Joint Plan of Reorganization on June 14, 2002, their First Amended Plan of Reorganization on June 27, 2002, their Second Amended Plan of Reorganization on July 9, 2002, and their Third Amended Plan of Reorganization on July 26, 2002. This Plan reflects further negotiations among the Debtors and their creditor constituents. The Debtors are proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code, 11 U.S.C. § 1129. Reference is made to the Debtors’ Second Amended Disclosure Statement (the “Disclosure Statement”) for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections and properties, and for a summary and analysis of the Plan, as well as a description of the securities to be issued under the Plan. There also are other agreements and documents comprising the Plan Supplement that are or will be Filed with the Bankruptcy Court by no later than September 3, 2002, that are referenced in the Plan or the Disclosure Statement and that will be available for review in the Document Reviewing Centers.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION
AND COMPUTATION OF TIME

A.	Defined Terms

         As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

         1.     “Ad Hoc Noteholder Committee” means the ad hoc committee of certain holders of the Old Notes formed in December 2001.

         2.     “Administrative Claim” means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 328, 330(a) or 331 of the Bankruptcy Code, including Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930; and (d) Claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code.

         3.     “Administrative Trade Claim” means an Administrative Claim arising from or with respect to the sale of goods or rendition of services on or after the Petition Date in the ordinary course of the applicable Debtor’s business, including Administrative Claims of employees for ordinary course wages, expense reimbursement and health and welfare benefits, but excluding Fee Claims.

         4.     “Allowed Claim” means:

a.	a Claim that (i) has been listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated and (ii) is not otherwise a Disputed Claim;

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b.	a Claim (i) for which a proof of Claim or request for payment of Administrative Claim has been Filed by the applicable Bar Date or otherwise been deemed timely Filed under applicable law and (ii) that is not otherwise a Disputed Claim; or

c.	a Claim that is allowed: (i) in any Stipulation of Amount and Nature of Claim executed by Reorganized NII and Claim holder on or after the Effective Date; (ii) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved by the Bankruptcy Court; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan.

         5.     “Allowed . . . Claim” means an Allowed Claim in the particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

         6.     “Amended and Restated Overhead Services Agreement” means the Amended and Restated Overhead Services Agreement between Reorganized NII and NCI, together with all agreements, instruments and other documents relating thereto, substantially in the form included in the Plan Supplement.

         7.     “Backstopping Noteholders” means certain members of the Ad Hoc Noteholder Committee, who have committed to purchase New Senior Notes and New Common Stock offered in the Rights Offering that are not subscribed for by other non-NCI holders of Old Notes in such amounts as are necessary to ensure non-NCI holder participation in the Rights Offering in the aggregate principal amount of $75 million.

         8.     “Ballot” means the form or forms distributed to each holder of an impaired Claim entitled to vote on the Plan on which the holder indicates acceptance or rejection of the Plan or any election for treatment of such Claim under the Plan.

         9.     “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as now in effect or hereafter amended.

         10.     “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Reorganization Cases.

         11.     “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

         12.     “Bar Date” means the applicable bar date by which a proof of Claim must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order or the Confirmation Order.

         13.     “Bar Date Order” means an order of the Bankruptcy Court establishing Bar Dates for Filing proofs of Claims in the Reorganization Cases, as the same may be amended, modified or supplemented.

         14.     “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

         15.     “Capital Subscription” means that certain Amended and Restated Capital Subscription Agreement, dated as of May 12, 1999, among Nextel Argentina S.R.L., Nextel International (Argentina) Ltd., and NII.

         16.     “Cash Investment Yield” means the net yield earned by the Disbursing Agent from the investment of cash held pending distribution pursuant to the Plan (including any dividends and other distributions on account of New Common Stock), which investment will be in a manner consistent with Reorganized NII’ investment and deposit guidelines.

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         17.     “Cash Management Order” means the Order (A) Approving Cash Management System; (B) Use of Existing Bank Accounts and Business Forms; and (C) Granting Interim and Final Approval of Investment and Deposit Guidelines entered by the Bankruptcy Court on or about May 29, 2002.

         18.     “Claim” means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

         19.     “Claims Objection Bar Date” means, for all Claims, other than those Claims allowed in accordance with Section I.A.3.c, unless otherwise extended by the Court upon motion by the Debtors, the latest of: (a) 90 days after the Effective Date; (b) 60 days after the Filing of a proof of Claim for such Claim; and (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such Claim.

         20.     “Class” means a class of Claims or Interests, as described in Article II.

         21.     “Global Release Agreement” means the Global Release Agreement among the Debtors, NCI, MCC, Motorola and members of the Ad Hoc Noteholder Committee, substantially in the form included in the Plan Supplement.

         22.     “Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

         23.     “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

         24.     “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued from time to time.

         25.     “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving and authorizing the Debtors and Reorganized NII to take all actions necessary or appropriate to implement the Plan in form and substance acceptable to the Debtors, NCI, MCC, Motorola and the members of the Ad Hoc Noteholder Committee including consummation of the Restructuring Transactions and the other transactions contemplated by the Plan.

         26.     “Creditors’ Committee” means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code.

         27.     “Cure Amount Claim” means a Claim based upon a Debtor’s defaults pursuant to an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by that Debtor under section 365 of the Bankruptcy Code.

         28.     “Debtors” means, collectively, the above-captioned debtors and debtors in possession identified on the cover page to this Plan.

         29.     “Disbursing Agent” means Reorganized NII, in its capacity as a disbursing agent pursuant to Section VI.B, or any Third Party Disbursing Agent.

         30.     “Disclosure Statement” means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.

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         31.     “Disputed Claim” means:

a.	if no proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim that is listed on a Debtor’s Schedules as other than disputed, contingent or unliquidated, but as to which the applicable Debtor, Reorganized NII or, prior to the Confirmation Date, any other party in interest, has Filed an objection by the Claims Objection Bar Date and such objection has not been withdrawn or denied by a Final Order; or (ii) a Claim that is listed on a Debtor’s Schedules as disputed, contingent or unliquidated, including, as applicable, any Disputed Class 6 Claim; or

b.	if a proof of Claim or request for payment of an Administrative Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim for which no corresponding Claim is listed on a Debtor’s Schedules; (ii) a Claim for which a corresponding Claim is listed on a Debtor’s Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted in the proof of Claim varies from the nature and amount of such Claim as it is listed on the Schedules; (iii) a Claim for which a corresponding Claim is listed on a Debtor’s Schedules as disputed, contingent or unliquidated; or (iv) a Claim for which an objection has been Filed by the applicable Debtor, Reorganized NII or, prior to the Confirmation Date, any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order, including, as applicable, any Disputed Class 6 Claim.

         32.     “Disputed Class 6 Claim Reserve” means the reserve of Reserved Distributions and cash, if any, established pursuant to Section VI.D.1 for Disputed Class 6 Claims, which reserve will be maintained in trust for holders of Allowed Disputed Class 6 Claims and will not constitute property of Reorganized NII.

         33.     “Disputed Insured Claim” and “Disputed Uninsured Claim” mean, respectively, an Insured Claim or an Uninsured Claim that is also a Disputed Claim.

         34.     “Distribution Record Date” means the Effective Date.

         35.     “Document Reviewing Centers” means, collectively: (a) the offices of Bingham McCutchen LLP located at One State Street, Hartford, Connecticut 06103 (b) the offices of Richards Layton & Finger, P.A. located at One Rodney Square, Wilmington, Delaware 19899, and (c) any other locations designated by the Debtors at which any party in interest may review all of the exhibits and schedules to the Plan and the Disclosure Statement.

         36.     “EFA” means that certain $125.0 million Amended and Restated Equipment Financing Agreement, dated as of April 28, 2000, between MIBL and MCC, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

         37.     “Effective Date” means a day, as determined by the Debtors, that is the first Business Day as soon as reasonably practicable after all conditions to the Effective Date in Section IX.A have been met or waived pursuant to Section IX.B.

         38.     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

         39.     “Estate” means, as to each Debtor, the estate created for that Debtor in its Reorganization Case pursuant to section 541 of the Bankruptcy Code.

         40.     “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a-78jj, as now in effect or hereafter amended.

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         41.     “Executory Contract and Unexpired Lease” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

         42.     “Face Amount” means:

a.	when used with reference to a Disputed Insured Claim, either (i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date, or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount; (ii) if no proof of Claim is Filed by the Bar Date or otherwise deemed timely filed under applicable law, the full amount of the Claim listed on the Debtors’ Schedules, provided that such amount is not listed as disputed, contingent or unliquidated; or (iii) the applicable deductible under the relevant insurance policy, minus any reimbursement obligations of the applicable Debtor to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs), if such amount is less than the amount specified in (i) or (ii) above or the proof of Claim specifies an unliquidated amount; and

b.	when used with reference to a Disputed Uninsured Claim, either (i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount; or (ii) the amount of the Claim acknowledged by the applicable Debtor or Reorganized NII in any objection Filed to such Claim or in the Schedules as an undisputed, noncontingent and liquidated Claim, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code, proposed by the Debtors or established by Reorganized NII following the Effective Date, if no proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law or if the proof of Claim specifies an unliquidated amount.

         43.     “Fee Claim” means a Claim under sections 328, 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in or in connection with the Reorganization Cases.

         44.     “Fee Order” means the Administrative Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on or about June 18, 2002.

         45.     “File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Reorganization Cases.

         46.     “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Reorganization Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order.

         47.     “Governmental Unit” means United States; State; Commonwealth; District; Territory; municipality; foreign state; department, agency, or instrumentality of the United States (but not a United States trustee while serving as a trustee in a case under title 11 of the U.S. Code), a State, a Commonwealth, a District, a Territory, a municipality or a foreign state; or other foreign or domestic government.

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         48.     “Handset Financing” means financing provided under those certain agreements between NII and certain Motorola affiliates, and various international subsidiaries of NII and certain Motorola affiliates, through which NII and each NII subsidiary agrees to purchase Motorola handsets.

         49.     “Indenture Trustee” means The Bank of New York, or any successor thereto, as indenture trustee under the Prepetition Indentures.

         50.     “Insured Claim” means any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date that is covered under an insurance policy, other than a workers’ compensation insurance policy, applicable to the Debtors or their businesses.

         51.     “Interest” means, with respect to any equity security of either Debtor, the rights of the holder of such equity security, and the rights of any entity to purchase or repurchase or demand the issuance of any of the foregoing or any other similar or associated rights with respect to such equity security, including, without limitation: (a) redemption, conversion, exchange, voting, participation, put and dividend rights (including Put Rights) with respect to such equity security; (b) liquidation preferences; and (c) stock options and warrants.

         52.     “Management Incentive Plan” means the management incentive plan adopted as of the Effective Date for the benefit of employees and directors of Reorganized NII, substantially in the form included in the Plan Supplement.

         53.     “MCC” means Motorola Credit Corporation, a Delaware corporation.

         54.     “MEFA” means that certain $225.0 million Master Equipment Financing Agreement, dated as of February 4, 1999, as amended, between NII and MCC, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

         55.     “MIBL” means McCaw International (Brazil), Ltd., a Virginia corporation.

         56.     “Motorola” means Motorola, Inc., a Delaware corporation.

         57.     “National Securities Exchange” means any exchange registered pursuant to section 6(a) of the Exchange Act, including the National Association of Securities Dealers Automated Quotation System.

         58.     “NCI” means Nextel Communications, Inc., a Delaware corporation and the parent corporation of NII.

         59.     “New Common Stock” means the shares of common stock, par value $0.001 per share, of Reorganized NII, authorized pursuant to the certificate of incorporation of Reorganized NII.

         60.     “New EFA” means the Second Amended and Restated Equipment Financing Agreement between MIBL and MCC, together with all agreements, instruments and other documents relating thereto, substantially in the form included in the Plan Supplement.

         61.     “New MEFA” means the Master Equipment Financing Agreement between Reorganized NII and MCC, together with all agreements, instruments and other documents relating thereto, substantially in the form included in the Plan Supplement.

         62.     “New Senior Notes” means those certain new senior discount notes of Reorganized NII or a subsidiary thereof in the aggregate principal amount of $180,820,856 to be issued pursuant to the New Senior Notes Indenture in the Rights Offering.

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         63.     “New Senior Notes Indenture” means the Indenture, dated as of the Effective Date, between Reorganized NII or a subsidiary thereof and the indenture trustee thereunder, governing the New Senior Notes, substantially in the form included in the Plan Supplement.

         64.     “New Spectrum Use and Build-Out Agreement” means the Spectrum Use and Build-Out Agreement between Reorganized NII and NCI and the other parties thereto, together with all agreements, instruments and other documents relating thereto, substantially in the form included in the Plan Supplement.

         65.     “NII”means NII Holdings, Inc., a Delaware corporation, one of the Debtors and the parent corporation of NII Delaware.

         66.     “NII Delaware” means NII Holdings (Delaware), Inc., a Delaware corporation and one of the Debtors.

         67.     “Old Notes” means, collectively, the 12.125% Notes, the 12.75% Notes and the 13.0% Notes.

         68.     “Old Note Claims” means, collectively, Claims under or evidenced by the Old Notes and/or the Prepetition Indentures.

         69.     “Ordinary Course Professionals Order” means the Order Authorizing Debtors and Debtors in Possession to Retain Professionals Utilized in the Ordinary Course of Business, entered by the Bankruptcy Court on or about June 18, 2002.

         70.     “Petition Date” means May 24, 2002.

         71.     “Plan” means this joint plan of reorganization for the Debtors, to the extent applicable to any Debtor, the Plan Supplement and all Exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented.

         72.     “Plan Supplement” means the collection of Plan support documents to be Filed and available for review at the Document Reviewing Centers no later than September 3, 2002, as the same may be amended, modified or supplemented from time to time.

         73.     “Prepetition Indentures” means, collectively: (i) the Indenture, dated as of March 12, 1998, between NII and the Indenture Trustee, concerning the 12.125% Notes; (ii) the Indenture, dated as of August 1, 2000, between NII and the Indenture Trustee, concerning the 12.75% Notes; and (iii) the Indenture, dated as of March 6, 1997, between NII and the Indenture Trustee, concerning the 13.0% Notes, as each may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

         74.     “Priority Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim.

         75.     “Professional” means any professional employed in the Reorganization Cases pursuant to sections 327, 328 or 1103 of the Bankruptcy Code or any professional or other entity seeking compensation or reimbursement of expenses in connection with the Reorganization Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

         76.     “Pro Rata” means, when used with reference to a distribution, pursuant to Article III, of New Common Stock and/or Subscription Rights to holders of Allowed Class 6 Claims, an amount equal to any such Allowed Class 6 Claim divided by the estimated aggregate amount of all Class 6 Claims.

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         77.     “Put Rights” means rights of certain holders of NII’s shares of Class B common stock pursuant to NII’s 1997 Employee Stock Option Plan, where, upon the exercise of options under the 1997 Employee Stock Option Plan entitled them to put rights which, subject to certain conditions, require NII to repurchase those shares from them.

         78.     “Quarterly Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within 45 days of the end of a calendar quarter, the first Quarterly Distribution Date will be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls.

         79.     “Recovery Actions” means, collectively and individually: (a) preference actions, fraudulent conveyance actions, rights of setoff and other claims or causes of action under sections 510, 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code and other applicable bankruptcy or nonbankruptcy law; (b) claims or causes of action arising out of illegal dividends or similar theories of liability; (c) claims or causes of action based on piercing the corporate veil, alter ego liability or similar legal or equitable theories of recovery; (d) claims or causes of action based on unjust enrichment; and (e) claims or causes of action for breach of fiduciary duty, mismanagement, malfeasance or, to the extent they are claims or causes of action of any of the Debtors, fraud.

         80.     “Registration Rights Agreement” means the Registration Rights Agreement governing registration of the New Senior Notes and New Common Stock among Reorganized NII and those holders of New Senior Notes and New Common Stock that, as of the Effective Date, may be regarded as “underwriters” within the meaning ascribed to such term in section 1145 of the Bankruptcy Code, together with all agreements, instruments and other documents relating thereto, substantially in the form included in the Plan Supplement.

         81.     “Reinstated” or “Reinstatement” means rendering a Claim or Interest unimpaired within the meaning of section 1124 of the Bankruptcy Code. Unless the Plan specifies a particular method of Reinstatement, when the Plan provides that an Allowed Claim or Interest will be Reinstated, such Claim or Interest will be Reinstated, at Reorganized NII’s sole discretion, in accordance with one of the following:

a.	The legal, equitable and contractual rights to which such Claim or Interest entitles the holder will be unaltered; or

b.	Notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:

i.	any such default that occurred before or after the commencement of the applicable Reorganization Case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured;

ii.	the maturity of such Claim or Interest as such maturity existed before such default will be reinstated;

iii.	the holder of such Claim or Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and

iv.	the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest will not otherwise be altered.

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         82.     “Reorganization Case” means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court and (b) when used with reference to both Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

         83.     “Reorganized NII” means NII on and after the Effective Date.

         84.     “Reserved Distributions” means an amount in shares of New Common Stock to be placed in the Disputed Class 6 Claim Reserve for distribution to holders of Disputed Class 6 Claims.

         85.     “Restructuring Transactions” means, collectively, those mergers, consolidations, restructurings, dispositions, liquidations or dissolutions that the Debtors or Reorganized NII determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or otherwise to simplify the overall corporate structure of Reorganized NII.

         86.     “Rights Offering” means the offering of the Subscription Rights.

         87.     “Securities Act” means the Securities Act of 1933, as amended.

         88.     “SLA” means that certain $56.650 million Secured Loan Agreement, dated as of December 16, 1999, between NII and MCC, together with all instruments and agreements related thereto.

         89.     “Schedules” means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors, as required by section 521 of the Bankruptcy Code and the Official Bankruptcy Forms, as the same may have been or may be amended, modified or supplemented.

         90.     “Secured Claim” means a Claim that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

         91.     “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereafter amended.

         92.     “Standstill Agreement” means the Standstill Agreement among NII, NCI and the Backstopping Noteholders, substantially in the form included in the Plan Supplement, pursuant to which (a) NCI agrees to take no action that would result at any time in its holding in excess of 49.9% of the common equity of Reorganized NII on a fully diluted basis without the prior approval of a majority of the non-NCI members of Reorganized NII’s board of directors and (b) NII agrees not to take any action that would cause NCI to hold more than 49.9% of the common equity of Reorganized NII on a fully diluted basis.

         93.     “Stipulation of Amount and Nature of Claim” means a stipulation or other agreement between the applicable Debtor or Reorganized NII and a holder of a Claim or Interest, or an agreed order of the Bankruptcy Court, establishing the amount and nature of a Claim or Interest.

         94.     “Subscription Agreement” means the Subscription Agreement, dated as of the Effective Date, among Reorganized NII, NCI and the Backstopping Noteholders, substantially in the form included in the Plan Supplement.

         95.     “Subscription Rights” means the rights, pursuant to the Rights Offering, to purchase an aggregate principal amount of $180,820,856 in New Senior Notes and New Common Stock, which rights will be issued to the holders of Allowed Claims in Class 6.

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         96.     “Tax” means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other entity.

         97.     “Third Amended and Restated Trademark License Agreement” means the Third Amended and Restated Trademark License Agreement between Reorganized NII and NCI, together with all agreements, instruments and other documents relating thereto, substantially in the form included in the Plan Supplement.

         98.     “Third Party Disbursing Agent” means an entity designated by Reorganized NII to act as a Disbursing Agent pursuant to Section VI.B.

         99.     “13.0% Notes” means the 13% Senior Discount Notes due 2007 issued pursuant to the terms of that certain indenture, dated as of March 6, 1997, between NII and the Indenture Trustee, as amended.

         100.     “Trade Claim” means any Unsecured Claim, other than a Handset Financing Claim or a Fee Claim or other Claim of a Professional, for the sale of goods or rendition of services to either Debtor in the ordinary course of the applicable Debtor’s business prior to the Petition Date.

         101.     “12.125% Notes” means the 12.125% Senior Discount Notes due 2008 issued pursuant to the terms of that certain indenture, dated as of March 12, 1998, between NII and the Indenture Trustee.

         102.     “12.75% Notes” means the 12.75% Senior Serial Notes due 2010 issued pursuant to the terms of that certain indenture, dated as of August 1, 2000, between NII and the Indenture Trustee.

         103.     “Uninsured Claim” means any Claim that is not an Insured Claim.

         104.     “Unsecured Claim” means any Claim that is not an Administrative Claim, Cure Amount Claim, Priority Claim or Secured Claim.

         105.     “Voting Deadline” means the deadline for submitting Ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code that is specified in the Disclosure Statement, the Ballots or related solicitation documents approved by the Bankruptcy Court.

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B.	Rules of Interpretation and Computation of Time

         1.     Rules of Interpretation

         For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an entity as a holder of a Claim or Interest includes that entity’s successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, certificates of incorporation, bylaws, similar constituent documents, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

         2.     Computation of Time

         In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

ARTICLE II.

CLASSES OF CLAIMS AND INTERESTS

         All Claims and Interests, except Administrative Claims, are placed in the following Classes. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, as described in Section III.A, have not been classified and thus are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

A.	Unimpaired Classes of Claims

         1.     Class 1 (Unsecured Priority Claims): Priority Claims against any Debtor that are entitled to priority under sections 507(a)(3), 507(a)(4) or 507(a)(6) of the Bankruptcy Code.

         2.     Class 4 (Handset Financing Claims): Unsecured Claims of Motorola affiliates with respect to Handset Financing.

         3.     Class 5 (Trade Claims) : Trade Claims against either Debtor.

         4.     Class 7 (Miscellaneous Secured Claims) Secured Claims against either Debtor other than Claims classified in Class 2 or Class 3.

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B.	Impaired Classes of Claims and Interests

         1.     Class 2 (MEFA/SLA Secured Claims): Claims against NII under either the MEFA or the SLA.

         2.     Class 3 (EFA Secured Claims): Claims against NII under the EFA.

         3.     Class 6 (Old Note Claims and Non-Funded Debt Unsecured Claims): Unsecured Claims against either Debtor under the Old Notes or the indentures relating to the Old Notes, and Unsecured Claims against either Debtor other than Claims classified in Class 5, Class 8, or Class 9.

         4.     Class 8 (Fine, Penalty and Forfeiture Claims): Unsecured Claims against the Debtors for any fine, penalty or forfeiture, or for multiple, exemplary or punitive damages, including any such Claim by any Governmental Unit, to the extent that such Claims are not compensation for the Claim holder’s actual pecuniary loss.

         5.     Class 9 (Subordinated Securities Claims): Unsecured Claims against either Debtor arising: (a) from rescission of a purchase or sale of any equity security of either Debtor; (b) for damages arising from the purchase or sale of any such security, including, without limitation, Claims for damages for fraud or misrepresentation or otherwise subject to section 510(b) of the Bankruptcy Code; or (c) for indemnification, reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claims, including, without limitation, any warrants or options, including Put Right Claims.

         6.     Class 10 (Existing Equity Interests): Interests issued or relating to either Debtor and outstanding immediately prior to the Petition Date.

ARTICLE III.

TREATMENT OF CLAIMS AND INTERESTS

A.	Unclassified Claims

         1.     Payment of Administrative Claims

                  a.     Administrative Claims in General

                  Except as specified in this Section III.A.1, and subject to the bar date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized NII, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, cash equal to the Allowed amount of such Administrative Claim either (i) on the Effective Date or (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by Reorganized NII and the holder of the Administrative Claim.

                  b.     Statutory Fees

                  On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 will be paid by Reorganized NII in accordance therewith until the closing of the Reorganization Cases pursuant to section 350(a) of the Bankruptcy Code.

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                  c.     Ordinary Course Liabilities

                  Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business during the Reorganization Cases will be paid by Reorganized NII pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claims, without any further action by the holders of such Administrative Claims.

                  d.     Administrative Claims of Indenture Trustee

                  The Administrative Claims of the Indenture Trustee will be paid pursuant to the terms of Section III.D.

                  e.     Fee Claims of the Ad Hoc Noteholder Committee

                  Upon the Effective Date and subject to Bankruptcy Court review for reasonableness, any claims of the advisors to the Ad Hoc Noteholder Committee against either of the Debtors for payment for services rendered to the Ad Hoc Noteholder Committee (or costs or expenses incurred in connection therewith) in or in connection with the Reorganization Cases or in connection with the Plan and incident to the Reorganization Cases, shall be paid in full. Those advisors are Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) Morris, Nichols, Arsht & Tunnell (“MNAT”) and Chanin Capital LLC (“Chanin”). The Debtors support payment in full of Milbank’s, MNAT’s, and Chanin’s fees, costs and expenses

                  f.     Bar Dates for Administrative Claims

                           i.     General Bar Date Provisions

                  Except as otherwise provided in Sections III.A.1.a, III.A.1.d and III.D, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on Reorganized NII, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable bar date will be forever barred from asserting such Administrative Claims against the Debtors, Reorganized NII or their respective property and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on Reorganized NII and the requesting party by the later of (A) 90 days after the Effective Date or (B) 60 days after the Filing of the applicable request for payment of Administrative Claims.

                           ii.     Bar Dates for Certain Administrative Claims

                                   A.     Professional Compensation

                  Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on Reorganized NII and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on Reorganized NII and the requesting party by the later of (1) 90 days after the Effective Date or (2) 30 days after the Filing of the applicable request for payment of the Fee Claim. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims.

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                                    B.     Ordinary Course Liabilities

                  Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business and Administrative Claims of Governmental Units for Taxes (including Tax audit Claims arising after the Petition Date) will not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims will be satisfied pursuant to Section III.A.1.c.

B.	Unimpaired Classes of Claims

         1.     Class 1 (Unsecured Priority Claims) are unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 1 will receive cash equal to the amount of such Allowed Claim.

         2.     Class 4 (Handset Financing Claims) are unimpaired. Each holder of an Allowed Claim in Class 4 will receive cash equal to the amount of such Allowed Claim in the ordinary course when due. Upon the Effective Date, Reorganized NII will assume and reinstate all of the NII guaranties associated with the Handset Financing.

         3.     Class 5 (Trade Claims) are unimpaired. Each holder of an Allowed Claim in Class 5 will receive cash equal to the amount of such Allowed Claim on the Effective Date.

         4.     Class 7 (Miscellaneous Secured Claims) are unimpaired (except for Claims as to which the applicable Debtor elects Option C treatment). On the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized NII, each holder of an Allowed Claim in Class 7 will receive treatment on account of such Allowed Claim in the manner set forth in Option A, B or C below, at the election of the applicable Debtor or Reorganized NII. The applicable Debtor or Reorganized NII will be deemed to have elected Option A except with respect to any Allowed Claim as to which the applicable Debtor elects Option B or C in a certification Filed prior to the conclusion of the Confirmation Hearing.

Option A: Unimpaired. Allowed Claims in Class 7 with respect to which the applicable Debtor or Reorganized NII elects Option A will be paid in cash, in full, by such Reorganized NII, unless the holder of such Claim agrees to less favorable treatment.

Option B: Unimpaired. Allowed Claims in Class 7 with respect to which the applicable Debtor or Reorganized NII elects or is deemed to have elected Option B will be Reinstated.

Option C: Impaired. Each holder of an Allowed Claims in Class 7 with respect to which the applicable Debtor or Reorganized NII elects Option C will be entitled to receive, and the applicable Debtors (or Reorganized NII) shall release and transfer to such holder, the collateral securing such Allowed Claims.

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C.	Impaired Classes of Claims and Interests

         1.     Class 2 Claims (MEFA/SLA Secured Claims) are impaired. On the Effective Date, Allowed Claims in Class 2 will be satisfied in full by the execution and delivery of the New MEFA. Additionally, on the Effective Date, MCC shall receive from Reorganized NII (i) a cash payment of $56.650 million plus an additional amount for any pre- or post-petition interest that may be due and owing under the SLA or the MEFA up to and including the Effective Date, which amounts are currently escrowed by NII, and (ii) preferred stock which (together with Class 3) is entitled to designate one member of the board of directors of Reorganized NII.

         2.     Class 3 Claims (EFA Secured Claims) are impaired. On the Effective Date, Allowed Claims in Class 3 will be satisfied in full by the execution and delivery of the New EFA. Additionally, MCC shall receive, at such time as interest may be paid in accordance with the New EFA (i) from MIBL, a cash payment for any pre- or post-petition interest that may be due and owing under the EFA up to and including the Effective Date, and (ii) from Reorganized NII, preferred stock which (together with Class 2) is entitled to designate one member of the board of directors of Reorganized NII.

         3.     Class 6 (Old Note Claims and Non-Funded Debt Unsecured Claims) are impaired. On the Effective Date, each holder of an Allowed Claim in Class 6 will receive in full satisfaction of its Allowed Claims, a Pro Rata share of (a) 3,920,000 shares of New Common Stock, as described in Section IV.B.3; and (b) the Subscription Rights. The Old Note Claims will be deemed to be Allowed Claims hereunder, and no holder of an Old Note Claim will be required to File or serve any proof of claim or request for payment on account of such Claim.

         4.     Class 8 (Fine, Penalty and Forfeiture Claims) are impaired. No property will be distributed to or retained by the holders of Claims in Class 8.

         5.     Class 9 (Subordinated Securities Claims) are impaired. No property will be distributed to or retained by the holders of Claims in Class 9, and the respective underlying securities will be cancelled.

         6.     Class 10 (Existing Equity Interests) are impaired. No property will be distributed to or retained by the holders of Interests in Class 10, and such Interests will be canceled.

D.	Special Provisions Regarding the Indenture Trustee’s Claims

         1.     In full satisfaction of each Indenture Trustee’s Claim, including such Claims secured by any charging lien under the applicable Prepetition Indenture, each Indenture Trustee will receive from Reorganized NII cash equal to the amount of such Claims in accordance with the procedures described in Section III.D.2, below, and any charging lien held by such Indenture Trustee will be released as of the Effective Date. Distributions received by holders of Old Note Claims pursuant to the Plan will not be reduced on account of the payment of the Indenture Trustees’ Claims.

         2.     Within 30 days after the Effective Date, each Indenture Trustee will submit to Reorganized NII appropriate documentation in support of the fees and expenses incurred by such Indenture Trustee in connection with the Reorganization Cases through the Effective Date, whether incurred prior to or subsequent to the Petition Date, together with a detailed, reasonable estimate of any fees and expenses to be incurred following the Effective Date. Within ten Business Days after receiving this documentation, Reorganized NII will place the amount of each Indenture Trustee’s identified fees and expenses (including any reasonable estimated fees and expenses) in a segregated, interest bearing money market account (individually a “Segregated Account”, and, collectively, the “Segregated Accounts”). The Indenture Trustees’ fees and expenses will be paid from the Segregated Accounts solely in accordance with the procedures described below. The Confirmation Order will provide that the Indenture Trustees’ charging liens will attach solely to the cash placed in the Segregated Accounts until the funds in those accounts are distributed in accordance with this Section III.D.

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         3.     No later than 30 days after Reorganized NII funds the Segregated Accounts, each Indenture Trustee will (a) File a motion with the Bankruptcy Court seeking approval of its fees and expenses incurred through the Effective Date under the terms of the applicable Prepetition Indenture and (b) serve such motion on (i) Reorganized NII, (ii) the record Holders of the series of Old Notes on whose behalf it served as Indenture Trustee as of the Distribution Record Date, (iii) the United States Trustee and (iv) the Creditors’ Committee. The Bankruptcy Court will determine whether to approve the fees and expenses requested in such motion based upon consideration of whether such amounts are reasonable and appropriate under the terms of the applicable Prepetition Indenture, which, notwithstanding the cancellation of such Prepetition Indenture pursuant to Section IV.G hereof, will govern this determination. Each Indenture Trustee’s request for approval of its fees and expenses will not be subject to the additional standards contained in section 503(b) of the Bankruptcy Code. Promptly upon approval by the Bankruptcy Court, an Indenture Trustee’s approved fees and expenses for the period prior to the Effective Date will be treated as Allowed Claims and will be satisfied from the respective Segregated Account, together with interest held in such Segregated Account on account of such approved fees and expenses. Each Indenture Trustee’s fees and expenses for the period after the Effective Date will be paid by Reorganized NII on each Quarterly Distribution Date from the funds in the respective Segregated Account, plus any interest earned thereon, without any further approval of the Bankruptcy Court, upon the receipt of appropriate supporting documentation from each Indenture Trustee with respect to such interest; provided, however, that, if Reorganized NII and any Indenture Trustee cannot agree on the amount of the reasonable fees and expenses for a particular period with respect to a particular Indenture Trustee, such Indenture Trustee may File a motion within 30 days after the applicable Quarterly Distribution Date seeking a determination by the Bankruptcy Court of the Allowed amount of such fees and expenses. The Bankruptcy Court will approve the fees and expenses requested in any such motion to the extent that such amounts are reasonable and appropriate under the terms of the applicable Prepetition Indenture, which, notwithstanding the cancellation of such Prepetition Indenture pursuant to Section IV.G hereof, will govern this determination. Promptly upon approval by the Bankruptcy Court, such Indenture Trustee’s approved fees and expenses for the applicable period will be paid from the respective Segregated Account, plus any interest earned thereon.

         4.     All amounts remaining in any Segregated Account on the later of (a) the date that all of the Indenture Trustee’s fees and expenses have been paid from such Indenture Trustee’s respective Segregated Account, as certified by each Indenture Trustee in a written notice to Reorganized NII, and (b) the second anniversary of the Effective Date, will be immediately returned to Reorganized NII. If the funds in any Segregated Account are insufficient to satisfy all of the applicable Indenture Trustee’s fees and expenses incurred after the Effective Date or if the Segregated Account otherwise is closed, the Indenture Trustee may seek the payment of any additional amounts directly from Reorganized NII in accordance with the procedures described above and in Section III.D.2.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Continued Corporate Existence and Vesting of Assets in Reorganized NII

         NII will, as Reorganized NII, continue to exist from and after the Effective Date, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided herein, as of the Effective Date, all property of the respective Estates of the Debtors, and any property acquired by either Debtor or Reorganized NII under the Plan, will vest in Reorganized NII, free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, Reorganized NII may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, Reorganized NII may pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

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B.	Rights Offering; Certain New Agreements; Chase Settlement

         1.     Rights Offering

         As part of the Plan, holders Allowed Class 6 Claims, including Old Note Claims, will receive Subscription Rights to purchase at a discount, on a Pro Rata basis in proportion to their respective Allowed Claims, up to an aggregate principal amount of $180,820,856 of New Senior Notes and up to an additional 15,680,000 shares of New Common Stock constituting 78.4% of the fully diluted equity ownership of Reorganized NII (excluding equity to be issued pursuant to the Management Incentive Plan). NCI and the Backstopping Noteholders will have rights to participate in the Rights Offering in amounts in excess of their respective Pro Rata shares in order to ensure full subscription of the Rights Offering, as provided in the Subscription Agreement.

         2.     U.S. Border Spectrum and Tijuana Network Build-Out

         On the Effective Date, Reorganized NII and NCI will execute and deliver the New Spectrum Use and Build-Out Agreement.

         3.     Amended and Restated Overhead Services Agreement

         On the Effective Date, Reorganized NII and NCI will execute and deliver the Amended and Restated Overhead Services Agreement.

         4.     Third Amended and Restated Trademark License Agreement

         On the Effective Date, Reorganized NII and NCI will execute and deliver the Third Amended and Restated Trademark License Agreement.

         5.     Registration Rights Agreement

         On the Effective Date, Reorganized NII and certain holders of New Senior Notes will execute and deliver the Registration Rights Agreement.

         6.     Subscription Agreement

         On the Effective Date, Reorganized NII, NCI and the Backstopping Noteholders will execute and deliver the Subscription Agreement.

         7.     Standstill Agreement

         On the Effective Date, Reorganized NII, NCI and the Backstopping Noteholders will execute and deliver the Standstill Agreement.

         8.     Chase Settlement

         The Debtors, Nextel Argentina, and the Chase Lenders have reached an agreement in principle subject to definitive documentation that will be Filed as part of the Plan Supplement, by no later than September 3, 2002.

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C.	Corporate Governance, Directors, Employment-Related Agreements and Compensation Programs

         1.     Certificates of Incorporation and Bylaws

                  a.     Reorganized NII

                  As of the Effective Date, the certificate of incorporation and bylaws of Reorganized NII (substantially in the forms included in the Plan Supplement), will, among other things: (i) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code; and (ii) effective immediately after the cancellation of all Interests issued by or relating to either Debtor and outstanding immediately prior to the Petition Date as set forth in Section IV.G, authorize the issuance of New Common Stock in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan, including New Common Stock issuable in connection with the Rights Offering and issuable to employees under the Management Incentive Plan. After the Effective Date, Reorganized NII may amend and restate its certificate of incorporation or bylaws as permitted by the Delaware General Corporation Law, subject to the terms and conditions of such constituent documents.

                  b.     NII Delaware

                  As more fully described in Article VIII hereof, on or before the Effective Date, NII Delaware will be substantively consolidated with and merged into NII.

         2.     Directors of Reorganized NII

         The initial board of directors of Reorganized NII will consist of nine directors chosen as follows: (i) three directors shall be designated by the Backstopping Noteholders; (ii) one director shall be designated by Motorola; (iii) two directors shall be designated by the Ad Hoc Noteholder Committee; (iv) two directors will be designated by NCI; and (v) one director shall be the chief executive officer of Reorganized NII.

         These initial directors shall serve for an initial term of approximately one-year or until the next meeting of stockholders. During the initial term, any vacancies created by the death, resignation or removal of a director shall be filled by the party or parties which designated the director being replaced. After the initial term, directors shall be chosen in accordance with the Amended and Restated Certificate of Incorporation.

         3.     New Employment, Retirement, Indemnification and Other Related Agreements and Incentive Compensation Programs

         From and after the Effective Date, Reorganized NII will have authority to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their directors, officers and employees, subject to the terms and conditions of any such agreement; (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees; and (c) make the initial grants under the Management Incentive Plan. The Disclosure Statement provides a schedule and a summary and description of the Debtors’ employment, retirement, severance, indemnification and other related agreements and incentive compensation programs that are to take or remain in effect on or as of the Effective Date.

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         4.     Corporate Action

         The Restructuring Transactions; the adoption of a new or amended and restated certificate of incorporation and bylaws or similar constituent documents for Reorganized NII; the initial selection of directors and officers for Reorganized NII; the issuance and distribution of the Subscription Rights, New Common Stock and New Senior Notes; the consummation of the Rights Offering; the distribution of cash pursuant to the Plan; the execution and delivery of the New MEFA, the New EFA, the New Senior Notes Indenture, the New Spectrum Use and Build-Out Agreement, the Global Release Agreement, the Registration Rights Agreement, the Amended and Restated Trademark License Agreement, the Amended and Restated Overhead Services Agreement, the Subscription Agreement and the Standstill Agreement; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements; and the other matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized NII or corporate action to be taken by or required of any Debtor or Reorganized NII will occur and be effective as of the date specified in the documents effectuating the applicable Restructuring Transactions or the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by stockholders or directors of any of the Debtors, and, pursuant to the Confirmation Order, with like effect as if such actions had been taken by unanimous action of such stockholders and directors.

D.	Preservation of Rights of Action; Settlement Agreements and Releases

         1.     Preservation of Rights of Action by the Debtors and Reorganized NII

         Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized NII will retain and may enforce any claims, demands, rights and causes of action that either Debtor or Estate may hold against any entity, including any Recovery Actions against any person or entity. Reorganized NII or its successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized NII or its successors holding such claims, demands, rights or causes of action. Further, Reorganized NII retains its rights to File and pursue any adversary proceedings against any trade creditor or vendor related to debit balances or deposits owed to either Debtor.

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         2.     Releases; Indemnification

                  a.     General Releases by Holders of Claims or Interests

                  As of the Effective Date, in consideration for the obligations of the Debtors and Reorganized NII under the Plan and the cash, New Common Stock, New Senior Notes, and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan (a) each holder of a Claim or Interest that votes in favor of the Plan and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity that has held, holds or may hold a Claim or Interest or at any time was a creditor or stockholder of any of the Debtors and that does not vote on the Plan or votes against the Plan will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Debtors’ or Reorganized NII’s obligations under the Plan and the contracts, instruments, releases, agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Reorganization Cases or the Plan that such entity has, had or may have against either Debtor, Reorganized NII, NCI, the Ad Hoc Noteholder Committee and each of its members, the Indenture Trustee, MCC and Motorola, and each of their respective present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, advisors, agents and subsidiaries, acting in such capacity (which release will be in addition to the discharge of Claims and termination of Interests provided in the Plan and under the Confirmation Order and the Bankruptcy Code).

                  b.     Injunction Related to Releases

                  As further provided in Section XI.B, the Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan.

E.	Continuation of Certain Employee Benefits

         From and after the Effective Date, Reorganized NII intends to continue (or continue as modified or replaced) substantially similar employee benefit policies, plans and agreements, as were provided prior to the Petition Date. Specifically, on the Effective Date, Reorganized NII will establish a new 401(k) plan for its employees and officers that provides substantially similar benefits as those currently provided under NII’s current 401(k) plan. In addition, on the Effective Date, Reorganized NII will begin to transition those welfare and benefit plans currently provided to its employees to substantially similar welfare and benefit plans provided by other insurers and providers. It is expected that this transition will be completed by December 31, 2002.

F.	Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims

         Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing in this Section IV.F will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any entity may hold against any other entity, including the Debtors’ insurance carriers.

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G.	Cancellation and Surrender of Instruments, Securities and Other Documentation

         Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, the Capital Subscription, the MEFA, the EFA, the SLA, the Old Notes, and the Prepetition Indentures will be canceled and of no further force and effect, without any further action on the part of either Debtor or Reorganized NII. All Interests issued by or relating to either Debtor and outstanding immediately prior to the Petition Date shall be deemed canceled and of no further force and effect on the Effective Date. The holders of or parties to such canceled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent to the extent required in Section VI.J.

H.	Release of Liens

         Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, all mortgages, deeds of trust, liens or other security interests against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, will revert to Reorganized NII and its successors and assigns.

I.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes

         The Chairman of the Board, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Chief Operating Officer, Senior Vice President or any Vice President of each Debtor or Reorganized NII will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized NII will be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(c) of the Bankruptcy Code, the following will not be subject to any stamp tax, real estate transfer tax or similar tax: (1) the issuance, transfer or exchange of the New Senior Notes or the New Common Stock; (2) the creation of any mortgage, deed of trust, lien or other security interest; (3) the making or assignment of any lease or sublease; (4) any Restructuring Transaction; or (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; or assignments executed in connection with any Restructuring Transaction pursuant to the Plan.

J.     Securities Law Exemptions. Except with respect to the New Common Stock to be issued to employees pursuant to the Management Incentive Plan and any Subscription Rights, New Senior Notes and New Common Stock to be issued to any entity that may be an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, Reorganized NII shall issue the Subscription Rights, New Senior Notes and the New Common Stock without registration under federal or state securities laws in reliance upon the exemption set forth in section 1145 of the Bankruptcy Code. With respect to Subscription Rights, New Senior Notes and New Common Stock to be issued to any entity that may be an “underwriter” as that term is defined in section 2(11) of the Securities Act, such Subscription Rights, New Senior Notes and New Common Stock shall be issued without registration under federal or state securities laws in reliance on the exemption provided by Rule 506 of Regulation D under the Securities Act. Except with respect to securities held by any entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, the securities to be issued in reliance upon the exemption set forth in section 1145 of the Bankruptcy Code shall be freely tradeable. The securities to be issued in reliance upon the exemption provided by Rule 506 of Regulation D under the Securities Act will be restricted securities under Rule 144 of the Securities Act and may be sold only pursuant to an effective registration statement under the Securities

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Act, including the registration statement contemplated by the Registration Rights Agreement, or an applicable exemption from such Act.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Executory Contracts and Unexpired Leases to Be Assumed, Assumed and Assigned or Rejected

         1.     Assumption, Assignment and Rejection Generally

         Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases listed on Exhibit V.A, which the applicable Debtor will reject, the applicable Debtor or Debtors will assume each Executory Contract or Unexpired Lease to which it was a party prior to the Petition Date; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.A to: (a) add any Executory Contract or Unexpired Lease to which it is currently or may become a party, thus providing for its rejection or (b) remove any Executory Contract or Unexpired Lease therefrom, thus providing for its assumption by the applicable Debtor pursuant to this Section V.A.1. The Debtors will provide notice of any amendments to Exhibit V.A to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases (including counsel to the Creditors’ Committee). Listing a contract or lease on Exhibit V.A will not constitute an admission by either Debtor or Reorganized NII that such contract or lease (including any related agreements as described in Section V.A.2) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized NII has any liability thereunder.

         2.     Assignments Related to the Restructuring Transactions

         As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease (including any related agreements as described in this Section V.A.2) to be held by either Debtor or another surviving, resulting or acquiring corporation in an applicable Restructuring Transaction, will be deemed assigned to the applicable entity, pursuant to section 365 of the Bankruptcy Code.

         3.     Approval of Assumptions and Assignments

         The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions and assignments described in this Section V.A and Section V.D, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. An order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing notice to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan of: (a) the contract or lease being assumed or assumed and assigned; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (c) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

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B.	Payments Related to the Assumption of Executory Contracts and Unexpired Leases

         To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor assuming such contract or lease or the assignee of such Debtor, if any: (1) by payment of the Cure Amount Claim in cash on the Effective Date or (2) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding: (1) the amount of any Cure Amount Claim, (2) the ability of Reorganized NII or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption or assumption and assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, Reorganized NII may cure any monetary default (1) by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) or (2) through an intercompany account balance in lieu of payment in cash.

C.	Bar Date for Rejection Damages

         Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section V.A gives rise to a Claim (including any Claims arising from those indemnification obligations described in Section V.D.1) by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, Reorganized NII, their respective successors or their respective properties unless a proof of Claim is Filed and served on Reorganized NII, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, no later than 30 days after the Effective Date.

D.	Special Executory Contract and Unexpired Lease Issues; Obligations to Indemnify Directors, Officers and Employees

         The obligations of each Debtor or Reorganized NII to indemnify any person serving as one of its directors, officers or employees prior to, as of or following the Petition Date by reason of such person’s prior or future service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized NII pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E.	Contracts and Leases Entered Into After the Petition Date

                  Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor liable thereunder or Reorganized NII in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

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ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

         1.     Distributions to Be Made on the Effective Date

         Except as otherwise provided in this Article VI, distributions of cash, New Common Stock and New Senior Notes to be made on the Effective Date to holders of Claims that are allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 45 days after the Effective Date or (b) such later date when the applicable conditions of Section V.B (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.E.2 (regarding undeliverable distributions) or Section VI.J (regarding surrender of canceled instruments and securities) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Sections VI.H and VII.C.

         2.     Distributions on the Effective Date in Respect of Disputed Class 6 Claims

         From and after the Effective Date, New Common Stock to be distributed on account of any unliquidated, contingent, unmatured or disputed Claim in Class 6 (a “Disputed Class 6 Claim”) (and any cash generated from dividends or distributions thereon) (a) will be maintained by and in the name of the applicable Disbursing Agent in the Disputed Class 6 Claim Reserve in accordance with Article VII and held in trust pending distribution by the Disbursing Agent for the benefit of the holders of such Claims, (b) will be accounted for separately and (c) will not constitute property of Reorganized NII. The Disbursing Agent will invest any cash in a manner consistent with Reorganized NII’s investment and deposit guidelines. Distributions of cash on account of each Disputed Class 6 Claim will include a pro rata share of the Cash Investment Yield from such investment of cash. New Common Stock to be issued and distributed on account of Allowed Disputed Class 6 Claims will be deemed issued as of the Effective Date, irrespective of the date on which it actually is distributed.

B.	Method of Distributions to Holders of Claims

         Reorganized NII, or such Third Party Disbursing Agents as Reorganized NII may employ in its sole discretion, will make all distributions of New Common Stock. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Reorganized NII may, at its option, employ the Indenture Trustee to act as the Third Party Disbursing Agent in respect of Class 6 Claims.

C.	Compensation and Reimbursement for Services Related to Distributions

         Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from Reorganized NII, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Reorganized NII and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims (including any distributions of Cash Investment Yield) receiving distributions from a Third Party Disbursing Agent.

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D.	Provisions Governing the Disputed Class 6 Claim Reserve

         1.     Funding of the Disputed Class 6 Claim Reserve

         On the Effective Date, the Reserved Distributions will be placed in the Disputed Class 6 Claim Reserve for the benefit of holders of Allowed Disputed Class 6 Claims.

         2.     Property Held in Disputed Class 6 Claim Reserve

                  a.     Dividends and Distributions

                  Cash dividends and other distributions on account of New Common Stock held in the Disputed Class 6 Claim Reserve will be transferred to the Disputed Class 6 Claim Reserve concurrently with the transfer of such dividends and other distributions to other holders of New Common Stock. Cash held in the Disputed Class 6 Claim Reserve as a result of such dividends and other distributions (i) will be deposited in a segregated bank account in the name of the applicable Disbursing Agent and held in trust pending distribution by the Disbursing Agent for the benefit of holders of Disputed Class 6 Claims, (ii) will be accounted for separately and (iii) will not constitute property of Reorganized NII. The Disbursing Agent will invest the cash held in the Disputed Class 6 Claim Reserve in a manner consistent with Reorganized NII’s investment and deposit guidelines. The Disbursing Agent also will place in the Disputed Class 6 Claim Reserve the Cash Investment Yield from such investment of cash.

                  b.     Recourse

                  Each holder of a Disputed Class 6 Claim will have recourse only to the undistributed New Common Stock held in the Disputed Class 6 Claim Reserve for satisfaction of the distributions to which holders of Disputed Class 6 Claims are entitled under the Plan, and not to Reorganized NII, its property or any assets previously distributed on account of any Allowed Claim.

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

         1.     Delivery of Distributions

                  a.     Generally

                  Except as provided in Section VI.E.1.b, distributions to holders of Allowed Claims will be made by a Disbursing Agent (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (c) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

                  b.     Special Provisions for Distributions to Holders of Old Note Claims

                  Subject to the requirements of Section VI.J, distributions to holders of Allowed Old Note Claims will be made by a Disbursing Agent to the record holders of the Old Notes as of the Distribution Record Date, as identified on a record holder register to be provided to the Disbursing Agent by the Indenture Trustee, within five Business Days after the Distribution Record Date. This record holder register (i) will provide the name, address and holdings of each respective registered holder of Old Notes as of the Distribution Record Date and (ii) must be consistent with the Indenture Trustee’s Allowed proof of Claim. Each entry on the record holder register will be treated as an Allowed Disputed Class 6 Claim for purposes of distributions made pursuant to this Article VI.

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         2.     Undeliverable Distributions Held by Disbursing Agents

                  a.     Holding and Investment of Undeliverable Distributions; Undelivered New Common Stock

                           i.     If any distribution to a holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the Disbursing Agent is notified by written certification of such holder’s then-current address. Subject to Section VI.E.2.c, undeliverable distributions will remain in the possession of the applicable Disbursing Agent pursuant to this Section VI.E.2.a.i until such time as a distribution becomes deliverable. Undeliverable cash (including dividends or other distributions on account of undeliverable New Common Stock) will be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash will invest such cash in a manner consistent with Reorganized NII’s investment and deposit guidelines. Undeliverable New Common Stock will be held by the applicable Disbursing Agent for the benefit of the potential claimants of such securities.

                           ii.     Pending the distribution of any New Common Stock, the applicable Disbursing Agent will cause all of the New Common Stock held by it in its capacity as Disbursing Agent (i.e., all Reserved Distributions in the Disputed Class 6 Claim Reserve, whether relating to undeliverable distributions or simply undelivered distributions) to be (A) represented in person or by proxy at each meeting of the stockholders of Reorganized NII, (B) voted in any election of directors of Reorganized NII for the nominees recommended by the board of directors of Reorganized NII and (C) voted with respect to any other matter as recommended by the board of directors of Reorganized NII.

                           iii.     On each anniversary of the Effective Date that undeliverable distributions are being held on behalf of holders of Old Note Claims, the applicable Disbursing Agent will File with the Bankruptcy Court a list identifying all such holders. The Disbursing Agent shall have no additional filing requirements with respect to the undeliverable distributions held on behalf of holders of Old Note Claims.

                  b.     After Distributions Become Deliverable

                  On each Quarterly Distribution Date, the applicable Disbursing Agents will make all distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter. Each such distribution will include, to the extent applicable: (i) a pro rata share of dividends or other distributions, if any, that were previously paid to the Disbursing Agent in respect of any New Common Stock included in such distribution and (ii) a pro rata share of the Cash Investment Yield from the investment of any undeliverable cash (including dividends or other distributions on undeliverable New Common Stock) from the date that such distribution would have first been due had it then been deliverable to the date that such distribution becomes deliverable.

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                  c.     Failure to Claim Undeliverable Distributions

                  Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by the Disbursing Agent within two years after the later of (i) the Effective Date and (ii) the last date on which a distribution was deliverable to such holder will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against Reorganized NII or its property. In such cases with respect to Allowed Disputed Class 6 Claims, (i) unclaimed cash, New Common Stock will be retained in the Disputed Class 6 Claim Reserve for pro rata redistribution to holders of Allowed Claims in such Class, pursuant to Section VI.H.2.b, and (ii) for purposes of this redistribution, each Allowed Disputed Class 6 Claims for which such distributions are undeliverable will be deemed disallowed in its entirety. In such cases with respect to Allowed Claims in any other Class, unclaimed cash will become property of Reorganized NII, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to Reorganized NII. Nothing contained in the Plan will require any Debtor, Reorganized NII or any Disbursing Agent to attempt to locate any holder of an Allowed Claim.

F.	Distribution Record Date

         1.     The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Old Note Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Allowed Old Note Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.

         2.     As of the close of business on the Distribution Record Date, the respective transfer registers for the Old Notes, as maintained by the Debtors or the Indenture Trustee, will be closed. The Disbursing Agent will have no obligation to recognize the transfer or sale of any Old Note Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Old Note Claims who are holders of such Claims as of the close of business on the Distribution Record Date.

         3.     Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Disputed Class 6 Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

G.	Means of Cash Payments

         Except as otherwise specified herein, cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by the applicable Debtor or Reorganized NII or, at the option of the applicable Debtor or Reorganized NII, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Trade Claims may be made, at the option of the applicable Debtor or Reorganized NII, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.	Timing and Calculation of Amounts to Be Distributed

         1.     Allowed Claims Other Than Disputed Class 6 Claims

         Subject to Section VI.A, on the Effective Date, each holder of an Allowed Claim other a Disputed Class 6 Claim will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. On each Quarterly Distribution Date, distributions also will be made, pursuant to Section VII.C, to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such quarterly distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

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         2.     Allowed Disputed Class 6 Claims

                  a.     Initial Distributions

                  The amount of distributions to be made on the Effective Date (subject to Section VI.A) to holders of Allowed Disputed Class 6 Claims on account of such Claims will be made from the Disputed Class 6 Claim Reserve and will be calculated as if each Disputed Class 6 Claim were an Allowed Claim in its Face Amount. On each Quarterly Distribution Date, distributions also will be made, pursuant to Section VII.C, to holders of Disputed Class 6 Claims that were allowed during the preceding calendar quarter. Such quarterly distributions also will be calculated pursuant to the provisions set forth in this Section VI.H.2.a.

                  b.     Additional Distributions on Account of Previously Allowed Claims

                  On the fourth Quarterly Distribution Date and annually thereafter, each holder of a Disputed Class 6 Claim will receive an additional distribution from the Disputed Class 6 Claim Reserve on account of such Claim in an amount equal to: (i) the amount of New Common Stock that such holder would have been entitled to receive pursuant to Section VI.H.2.a as if such Claim had become an Allowed Claim on the applicable Quarterly Distribution Date, minus (ii) the aggregate amount of New Common Stock previously distributed on account of such Claim. Each such additional distribution also will include, on the basis of the amount then being distributed: (i) a pro rata share of any dividends or other distributions made on account of the New Common Stock held in the Disputed Class 6 Claim Reserve and (ii) a pro rata share of the related Cash Investment Yield from the investment of any cash dividends and other distributions in the Disputed Class 6 Claim Reserve, from the date such cash was deposited into the Disputed Class 6 Claim Reserve to the date that such distribution is made.

         3.     Distribution of New Senior Notes.

         The Debtors shall be authorized to conduct the Rights Offering for the New Senior Notes, pursuant to the terms described herein.

         4.     Distributions of New Common Stock

         Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued. When any distribution on account of an Allowed Disputed Class 6 Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of such stock will be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 will be rounded to the next higher whole number and (b) fractions less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in this Section VI.H.4. No consideration will be provided in lieu of fractional shares that are rounded down. Further, certificates evidencing shares of New Common Stock shall not be issued for an amount fewer than 100 shares. Subject to the $10 minimum described below, see “Distributions Under the Plan – Timing and Calculation of Amounts to be Distributed – De Minimis Distributions,” Allowed Claims entitled to receive less than 100 shares of New Common Stock shall be paid in cash on the Effective date at the rate of $2.50 per share.

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5.     De Minimis Distributions

         No Disbursing Agent will distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of cash to be distributed on account of such Claim is less than $10. Any holder of such an Allowed Claim on account of which the amount of cash to be distributed is less than $10 will have its claim for such distribution discharged and will be forever barred from asserting any such claim against Reorganized NII or its property. Any cash not distributed pursuant to Section VI.H.1 with respect to Claims other than Disputed Class 6 Claims will be the property of Reorganized NII, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to Reorganized NII. Further, certificates evidencing shares of New Common Stock shall not be issued for an amount fewer than 100 shares. Subject to the $10 minimum described above, Allowed Claims entitled to receive less than 100 shares of New Common Stock shall be paid in cash on the Effective date at the rate of $2.50 per share.

         6.     Compliance with Tax Requirements

                  a.     In connection with the Plan, to the extent applicable, the Disbursing Agent will comply with all Tax withholding and reporting requirements imposed on it by any Governmental Unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

                  b.     Notwithstanding any other provision of the Plan, each entity receiving a distribution of cash or New Common Stock pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any Governmental Unit on account of such distribution, including income, withholding and other Tax obligations.

I.	Setoffs

         Except with respect to claims of a Debtor or Reorganized NII released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, Reorganized NII or, as instructed by Reorganized NII, the Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized NII may hold against the holder of such Allowed Claim; provided that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized NII of any claims, rights and causes of action that the Debtor or Reorganized NII may possess against such a Claim holder.

J.	Surrender of Canceled Instruments or Securities

         As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation canceled pursuant to Section IV.G, the holder of such Claim must tender, as specified in this Section VI.J, the applicable notes, instruments, securities or other documentation evidencing such Claim to the Disbursing Agent, together with any letter of transmittal required by such Disbursing Agent. Pending such surrender, any distributions pursuant to the Plan on account of any such Claim will be treated as an undeliverable distribution pursuant to Section VI.E.2.

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         1.     Tender of Old Notes

         Except as provided in Section VI.J.2 for lost, stolen, mutilated or destroyed Old Notes, each holder of an Allowed Old Note Claim must tender the applicable Old Notes to the Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Disbursing Agent as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Old Notes to act and the authenticity of any signatures required thereon. All surrendered Old Notes will be marked as canceled and delivered to Reorganized NII.

         2.     Lost, Stolen, Mutilated or Destroyed Old Notes

         Any holder of an Allowed Old Note Claim with respect to which the underlying Old Note has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such Old Note, deliver to the applicable Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent and Reorganized NII, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Old Note. Upon compliance with this Section VI.J.2 by a holder of an Allowed Old Note Claim, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Old Note.

         3.     Failure to Surrender Old Notes

         Any holder of an Allowed Old Note Claim that fails to surrender or be deemed to have surrendered the applicable Old Notes within two years after the Effective Date will have its right to distributions pursuant to the Plan on account of such Old Note Claim discharged and will be forever barred from asserting any such Claim against Reorganized NII or its property. In such case, any cash or New Common Stock held for distribution on account of such Old Note Claim will be treated pursuant to the provisions set forth in Section VI.E.2.c.

ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Prosecution of Objections to Claims

         1.     Objections to Claims

         All objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Reorganization Cases. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

         2.     Authority to Prosecute Objections

         After the Effective Date, only the Debtors or Reorganized NII will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, Reorganized NII may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

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B.	Treatment of Disputed Claims

         Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. In lieu of distributions under the Plan to holders of Disputed Class 6 Claims, if allowed, the Disputed Class 6 Claim Reserve will be established on the Effective Date to hold property for the benefit of these Claim holders, as well as holders of Allowed Disputed Class 6 Claims. Reorganized NII will fund the Disputed Class 6 Claim Reserve with New Common Stock, as described in Section VI.D.1.

C.	Distributions on Account of Disputed Claims Once Allowed

         On each Quarterly Distribution Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class, including the incremental distribution provisions set forth in Section VI.H.2.

D.	Tax Requirements for Income Generated by Disputed Class 6 Claim Reserve

         The recovery of holders of Allowed Disputed Class 6 Claims consists of the treatment set forth herein and post-Effective Date interest on the cash portion of such Claims, if any, at a rate determined by the Cash Investment Yield. Therefore, Reorganized NII and the holders of all Allowed Disputed Class 6 Claims will treat cash distributions of the Cash Investment Yield as interest for all income Tax purposes, and Reorganized NII will cause such information returns to be issued to such holders consistent with this treatment as may be required by any Governmental Unit. Reorganized NII will include in its Tax returns all items of income, deduction and credit of the Disputed Class 6 Claim Reserve; provided, however, that no distribution will be made to Reorganized NII out of the Disputed Class 6 Claim Reserves as a result of this inclusion. The applicable Disbursing Agent will pay, or cause to be paid, out of the funds held in the Disputed Class 6 Claim Reserve, any Tax imposed on the Disputed Class 6 Claim Reserve (as opposed to Reorganized NII or the holders of Allowed Disputed Class 6 Claims) by any Governmental Unit with respect to income generated by the funds and New Common Stock held in the Disputed Class 6 Claim Reserve. The applicable Disbursing Agent also will file or cause to be filed any Tax or information return related to the applicable Disputed Class 6 Claim Reserve that is required by any Governmental Unit.

ARTICLE VIII.

SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

         Pursuant to the Confirmation Order, the Bankruptcy Court shall approve the substantive consolidation of the Debtors for the purpose of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan. Pursuant to such order: (A) all assets and liabilities of NII and NII Delaware will be deemed merged; (B) all guarantees by one Debtor of the obligations of the other Debtor will be deemed eliminated so that any Claim against either Debtor and any guarantee thereof executed by the other Debtor and any joint or several liability of either Debtor will be deemed to be one obligation of the consolidated Debtors; and (C) each and every Claim Filed or to be Filed in the Reorganization Case of either Debtor will be deemed Filed against the consolidated Debtors and will be deemed one Claim against and a single obligation of the consolidated Debtors.

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ARTICLE IX.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE AND CONSUMMATION OF THE PLAN

A.	Conditions to the Effective Date

         The Effective Date will not occur, and accordingly no action in connection therewith will occur, unless and until the following conditions have been satisfied or duly waived pursuant to Section IX.B:

1.	The Confirmation Order shall have been entered, shall not have been reversed, stayed, modified or amended and shall have become a Final Order.

2.	The Rights Offering shall have been completed, and shall have raised $140,000,000.

B.	Waiver of Conditions to the Confirmation or Effective Date

         Subject to the consent of NCI, MCC, Motorola, and the members of the Ad Hoc Noteholder Committee, the Conditions to the Effective Date set forth in Section IX.A may be waived in whole or in part by the Debtors at any time without an order of the Bankruptcy Court.

C.	Effect of Nonoccurrence of Conditions to the Effective Date

         If any condition to the Effective Date is not satisfied or duly waived in accordance with Section IX.B, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section IX.C, (a) the Plan will be null and void in all respects, including with respect to: (i) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code; and (ii) the assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to Section V.A hereof; and (b) nothing contained in the Plan will: (i) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors; or (ii) prejudice in any manner the rights of the Debtors or any other party in interest.

ARTICLE X.

CRAMDOWN

         The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code with respect to any impaired Class, other than Class 6, that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

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ARTICLE XI.

DISCHARGE, TERMINATION, INJUNCTION AND SUBORDINATION RIGHTS

A.	Discharge of Claims and Termination of Interests

         1.     Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date and immediately after cancellation of all Interests issued by or relating to either Debtor and outstanding immediately prior to the Petition Date: (a) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in the Debtors.

         2.     In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date and immediately after the cancellation of all Interests issued by or relating to either Debtor and outstanding immediately prior to the Petition Date and the issuance of the New Common Stock, of a discharge of all Claims and other debts and liabilities against the Debtors and a termination of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

B.	Injunctions

         1.     Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized NII or their respective property, other than to enforce any right pursuant to the Plan to a distribution; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized NII or their respective property, other than as permitted pursuant to (a) above; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized NII or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or Reorganized NII; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         2.     As of the Effective Date, all entities that have held, currently hold or may hold any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan will be permanently enjoined from taking any of the following actions against any released entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

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         3.     By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Section XI.B.

C.	Termination of Subordination Rights and Settlement of Related Claims and Controversies

         1.     The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. All subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

         2.     Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, Reorganized NII and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

ARTICLE XII.

RETENTION OF JURISDICTION

         Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Reorganization Cases after the Effective Date as is legally permissible, including jurisdiction to:

         1.     Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim; the resolution of any objections to the allowance, priority or classification of Claims or Interests; and the approval of the Indenture Trustee’s fees and expenses pursuant to Section III.D;

         2.     Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

         3.     Resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized NII may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

         4.     Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

         5.     Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, including the Recovery Actions to the extent not released hereunder, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or brought thereafter;

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         6.       Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         7.       Resolve any cases, controversies, suits or disputes that may arise in connection with the Recovery Actions or the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

         8.       Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

         9.       Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

         10.     Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

         11.     Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         12.     Enter a final decree closing the Reorganization Cases; and

         13.     Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Dissolution of the Creditors’ Committee

         On the Effective Date, the Creditors’ Committee will dissolve and the members of the Creditors’ Committee will be released and discharged from all duties and obligations arising from or related to the Reorganization Cases. The Professionals retained by the Creditors’ Committee and the members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1 and in connection with any appeal of the Confirmation Order.

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B.	Exculpation and Limitation of Liability

         Except as otherwise specifically provided in the Plan, the Debtors, NCI, the Creditors’ Committee, the Ad Hoc Noteholder Committee, MCC and Motorola, any of such parties’ respective present or former members, officers, directors, employees, advisors, attorneys, direct and indirect subsidiaries, representatives, financial advisors, investment bankers or agents in their capacities as such and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, cause of action or liability to one another or to any holder of a claim or an interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Debtors or the Chapter 11 Cases, including, but not limited to (i) formulating, preparing, disseminating, implementing, confirming, consummating, or administering the Plan (including soliciting acceptances or rejections thereof); (ii) the disclosure statement, or any contract, instrument, release or other arrangement entered into or any action taken or not taken in connection with the Plan or the Chapter 11 cases; or (iii) any distributions made pursuant to the Plan, except for acts constituting willful misconduct or gross negligence, and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

C.	Releases

         1.     Release of Claims against NCI, the Creditors’ Committee, the Ad Hoc Noteholder Committee, MCC and Motorola.

         On the Effective Date, and in exchange for the considerations provided by, and obligations of NCI, the Creditors’ Committee, the Ad Hoc Noteholder Committee, MCC and Motorola as provided in the Plan, Plan Documents and the Disclosure Statement, the Debtors, on their own behalf, and on behalf of all the Debtors’ stockholders and creditors derivatively, hereby waive, release, and discharge NCI and its direct or indirect subsidiaries, the Creditors’ Committee, the Ad Hoc Noteholder Committee, MCC and Motorola, and all of their respective members, direct or indirect subsidiaries, stockholders, directors, officers, employees, agents, advisors, attorneys, or representatives, in their capacity as such and not in any other capacity, and all of their respective heirs, representatives, predecessors, successors, and assigns (in their capacity as such and not in any other capacity), from all liability based upon any act or omission related to the Debtors or their direct or indirect subsidiaries through and including the Effective Date. Holders of claims and interests against the Debtors shall be enjoined from commencing or continuing any action, employment of process, or act to collect, offset, or recover any such claim that could be brought on behalf of or in the name of the Debtors.

         2.     Modification of Releases.

         Subject to the consent of NCI, MCC, Motorola and the Backstopping Noteholders, notwithstanding Section XIII.D, if and to the extent that the Bankruptcy Court concludes that the inclusion in the Plan of any portion of the foregoing releases would prevent Confirmation, then the Debtors reserve the right to amend the Plan so as to give effect as much as possible to the foregoing releases, or to delete them.

         3.     Global Release Agreement.

         On the Effective Date, the Debtors, NCI, MCC, Motorola and the members of the Ad Hoc Noteholder Committee shall have entered into the Global Release Agreement.

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D.     Modification or Revocation of the Plan

         Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or Reorganized NII, as applicable, reserve the right to alter, amend or modify the Plan before its substantial consummation. The Debtors also reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors or (b) prejudice in any manner the rights of any Debtors or any other party.

E.	Severability of Plan Provisions

         If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

F.	Successors and Assigns

         The rights, benefits and obligations of any entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

G.	Availability and Review of Plan Supplement and Disclosure Statement Exhibits

         Any party in interest may review the Plan Supplement and Exhibits to the Disclosure Statement, which will be Filed by no later than September 3, 2002, during normal business hours (9:00 a.m. to 4:30 p.m., local time) in the Document Reviewing Centers.

H.	Service of Documents

         Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, Reorganized NII, the Creditors’ Committee, NCI, or the U.S. Trustee must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

1.	The Debtors and Reorganized NII:

Robert J. Gilker, Esq. Vice President and General Counsel NII HOLDINGS, INC. 10700 Parkridge Boulevard Suite 600 Reston, VA 20191 Fax: (703) 390-5191

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Evan D. Flaschen, Esq. Patrick J. Trostle, Esq. William F. Govier, Esq. BINGHAM MCCUTCHEN LLP One State Street Hartford, CT 06103 Fax: (860) 240-2800

Daniel J. DeFranceschi, Esq. RICHARDS, LAYTON & FINGER, P.A. One Rodney Square P.O. Box 551 Wilmington, DE 19899 Fax: (302) 658-6548

(Counsel to the Debtors and Reorganized NII)

2.	The Creditors’ Committee:

Gerry F. Facendola THE BANK OF NEW YORK, AS TRUSTEE 101 Barclay Street New York, NY 10286 Fax: (212) 328-7302

Christopher Richardson, Esq. James S. Simko, Esq. CORDILLERA COMMUNICATIONS CORP. c/o Davis, Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, CO 80202 Fax: (303) 892-7400

Randolph Houchins SCHLUMBERGERSEMA TELECOMS, INC. 30000 Mill Creek Avenue 100 Alpharetta, GA 30022 Fax: (678) 258-1686

Dennis S. Meir, Esq. Todd C. Meyers, Esq. KILPATRICK STOCKTON LLP Suite 2800 1100 Peachtree Street Atlanta, GA 30309-4530 Fax: (404) 815-6555

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Mark Minuti, Esq. Saul Ewing LLP Suite 1200 222 Delaware Avenue Wilmington, DE 19899

(Counsel to the Creditors’ Committee)

3.	NCI

Leonard J. Kennedy Senior Vice President and General Counsel NEXTEL COMMUNICATIONS, INC. 2001 Edmund Halley Drive Reston, VA 20191 Fax: (703) 433-4846

Paul E. Harner, Esq. JONES DAY REAVIS & POGUE 77 West Wacker Drive Suite 3500 Chicago, IL 60601 Fax: (312) 782-8585

(Counsel to NCI)

4.	The Ad Hoc Noteholder Committee

through

Paul S. Aronzon, Esq. Thomas R. Kreller, Esq. MILBANK, TWEED, HADLEY & MCCLOY LLP 601 S. Figueroa Street, 30th Floor Los Angeles, CA 90017

(Counsel to the Ad Hoc Noteholder Committee)

5.	Motorola, Inc. and Motorola Credit Corporation

Robert J. Patton, Esq. MOTOROLA, INC. 1303 East Algonquin Rd. IL-01 11th Floor Schaumburg, IL 60196

Peter A. Clark MCDERMOTT WILL & EMERY 227 West Monroe Chicago, IL 60606-5096

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(Co-counsel to Motorola, Inc. and Motorola Credit Corporation)

Richard D. Feintuch, Esq. WACHTELL LIPTON ROSEN & KATZ 51 52nd Street New York, NY 10019

(Co-counsel to Motorola, Inc. and Motorola Credit Corporation)

6.	The United States Trustee

Joseph J. McMahon, Jr., Esq. OFFICE OF THE UNITED STATES TRUSTEE 844 King Street, Suite 2313 Lockbox 35 Wilmington, DE 19801-3519 Fax: 302-573-6497

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Dated: July 31, 2002	Respectfully submitted,

NII HOLDINGS, INC. (for itself and on behalf of NII HOLDINGS (DELAWARE), INC.)

	By: Name: Title:	/s/ Robert J. Gilker Robert J. Gilker, Esq. Vice President and General Counsel

COUNSEL:

Daniel J. DeFranceschi (DE 2732) RICHARDS, LAYTON & FINGER, P.A. One Rodney Square P.O. Box 551 Wilmington, Delaware 19899 (302) 658-6541

- and -

Evan D. Flaschen (CT 10660) Patrick J. Trostle (CT 20301) William F. Govier (CT 20930) BINGHAM MCCUTCHEN LLP One State Street Hartford, Connecticut 06103 (860) 240-2700

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

EXHIBIT IV.C.2

INITIAL MEMBERS OF BOARD OF DIRECTORS OF REORGANIZED NII

EXHIBIT V.A

EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE REJECTED

EXHIBIT II

NII FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

[X]	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2001
OR
[ ]	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to
Commission file number 333-26649

NII HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1671412 (I.R.S. Employer Identification No.)

10700 Parkridge Boulevard, Suite 600 Reston, Virginia	20191 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (703) 390-5100

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: None

      Indicate by check mark whether the registrant (1) has filed all report required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:  Yes  ☒     No  ☐

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

      The registrant’s common equity securities are not publicly traded, and accordingly, no aggregate market value of the registrant’s common equity is available.

      On March 15, 2002, the number of shares outstanding of the registrant’s (1) class A common stock, par value $0.001 per share, was 0, and (2) class B common stock, par value $0.001 per share, was 270,382,103.

Documents Incorporated by Reference: None

NII HOLDINGS, INC.

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NII HOLDINGS, INC.

PART I

FORWARD LOOKING STATEMENTS

      This annual report on Form 10-K contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These include forward looking statements concerning expected operating results, cost savings, liquidity levels, restructuring strategies, political and economic developments in the various markets in which we operate, as well as technological improvements and new products and services, each of which are based on the expectations of our management as of the date of this filing. However, there may be events in the future that we are not able to predict or over which we have no control. We caution investors that actual results may differ materially from those contained in the forward looking statements as a result of uncertainties and risks, including the risk factors identified in this annual report on Form 10-K. More information about potential factors that could affect our business and financial results is set forth under Part I, “Item 1. Business — L. Risk Factors” and Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Item 1. Business

A. Introduction

      Unless the context requires otherwise, “NII Holdings, Inc.,” “we,” “our” and “us” refer to the combined businesses of NII Holdings, Inc. and its consolidated subsidiaries. NII Holdings, Inc., formerly known as Nextel International, Inc., was incorporated in 1996 and is a substantially wholly owned subsidiary of Nextel Communications, Inc., which owns about 99% of our outstanding common stock. Nextel Communications provides digital wireless communications services throughout the United States. Nextel Communications files periodic and other reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934. More detailed and specific information concerning Nextel Communications is contained in those reports.

      Except as otherwise indicated, all dollar amounts are expressed in U.S. dollars and references to “dollars” and “$” are to U.S. dollars. All consolidated historical financial statements contained in this report are prepared in accordance with U.S. generally accepted accounting principles.

      Our principal executive office is located at 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191. Our telephone number at that location is (703) 390-5100.

      “Nextel,” “Nextel Direct Connect,” “Nextel Online” and “Nextel Worldwide” are trademarks or service marks of Nextel Communications. “Motorola,” “iDEN,” “i2000” and “i2000plus” are trademarks or service marks of Motorola, Inc.

B. Overview

      We provide wireless communication services targeted at meeting the needs of business customers in selected international markets. Our principal operations are in major business centers and related transportation corridors of Brazil, Mexico, Argentina and Peru. We also provide analog specialized mobile radio services in Chile. In addition, we own an interest in a digital mobile services provider in the Philippines. Our markets are generally characterized by high population densities and, we believe, a concentration of the country’s business users and economic activity. In addition, vehicle traffic congestion, low landline penetration and unreliability of the land-based telecommunications infrastructure encourage the use of mobile wireless communications services in these areas.

      We use a transmission technology called integrated digital enhanced network, or iDEN, technology developed by Motorola to provide our digital mobile services on 800 MHz spectrum holdings in all of our digital markets. This technology allows us to use our spectrum more efficiently and offer multiple digital

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wireless services integrated on one digital handset device. We are designing our digital mobile networks to support multiple digital wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect service, which allows subscribers in the same country to contact each other instantly, on a private one-to-one call or on a group call;

•	Internet services, mobile messaging services, e-mail and advanced Java™ enabled business applications, which are marketed as “Nextel Online” services; and

•	international roaming capabilities, which are marketed as “Nextel Worldwide”.

      Our customers may roam throughout the iDEN 800 MHz markets we currently serve, as well as those of Nextel Communications and Nextel Partners, Inc. To further enhance our roaming services, during the second quarter of 2000, we launched Nextel Worldwide with the introduction of the i2000 digital handset. This digital dual-mode handset, manufactured by Motorola, operates on networks using either iDEN 800 MHz or Global System for Mobile Communications, or GSM, 900 MHz technologies. This service allows our customers to roam internationally when traveling between our markets and other cities or countries in which either iDEN 800 MHz or GSM 900 MHz networks are operating and which are covered by our roaming arrangements. We currently have about 125 roaming agreements with operators of iDEN 800 MHz and GSM 900 MHz networks in about 68 countries and territories. After we enter into roaming agreements, we and our roaming partners must undertake testing and implementation procedures before roaming can begin. In addition, each operator with whom we enter into a roaming agreement in any given country may have varying service coverage areas; some may operate in metropolitan areas while others may have nationwide service.

      The table below provides an overview of the mobile wireless voice communications systems operated by our operating companies in the countries indicated. For purposes of the table, total digital handsets in service represent all digital handsets in use on the digital mobile networks of each of our operating companies. Proportionate digital handsets in service represents our proportionate share of that total, based on our direct and indirect percentage equity ownership interest of our operating company in the relevant country. System type indicates whether the local wireless communications system is based on an analog specialized mobile radio system or a digital enhanced specialized mobile radio system.

					Proportionate
				Total Digital	Digital
	Our Interest in Our		Total	Handsets in	Handsets in
	Operating Companies		Population	Service at	Service at
	at December 31,		Covered by	December 31,	December 31,
Country	2001	System Type	Licenses	2001	2001

			(in millions)
				(in thousands)

Brazil	100.0%	analog/digital	62	447	447

Mexico	100.0%	analog/digital	50	400	400

Argentina	100.0%	digital	23	205	205

Peru	100.0%	analog/digital	7	110	110

Chile	100.0%	analog	15	—	—

Total Latin America			157	1,162	1,162

Philippines	59.1%	digital	75	54	32

Total operating companies			232	1,216	1,194

[Additional columns below]

[Continued from above table, first column(s) repeated]

Start Date of Initial
Commercial Digital
Country	Mobile Services

Brazil	May 1998

Mexico	September 1998

Argentina	June 1998

Peru	June 1999

Chile	—

Total Latin America

Philippines	July 1998

Total operating companies

      For additional information concerning our market segments, see note 14 to our audited consolidated financial statements appearing at the end of this annual report on Form 10-K.

      In the fourth quarter of 2001, we sold our minority interest in NEXNET Co. Ltd., our Japanese operating company, to Motorola. We received a $6.5 million credit for equipment purchases from Motorola and cash proceeds of $3.5 million from a partner in NEXNET, in exchange for the forgiveness of our loans to NEXNET. We also sold our investment in TELUS Corporation, a Canadian wireless company, for cash proceeds of $196.5 million, of which $57.4 million was placed in escrow to secure an outstanding loan from Motorola Credit Corporation that had been secured by our TELUS shares.

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      In the latter half of 2000, we began a process to complete an initial public offering to raise funds to support the continued expansion and enhancement of our digital wireless networks. In March 2001, due to adverse market conditions, we announced our decision to discontinue our initial public offering at that time and withdrew our registration statement. In the first quarter of 2001, we also amended the terms of our vendor financing agreements with Motorola to extend the maturities and modify the covenants under those facilities. The downturn in the global capital markets, among other things, has made it impossible for us to obtain significant new financing from third parties through the issuance of our equity or debt securities.

      During the third quarter of 2001, following our review of the economic conditions, operating performance and other relevant factors in the Philippines, we decided to discontinue funding to our Philippine operating company. In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. In connection with the implementation of this plan and our decision to discontinue funding to our Philippine operating company, during 2001 we recorded non-cash pre-tax impairment charges and pre-tax restructuring and other charges of about $1.75 billion, resulting from the write-down of the carrying values of our long-lived assets and the restructuring of some of our operations to reduce our operating costs and improve our operating efficiencies.

      Our limited sources of available funding will require us to cease providing significant financing to stimulate operating growth in most of our markets. We intend to focus substantially all of our available funding towards continuing the growth of our Mexican operations. We made this decision based on our Mexican operating company’s operating performance, future prospects and economic conditions in Mexico, as well as other relevant factors. We plan to provide substantially less funding to our other markets, including Brazil, Argentina and Peru. As a result, we expect the growth in these markets will slow considerably compared to past growth levels. Our primary objectives with respect to our markets other than Mexico are to minimize operating costs and capital expenditures and maximize cash resources and segment earnings. However, if our funding needs are not met on a timely basis, or at all, we may not be able to provide our Mexican operating company with sufficient financing to continue the growth of its operations as currently planned. As a result, actual results for our Mexican operations could differ significantly from current expectations.

      Since debt service payments are a significant portion of our current and future commitments and because we do not believe that funds generated from our operating activities or realistically available from other sources will be sufficient to meet our expected commitments, we have been reviewing various alternatives to restructure our currently outstanding indebtedness. On December 31, 2001, our Argentine operating company failed to make a scheduled principal payment of $8.3 million to the lenders under our $108.3 million Argentine credit facilities. This caused a cross-default on $381.7 million in aggregate borrowings under our equipment financing facilities with Motorola Credit. We entered into forbearance agreements with respect to these defaults that expired on January 22, 2002. On February 1, 2002, we did not make our scheduled $41.4 million interest payment due on our 12.75% senior serial redeemable notes due 2010, of which $650.0 million in aggregate principal amount is outstanding. We decided not to make these payments as part of the cash preservation initiative associated with our undertaking to restructure our debts and implement a revised business plan. We do not intend to make additional principal or interest payments on any of our outstanding debt while we continue our restructuring activities. In addition, the entire balance of unpaid principal under our 13.0% senior redeemable discount notes due 2007 and our 12.125% senior redeemable discount notes due 2008 is subject to being declared immediately due and payable, together with accrued interest, thirty days after an acceleration has been declared under any of our other significant indebtedness, all of which is currently in default. No such acceleration has yet occurred.

      As a result of our defaults, our lenders under the affected facilities are each free to pursue the respective remedies available to them, including, in the case of our vendor and bank financing facilities, seizing our assets and the assets of our subsidiaries that are pledged as collateral. Pledged assets include

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cash balances in collateral accounts. As of December 31, 2001, we had cash balances in collateral accounts of $84.0 million. In addition, under our Argentine capital subscription agreement, we are required to make contributions to our Argentine operating company. As of December 31, 2001, we had $9.8 million in a cash collateral account that was available for future equity contributions to our Argentine operating company. In February 2002, one of our creditors seized the full cash balance in the amount of $7.9 million. In addition, our independent auditors have issued a “going concern” opinion with respect to our financial statements, which indicates that, in their opinion, substantial doubt exists about our ability to continue operating.

      We are currently in discussions with our various creditors regarding the restructuring of our debt obligations, which total about $2.67 billion. If we are unable to obtain additional funding and negotiate a successful debt restructuring, we may have to further write down assets, sell strategic assets, reorganize under Chapter 11 of the United States Bankruptcy Code or take other measures, which could include liquidation of our assets. Additionally, we could experience adverse impacts to our business, including but not limited to, losses of customer accounts, top sales agents, indirect dealers and key management personnel. We may also lose government and regulatory support for various initiatives that we believe are critical to our success. We have retained the investment banking firm of Houlihan Lokey Howard and Zukin Capital to assist us in exploring various strategic alternatives.

C. Wireless Technology

      Currently, most mobile wireless communications services in our markets are either specialized mobile radio, cellular or personal communications services, or PCS, systems. Our operating companies offer analog or digital specialized mobile radio services, or a combination of both.

      Our digital mobile networks combine the advanced iDEN technology developed and designed by Motorola with a low-power, multi-site transmitter and receiver configuration that permits frequency reuse. The iDEN technology shares many common components with GSM technology, which has been established as the current digital wireless communications standard in Europe and elsewhere. The iDEN technology is a variant of the GSM technology that is being deployed by some personal communications services operators in the United States. The design of our existing and proposed digital mobile networks currently is premised on dividing a service area into multiple sites. These sites have a typical coverage area ranging from less than one mile to thirty miles in radius, depending on the terrain and the power setting. Each site contains a low-power transmitter, receiver and control equipment referred to as the base station. The base station in each site is connected by microwave, fiber optic cable or telephone line to a computer controlled switching center. The switching center controls the automatic transfer of wireless calls from site to site as a subscriber travels, coordinates calls to and from a digital handset and connects wireless calls to the public switched telephone network. In the case of two-way radio, a piece of equipment called a dispatch application processor provides a call setup, identifies the target radio and connects the subscriber initiating the call to other targeted subscribers. These two-way radio calls can be connected to one or several other subscribers and can be made without interconnecting to the public switched telephone network.

      Nortel Networks Corporation has supplied most of the mobile telephone switches for our digital networks. At December 31, 2001, our operating companies had 13 operational switches and about 2,050 transmitter and receiver sites constructed and in operation in our digital mobile networks.

      Currently, there are three principal digital technology formats used by providers of cellular telephone service or personal communications services:

•	time division multiple access, or TDMA, digital transmission technology;

•	code division multiple access, or CDMA, digital transmission technology; and

•	GSM-PCS, a variation of the TDMA-based GSM digital technology format.

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      Although TDMA, CDMA and GSM-PCS are digital transmission technologies that share basic characteristics and areas of contrast to analog transmission technology, they are not compatible or interchangeable with each other. Although Motorola’s proprietary iDEN technology is based on the TDMA technology format, it differs in a number of significant respects from the versions of this technology used by cellular and personal communications services providers.

      The implementation of a digital mobile network using iDEN technology significantly increases the capacity of our existing channels and permits us to utilize our current holdings of specialized mobile radio spectrum more efficiently. This increase in capacity is accomplished in two ways.

•	First, each channel on our digital mobile networks is capable of carrying up to six voice and/or control paths, by employing six-time slot TDMA digital technology. Alternatively, each channel is capable of carrying up to three voice and/or control paths, by employing three-time slot TDMA digital technology. Each voice transmission is converted into a stream of data bits that are compressed before being transmitted. This compression allows each of these voice or control paths to be transmitted on the same channel without causing interference. Upon receipt of the coded voice data bits, the digital handset decodes the voice signal. Using iDEN technology, our two-way radio dispatch service achieves about six times improvement over analog specialized mobile radio in channel utilization capacity. We also achieve about three times improvement over analog specialized mobile radio in channel utilization capacity for channels used for mobile telephone service.

•	Second, our digital mobile networks reuse each channel many times throughout the market area in a manner similar to that used in the cellular industry, further improving channel utilization capacity.

      Unlike other digital transmission technologies, iDEN can be deployed on non-contiguous frequency holdings. This benefits us because our 800 MHz channel holdings are, in large part, composed of non-contiguous channels. Further, iDEN technology allows us to offer our multi-functional package of digital mobile services. While iDEN offers a number of advantages in relation to other technology platforms, unlike other wireless technologies, it is a proprietary technology that relies solely on the efforts of Motorola and any future licensees of this technology for further research, and for technology and product development and innovation. Motorola is also the sole source supplier of iDEN infrastructure and digital handsets. Our agreements with Motorola impose limitations and conditions on our ability to use other technologies. These agreements may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost. Furthermore, iDEN technology is not as widely adopted in relation to other wireless technologies and currently has fewer subscribers on a worldwide basis.

D. Network Implementation, Design and Construction

      After obtaining necessary regulatory authorizations to develop and deploy our networks, we undertake a careful frequency planning and system design process. Our sites have been selected on the basis of their proximity to targeted customers, the ability to acquire and build the sites and frequency propagation characteristics. Site procurement efforts include obtaining leases and permits and, in many cases, zoning approvals. Once the requisite governmental approvals are obtained, the preparation of each site, including grounding, ventilation, air conditioning and construction, typically takes three months. We must also obtain all equipment necessary for the site. Equipment installation, testing and optimization generally takes at least an additional four weeks. Any scheduled build-out or expansion may be delayed due to typical construction and other delays as well as the need to obtain additional financing, which may not be available due to our current financial condition.

E. Marketing

      Our operating companies market their wireless communications services primarily to business customers and mobile work forces, such as service companies, security firms, contractors and delivery services. Companies with mobile work forces often need to provide their personnel with the ability to

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communicate directly with one another. To meet the needs of these customers, we offer a package of services and features that combines multiple communications services in one digital handset. This package includes Nextel Direct Connect, which allows users to contact co-workers instantly, on a private one-to-one call or on a one-to-many group call. In addition, we offer billing based upon actual seconds of airtime after the first minute and rate plans that do not distinguish between peak and off-peak minutes. For a more detailed description of the marketing focus of each managed operating company, see the “Marketing” discussion for each of those operating companies under “— J. Operating Companies.”

F. Competition

      In each of the markets where our operating companies operate, we compete with other communications services providers, based primarily on our differentiated product offerings and price. Our competitors include landline telephone companies and other wireless communications companies. Many of our competitors are well-established companies with substantially greater financial and marketing resources, larger customer bases, better name recognition, bundled service offerings, larger spectrum positions and larger coverage areas than we have. In addition, many existing telecommunications enterprises in the markets in which our operating companies conduct business have successfully attracted significant investments from multinational communications companies. Because of their financial resources, these competitors may be able to reduce prices to gain market share. We expect that the prices we charge for our products and services will decline over the next few years as competition intensifies in our markets.

      In addition, the iDEN technology we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services or with other iDEN networks not operating in the 800 MHz spectrum. Therefore, our customers will not be able to roam on non-GSM 900 MHz or non-iDEN 800 MHz cellular or personal communications services systems or any system for which we do not have a roaming agreement. Further, they will not be able to roam on GSM 900 MHz systems unless they elect to purchase dual-band handsets that are compatible both with iDEN 800 MHz and GSM 900 MHz. At present, the i2000 and i2000plus digital handsets developed by Motorola, which enable our customers to roam on other providers’ GSM 900 MHz cellular systems, are the only dual-band handsets that we expect will be available to our customers in the foreseeable future. Consequently, our customers will only be able to roam on specified systems, which may place us at a disadvantage relative to our competitors who do not have similar technological constraints or who have more roaming arrangements in place. Furthermore, we use specialized mobile radio technology, which subjects us to uncertainty in some jurisdictions where our operating companies may not be considered operators of public communications networks. Differences in the regulatory framework applicable to companies who are and are not deemed to be operators of public communications networks may place us at a competitive disadvantage with respect to requirements under our licenses and our ability to interconnect with public switched telephone networks, provide services to all segments of the population and provide services under particular programs, such as calling party pays programs.

      For a more detailed description of the competitive factors affecting each managed operating company, see the “Competition” discussion for each of those operating companies under “— J. Operating Companies.”

G. Regulation

      The licensing, construction, ownership and operation of wireless communications systems are regulated by governmental entities in the markets in which our operating companies conduct business. The grant, maintenance, and renewal of applicable licenses and radio frequency allocations are also subject to regulation. In addition, these matters and other aspects of wireless communications system operations, including rates charged to customers and the resale of wireless communications services, may be subject to public utility regulation in the jurisdiction in which service is provided. Further, statutes and regulations in some of the markets in which our operating companies conduct business impose limitations on the ownership of telecommunications companies by foreign entities. Changes in the current regulatory environments, the interpretation or application of current regulations or future judicial intervention in those

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countries could impact our business. These changes may affect interconnection arrangements, requirements for increased capital investments, prices our operating companies are able to charge for their services or foreign ownership limitations, among other things. In addition, due to our financial condition, we may lose government and regulatory support for various initiatives that we believe are critical to our success. For a more detailed description of the regulatory environment in each of the countries in which our managed operating companies conduct business, see the “Regulatory and Legal Overview” discussion for each of those operating companies under “— J. Operating Companies.”

H. Foreign Currency Controls and Dividends

      In some of the countries in which we operate, the purchase and sale of foreign currency is subject to governmental control. Additionally, local law in some of these countries may limit the ability of our operating companies to declare and pay dividends. Local law may also impose a withholding tax in connection with the payment of dividends. For a more detailed description of the foreign currency controls and dividend limitations and taxes in each of the countries in which our managed operating companies conduct business, see the “Foreign Currency Controls and Dividends” discussion for each of those operating companies under “— J. Operating Companies.”

I. Operating Company Ownership

      We currently own 100% of our operating companies in Brazil, Mexico, Argentina, Peru and Chile and, directly and indirectly, through minority ownership interests in other shareholders, a proportionate 59.1% interest in our Philippine operating company. We have entered into arrangements that provide us with influence over key business and strategic decisions involving our Philippine operating company through board representation rights and other corporate governance protections. For a description of other stockholders of our Philippine operating company, see “— J. Operating Companies — 6. Philippines.”

J. Operating Companies

  1. Mexico

      Operating Company Overview. We refer to our wholly owned Mexican operating company, Comunicaciones Nextel de México S.A. de C.V., as Nextel Mexico. Several wholly owned subsidiaries of Nextel Mexico provide analog and digital mobile services under the tradename “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors, as well as in a number of smaller markets:

Digital	Analog

Mexico City Guadalajara Puebla León Monterrey Toluca	Mexico City Tijuana Monterrey

We are currently offering digital networks in a number of smaller markets, including Querétaro, Celaya, Irapuato, Salamanca, Guanajuato, Nuevo Laredo, Cuernavaca, La Piedad, Tlaxcala, San Juan del Río, Lagos de Moreno, Cuautla, Chilpancingo and Acapulco. Nextel Mexico continues to offer analog services in several smaller markets.

      Nextel Mexico has licenses in markets covering more than 50 million people. As of December 31, 2001, Nextel Mexico provided service to about 400,400 digital handsets.

      Nextel Mexico is headquartered in Mexico City and has regional offices in Guadalajara, Monterrey, Tijuana, Toluca, Puebla and Querétaro. As of December 31, 2001, Nextel Mexico had about 1,130 employees.

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      Marketing. Nextel Mexico offers its digital and analog services primarily to business customers, offering a broad range of services and pricing plans designed to meet their specific needs.

      Nextel Mexico offers integrated services, including interconnect services, digital two-way radio and paging in its digital markets and analog two-way radio in its analog markets.

      Nextel Mexico markets its services through a distribution network that includes a variety of direct sales representatives and independent dealers. The development of alternate distribution channels has been a key factor in its commercial performance. Additionally, Nextel Mexico has used an advertising campaign supported by press, radio, magazines, television and direct marketing to develop brand awareness.

      Nextel Mexico spectrum acquisitions. Nextel Mexico, through its affiliate Inversiones Nextel de México, S.A. de C.V., entered into agreements with license holders to purchase additional spectrum in different parts of Mexico. These agreements were executed as follows: (i) in January 2001, Nextel Mexico, through its affiliate Inversiones Nextel de México, completed the purchase of a license, also known as a concession under Mexican law, of Radiocom del Pacífico, S.A. de C.V.; (ii) in January 2001, Nextel Mexico, through its affiliate Inversiones Nextel de México, completed the purchase of a concession of Telecomunicaciones Móviles de México, S.A. de C.V.; (iii) in August 2001, Nextel Mexico, through its affiliate Inversiones Nextel de México, completed the purchase of a concession of FM 500, S.A. de C.V. and (iv) in November 2001, Nextel Mexico, through its affiliate Inversiones Nextel de México, completed the purchase of a concession of Internacional Lamothe, S.A. de C.V. As a result of these transactions, Nextel Mexico acquired a total of 630 channels covering 52 cities.

      Nextel Mexico potential spectrum acquisitions. On September 25, 2001, Nextel Mexico, through its affiliate Inversiones Nextel de México, entered into a license purchase agreement with a license holder for the purchase of 240 channels covering 12 cities. On October 15, 2001, Inversiones Nextel de México entered into a license purchase agreement for the purchase of 10 channels in the city of Guadalajara. On February 27, 2002, Inversiones Nextel de México entered into a license purchase agreement for the purchase of 20 channels covering 23 cities, including new cities in Zihuatanejo and Valle de Bravo. These three agreements are subject to pre-closing conditions, including receipt of required regulatory approvals. These transactions may not be completed in a timely manner or at all.

      Competition. Nextel Mexico’s analog operations compete with those of Delta Comunicaciones Digitales, S.A. de C.V., one of the largest analog operators in Mexico, and with other analog system operators in its markets. Nextel Mexico’s digital mobile networks compete with analog system providers and also with cellular and personal communications services system operators in its market areas.

      The Mexican cellular market is divided into nine regions. The Secretary of Communications and Transportation of Mexico has divided the cellular telephone system in each region into the Cellular A-Band and the Cellular B-Band. In each region, Radiomóvil Dipsa, S.A. de C.V., known as Telcel, and a subsidiary of American Móvil, S.A. de C.V., in turn a subsidiary of Carso Global Telecom, S.A. de C.V., the holding company controlling Teléfonos de México, S.A. de C.V., known as Telmex, holds the Cellular B- Band concession. Its cellular competitor in each region holds the Cellular A-Band concession. Iusacell, S.A. de C.V., a joint venture controlled by Verizon Communications, holds the right to provide cellular service in the greater Mexico City area, as well as in the regions covering most of the central and southern areas of Mexico. In the northern region of Mexico, cellular service is provided by Movitel del Norroeste, S.A. de C.V., Celular de Telefonía, S.A. de C.V., Telefonía Celular del Norte, S.A. de C.V. and Baja Celular Mexicana, S.A. de C.V., currently owned by Telefonica of Spain. On March 7, 2002, Telefonica of Spain signed a memorandum of understanding to acquire a 65% stake in Mexican cellular operator Pegaso PCS, S.A. de C.V.

      Pegaso is a joint venture among Grupo Pegaso, Leap Wireless International Inc. and Sprint Corporation that provides personal communications services and wireless local loop commercial services in Tijuana, Monterrey, Guadalajara and Mexico City, among other cities. Cellular service in the southeast region of Mexico is provided by Portatel del Sureste, S.A. de C.V. In October 1999, Sistemas Profesionales de Comunicaciones, S.A. de C.V., referred to as Unefon, obtained a nationwide concession in

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the 1.9 GHz band. This concession allows Unefon to provide personal communications services and wireless local loop commercial services. Currently Unefon is providing services in Acapulco, Toluca, León, Mexico City and Guadalajara, among other cities.

      Regulatory and Legal Overview. The Secretary of Communications and Transportation of Mexico, known as the SCT, regulates the telecommunications industry in Mexico. The Comisión Federal de Telecomunicaciones, known as COFETEL, oversees specific aspects of the telecommunications industry on behalf of the SCT.

      Since early 1994, the Mexican government has been deregulating the telecommunications industry to improve the quality and expand the coverage of telecommunications services. The Mexican government has stated its intention to increase competition within the telecommunications industry. It has also stated its desire to attract foreign investment to improve Mexico’s telecommunications infrastructure. Mexico’s Federal Telecommunications Law, which became effective in June 1995, outlines the broad rules for opening the local and long distance service markets to competition.

      The Mexican Federal Telecommunications Law requires that all telecommunications concessions must be owned by Mexican individuals or entities that do not have more than 49% of their voting equity interest owned by foreign entities. Although the foreign ownership limitation existed before the enactment of the Mexican Federal Telecommunications Law for specific types of telecommunications licenses, the Mexican Foreign Investment Law effective as of December 28, 1993, deleted the reference to this rule. It also allowed up to a 100% foreign ownership participation in entities involved in specialized mobile radio services. Due to this change, the foreign participation in Nextel Mexico and its subsidiaries was increased to become a majority foreign-owned corporation. However, the Mexican Federal Telecommunications Law enacted on June 8, 1995, reinstituted the former 49% foreign ownership limitation. This did not affect Nextel Mexico and its subsidiaries since they became majority foreign owned companies during the time that this level of ownership was legally permitted. For this reason, in May 1996, Nextel Mexico and its subsidiaries applied for and obtained a modification of all of their then-owned 800 MHz licenses. These modifications deleted, among other things, all conditions that related to the 49% foreign ownership limitation. As a result, all of the 800 MHz licenses in which Nextel Mexico had an interest as of January 1, 2000, except for one license covering 10 channels along a major highway from Mexico City to Guadalajara, are not subject to the foreign ownership limitation. To comply with the 49% foreign ownership limitation, all of the licenses acquired by Nextel Mexico after January 1, 2000, are held through a neutral stock corporation, Inversiones Nextel de México, in which Nextel Mexico has about 99% of the economic interest but only 49% of the voting interest. All of the interests in Inversiones Nextel de México, however, are subject to a voting trust agreement between Nextel Mexico and the other shareholders, as well as a shareholders’ agreement under which Nextel Mexico has limited corporate governance rights. The terms of these agreements are described below under “— Corporate Governance.” Although licenses to provide cellular services are also subject to the 49% foreign ownership limitation, the Mexican Federal Telecommunications Law explicitly provides a waiver for cellular providers. This waiver is granted upon receipt of a favorable opinion from the Mexican National Foreign Investments Commission.

      The Mexican Federal Telecommunications Law provides all wireless communications services providers with the right to interconnect to the public switched telephone network operated by Telmex. Some of these telecommunications companies have had difficulty obtaining interconnect services from Telmex, despite having interconnection agreements with Telmex. Because Nextel Mexico operates under specialized mobile radio licenses, it is not deemed to be a local telecommunications services provider in Mexico. As a result, it is unclear whether Nextel Mexico is entitled to interconnection. For assurance, Nextel Mexico entered into a commercial agreement with Telmex providing for interconnection between its networks and the public switched telephone network, effective through August 4, 2001. Nextel Mexico and Telmex continue their commercial relationship under this agreement and are currently negotiating its renewal, however, Nextel Mexico may not be able to renew this agreement or otherwise obtain interconnect services. In addition, Nextel Mexico must rely on arrangements with local telecommunications providers for numbering.

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      To become a concessionaire, a provider must apply to and receive the approval of the Secretary and COFETEL. To acquire spectrum, a provider must participate in an auction process. Awarded concessions contain requirements regarding build-out and loading that, if not complied with, can lead to sanctions, including revocation of the concession.

      In October 2000, Pegaso filed a complaint with COFETEL, alleging that Nextel Mexico was violating the terms of its specialized mobile radio license by providing local and long distance telephony as well as paging services. In March 2001, Nextel Mexico was notified that this competitor was seeking an injunction against the SCT to require COFETEL to respond to the complaint. Although Nextel Mexico believes this complaint and related lawsuit to be without merit, Nextel Mexico cannot be sure of the outcome of the claims or their current impact on its operations.

      In addition, Nextel Mexico was notified in April, May and December 2001 that Pegaso had also filed before Mexican courts three different claims seeking to obtain injunctions against Mexico’s federal competition commission, Comisión Federal de Competencia, known as COFECO. These claims allege that COFECO had granted on three different occasions authorizations with respect to specified spectrum acquisitions by Nextel Mexico, violating this competitor’s constitutional right to be heard. Although Nextel Mexico believes these claims to be without merit, Nextel Mexico cannot be sure of the outcome of these claims or their current impact on its operations.

      Foreign Currency Controls and Dividends. Because there are no foreign currency controls in place, Mexican currency is convertible into foreign currency without restrictions. Mexican companies may distribute dividends and profits outside of Mexico if the Mexican company meets specified distribution and legal reserve requirements. A Mexican company must distribute 10% of its pretax profits to employees and allocate 5% of net profits to the legal reserve until 20% of the stated capital is set aside. Under Mexican corporate law, approval of a majority of stockholders of a corporation is required to pay dividends. Dividends paid by Nextel Mexico to any U.S. stockholder are subject to a 5% withholding tax. Interest payments to U.S. residents are subject to a 15% withholding tax; interest payments to a U.S. financial institution registered with the Mexican tax authorities are subject to a 5% withholding tax; and interest payments to a U.S. fixed asset or machinery supplier registered with the Mexican tax authorities are subject to a 10% withholding tax.

      Corporate Governance. To comply with the restrictions on foreign ownership interests under Mexican law, Inversiones Nextel de México holds the licenses and telecommunications assets acquired in 2000 and 2001. Inversiones Nextel de México is authorized to issue two classes of stock: (i) common voting stock, no more than 49% of which can be held directly or indirectly by foreign investors, and (ii) “neutral” or preferred stock, which has only limited voting rights, but with respect to which foreign ownership is not limited. Nextel Mexico owns 49% of the common stock and all of the neutral stock of Inversiones Nextel de México, giving Nextel Mexico about 99% of the economic interest but only 49% of the voting interest in Inversiones Nextel de México. The remaining 51% of the voting interest and 1% of the economic interest are owned by three Mexican nationals.

      As a holder of common stock, Nextel Mexico is entitled to vote on all matters submitted to a vote of the shareholders of Inversiones Nextel de México. Further, Nextel Mexico and the three other shareholders have entered into a trust agreement and a shareholders agreement. The shareholders’ agreement gives Nextel Mexico substantial rights concerning the corporate governance of Inversiones Nextel de Mexico, including:

•	veto rights with respect to managerial and operational decisions; and

•	a right of first refusal and call option, under which we have the right, in our sole discretion, to acquire all or part of the common stock of Inversiones Nextel de México if the 49% foreign ownership limitation is ever abrogated.

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  2. Brazil

      Operating Company Overview. We refer to our wholly owned Brazilian operating company, Nextel Telecomunicações Ltda., as Nextel Brazil. Nextel Brazil provides analog and digital mobile services under the tradename “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors, as well as in a number of smaller markets:

Digital	Analog

Rio de Janeiro Sao Paulo Curitiba Brasília	Salvador Belo Horizonte Fortaleza	Recife Porto Alegre

      We recently constructed a digital network in Belo Horizonte, but we have not yet launched our services in that market. We are currently constructing a digital network in Porto Alegre.

      Nextel Brazil has licenses in markets covering about 62 million people. As of December 31, 2001, Nextel Brazil provided service to about 446,800 digital handsets.

      Nextel Brazil’s operations are headquartered in São Paulo, with branch offices in Rio de Janeiro and other cities. As of December 31, 2001, Nextel Brazil had about 1,200 employees.

      Marketing. Nextel Brazil offers both a broad range of service options and pricing plans designed to meet the specific needs of its targeted business customers. It currently offers digital two-way radio only plans and integrated service plans, including two-way radio and interconnect, in its digital markets. Nextel Brazil also offers analog two-way radio in its analog markets. Nextel Brazil’s target customers are businesses with mobile work forces, as well as utilities and government agencies. Nextel Brazil uses a direct sales force, as well as dealers and independent agents.

      Competition. Nextel Brazil competes with other analog specialized mobile radio and cellular service providers in Brazil. Other specialized mobile radio service providers of analog services include Splice do Brasil Telecomunicações e Eletrônica Ltda., Teleglobal Representações Ltda. and Rádio Móvel Digital S.A. Nextel Brazil competes with the following cellular and wireless operators nationally and in various states: Telesp Celular S.A, BCP S.A., TESS S.A., ATL Algar Telecom Leste S.A., Telefônica Celular, Telemig Celular S.A., Maxitel S.A., Global Telecom S.A., TIM Sul, Tele Centro Oeste Celular Participações S.A. and Americel S.A.

      Regulatory and Legal Overview. On April 27, 2000, Brazil’s telecommunications regulatory agency, Agência Nacional de Telecomunicações, known as Anatel, approved new rules relating to specialized mobile radio services in Brazil. These regulations were supplemented on September 26, 2001 with regulations relating to new areas of authorization and on October 17, 2001, with new regulations relating to calling party pays. As a result, Brazil has begun to open its markets to wider competition in the mobile wireless communications segment where we operate. The former regulations imposed various restrictions that significantly limited the ability of Nextel Brazil to provide digital mobile services to all potential customer groups. The former regulations also limited Nextel Brazil’s ability to be fully responsive to customers’ demands and needs for mobile wireless communications services. The new regulations, as supplemented, are expected to have a significant positive impact on our ability to operate in Brazil, principally by:

•	allowing service to be provided not only to formal legal entities but also to groups of individuals characterized by a common professional activity, such as doctors or lawyers. However, our service still may not be provided to stand-alone individuals;

•	lifting restrictions on the volume of interconnect traffic, which previously required that the volume of traffic interconnected with the public switched telecommunications network could not exceed one third of the sum of intra-network traffic volume and outgoing calls interconnected to the public switched telecommunications network;

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•	allowing specialized mobile radio companies to provide their users with other services that are not characterized as telecommunications services, such as short messaging, packet data and Internet data services; and

•	confirming that specialized mobile radio networks in different service areas can interconnect among themselves for two-way radio services. This allows for long distance two-way radio communications within Nextel Brazil’s network without any interconnection costs.

      The new regulations now permit affiliated companies to hold more than one license in the same service area. Additionally, specialized mobile radio licensees and their affiliates are still limited to a maximum holding of 10 MHz of spectrum in the same service area, unless the licensee can prove that it needs additional spectrum. Moreover, the regulations approved by Anatel on September 26, 2001, provide specifically for specialized mobile radio companies to request extension of their current coverage areas. Under the new regulations, Anatel may also lift the spectrum restriction from 10 MHz up to 15 MHz in localities where the need for more spectrum is duly justified. In the case of São Paulo and Rio de Janeiro, major cities in Brazil, Anatel has already acknowledged in writing that Nextel Brazil may increase its spectrum up to 15 MHz.

      Although we believe that the new regulations give us significantly greater flexibility to provide digital mobile services, we are still required to provide two-way radio as a basic service before we can provide any other service. For example, we cannot offer interconnection to the public telephone system without providing two-way radio. In addition, we are required to provide services to similarly situated customers on a similar basis.

      The new regulations published on October 17, 2001, also allow for implementation of a calling party pays program. In these regulations, Anatel clarifies, among other things, how specialized mobile radio companies, like Nextel Brazil, would be paid by other companies if they wished to interconnect with Nextel Brazil’s network. These rules also allowed Nextel Brazil to amend its interconnection agreements to reflect this additional payment. We believe that calling party pays will eventually be fully implemented in Brazil. However, although we are actively negotiating with the fixed line and wireless operators in Brazil, we cannot predict when this will happen.

      No material changes were introduced under the new regulations in regard to the grant of new licenses. Any company interested in obtaining new specialized mobile radio licenses from Anatel must apply and present documentation demonstrating the technical, legal and financial qualifications. Anatel may communicate its intention to grant new licenses, as well as the terms and conditions applicable, such as the relevant price. If it intends to grant a license, Anatel is required to publish an announcement in the official gazette. Any company willing to respond to Anatel’s invitation, or willing to render the applicable service in a given area claimed by another interested party, may have the opportunity to obtain a license. Whenever the number of claimants is larger than the available spectrum, Anatel is required to conduct competitive bidding to determine which interested party will be granted the available licenses.

      A license for the right to provide specialized mobile radio services is granted for an undetermined period of time. While the associated radio frequencies are licensed for a period of 15 years, they are renewable only once for an additional 15-year period. Renewal of the license is subject to rules established by Anatel. The renewal process must be filed at least three years before the expiration of the original term and must be decided by Anatel within 12 months. Anatel may deny a request for renewal of the license only if the applicant is not making rational and adequate use of the frequency, the applicant has committed repeated breaches in the performance of its activities, or there is a need to modify the radio frequency allocation.

      The new rules require that Nextel Brazil’s services comply with the terms and minimum coverage and signal requirements detailed in the regulations. Failure to meet Anatel’s requirements may lead to repossession of the channels by Anatel and forfeiture of Nextel Brazil’s license. We believe that Nextel Brazil is currently in compliance with the operational requirements of its licenses in all material respects.

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      Foreign Currency Controls and Dividends. The purchase and sale of foreign currency in Brazil is subject to governmental control. There are two foreign exchange markets in Brazil that are subject to Central Bank of Brazil regulations. The first is the commercial/financial floating exchange rate market. This market is reserved generally for trade-related transactions such as import and export, registered foreign currency investments in Brazil, and other specific transactions involving remittances abroad. The second foreign exchange market is the tourism floating exchange rate market. The commercial/financial exchange rate market is restricted to transactions that require prior approval of the Brazilian monetary authorities. Both markets operate at floating rates freely negotiated between the parties. The purchase of currency for repatriation of capital invested in Brazil and for payment of dividends to foreign stockholders of Brazilian companies is made in the commercial/financial floating exchange rate market. Purchases for these purposes may only be made if the original investment of foreign capital and capital increases were registered with the Central Bank of Brazil. There are no significant restrictions on the repatriation of registered share capital and remittance of dividends.

      Nextel S.A., the Brazilian subsidiary through which any dividend is expected to flow, has applied to the Central Bank of Brazil for registration of its investments in foreign currency. Nextel S.A. intends to structure future capital contributions to Brazilian subsidiaries to maximize the amount of share capital and dividends that can be repatriated through the commercial/financial exchange rate market. However, Nextel S.A. may not be able to repatriate through the commercial/financial exchange rate market share capital and dividends on foreign investments that have not been registered.

      Brazilian law provides that the Brazilian government may, for a limited period of time, impose restrictions on the remittance by Brazilian companies to foreign investors of the proceeds of investments in Brazil. These restrictions may be imposed whenever there is a material imbalance or a serious risk of a material imbalance in Brazil’s balance of payments. The Brazilian government may also impose restrictions on the conversion of Brazilian currency into foreign currency. These restrictions may hinder or prevent us from purchasing equipment required to be paid for in any currency other than Brazilian reais. Under current Brazilian law, a company may pay dividends from current or accumulated earnings and dividend payments from current earnings are not subject to withholding tax. Payments of foreign loans are generally subject to a 15% withholding tax.

  3. Argentina

      Operating Company Overview. We refer to our wholly owned Argentine operating company, Nextel Communications Argentina S.A. (formerly, Nextel Argentina S.R.L.), as Nextel Argentina. Nextel Argentina provides digital mobile services under the tradename “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors, as well as in a number of smaller markets:

Digital

______________

Buenos Aires

Cordoba
Rosario
Mendoza

      Nextel Argentina has licenses in markets covering about 23 million people. As of December 31, 2001, Nextel Argentina provided service to about 205,200 digital handsets.

      Nextel Argentina is headquartered in Buenos Aires and has regional offices in Mar del Plata, Rosario, Mendoza and Cordoba, and seven branches in Buenos Aires. As of December 31, 2001, Nextel Argentina had about 700 employees.

      Marketing. Nextel Argentina’s digital mobile service offerings include telephone interconnect, digital two-way radio, paging, and data and Internet applications.

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      Nextel Argentina markets its services through a direct sales force and employs independent dealers. Nextel Argentina provides extensive training to each of its distribution channels to ensure a high level of customer satisfaction.

      Competition. Nextel Argentina’s major competitors among the other specialized mobile radio providers, as measured by the number of subscribers, are Movilink, which is owned by CRM S.A., a joint venture that includes BellSouth Corporation and Motorola, and Unifon Team, which is owned by Telefónica de Argentina S.A. Movicom/ Movilink holds channels in Buenos Aires and in each of Argentina’s three other major cities. In addition to operating various analog networks, Movilink also operates an iDEN based digital mobile system in Buenos Aires, Cordoba, Mendoza and Rosario. Unifon Team operates analog networks in Buenos Aires and other major cities.

      There are four cellular service providers in Argentina with which Nextel Argentina also competes: Movicom, Unifon, Compañia de Teléfonos del Interior S.A., which is owned by a joint venture between Verizon Communications Inc. and Clarin Group S.A., and Telecom Personal S.A., which is owned by Telecom Argentina STET-France Telecom S.A. All of these companies or their subsidiaries also hold personal communications services licenses that were auctioned in 1999. The cellular and personal communication services licenses each cover only a specific geographic area, but together the licenses provide each company with national coverage. In addition, these competitors operate in our primary markets in Argentina. The grant of personal communication services licenses did not result in the entry of new competitors to the market because the licenses were awarded only to the existing providers of cellular telephone services. The licenses and associated frequencies provide existing cellular companies with increased spectrum capabilities and the ability to launch a new range of wireless products. The four holders of cellular and personal communication services licenses also hold wireline local and long distance telephone licenses.

      New regulations aimed at opening the Argentine market to wider competition went into effect in November 2000. As a result, a number of new companies have applied for licenses to offer a variety of services, some of which have already started operations.

      Regulatory and Legal Overview. The Comisión Nacional de Comunicaciones, referred to as the Argentina CNC, and the Secretary of Communications of Argentina are the Argentine telecommunications authorities responsible for the administration and regulation of the specialized mobile radio industry.

      Specialized mobile radio licenses have an indefinite term but are subject to revocation for violation of applicable regulatory rules. Depending on the type of network configuration, analog and digital mobile service must begin within six months to one year after receipt of channel assignment. Failure to meet service or loading requirements can result in revocation of the channel authorizations. The Argentina CNC will revoke specialized mobile radio licenses upon the occurrence of a third breach by the licensee of service requirements. Specialized mobile radio licenses and channel authorizations also may be revoked for violation of other regulatory authority rules and regulations. All analog and digital channel holders that received their channel authorizations in the November 1995 auction, including Nextel Argentina, were granted an extension to meet initial loading requirements. This extension provided for one additional year, to December 1997, to meet the requirements. Nextel Argentina believes it has satisfied all of its loading requirements. Argentina does not impose any limitation on foreign ownership of specialized mobile radio licenses.

      Specialized mobile radio providers are assured interconnection with the public switched telephone network according to the terms of the rules under which the channels were awarded, as well as under other applicable laws. Furthermore, interconnection with the public switched telephone network must be on a nondiscriminatory basis. Nextel Argentina provides interconnect services to its subscribers under interconnection agreements with Telefónica de Argentina S.A. and Telecom Argentina STET-France Telecom S.A. In May 1999, the Argentina CNC authorized Nextel Argentina to implement a calling party pays program with the fixed line carriers with whom it interconnects, which it has since implemented.

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      In September 2000, Argentina’s president signed a decree that put into effect new telecommunications regulations. The purpose of the new regulations is to guarantee the complete deregulation and free competition of the telecommunications industry in Argentina. The rules cover the following:

•	Licenses of telecommunications services. The new regulations establish a single license system that allows the license holder to offer any and all types of telecommunications services. The licensee is free to choose the geographic area, technology, infrastructure and architecture through which its services will be provided. However, each specific service to be offered must be separately registered with the Secretary. Holders of existing telecommunications licenses, including holders of cellular, personal communications service and specialized mobile radio licenses, are automatically deemed to have a universal license under the new regulatory scheme, and all services currently offered which had been previously approved by the regulatory authorities are treated as having been registered. However, to the extent an existing license holder wishes to offer a new service, the new service must be registered. In addition, existing license holders who acquired spectrum under a public bid or auction must continue to abide by the original terms and conditions under which the spectrum was granted.

The new regulations do not impose any minimum investment, loading or other requirements on holders. However, some requirements do apply to the launch of a new service, such as a requirement to launch the service within 18 months from the date of its registration. The grant of a license is independent of the resources required to provide a service, and specifically does not include the right to use of spectrum.

•	Network interconnection. The general principles of the new interconnection regulations are:

•	freedom of negotiation and agreement between the parties with respect to prices charged for interconnection, although the regulations include guidelines which are generally followed in practice and which can be imposed by the Secretary in the event of a dispute between parties;

•	mandatory provision of interconnection with other carriers so long as interconnection is technically feasible;

•	non-discrimination;

•	reciprocal compensation; and

•	maintenance of an open architecture, to avoid conditions that would restrict the efficiency of interconnected operators.

      All interconnection agreements entered into must be registered with the Secretary. Additional requirements are imposed on all dominant carriers to ensure opening up of the Argentine telecommunications market to competition. The referential prices included in the new regulations for various interconnection services, such as local termination and transit fees, represent a reduction of more than 50% from current prices.

•	Universal service. The regulations establish a tax equal to 1% of service revenue minus applicable taxes and specified related costs. The license holder can choose either to pay the resulting amount into a fund for universal service development or participate directly in offering services to specific geographical areas under an annual plan designed by the federal government, which is known as a pay or play system. Although regulations state that this tax would be applicable beginning January 1, 2001, the regulatory authorities have not taken the necessary actions to implement it yet.

•	Administration of spectrum. The new regulations contain only general principles and guidelines with respect to the authorization of new spectrum and frequencies. To ensure the efficient and effective use of spectrum, the Secretary is empowered to partially or totally revoke awarded spectrum if it is not used, or if it is not used in accordance with the terms and conditions under which it was granted. Authorizations for spectrum may not be transferred, rented or assigned, in whole or in part, without prior regulatory approval. In addition, the government may impose

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obligations on a spectrum holder in order to provide a service for which other spectrum holders were required to pay a price or had other obligations to provide the service.

      In July 2001, the Secretary of Communications issued Resolution No. 235/01 establishing the rules under which new spectrum is awarded. New spectrum authorizations expire in 10 years. In April and October of each year, authorizations to operate channels are granted directly or by auction, depending on the number of available channels existing in each city. No auction has taken place as of January 31, 2002, since no minimum price payable for spectrum has been set.

      Foreign Currency Controls and Dividends. On January 7, 2002, the Argentine Emergency Law No. 25,651 was published in the Official Gazette, which formally declares a public emergency in economic, administrative, financial, and exchange control matters. Based on Section 76 of the Argentine National Constitution, this law empowers the Federal Executive Power to regulate those areas until December 10, 2003, subject to control by the National Congress. The Emergency Law amends several provisions of the 1991 Convertibility Law No 23,928, the most significant of which is the repeal of the exchange rate of one Argentine peso to one US dollar. The Emergency Law provides that the Federal Executive Power will set the exchange rate between the peso and the dollar. Decree No. 71/2002 states that the purchase and sale of dollars to be carried out by the Argentine Central Bank will be set at 1.40 pesos for each dollar. This rate will be used to liquidate foreign currency resulting from exports and other export-related transactions, as well as for those imports regarded as essential or critical by the Secretariat of Industry and Commerce. All other transactions will be carried out at the price set daily in the free market. The Argentine Central Bank will issue the resolutions regulating the purchase and sale of foreign currency. The provisions of the Emergency Law are public policy and therefore no one may allege pre-existing rights against them. However, this declaration may affect constitutional rights.

      The Federal Executive Power is also empowered to take measures to preserve deposits in pesos or dollars that have been subject to restrictions since November 30, 2001, in accordance with decree No. 1570/2001. Resolutions No. 6/2002 and No. 9/2002, as amended by Resolutions No. 10, 18, 23 and 46, of the Ministry of Economy provide the schedule for the reimbursement of deposits and the restrictions relating to the operation of both banking and savings accounts of Argentine and U.S. currency. Generally, new deposits are not subject to these restrictions.

      Utility tolls and other government contracts priced or calculated in foreign currency, or providing readjustment clauses related to foreign currency exchange rates or the inflation index of foreign countries such as the United States, have been repealed and converted into pesos at a one-to-one exchange rate. The Federal Executive Power is vested with authority to re-negotiate these contracts based on the criteria established in the Emergency Law.

      The obligations arising from private contracts not related to the financial system which provide for payments in dollars are payable in pesos at the exchange rate of one peso to one dollar. The law provides that parties will re-negotiate to ensure that the impact of the new exchange rate is shared equitably. Once the parties have agreed the new conditions, any resulting differences between the payments already made by the debtor and the values finally agreed upon will be offset. If the parties do not reach an agreement, mediation, litigation or arbitration procedures can be implemented, in accordance with the relevant agreements.

      As a consequence of decree No. 214/2002, published on February 4, 2002, the dollar began to float freely in the Argentine exchange market. Therefore, all foreign trade transactions will be made at the prevailing market exchange rate with the Argentine Central Bank’s intervention at its discretion, and all other foreign financial transactions such as loan repayments, utilities, royalties, etc. will be subject to clearance, and most likely approval, by the Argentine Central Bank. Currently the Argentine Central Bank has not issued any communication regarding these issues, although the implementive regulations have been in place since February 11, 2002.

      All obligations existing before January 6, 2002 denominated in U.S. dollars or any other foreign currency are converted into pesos at a one dollar to one peso ratio. Beginning February 4, 2002, the

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Argentine Central Bank publishes on a daily basis an adjustment coefficient that applies to all payable obligations existing before January 6, 2002 that were not converted into pesos as a consequence of the Emergency Law. Obligations entered into after January 6, 2002 will not, and cannot, be subject to any type of adjustment procedure. Any party may require a judicial price adjustment, absent an agreement between the parties, if there is a price difference between the market value of a good or service and its price at the time of payment. If the payment is to be made periodically, as in the case of leases or services, the application of the adjustment coefficient may be requested annually, except for agreements that last for less than a one year period or if the economic equation of the agreement is unbalanced.

      Future contracts could still provide for payment in foreign currency since the decree has not amended Sections 617 and 619 of the Argentine Civil Code, which governs payments in foreign currencies. In any event, payments over 1,000 pesos, or its equivalent in foreign currency, must be made by deposit in financial entities, banking transfers, checks or credit cards. Currently, Nextel Argentina has no banking accounts in a currency other than pesos. Therefore, only payments by Nextel Argentina made using foreign banking services are subject to these obligations.

      All existing deposits in financial entities in foreign currency are converted to pesos at a 1.4 pesos to one dollar ratio plus the adjustment coefficient from February 4, 2002. All debts in foreign currency with financial entities are converted to pesos at a one dollar to one peso ratio plus the adjustment coefficient from February 4, 2002. Savings accounts holders in foreign currency will have the option to convert up to $ 30,000 into a dollar denominated government bond with terms and conditions yet to be determined. Amounts due in foreign currency with financial entities which are payable in installments will remain fixed for the next six months; after this period, the installments will be adjusted based on the adjustment coefficient and will incorporate the balance corresponding to the adjustment coefficient for the first six months. All other debts in foreign currency with financial entities will be placed on hold for a six month period, except for credit card balances.

      All legal actions and proceedings for debt collection, injunctions and foreclosures, related to credits, debts, obligations, deposits and financial restructuring are temporarily suspended for a 180-day period beginning February 4, 2002. This measure includes claims against financial institutions.

      Dividends. Under applicable Argentine corporate law, a company may pay dividends only from liquid and realized profits as shown on the company’s financial statements prepared in accordance with Argentine generally accepted accounting principles. Of those profits, 5% must be set aside until a reserve of 20% of the company’s capital stock has been established. Subject to these requirements, the balance of profits may be declared as dividends and paid in cash upon a majority vote of the stockholders. Under current law, dividend payments are not subject to withholding tax, except when the dividend payments are the result of profits paid out in excess of the profits computed for income tax purposes. If paid in this manner, a 35% withholding tax applies on the amount of the surplus. Interest payments are subject to withholding taxes ranging from 15% to 35%.

  4. Peru

      Operating Company Overview. We refer to our wholly owned Peruvian operating company, Nextel del Perú, S.A., as Nextel Peru. Nextel Peru provides analog and digital mobile services under the tradename “Nextel” in the following major business centers with a population in excess of 1 million and along related transportation corridors:

Digital

_________________________

Department of Lima

Department of Ancash
Department of La Libertad

      Nextel Peru operates some parallel analog and digital mobile networks in the metropolitan areas of Lima and Arequipa. Nextel Peru launched digital mobile service in the greater Lima area in June 1999,

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and extended this service to the entire Department of Lima by March 2000 and to the Departments of Ica, Ancash and La Libertad by July 2001. As of September 2000, Nextel Peru offers analog services in the major business centers of Arequipa and Lima.

      Nextel Peru has licenses in markets covering about 8 million people. As of December 31, 2001, Nextel Peru provided service to about 110,200 digital handsets.

      Nextel Peru is headquartered in Lima. As of December 31, 2001, Nextel Peru had about 385 employees.

      Marketing. Nextel Peru’s digital mobile service offerings include interconnect services, two-way radio, short messaging services, and data and Internet applications on its digital mobile network. To establish brand identity for its digital mobile services, Nextel Peru has undertaken a promotional advertising campaign that targets the business segment of the market. In addition to advertising, Nextel Peru relies heavily on its direct sales force to educate potential customers on the benefits of using its digital mobile services and has built an indirect sales channel to increase presence and sales.

      Competition. Nextel Peru competes with all other providers of mobile services in Peru, including cellular operators. BellSouth Peru S.A., formerly Tele2000, a BellSouth subsidiary, and Telefónica Móviles S.A.C., a subsidiary of Telefónica del Perú S.A.A., and personal communications services provider TIM Peru S.A.C., a subsidiary of Italian STET. Telefónica Móviles S.A.C. provides nationwide coverage and operates under the brand name “MoviStar.” BellSouth Perú offers cellular service in the greater Lima area and 13 other major cities and has nationwide roaming agreements with Telefónica del Perú. TIM Perú also has coverage in the greater Lima area and 10 other major cities nationwide.

      Regulatory and Legal Overview. The Organismo Supervisor de Inversión Privada en Telecomunicaciones of Peru, known as OSIPTEL, and the Ministry of Transportation, Communications, Housing and Construction of Peru, referred to as the Peruvian Ministry of Communications, regulate the telecommunications industry in Peru. OSIPTEL oversees private investments and competition in the telecommunications industry. The Peruvian Ministry of Communications grants telecommunications licenses and issues regulations governing the telecommunications industry. In 1991, the Peruvian government began to deregulate the telecommunications industry to promote free and open competition. The Telecommunications Law of Peru, the general regulations under that law and the regulations issued by OSIPTEL govern the operation of specialized mobile radio services in Peru.

      In Peru, specialized mobile radio service providers are granted 20-year licenses, which may be extended for an additional 20-year term, subject to compliance with the terms of the license. Licenses may be revoked before their expiration for violations of applicable regulatory rules. Licensees must also comply with a five-year minimum expansion plan that establishes the minimum loading requirements for the licensees, as well as spectrum targets under the licenses. Nextel Peru has met its loading requirements and has reached its spectrum targets.

      Under the general regulations of Peru’s telecommunications law, all public telecommunications service providers have the right to interconnect to the networks of other providers of public telecommunications services. Furthermore, interconnection with these networks must be on an equal and nondiscriminatory basis. The terms and conditions of interconnection agreements must be negotiated in good faith between the parties in accordance with the interconnect regulations and procedures issued by OSIPTEL. In February 1999, Nextel Peru executed an interconnection agreement with Telefónica del Perú S.A., which was approved by OSIPTEL and became effective in June 1999, to interconnect with Telefónica del Perú’s public switched telephone network, as well as to its cellular and long distance networks. In August 1999, Nextel Peru executed an agreement to interconnect to the cellular network of BellSouth Peru, which was approved by OSIPTEL and became effective in September 1999. Beginning in April 2000, the interconnection agreement between Telefónica del Perú and Nextel Peru was amended to offer a calling party pays program to fixed line users of Telefónica del Perú. Nextel Peru is presently interconnected with all major telecommunications operators in Peru, including a calling party pays program with AT&T Perú

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S.A.’s fixed telephony service and TIM Perú’s personal communications service. Peru imposes no limitation on foreign ownership of specialized mobile radio or paging licenses or licensees.

      Foreign Currency Controls and Dividends. Under current law, Peruvian currency is convertible into U.S. dollars without restrictions. Peru has a free exchange market for all foreign currency transactions. On October 1, 1998, Nextel Peru executed a legal stability agreement with the Peruvian government, which, among other things, guarantees free conversion of foreign currency for Nextel Peru and its stockholders for a term of 10 years.

      The payment and amount of dividends on Nextel Peru’s common stock is subject to the approval of a majority of the stockholders at a mandatory meeting of its stockholders. According to Peruvian corporate law, the stockholders may decide on the distribution of interim dividends or, alternatively, delegate the decision to the board of directors. Dividends are also subject to the availability of earnings, determined in accordance with Peruvian generally accepted accounting principles. Earnings are available for distribution only after 10% of pre-tax profits have been allocated for mandatory employee profit sharing and 10% of the net profits have been allocated to a legal reserve. This reserve is not available for use except to cover losses in the profit and loss statement. This reserve obligation remains until the legal reserve constitutes 20% of the capital stock. After the legal reserve has been allocated, the stockholders may act at a meeting to allocate any portion of the net profits to any special reserve. The remaining amount of the net profits is available for distribution.

      Dividends paid by Nextel Peru to its U.S. stockholders are not subject to withholding tax. Interest paid by Nextel Peru to U.S. residents is subject to a 30% withholding tax, unless they qualify for a reduced rate.

  5. Chile

      Operating Companies Overview. We own 100% of the equity interests in two analog companies in Chile, Centennial Cayman Corp. Chile S.A. and Multikom S.A. These operating companies provide analog services in the following major business centers with populations in excess of 1 million and along related transportation corridors:

Analog

___________

Santiago

Valparaíso

Our Chilean companies have licenses in markets covering about 15 million people. As of December 31, 2001, these companies in Chile provided services to about 4,500 analog handsets.

      These companies are headquartered in Santiago de Chile and have regional offices in Valparaíso and Concepción. As of December 31, 2001, these companies had about 62 employees.

      Marketing. Our Chilean companies currently offer exclusively analog two-way radio services, focusing on small and medium size companies. We have not yet received the regulatory approvals to deploy a digital mobile network.

      Competition. Presently, there are no providers of digital specialized mobile radio services in Chile. Competitors in the analog specialized mobile radio business in Chile are Gallyas S.A., CTC Comunicaciones Móviles S.A. and Sharfstein, S.A.

      There are also five mobile telephone service providers authorized to operate throughout Chile, three of which are in the personal communications services 1,900 MHz band and two of which are in the cellular 800 MHz band. These mobile telephone service providers are Entel PCS Telecomunicaciones S.A., a personal communications services concessionaire controlled by Entel Chile, a Chilean corporation controlled in turn by Stet-Telecom Italia; Entel Telefonía Móvil S.A., another personal communications services concessionaire controlled by Entel Chile; Smartcom PCS, a personal communications services concessionaire controlled by Endesa España; CTC Comunicaciones Móviles S.A., a corporation controlled

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by Telefónica of Spain, which, in addition to its specialized mobile radio concessions, is the holder of a cellular concession; and BellSouth Comunicaciones S.A., a cellular concessionaire controlled by BellSouth Corporation.

      Regulatory and Legal Overview. The main regulatory agency of the Chilean telecommunication sector is the Ministry of Transportation and Telecommunications, which acts primarily through the Undersecretary of Telecommunications. The application, control and interpretation of the provisions of the General Telecommunications Law and other applicable regulations is, subject to review by the courts and the Chilean antitrust commissions, the responsibility of the Ministry which, for these purposes, acts through the Undersecretary.

      Telecommunications concessions, including specialized mobile radio concessions, may be granted only to legal entities duly incorporated and domiciled in Chile. However, there is no restriction or limitation on the participation or ownership of foreign investors in Chilean telecommunications concessionaires.

      As a general rule, telecommunications concessions are granted in Chile without any initial payment of fees. However, telecommunication concessionaires that use the radioelectric spectrum for the operation of their respective concessions, such as specialized mobile radio concessionaires, are subject to an annual fee. The amount of the fee is based on the size of the applicable system, the portion of the spectrum utilized and the service area that has been authorized.

      Telecommunications concessions are not limited as to their number, type of service or geographical area. Therefore, it is possible to grant two or more concessions for the provision of the same service on the same location, except where technical limitations exist. Concessions for the provision of public telecommunication services are generally granted for a 30-year period. These concessions may be renewed for additional 30-year periods if requested by the concessionaire. There are a number of regulatory issues, some of which have recently been addressed by the Chilean regulatory authorities, including issues relating to interconnection, numbering and routing plans, and access charges.

      In Chile, concessionaires of public telecommunications services and concessionaires of intermediate services of telecommunications that render long distance telephonic services are required to establish and accept interconnections with each other. These interconnections permit subscribers and users of public telecommunications services of the same type to be interconnected with each other inside or outside Chile. Telecommunications services of the same type are those which are technically compatible with each other. The Undersecretary determines which telecommunications services are technically compatible. The interconnection must be performed according to the technical rules, procedures and terms established by the Undersecretary. The Undersecretary has issued regulations relating to the interconnection of public telephone networks with other public telecommunications services of the same type. On January 31, 2001, the Undersecretary approved a new technical rule related to the provision of digital specialized mobile radio services. However, Asociación de Empresas de Telefonía Móvil, a trade association known as ATELMO, initiated a claim before the General Comptrollership office challenging the legality of this new technical rule. This claim was rejected by the General Comptrollership in September 2001. However, under these regulations, even if services are determined to be of the same type, providers of public telecommunications services may not interconnect with the public telephone networks unless the concessions held by these other providers expressly authorize interconnection, which in many cases, including ours, will require an amendment to the concession. If we are not able to amend our concessions to obtain these interconnection authorizations, we will not be able to enjoy the interconnection benefits of these new regulations. Currently, there are no specialized mobile radio concessionaires in Chile effectively interconnected to the public switched telephone network or to other public telecommunications services established in Chile.

      Additionally, under new regulations, providers of public telecommunication services of the same type that are authorized to be interconnected with public telephone networks will also be able to request the assignment of specific numbering blocks for their subscribers. New rules governing routing procedures have also been adopted. As with interconnection, a provider of public telecommunications services of the same

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type must be specifically authorized in their concessions to interconnect before obtaining numbering and routing.

      Specialized mobile radio concessionaires may freely determine the fees charged to their subscribers. However, the fees and tariffs charged by a telecommunications concessionaire to another telecommunications concessionaire for the services rendered through interconnection, specifically the access charges, must be fixed by the authorities. The authorities fix the charges in accordance with a tariff setting procedure based upon, among other things, the cost structure of the respective concessionaire, as set forth in the General Telecommunications Law. This procedure is necessary for the mandatory application of the calling party pays system among the telecommunications concessionaires. To date, this procedure has never been applied to any specialized mobile radio concessionaire.

      Finally, in order to provide digital mobile services in Chile and incorporate digital technology to the networks of our Chilean operating companies, our Chilean operating companies have filed for the amendment of a group of specialized mobile radio concessions totaling 130 channels according to the procedures established in the General Telecommunications Law. In accordance with these procedures, third parties have exercised the right to file oppositions against the corresponding concession’s amendment applications. These oppositions have delayed the necessary amendments to these specialized mobile radio concessions.

      Foreign Currency Controls and Dividends. The purchase and sale of foreign currency in Chile is subject to governmental control. There are two foreign exchange markets in Chile that are subject to regulations of the Chilean Central Bank. The first is the formal exchange market, which consists of banks and other entities authorized to participate in the market by the Central Bank. This market is generally used for trade-related transactions, such as import and export transactions, registered foreign currency investments and other transactions, such as remittances abroad. Other purchases and sales of foreign exchange may be effected in the informal exchange market by entities not expressly authorized to operate in the formal exchange market, such as foreign exchange houses and travel agencies. Both markets operate at floating rates freely negotiated between the participants. There are no limits imposed on the extent to which the informal exchange rate can fluctuate above or below the formal exchange rate or the observed exchange rate. The observed exchange rate is the official exchange rate determined each day based on the average exchange rates observed in the formal exchange market.

      Foreign investments in Chile are subject to exchange controls. Appropriate registration of a foreign investment in Chile, among other things, grants investors access to the formal exchange market. Registration also provides specified guaranties with respect to the ability to repatriate funds and the stability of the applicable tax regime. Foreign investments can be registered with the Chilean Foreign Investment Committee under Decree Law No. 600 of 1974 or with the Central Bank of Chile under the Chapter XIV of the Compendium of Foreign Exchange Regulations issued by the Central Bank of Chile under the Central Bank Act.

      The foreign investment regulations permit the foreign investor to access the formal exchange market to repatriate their investments and profits. They do not, however, necessarily guarantee that foreign currency will be available in the market.

      Under Chilean corporate law, corporations, such as our Chilean companies, may distribute dividends among their stockholders only from the net profits of that fiscal year or from retained profits recognized by balance sheets approved by the stockholders meeting. However, if the company has accumulated losses, profits of that corporation must first be allocated to cover the losses. Losses in a specific fiscal year must be offset with retained profits, if any.

      Unless otherwise agreed at a stockholders meeting by the unanimous vote of all issued shares, publicly traded corporations must annually distribute at least 30% of the net profits of each fiscal year. This distribution must be in the form of a cash dividend to their stockholders in proportion to their ownership or as otherwise stated in the bylaws. Privately held corporations must follow the provisions of their bylaws;

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if the bylaws do not contain these provisions, the rules described above for the distribution of profits by open stock corporations apply.

      In any event, the board of directors may distribute provisional dividends if the corporation has no accumulated losses, subject to the personal responsibility of the directors approving the distributions.

  6. Philippines

      Operating Company Overview. We refer to our Philippine operating company, Nextel Communications Philippines, Inc., as Nextel Philippines. Our current aggregate proportionate equity interest in Nextel Philippines, which includes our direct and indirect holdings, is about 59.1%. We directly hold, through subsidiaries, an aggregate of about 40% and indirectly hold, through minority interests in other shareholders, about 19% of the outstanding shares of capital stock of Nextel Philippines. The stockholders that hold our indirect interest in Nextel Philippines are:

•	Gamboa Holdings, which holds about 20% of the outstanding shares of Nextel Philippines and which is 60% owned by ACCRA Investments Corporation, a Philippine holding company with investments in a number of Philippine companies and which is 40% owned by one of our indirect subsidiaries; and

•	Emerald Investments, which holds about 28% of the outstanding shares of Nextel Philippines and is 60% owned by ACCRAIN Holdings Corporation, an affiliate of ACCRA Investments, and 40% owned by one of our indirect wholly owned subsidiaries.

The remaining 12% interest in Nextel Philippines is held by an unrelated Philippine corporation.

      Nextel Philippines provides digital mobile services under the tradename “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors, as well as in a number of smaller markets:

Digital

_____________________

Metropolitan Manila

Cavite
Batangas

      Nextel Philippines’ licenses cover about 75 million people. As of December 31, 2001, Nextel Philippines provided service to about 53,800 digital handsets.

      Nextel Philippines is headquartered in the Ortigas business district of metropolitan Manila. As of December 31, 2001, Nextel Philippines had about 245 employees.

      Marketing. Nextel Philippines markets its digital mobile services primarily to business customers. Nextel Philippines sells its digital handsets in eight business centers and sales outlets that exclusively carry Nextel Philippines’ products. To target business customers, Nextel Philippines employs a direct sales force, as well as independent dealers and agents.

      Competition. We are one of two specialized mobile radio license holders in the Philippines. The other license holder has not yet begun operations. There are also currently five cellular telephone providers with nationwide licenses in the Philippines. SMART Communications, Inc. is the largest cellular telephone provider. Other competitors include Globe Telecom, Inc.; Pilipino Telecom Corporation; Isla Communications Co., Inc.; and Express Telecommunications Co., Inc.

      Regulatory and Legal Overview. The Philippines telecommunications industry is principally governed by Republic Act No. 7925, enacted on March 1, 1995. Under the Philippines telecommunications law, the National Telecommunications Commission, an agency under the Department of Transportation and Communications, regulates the telecommunications industry.

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      Engaging in telecommunications operations requires a Congressional franchise. After securing a Congressional franchise, a franchise holder must apply to the National Telecommunications Commission for an operating license called a Certificate of Public Convenience and Necessity, following public notice and a hearing. After receipt of an application for a Certificate for a particular telecommunications service, and after the applicant presents its evidence of legal, technical and financial capability to operate the services at a public hearing, the National Telecommunications Commission initially issues a provisional authority. The provisional authority serves as a temporary operating permit and allows the applicant to begin construction and commercial operations. Nextel Philippines’ provisional authority is subject to revocation for failure to operate continuously for two years.

      Nextel Philippines’ provisional authority is scheduled to expire on March 6, 2004. Nextel Philippines has met the conditions required to avoid revocation of its provisional authority and has applied for a Certificate of Public Convenience and Necessity.

      The Philippines telecommunications law provides that a telecommunications entity with regulated types of services must make a public offering of at least 30% of its aggregate common stock. This offering must occur within a period of five years from the later of the effective date of the law or the entity’s commencement of commercial operations. Since Nextel Philippines began commercial operations in February 1995 and the Philippines telecommunications law became effective on March 22, 1995, the relevant five-year period within which Nextel Philippines must undertake a public offering expired on March 22, 2000. As a result, on March 20, 2000, Nextel Philippines submitted to the Philippines Securities and Exchange Commission its application for registration of its public offering. On November 21, 2000, the Philippine Stock Exchange denied Nextel Philippines’ application for listing due to Nextel Philippines’ failure to comply with the three-year profitability requirement. A number of telecommunications companies in the Philippines have been granted a period of ten years from the start of commercial operations within which to undertake an initial public offering. On April 3, 2000, the Office of the President issued an opinion stating that we should be subject to the ten-year period by virtue of the fact that other franchises have been allowed ten years from the start of commercial operations. Based on this opinion, and the advice of our other advisors, we believe that Nextel Philippines is not in violation of the public offering requirement.

      Under Philippine law, direct ownership of a telecommunications company by a foreign entity is limited to 40% of the company’s voting stock. Philippine law also limits the participation of foreign investors in the governing body of any telecommunications enterprise to their proportionate share in its capital. Therefore, a foreign investor’s participation in the management of a telecommunications company is limited solely to participation as members of its board of directors and committees of the board of directors, including the executive committee. Further, all the executive and managing officers, including the president, chief executive officer and treasurer, are required to be citizens of the Philippines.

      Presidential Executive Order No. 59 (1993) prescribes, as a matter of national policy, the compulsory and nondiscriminatory interconnection of authorized public telecommunications carriers. Interconnection allows the subscribers of one telecommunications company to place and receive calls from the subscribers of another telecommunications company. Interconnection is negotiated and effected through bilateral agreements between the parties involved, subject to specified technical, operational and traffic settlement rules of the National Telecommunications Commission. Nextel Philippines has entered into interconnection agreements with the public telecommunications carriers in the Philippines, except Express Telecommunications.

      As part of its effort to improve teledensity, the Philippine government requires cellular telephone providers to meet specified landline buildout requirements, including installation of 400,000 telephone lines by each cellular telephone operator. The installation represents a significant investment for each of these providers. The National Telecommunications Commission has determined that this requirement is not applicable to trunked radio networks like that of Nextel Philippines.

      On July 17, 2001, a Philippine attorney representing a former president of Nextel Philippines filed a letter-complaint with the National Telecommunications Commission, or NTC, alleging that Nextel

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Philippines’ direct and indirect ownership structure violates the 40% foreign ownership limitation under the Philippine Constitution. On January 31, 2002, another Philippine attorney filed a complaint with the NTC alleging a violation of the Public Service Act and the terms and conditions of Nextel Philippines’ Provisional Authority based on these same legal and factual claims. On March 15, 2002, Jetcom, Inc., a shareholder of Nextel Philippines, sought to intervene in the NTC proceeding and raised essentially the same facts and issues.

      On March 11, 2002, a former director of Jetcom, Inc. filed a complaint with the Philippine Department of Justice alleging a criminal violation of the Philippines’ Anti-Dummy Law and naming certain officers and directors of Nextel Philippines and its shareholders. These allegations are similar to those raised in the complaints filed with the NTC.

      We are vigorously contesting these claims and believe them to be without merit.

      Foreign Currency Control and Dividends. Under current regulations of the Central Bank of the Philippines, foreign exchange may be freely sold and purchased outside the Philippine banking system. Restrictions exist on the sale and purchase of foreign exchange in the banking system. The Central Bank, with the approval of the President of the Philippines, has the statutory authority, during a foreign exchange crisis or in times of national emergency, to temporarily suspend or restrict sales of foreign exchange, require licensing of foreign exchange transactions or require delivery of foreign exchange to the Central Bank or its designee.

      Foreign investments do not need to be registered with the Central Bank. The registration of a foreign investment with the Central Bank is only required if the foreign exchange needed to service the repatriation and the remittance of capital and dividends are to be sourced from the Philippine banking system. Foreign exchange needed for capital repatriation and remittance of dividends of unregistered investments can be sourced lawfully outside of the Philippine banking system. Under current law, there is a 15% withholding tax on dividends and a 20% withholding tax on interest payments.

      Corporate Governance. We have the right to designate four of the 11 members of the board of directors of Nextel Philippines and two of the five members of the executive committee of that board. In addition, the presence of one member nominated by us is required to satisfy the minimum quorum requirement for meetings of the executive committee. Further, the affirmative vote of our nominee is required for decisions involving the following significant corporate actions:

•	the acquisition of any entity;

•	the merger, consolidation or sale of Nextel Philippines or any subsidiary or any disposition of a material amount of assets;

•	the amendment of the articles of incorporation or by-laws;

•	any amendment affecting the preemptive rights of stockholders;

•	appointment and removal of the president, treasurer, chief technology officer and secretary;

•	approval of or amendment to the annual business plan;

•	entering other lines of business;

•	issuances of stock;

•	the approval of annual operating and capital budgets;

•	any borrowings in excess of $200,000 not provided for in an approved budget;

•	any transactions with affiliates in excess of $200,000;

•	any expenditure of more than $2,000,000 that is not part of the business plan;

•	any dispositions of assets, making loans or canceling any debt or claim other than in the ordinary course of business;

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•	appointment and removal of the chief financial officer as a member of the board of directors;

•	appointment or change of the auditor;

•	election of members of the executive committee;

•	filling of vacancies of the board of directors for causes other than removal or expiration of term; and

•	any activity outside the ordinary course of business.

K. Employees

      As of December 31, 2001, we had about 150 employees at the corporate level, and our operating companies had about 3,720 employees. As of February 28, 2002, we had about 120 employees at the corporate level, and our operating companies had about 3,465 employees. Neither we nor any of our operating companies is a party to any collective bargaining agreement. We believe the relationship between us and our employees, and between each of our operating companies and its employees, is good.

L. Risk Factors

  1. We are in default under certain of our debt agreements and are reviewing alternatives to restructure our indebtedness, which may not be successful.

      We currently have outstanding an aggregate of about $2.67 billion of indebtedness that we incurred to construct our digital mobile networks and fund our operations. Since debt service payments are a significant portion of our current and future commitments and because we do not believe that funds generated from our operating activities or realistically available from other sources will be sufficient to meet our expected commitments, we have been reviewing various alternatives to restructure our currently outstanding indebtedness and are in discussions with our various creditors. We have failed to make a scheduled principal payment of $8.3 million to the lenders under our $108.3 million Argentine credit facilities and a $41.4 million interest payment due on our 12.75% senior serial redeemable notes due 2010, of which $650.0 million in aggregate principal amount is outstanding. We decided not to make these payments as part of the cash preservation initiative associated with our undertaking to restructure our debts and implement a revised business plan. We do not intend to make additional principal or interest payments on any of our outstanding debt while we continue our restructuring activities. Our defaults under our Argentine credit facilities caused a cross-default on $381.7 million in aggregate borrowings under our equipment financing facilities with Motorola Credit. In addition, the entire balance of unpaid principal under our 13.0% senior redeemable discount notes due 2007 and our 12.125% senior redeemable discount notes due 2008 is subject to being declared immediately due and payable together with accrued interest, thirty days after an acceleration has been declared under any of our other significant indebtedness, all of which is currently in default. No such acceleration has yet occurred. As a result of our defaults, our lenders under the affected facilities are each free to pursue the respective remedies available to them, including, in the case of our vendor and bank financing facilities, seizing our assets and the assets of our subsidiaries that are pledged as collateral.

      If any of our lenders accelerates our indebtedness to them, as a result of cross-default provisions we would be in default with respect to substantially all of our indebtedness. If we are unable to obtain additional funding and negotiate a successful debt restructuring, we may have to further write down our assets, sell strategic assets, reorganize under Chapter 11 of the United States Bankruptcy Code or take other measures, which could include liquidation of our assets. Additionally, we could experience adverse impacts to our business, including but not limited to, losses of customer accounts, top sales agents, indirect dealers and key management personnel. We may also lose government and regulatory support for various initiatives critical to our success.

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  2. We have a history of net losses and negative cash flow, which we expect to continue, and have taken significant restructuring changes.

      We have never been profitable, and we have never generated sufficient cash flows from operations to fund our operations. In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. In connection with the implementation of this plan and our decision to discontinue funding to our Philippine operating company, during 2001 we recorded non-cash pre-tax impairment charges and pre-tax restructuring and other charges of about $1.75 billion, resulting from the write-down of the carrying values of our long-lived assets and the restructuring of some of our operations to reduce our operating costs and improve our operating efficiencies. Notwithstanding the pursuit of this revised business plan, we expect losses and negative cash flow after capital expenditures to continue for the foreseeable future. Even assuming we can successfully restructure our indebtedness and obtain additional financing, we do not know when, if ever, our cash flows from operations will support our growth and continued operations. Our accumulated deficit was about $3.8 billion at December 31, 2001 and our net losses for 2001 were about $2.5 billion. For the year ended December 31, 2001, we had operating losses before depreciation, amortization and impairment, restructuring, and other charges of $99.9 million, and our earnings, which include about $1.75 billion in non-cash pre-tax impairment charges and pre-tax restructuring and other charges, were insufficient to cover our fixed charges by about $2.6 billion.

  3. We must obtain additional funds when needed to implement our revised business plan.

      Under our revised business plan, we will need substantial amounts of additional financing for the foreseeable future to expand our digital mobile network in Mexico, maintain and enhance our digital mobile networks in most of our remaining markets, fund operating losses of our operating companies and for general corporate purposes. Our revised business plan depends on obtaining adequate capacity in our digital mobile networks to accommodate new customers and increased usage. If we are unable to obtain financing for the acquisition of additional spectrum, equipment or handsets, when and as required, we may not be able to adequately service new or existing customers, which would hurt our business. It is unlikely that we will be able to obtain additional financing through the issuance of debt or equity securities to third parties in the absence of a restructuring of our current indebtedness. Further, our ability to incur additional indebtedness is limited by restrictions in our existing financing arrangements.

      In the past, we have relied upon capital contributions from our parent, Nextel Communications. We have been advised by Nextel Communications that it is reviewing a possible investment of up to $250.0 million, but that any such investment will be conditioned on, among other matters, our ability to complete a satisfactory restructuring of our indebtedness and other financial obligations, as well as other specified conditions. Nextel Communications has no legal obligation to make any investments or to otherwise advance or make available any funds to us. In addition, some of the agreements to which Nextel Communications currently is a party restrict the amount available to Nextel Communications and its relevant subsidiaries for specified purposes, including investments in and advances to us. We may not be able to obtain the funds necessary to pursue our revised business plan on satisfactory terms, if at all, or if we are able to obtain funds, they may not be sufficient to meet our funding requirements.

  4. We have significant intangible assets, which are not likely to generate adequate value to satisfy our obligations in the event of liquidation.

      If we were liquidated, the value of our assets likely would not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, such as licenses. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. We had a net tangible book value deficit of about $2.2 billion as of December 31, 2001.

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  5. Government regulations determine how we operate in various countries, which could limit our growth and strategy plans.

      In each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations. Because of the uncertainty as to the interpretation of regulations in some countries in which we operate, we may not always be able to provide the services we have planned in each market. In some markets, we are unable, or have limitations on our ability, to offer some services, such as interconnection to other telecommunications networks and participation in calling party pays programs. Further, the regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge our actions. For instance, some of our competitors have challenged and are currently challenging the validity of some of our licenses or the scope of services we provide under those licenses, in administrative or judicial proceedings, particularly in Chile and Mexico. It is possible that, in the future, we may face additional regulatory prohibitions or limitations on our services. Inability to provide planned services could make it more difficult for us to compete in the affected markets. Further, some countries in which we conduct business impose foreign ownership limitations upon telecommunications companies. These issues affect our ability to operate in each of our markets, and therefore impact our business strategies. We have provided a detailed description of the regulatory environment in each of the countries in which our operating companies conduct business under the “Regulatory and Legal Overview” discussion for each operating company under “— J. Operating Companies.”

  6. If our licenses to provide mobile services are not renewed, or are modified or revoked, our business may be restricted.

      Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If our operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil and Peru are renewable once, but no regulations presently exist regarding how or whether additional renewals will be granted.

  7. If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.

      Our success will depend on the ability of our operating companies to compete effectively with other telecommunications services providers, including wireline companies and other wireless telecommunications companies, in the markets in which they operate.

      a. Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.

      Because of their resources, and in some cases, ownership by larger companies, some of our competitors may be able to offer services to customers at prices that are below the prices that our operating companies can offer for comparable services. If we cannot compete effectively based on the price of our service offerings, our revenues may be adversely affected. For example, many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;

•	larger customer bases;

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•	better name recognition;

•	bundled service offerings;

•	larger spectrum positions; and

•	larger coverage areas than those of our operating companies.

      Further, significant price competition could negatively impact our operating results and our ability to attract and retain customers. In addition, we anticipate that our operating companies will continue to face future market pressure to reduce the prices charged for their products and services because of increased competition in our markets.

      b. Our operating companies may face disadvantages when competing against government-owned or affiliated telecommunications companies and wireline monopoly operators.

      In some markets, our operating companies may not be able to compete effectively against an incumbent government-owned telecommunications company, or a formerly government-owned company in which the government may or may not retain a significant interest. Our operating companies may be at a competitive disadvantage in these markets because government-owned or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly basis.

      To the extent government-owned wireline companies are privatized or join with an established foreign telecommunications partner, competition from these companies may increase due to infusions of capital and managerial and technical talent. These companies may also continue to enjoy the legacy of their pre-privatization privileges. Our operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment.

      In some markets, our operating companies compete against an incumbent monopoly wireline company in the provision of some services. In most of these markets, the monopoly wireline provider is also a wireless operator competing directly with the wireless operations of our operating companies. Often, the monopoly provider enjoys competitive advantages similar to the advantages described above that government-owned and affiliated providers may enjoy. As a result, our operating companies may be at a competitive disadvantage to monopoly providers, particularly as our operating companies seek to offer new telecommunications services.

      c. Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain customers.

      Since our digital mobile networks do not offer nationwide coverage in the countries in which we operate and our technology limits our potential roaming partners, we may not be able to compete effectively with cellular and personal communications services providers in our markets. Many of the cellular and personal communications services providers in our markets have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services technologies or with other iDEN networks not operating in the 800 MHz spectrum. As a result, with the exception of GSM 900 MHz systems, we cannot enter into roaming agreements with the operators of these other networks. Although the i2000 digital phone is compatible with both iDEN 800 MHz or GSM 900 MHz systems, our customers will not be able to roam on other iDEN 800 MHz or GSM 900 MHz systems where we do not have a roaming

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agreement. As a result, we will not be able to provide coverage to our subscribers outside of our currently operating digital markets until:

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our coverage areas and we enter into roaming agreements with those operators; or

•	phones that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.

      Under our revised business plan, we do not expect any significant expansion of the network coverage area of our digital mobile systems to occur over the next few years, except for certain market areas targeted for expansion in Mexico.

      d. If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers.

      The wireless telecommunications industry is experiencing significant technological change. Future technological advancements may enable other wireless technologies to equal or exceed our current level of service and render iDEN technology obsolete. If Motorola is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we will be less able to compete effectively and could lose customers to our competitors. In addition, competition among the differing wireless technologies could;

•	segment the user markets, which could reduce demand for our technology; and

•	reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital mobile technology, to developing or improving the technology for our systems.

      e. If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers.

      Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital mobile networks. We may have difficulty attracting and retaining customers if we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise or if these issues:

•	limit our ability to expand our network coverage or capacity as currently planned; or

•	place us at a competitive disadvantage to other wireless service providers in our markets.

      f. Our equipment is more expensive than that of some competitors, which may affect our ability to establish and maintain a significant subscriber base.

      We currently market multi-function digital handsets. The higher cost of our equipment, as compared to analog handsets and some digital handsets that do not incorporate a comparable multi-function capability, may make it more difficult for us to attract customers. In addition, the higher cost of our handsets requires us to absorb part of the cost of offering handsets to new and existing customers. These increased costs may reduce our growth and profitability.

      g. We have launched new wireless data and Internet connectivity services, and if these new services do not prove to be successful, our operations and growth could be adversely affected.

      In 2001, we began to offer our subscribers access to digital two-way mobile data and Internet connectivity, that we market under the brand name Nextel Online. We cannot be sure that these services will perform satisfactorily, be utilized by a sufficient number of our subscribers or produce sufficient levels of customer satisfaction or revenue. Because we have less spectrum than some of our competitors, any digital two-way mobile data and Internet connectivity services that we may offer could be significantly limited compared to those services that may be offered by other wireless communications providers with larger spectrum positions.

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      We expect that this wireless data capability and Internet connectivity will allow us to perform support services more economically, to differentiate ourselves from our competitors and to realize a source of future incremental revenue to counter the impact of increasing competition in our markets on the pricing of our basic wireless voice services packages. We may not successfully realize these goals if:

•	we are unable to offer these new services profitably;

•	these new service offerings adversely impact the performance or reliability of our digital mobile network;

•	we or third party developers fail to develop new applications for our customers; or

•	we otherwise do not achieve a satisfactory level of customer acceptance and utilization of these services.

      Any resulting customer dissatisfaction, or failure to realize cost reductions or incremental revenue, could have an adverse impact on our results of operations, future growth prospects and perceived value.

      h. If competitors provide two-way radio dispatch services, we will lose a competitive advantage.

      We differentiate ourselves by providing two-way radio dispatch services that are currently not available through traditional cellular or personal communication services providers. If either personal communication services or cellular operators provide two-way radio dispatch or comparable services in the future, our competitive advantage may be impaired.

  8. We operate exclusively in foreign markets, and our assets, customers and cash flows are concentrated in Latin America, which presents risks to our operating and financing plans.

      a. We face political and economic risks in our markets, which may limit our ability to implement our strategy and our financial flexibility and may disrupt our operations.

      Most of our markets are considered to be emerging markets. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country may affect our business as a whole, including our access to international capital markets. In Peru, for example, there was significant terrorist activity in the 1980s and the early 1990s. During that time anti-government groups escalated violence against the government, the private sector and Peruvian residents. Incidents of terrorist activity continue to occur. Similar outbreaks of terrorism or political violence have occurred in the Philippines, Mexico and other countries in which we operate. In addition, we are unable to predict the impact that presidential or other contested local or national elections and the associated transfer of power from incumbent officials or political parties to elected victors, may have on the local economy or the growth and development of the local telecommunications industry. For example, Peru’s president was dismissed in November 2000, and the former president of the Philippines was replaced in January 2001. Since late December 2001, there have been four presidents of Argentina that have resigned or been replaced in connection with the political and economic upheaval in that country. Changes in the leadership or in the ruling party in the countries in which we operate may affect the economic programs developed under the prior administration, which in turn may adversely affect our business, operations and prospects in these countries.

      The countries in which we operate have a history of economic instability, including defaults on their indebtedness and significant devaluation of their currencies. For example, in the 1990s, both Mexico and Brazil suffered significant devaluations of their local currencies against the U.S. dollar. Most recently, in Argentina, after a long period of a recessionary environment following the hyperinflation of the 1980s, the Argentine government defaulted on its outstanding indebtedness and repealed the former exchange rate of one Argentine peso to one U.S. dollar and, in subsequent decrees, provided for full floating of the two currencies. The devaluation of the currencies in the countries in which we operate and resulting inflationary pressures have adversely affected our business, operations and prospects in those countries and may continue to do so.

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      b. Because wireless telecommunications services companies have a limited history in our markets, acceptance of our services is uncertain, and we may not be able to successfully implement our business plan.

      Due, in part, to the limited history of wireless communications services in our existing and targeted markets, we face many uncertainties in our markets that may affect our ability to grow or implement our business plan. These uncertainties include:

•	the size of the markets for wireless communications services;

•	the penetration rates of these markets;

•	the ability of potential subscribers to pay subscription and other fees;

•	the extent and nature of the competitive environment in these markets; and

•	the immediate and long-term commercial viability of wireless communications services in these markets.

      As a result of these uncertainties, we may make significant investments in developing a network and promoting our digital mobile services in markets where we may not achieve significant market acceptance for our services. If this occurs we may be unable to recover our investment in these markets, which could harm our financial condition and results of operations.

      c. We are subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies, which may result in significant financial charges, increased costs of operations or decreased demand for our products and services.

      Substantially all of our revenues are denominated in non-U.S. currencies, although a significant portion of our capital and operating expenditures, including imported network equipment and phones, and substantially all of our outstanding debt, are denominated in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings or assets. For example, the economic turmoil in Asia in the late 1990s resulted in a significant devaluation of the currencies in several countries in Asia and caused fluctuations in the currencies of other emerging countries, particularly in Latin America. Further, the 1999 currency devaluation in Brazil resulted in a significant charge against our earnings in 1999 and a negative adjustment to the carrying value of our assets in Brazil. More recently, the economic upheaval in Argentina led to the unpegging of the Argentine peso to the U.S. dollar exchange rate and the subsequent significant devaluation of the Argentine peso. In addition, the restrictive limitations placed on financial transactions by the Argentine government may further contribute to the future devaluation of the peso.

      Any devaluation of local currencies in the countries in which our operating companies conduct business may result in increased costs for imported goods and services and may, as a result, decrease demand for our products and services in the affected markets. If our operating companies distribute dividends in local currencies in the future, the amount of cash we receive will also be affected by fluctuations in exchange rates and currency devaluations. In addition, some of the countries in which we have operations do or may restrict the expatriation or conversion of currency. We have not entered into any hedging transactions to limit our foreign currency exposure.

      d. Our operating companies are subject to fluctuating economic conditions in the local markets in which they operate, which could hurt their performance.

      Our operations depend on the economies of the markets in which our operating companies conduct business. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest rates and inflation rates.

      If these fluctuations have an effect on the ability of customers to pay for our products and services, our business may be adversely affected. For example, several countries in Asia, including the Philippines,

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have experienced significant economic turmoil, including bank failures, in the last several years. The recent economic and political uncertainty in Argentina may have significant consequences to the internal banking and financial infrastructure of the country and could affect the economies of its trading partners, particularly Brazil. As a result, our operating companies may experience lower demand for their products and services and a decline in the growth of their customer base and in revenues.

      Some of our operating companies conduct business in countries where the rate of inflation is significantly higher than in the United States. For instance, as a result of its recent economic turmoil, Argentina has been subject to significant inflationary pressures, which are expected to continue. Any significant increase in the rate of inflation in any of these countries may not be completely or partially offset by corresponding price increases implemented by our operating companies, even over the long term.

      e. We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.

      Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets from North America and, to a lesser extent, from Europe and Japan. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted. In the countries in which our operating companies conduct business, network equipment and handsets are subject to significant import duties and other taxes that can be as high as 50% of the purchase price.

      f. We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.

      Many of the foreign countries in which we operate have increasingly turned to new taxes as a method of increasing revenue. For instance, in 2001, Brazil adopted a new tax on financial transactions and certain provinces in Argentina adopted new taxes on telecommunications services. Further in 2002, Mexico adopted a new tax on telecommunications services. In addition, the provisions of the new tax laws may prohibit us from passing these taxes on to our customers. These taxes may reduce the amount of earnings that we can generate from our services.

      Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies.

      In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. federal taxable income.

      We may also be required to include in our income for U.S. federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.

      g. We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.

      A number of the agreements that we and our operating companies enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is also uncertain.

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  9. Nextel Communications is able to influence our business and affairs and can be influenced by its significant stockholders.

      Nextel Communications beneficially owns about 99% of our outstanding common stock. As a result of this ownership, Nextel Communications is able to influence our business and affairs and is able to unilaterally determine the outcome of any matter submitted to a vote of our stockholders. Further, Nextel Communications has the power to elect all of the members of our board of directors.

      Additionally, based on the ownership information relating to Nextel Communications as of December 31, 2001, Motorola beneficially owned about 14% of the outstanding Nextel Communications stock. Motorola is entitled to nominate two directors to the board of directors of Nextel Communications and may exert influence over our affairs. In addition, as of December 31, 2001, entities controlled by Mr. Craig O. McCaw beneficially owned about 8% of the outstanding Nextel Communications stock. Digital Radio L.L.C., which is controlled by Mr. McCaw, may designate at least one fourth of the board of directors of Nextel Communications. In addition, Digital Radio may select, from its representatives on the board of directors, a majority of the operations committee of Nextel Communications’ board of directors, which has significant authority relating to Nextel Communications’ business strategy, budgets and financing arrangements and in the nomination and oversight of specified executive officers. As a result, Digital Radio may exert significant influence over our affairs as well.

  10. Nextel Communications’ significant stockholders may or do compete with us.

      Motorola and its affiliates engage in wireless communications businesses, and may in the future engage in additional businesses, that do or may compete with some or all of the services that we offer. The potential conflict of interest may adversely affect us in the future. In addition, Motorola is a significant stockholder of Nextel Communications, and indirectly of us, which creates potential conflicts of interest, particularly with regard to significant transactions.

      Digital Radio, Mr. McCaw and their affiliates have and, subject to the terms of agreements between Digital Radio and Nextel Communications, may have other investments or interests in entities that provide wireless telecommunications services that could potentially compete with Nextel Communications and with us. Under the agreements, Mr. McCaw, Digital Radio and their controlled affiliates may not, until one year after termination of the operations committee of the board of directors of Nextel Communications, participate in other two-way terrestrial-based mobile wireless communications systems in the region that includes any part of North America or South America unless these opportunities have first been presented to and waived or rejected by Nextel Communications. We do not have similar arrangements with these entities, and Nextel Communications may waive or reject these opportunities, even if they are in our best interests.

  11. Our right of first opportunity agreement with Nextel Communications may limit future growth.

      We have entered into an agreement with Nextel Communications that provides us with a right of first opportunity to pursue business opportunities outside the United States before Nextel Communications may pursue them. If we do not pursue a given opportunity, Nextel Communications may make other investments that could compete with us. Additionally, we have agreed that neither we nor any of our controlled affiliates will participate in the ownership or management of any wireless communications service business in the United States without the consent of Nextel Communications, which may limit our future growth. This agreement terminates upon specified change of control events.

  12. Any modification or termination of our license or roaming agreements with Nextel Communications could increase our costs.

      Although Nextel Communications has licensed us the right to use the “Nextel” tradename on a royalty-free basis, this license may be terminated by either party upon 180 days’ notice or less in the event of a change in control of us. Nextel Communications could determine to terminate the license for any reason. In addition, it may elect to charge us royalties upon 180 days’ notice. As a result, our right to use

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the “Nextel” tradename may not continue or may require the payment of royalties or other amounts to Nextel Communications. In addition, we depend upon our roaming agreements with Nextel Communications for access to its iDEN network in the United States.

  13. Increased overhead costs to Nextel Communications or increased allocations to us of those costs could negatively impact our financial results.

      Pursuant to an overhead services agreement, Nextel Communications provides us many services typically performed by in-house personnel, including various financial, human resources, audit, legal, engineering and marketing functions. We are charged for these services based on the actual costs incurred by Nextel Communications, and increases in these charges could negatively impact our financial results. In the event that Nextel Communications no longer provides these services, we could be adversely affected to the extent that we cannot replace these services at a comparable cost. While we have the right to review and discuss the amounts charged by Nextel Communications, Nextel Communications’ determination is final and binding. Our allocations under this agreement may increase as we grow or as a result of changes in the remaining business of Nextel Communications. For example, if we grow significantly faster than Nextel Communications’ remaining business, our allocation would be increased to reflect our growth. Further, if the costs to Nextel Communications increase, our allocated costs could also increase. In addition, if Nextel Communications’ equity interest in us decreases in the future, we would likely have more limited access, if any, to its employees, services and expertise.

  14. We are a party to a tax sharing agreement with Nextel Communications, which is not favorable to us.

      We file and will continue to file consolidated tax returns with Nextel Communications and have entered into a tax sharing agreement with Nextel Communications. Under this agreement, we and each of our U.S. subsidiaries must pay Nextel Communications an amount equal to our tax liability as if we and each of our U.S. subsidiaries filed separate tax returns, which may result in higher tax payments by us than if our tax liability was computed on the basis of joint tax filings with Nextel Communications. In addition, Nextel Communications is entitled under this agreement to utilize our unused tax attributes, including items of income, gain, loss, deduction, expense, credit and similar treatments, on behalf of other members of the consolidated Nextel Communications group, and we are not entitled to any compensation for this utilization. Under this agreement, we may be required to pay Nextel Communications even if Nextel Communications does not have a separate tax liability.

  15. Because we rely on one supplier to implement our digital mobile networks, any failure of that supplier to perform could adversely affect our operations.

      Motorola is currently our sole source for most of the digital network equipment and all of the handsets used throughout our markets. If Motorola fails to deliver system infrastructure equipment and handsets or enhancements on a timely, cost-effective basis, we may not be able to adequately service our existing customers or add new customers. Furthermore, in the event Motorola determines not to continue manufacturing, supporting or enhancing our iDEN based infrastructure and handsets, we may be materially adversely affected. We expect to continue to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile networks and for the manufacture of handsets for the next several years.

  16. Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results.

      We have entered into agreements with Motorola that impose limitations and conditions on our ability to use other technologies that would displace our existing iDEN digital mobile networks. These agreements may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreements with Motorola provide that we

35

must provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology.

      In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. This may limit our ability to negotiate with an alternate equipment supplier. Finally, if we do switch to an alternate technology and we do not maintain Motorola infrastructure equipment at the majority of our transmitter and receiver sites that are deployed at the time the switch is first publicly announced, Motorola may require that all financing provided by Motorola to us be repaid. If these amounts became payable, we would be required to seek alternative financing which might not be available, or be required to curtail our operations.

  17. Concerns about health risks associated with wireless equipment may reduce the demand for our services.

      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. The actual or perceived risk of mobile communications devices could adversely affect us through increased costs of doing business, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that these studies will not demonstrate a link between radio frequency omissions and health concerns.

  18. Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.

      “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the statements made in this report are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties, including technical uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effects of other risks and uncertainties in addition to the other qualifying factors identified in the “Risk Factors” section above and elsewhere in this annual report, including, but not limited to:

•	the success of our efforts to restructure our indebtedness and obtain additional financing to implement our revised business plan;

•	assuming we successfully restructure our indebtedness, access to sufficient debt or equity capital to meet our operating and financial needs;

•	general economic conditions in Latin America and Asia and in the market segments that we are targeting for our digital mobile services;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

•	potential additional currency devaluations in countries in which our operating companies conduct business;

•	the impact of foreign exchange volatility in our markets as compared to the U.S. dollar;

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•	substantive terms of any international financial aid package that may be made available to any country in which our operating companies conduct business;

•	future legislation or regulatory actions relating to our specialized mobile radio services, other wireless communication services or telecommunications generally;

•	the impact that economic conditions in Latin America, as well as other market conditions, may have on the volatility and availability of equity and debt financing in domestic and international capital markets;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•	the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

•	market acceptance of our new service offerings, including Nextel Worldwide and Nextel Online;

•	the successful performance of the technology being deployed in our service areas, including technology deployed in connection with the introduction of digital two-way mobile data or Internet connectivity services in our markets;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

•	our ability to meet the operating goals established by our revised business plan;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services; and

•	other risks and uncertainties described from time to time in our reports filed with the Securities and Exchange Commission.

Item 2. Properties

      Our principal executive and administrative offices are located in Reston, Virginia, where we lease about 16,900 square feet of office space under a lease expiring in December 2011 and about 27,000 additional square feet at the same location under a lease expiring in January 2009. In addition, our operating companies lease office space and transmitter and receiver sites in each of the countries where they conduct business.

      Each operating company leases transmitter and receiver sites for the transmission of radio service under various individual site leases. Most of these leases are for terms of five years or less, with options to renew. As of December 31, 2001, our operating companies had constructed sites at leased locations for their digital mobile business, as shown below:

Operating Company	Number

Nextel Brazil	730

Nextel Mexico	610

Nextel Argentina	350

Nextel Peru	225

Nextel Philippines	135

Total	2,050

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Item 3. Legal Proceedings

      We are subject to claims and legal actions that may arise in the ordinary course of business. We do not believe that any of these pending claims or legal actions will have a material effect on our business or results of operation. In addition, some of our competitors and others are currently challenging in administrative or judicial proceedings the validity of some of our licenses or the scope of services we provide under those licenses, particularly in Mexico and Chile. While we believe that our licenses are valid and that our services are within the scope of our licenses, any revocation of our licenses or limitation of our services would adversely affect our business.

Item 4. Submission of Matters to a Vote of Security Holders

      On December 5, 2001, a wholly-owned subsidiary of Nextel Communications, which owns about 99% of our outstanding common stock, executed a written consent under the laws of the state of Delaware approving an amendment to our certificate of incorporation changing the name of the corporation from Nextel International, Inc. to NII Holdings, Inc.

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PART II

Item 5. Market for Our Common Equity and Related Stockholder Matters

 1. Market Information

      There is no public trading market for our common stock. There were 21 holders of our class B common stock as of March 15, 2002.

 2. Dividends

      We have not paid any dividends on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. Some of our financing documents prohibit, and are expected to continue to prohibit, us from paying dividends, except in compliance with specified financial covenants. In addition, some of the collateral security mechanisms and related provisions associated with our financing agreements limit the amount of cash available to make dividends, loans and cash distributions to us from our subsidiaries. Accordingly, while these restrictions are in place, any profits generated by our subsidiaries will not be available to us for, among other things, payment of dividends.

      We anticipate that for the foreseeable future any cash flow generated from our operations will be used to develop and expand our business and operations in accordance with our revised business plan. Any future determination as to the payment of dividends on our common stock will be at the discretion of our board of directors and will depend upon our operating results, financial condition and capital requirements, contractual restrictions, general business conditions and other factors as our board of directors deems relevant. There can be no assurance that we will pay dividends on our common stock at any time in the future.

Item 6. Selected Financial Data

      Impairment, Restructuring and Other Charges. During the third quarter of 2001, following our review of the economic conditions, operating performance and other relevant factors in the Philippines, we decided to discontinue funding to Nextel Philippines. In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. In connection with the implementation of this plan and our decision to discontinue funding to Nextel Philippines, during 2001, we recorded non-cash pre-tax impairment charges and pre-tax restructuring and other charges of about $1.75 billion. For more information about these charges see note 2 to our consolidated financial statements appearing at the end of this annual report on Form 10-K.

      Realized losses (gains) on investments. Losses on investments in 2001 primarily consist of a $188.4 million pre-tax loss realized during the third quarter of 2001 on our investment in TELUS Corporation due to an other-than-temporary decline in fair value, offset by a $41.6 million pre-tax gain realized during the fourth quarter of 2001 on the sale of our investment in TELUS. Gains on investments in 2000 represent a pre-tax gain realized during the fourth quarter of 2000 from the exchange of our stock in Clearnet Communications, Inc. for stock in TELUS as the result of the acquisition of Clearnet by TELUS for cash and stock.

      Foreign currency transaction (losses) gains, net. Foreign currency transaction losses in 2001 and 1999 are primarily due to decreases in the value of the Brazilian real compared to the U.S. dollar in those years. Foreign currency transaction losses in 2000 are primarily due to a decrease in the value of the Brazilian real and the Philippine peso compared to the U.S. dollar in that year.

      Equity in (gains) losses of unconsolidated affiliates. Equity in gains of unconsolidated affiliates for 2001 represents a $9.6 million gain realized during the fourth quarter of 2001 on the sale of our minority interest investment in NEXNET. Prior to 2001, we recorded equity in gains (losses) of unconsolidated

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affiliates related to our equity method investments in Nextel Philippines and NEXNET. As a result of the consolidation of Nextel Philippines in the third quarter of 2000 and the sale of our entire minority interest in NEXNET, we no longer record equity in losses of unconsolidated affiliates.

      Change in Accounting Principle. On January 1, 2000, we changed our revenue recognition policy in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements.” We accounted for the adoption of SAB No. 101 as a change in accounting principle effective January 1, 2000, and therefore did not restate the financial statements for years prior to 2000. Additional information regarding this accounting change can be found in note 1 to the consolidated financial statements appearing at the end of this annual report on Form 10-K.

      For all periods presented, we classified revenues from digital handset and accessory sales within operating revenues and the related costs of digital handset and accessory sales within cost of revenues. We had previously classified these amounts within selling, general and administrative expense.

      Income Tax Benefit (Provision). We recognized an income tax benefit during 2001 of $85.9 million due primarily to the reduction of estimated future tax effects of temporary differences related to the value of our licenses held by our operating companies, offset by taxes incurred by our U.S. corporate entities related to interest income and services provided to our markets. The income tax provision for 2000 primarily resulted from the taxable gain from the exchange of our stock in Clearnet for stock of TELUS, as more fully described in note 5 to the audited consolidated financial statements appearing at the end of this annual report on Form 10-K. Changes in tax legislation in Argentina and Mexico, and depletion of temporary differences in Brazil, contributed to the decrease in the income tax benefit for 1999 for our operating companies in those countries. During 1998, we recognized an income tax benefit of $22.4 million related to net operating losses of our operating companies in Brazil, Mexico and Argentina.

      Stock Splits. The financial information below and elsewhere in this annual report on Form 10-K reflects a 100,000-for-1 common stock split effective March 6, 1997, a 3.65-for-1 common stock split effective August 25, 1997, a 4-for-1 common stock split effective June 20, 2000 and a 3-for-2 common stock split effective October 23, 2000.

      The table below sets forth selected consolidated financial data for the periods indicated and should be read in conjunction with our audited consolidated financial statements, related notes and other financial information appearing at the end of this annual report on Form 10-K.

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	Year ended December 31,

	2001	2000	1999	1998	1997

	(in thousands, except per share data)

Consolidated Statement of Operations Data:

Operating revenues	$679,595	$330,209	$124,364	$67,903	$13,015

Cost of revenues	335,548	182,160	96,199	57,212	7,424

Selling, general and administrative	443,898	280,822	191,015	131,386	26,768

Impairment, restructuring and other charges	1,746,907	—	—	—	—

Depreciation and amortization	234,556	160,918	108,091	56,039	18,381

Operating loss	(2,081,314)	(293,691)	(270,941)	(176,734)	(39,558)

Interest expense	(299,968)	(248,922)	(179,604)	(106,824)	(56,583)

Interest income	13,373	22,157	8,442	16,655	19,666

Realized (losses) gains on investments	(151,291)	239,467	—	—	—

Foreign currency transaction (losses) gains, net	(69,854)	(25,273)	(60,793)	9,506	6,000

Equity in gains (losses) of unconsolidated affiliates	9,640	(53,874)	(31,469)	(12,193)	(11,401)

Minority interest in losses of subsidiaries	—	6,504	19,314	17,131	2,085

Other (expense) income, net	(3,803)	4,635	(5,112)	(7,034)	(439)

Loss before income tax benefit (provision)	(2,583,217)	(348,997)	(520,163)	(259,493)	(80,230)

Income tax benefit (provision)	85,896	(68,209)	17	22,358	6,282

Net loss	(2,497,321)	(417,206)	(520,146)	(237,135)	(73,948)

Accretion of series A exchangeable redeemable preferred stock to value of liquidation preference	—	(61,334)	—	—	—

Loss attributable to common stockholders	$(2,497,321)	$(478,540)	$(520,146)	$(237,135)	$(73,948)

Loss per share attributable to common stockholders, basic and diluted	$(9.22)	$(1.93)	$(2.37)	$(1.08)	$(0.34)

Weighted average number of common shares outstanding	270,750	248,453	219,359	219,021	219,000

	December 31,

	2001	2000	1999	1998	1997

	(in thousands)

Consolidated Balance Sheet Data:

Cash and cash equivalents, including restricted portion	$334,291	$473,852	$100,028	$121,116	$159,790

Property, plant and equipment, net	350,001	1,070,127	539,455	530,571	136,210

Intangible assets, net	227,551	978,140	482,053	580,282	543,071

Total assets	1,244,420	3,193,226	1,681,792	1,601,136	1,123,038

Total debt, including current portion (1)	2,665,144	2,519,283	1,548,496	1,256,943	600,020

Stockholders’ (deficit) equity	(2,022,150)	81,604	(179,590)	95,898	296,029

(1)	2001 balance is in default and subject to being declared immediately due and payable by third parties and therefore classified in current liabilities.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

A. Overview

      The following is a discussion and analysis of:

•	our consolidated financial condition and results of operations for each of the three years in the period ended December 31, 2001; and

•	significant factors that could affect our prospective financial condition and results of operations.

      Historical results may not indicate future performance. See “Part I — Item 1. — L. Risk Factors — 18. Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.”

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     Recent Developments

      In the latter half of 2000, we began a process to complete an initial public offering to raise funds to support the continued expansion and enhancement of our digital wireless networks. In March 2001, due to adverse market conditions, we announced our decision to discontinue our initial public offering at that time and withdrew our registration statement. In the first quarter of 2001, we also amended the terms of our vendor financing agreements with Motorola to extend the maturities and modify the covenants under those facilities.

      During the third quarter of 2001, following our review of the economic conditions, operating performance and other relevant factors in the Philippines, we decided to discontinue funding to our Philippine operating company. As a result, during the third quarter of 2001 we wrote-down the carrying values of our long-lived assets related to our Philippine operating company to their estimated fair market values in accordance with Statement of Financial Accounting Standards, or SFAS, No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and recorded a $147.1 million non-cash pre-tax impairment charge. For more information abut this charge, see note 2 to our consolidated financial statements appearing at the end of this annual report on Form 10-K.

      The downturn in the global capital markets, among other things, has made it impossible to obtain significant new financing from third parties through the issuance of our equity or debt securities. In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses.

      In connection with the implementation of our revised business plan, we reviewed the long-lived assets, including property, plant and equipment, intangible assets and other long-term assets, held by each of our operating companies in accordance with SFAS No. 121. Since our receipt of additional funding is uncertain, we did not consider in our analysis the future cash flows expected to be generated by any additional funding. Our analysis indicated that, assuming we could not meet our funding needs, all of the long-lived assets held by each of our operating companies were impaired, primarily due to our curtailed growth projections. Based on the estimated fair values of the long-lived assets that we reviewed, we recorded non-cash pre-tax impairment charges of $1,593.9 million during the fourth quarter of 2001. We also recorded pre-tax restructuring and other charges of $5.9 million during the fourth quarter of 2001 related to the restructurings of some of our operations. For more information about these charges, see note 2 to our consolidated financial statements appearing at the end of this annual report on Form 10-K.

      Our limited sources of available funding will require us to cease providing significant financing to stimulate operating growth in most of our markets. We intend to focus substantially all of our available funding towards continuing the growth of our Mexican operations. We made this decision based on our Mexican operating company’s operating performance, future prospects and economic conditions in Mexico, as well as other relevant factors. We plan to provide substantially less funding to our other markets, including Brazil, Argentina and Peru. As a result, we expect the growth in these markets will slow considerably compared to past growth levels. Our primary objectives with respect to our markets other than Mexico are to minimize operating costs and capital expenditures and maximize cash resources and segment earnings. However, if our funding needs are not met on a timely basis, or at all, we may not be able to provide our Mexican operating company with sufficient financing to continue the growth of its operations as currently planned. As a result, actual results for our Mexican operations could differ significantly from current expectations.

      Since debt service payments are a significant portion of our current and future commitments and because we do not believe that funds generated from our operating activities or realistically available from other sources will be sufficient to meet our expected commitments, we have been reviewing various alternatives to restructure our currently outstanding indebtedness. On December 31, 2001, our Argentine operating company failed to make a scheduled principal payment of $8.3 million to the lenders under our $108.3 million Argentine credit facilities. This caused a cross-default on $381.7 million in aggregate

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borrowings under our equipment financing facilities with Motorola Credit. We entered into forbearance agreements with respect to these defaults that expired on January 22, 2002. On February 1, 2002, we did not make our scheduled $41.4 million interest payment due on our 12.75% senior serial redeemable notes due 2010, of which $650.0 million in aggregate principal amount is outstanding. We decided not to make these payments as part of the cash preservation initiative associated with our undertaking to restructure our debts and implement a revised business plan. We do not intend to make additional principal or interest payments on any of our outstanding debt while we continue our restructuring activities. In addition, the entire balance of unpaid principal under our 13.0% senior redeemable discount notes due 2007 and our 12.125% senior redeemable discount notes due 2008 is subject to being declared immediately due and payable, together with accrued interest, thirty days after an acceleration has been declared under any of our other significant indebtedness, all of which is currently in default. No such acceleration has yet occurred.

      As a result of our defaults, our lenders under the affected facilities are each free to pursue the respective remedies available to them, including, in the case of our vendor and bank credit facilities, seizing our assets and the assets of our subsidiaries that are pledged as collateral. Pledged assets include cash balances in collateral accounts. As of December 31, 2001, we had cash balances in collateral accounts of $84.0 million. In addition, under our Argentine capital subscription agreement, we are required to make contributions to our Argentine operating company. As of December 31, 2001, we had $9.8 million in a cash collateral account that was available for future equity contributions to our Argentine operating company. In February 2002, one of our creditors seized the full cash balance in the account of $7.9 million. In addition, our independent auditors have issued a “going concern” opinion with respect to our financial statements, which indicates that, in their opinion, substantial doubt exists about our ability to continue operating.

      We are currently in discussions with our various creditors regarding the restructuring of our debt obligations, which total about $2.67 billion. If we are unable to obtain additional funding and negotiate a successful debt restructuring, we may have to further write down assets, sell strategic assets, reorganize under Chapter 11 of the United States Bankruptcy Code or take other measures, which could include liquidation of our assets. Additionally, we could experience adverse impacts to our business, including but not limited to, losses of customer accounts, top sales agents, indirect dealers and key management personnel. We may also lose government and regulatory support for various initiatives that we believe are critical to our success. We have retained an investment banking firm to assist us in exploring various strategic alternatives.

      Our operations in Argentina and Brazil have been negatively affected by the adverse economic conditions that have existed in those countries over the past several years. Recent economic and political developments in Argentina include the following:

•	a government default on part of its $141 billion public debt by missing a $28 million payment on a foreign bond;

•	an increase in political and social unrest due to escalating joblessness, increasing poverty and unpopular government policies;

•	the collapse of Argentina’s government under President de la Rua on December 20, 2001 followed by a quick succession of three interim governments before the current President, Eduardo Duhalde, was elected by the Argentine Congress on January 2, 2002;

•	the end of Argentina’s exchange rate of one Argentine peso to one U.S. dollar, previously in existence for 10 years, and devaluation of its currency; and

•	the creation of a dual currency system comprised of an “official” exchange rate of 1.4 pesos to one U.S. dollar, which is valid only for import, export and large-scale financial transactions, and a second market-driven floating rate for all other business transactions.

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      These events have deepened unfavorable economic conditions in Argentina, which could result in financial difficulties for our customers and increased credit risk of our Argentine operating company, including the potential for slower receivables turnover, an increase in uncollectible accounts receivable and higher associated bad debt expense. Further, during the first quarter of 2002, as a result of devaluation of the Argentine peso due to the recent adverse economic developments in Argentina, we expect to record significant foreign currency transaction losses as well as a significant foreign currency translation adjustment. Since all of our sales are legally required to be transacted in Argentine pesos, we expect that our results of operations in 2002, after translating our Argentine peso based amounts into U.S. dollars, will be significantly negatively impacted as compared to prior periods.

      The significant economic downturn in Brazil has had a number of unfavorable consequences for us, including a 22% decline in value of the Brazilian real relative to the U.S. dollar during 2001. As a result, we recognized foreign currency transaction losses of $62.6 million during 2001. While the exchange rate has not significantly declined in value subsequent to the end of the year, any future declines could have an adverse impact on our operating revenues in future periods and could trigger further foreign currency transaction losses.

      During the first quarter of 2002, our Argentine operating company, our Brazilian operating company and our corporate headquarters further restructured their operations, which included reductions in workforces. We anticipate that we will record a restructuring charge related to these actions in the first quarter of 2002.

     Critical Accounting Policies

      We consider the following accounting policies to be the most important to our financial position and results of operations or policies which require the exercise of significant judgment and/or estimates.

      Going Concern. A fundamental principle of the preparation of financial statements in accordance with accounting principles generally accepted in the United States is the assumption that an entity will continue in existence as a going concern, which contemplates continuity of operations and the realization of assets and settlement of liabilities occurring in the ordinary course of business. This principle is applicable to all entities except for entities in liquidation or entities for which liquidation appears imminent. In accordance with this requirement, our policy is to prepare our consolidated financial statements on a going concern basis unless we intend to liquidate or have no other alternative but to liquidate. As a result of our defaults under some of our senior notes and bank credit facilities and cross-default provisions included in all of our senior notes and bank and vendor credit facilities, our current liabilities significantly exceed our current assets, raising substantial doubt about our ability to continue as a going concern. While we have prepared our financial statements on a going concern basis, if we are unable to successfully restructure our debt and we do not receive additional funding, our ability to continue as a going concern will be impacted. Therefore, we may not be able to realize our assets and settle our liabilities in the ordinary course of business. While we have written down the carrying values of our long-lived assets in accordance with SFAS No. 121, our consolidated financial statements appearing at the end of this annual report on Form 10-K do not reflect any adjustments that might specifically result from the outcome of this uncertainty or our debt restructuring activities.

      Consolidation. Our consolidated financial statements include the accounts of our wholly owned and majority owned operating companies. We own 100% of our operating companies in Brazil, Mexico, Argentina, Peru and Chile. As a result of an additional investment in our Philippine operating company, we began consolidating the results of this company in the third quarter of 2000. We refer to our operating companies with reference to the countries in which they operate, such as Nextel Argentina, Nextel Brazil, Nextel Mexico, Nextel Peru and Nextel Philippines.

      Our determination of which subsidiaries to consolidate requires us to make judgments and assumptions. Our decision to consolidate an entity is based on our direct and indirect ownership of a majority interest in the entity. While we owned a direct and indirect majority interest in all of our operating companies as of December 31, 2001, as a result of our defaults under our debt obligations,

44

lenders under the affected facilities are each free to pursue the respective remedies available to them, including, in the case of our bank and vendor financing facilities, seizing the pledged stock of our operating companies. Our financial statements would likely be significantly affected if we did not consolidate any or all of our operating companies.

      The accounts of our consolidated non-U.S. subsidiaries are presented utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries to ensure timely reporting of consolidated results.

      Revenue Recognition. While our revenue recognition policy does not require the exercise of significant judgment or the use of significant estimates, we believe that our policy is significant as revenue is a key component of our results of operations.

      Operating revenues primarily consist of wireless service revenues and revenues generated from the sale of digital handsets and accessories. Service revenues primarily include fixed monthly access charges for digital mobile telephone service and digital two-way radio and other services, and variable charges for airtime and digital two-way radio usage in excess of plan minutes and long-distance charges derived from calls placed by our customers.

      We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts. We recognize excess usage and long distance revenue at contractual rates per minute as minutes are used. We recognize revenues from accessory sales when title passes, upon delivery of the accessory to the customer.

      We recognize revenue from handset sales on a straight-line basis over the expected customer relationship periods of up to four years, starting when the customer has taken title. Our wireless service is essential to the functionality of our handsets due to the fact that the handsets can, with very limited exceptions, only be used on our digital mobile networks. Accordingly, this multiple element arrangement is not accounted for separately.

      Allowance for Doubtful Accounts. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimated losses. Our methodology for determining our allowance for doubtful accounts receivable requires significant estimates. Since we have several hundred thousand accounts, it is impractible to review the collectibility of all individual accounts when we determine the amount of our allowance for doubtful accounts receivable each period. Therefore, we consider a number of factors in establishing the allowance, including historical collection experience, current economic trends, estimates of forecasted write-offs, agings of the accounts receivable portfolio and other factors. While we believe that the estimates we use are reasonable, actual results could differ from those estimates.

      Valuation of Long-Lived Assets. We review long-lived assets such as property, plant and equipment, identifiable intangibles and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

      Our review of our long-lived assets during 2001 required us to make estimates of our undiscounted future cash flows in order to determine whether our long-lived assets were impaired. If the total of the expected undiscounted future cash flows is less than the carrying amount of the assets, we are required to make estimates of the fair value of our long-lived assets in order to calculate the loss, if any, equal to the difference between the fair value and carrying value of the assets. We make significant assumptions and estimates in this process regarding matters that are inherently uncertain, such as future cash flows, remaining useful lives, discount rates and growth rates. The resulting cash flows are computed over an extended period of time, which subjects those assumptions and estimates to an even larger degree of uncertainty. When known and available, we also use comparable values of similar businesses in lieu of or to corroborate the results from the discounted cash flows approach, although this is generally not entirely comparable since our network technology is proprietary, not widely adopted and relies on the efforts of primarily one vendor for infrastructure, handsets, development and maintenance activities. While we believe that the estimates used were reasonable, different assumptions regarding these future cash flows, discount rates and growth rates could materially affect our valuations.

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      Depreciation of Property, Plant and Equipment. Our business is capital intensive because of our digital mobile networks. We record at cost our digital network assets and other improvements, that in management’s opinion, extend the useful life of the underlying assets, and depreciate the assets over their estimated useful lives. Our digital mobile networks are highly complex and, due to constant innovation and enhancements, certain components of the networks may lose their utility faster than anticipated. We periodically reassess the economic life of these components and make adjustments to their expected lives after considering historical experience and capacity requirements, consulting with the vendor and assessing new product and market demands and other factors. When these factors indicate network components may not be useful for as long as anticipated, we depreciate the remaining book value over the remaining useful lives. Further, the timing and deployment of any new technologies could affect the estimated remaining useful lives of our digital network assets, which could have a significant impact on our results of operations in the future.

      Amortization of Licenses. Our licenses are recorded at historical cost and are amortized using the straight-line method based on estimated useful lives of 20 years. Our licenses and the requirements to maintain the licenses are subject to renewal after the initial term, provided that we have complied with applicable rules and policies. We intend to comply and believe we have complied with these rules and policies in all material respects. However, because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed, which could have a significant impact on our estimated useful lives. This would effect our results of operations in the future.

      Foreign Currency. Results of operations for our non-U.S. subsidiaries and affiliates are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are reported as other comprehensive (loss) income.

      The effects of changes in exchange rates associated with U.S. dollar denominated intercompany loans to our foreign subsidiaries that are of a long-term investment nature are reported as part of the cumulative foreign currency translation adjustment in our consolidated financial statements. We currently view a portion of the intercompany loans to Nextel Brazil as of a long-term investment nature. The effects of exchange rates associated with U.S. dollar denominated intercompany loans to our foreign subsidiaries that are due, or for which repayment is anticipated, in the foreseeable future, are reported as foreign currency transaction (losses) gains, net in our consolidated statements of operations. All of our U.S. dollar denominated intercompany loans to Nextel Mexico and Nextel Philippines, and a portion of our U.S. dollar denominated loans to Nextel Brazil, will be due or are expected to be repaid in the foreseeable future. Our determination of whether intercompany loans are of a long-term investment nature can have a significant impact on the calculation of foreign currency transaction losses (gains) and the foreign currency translation adjustment.

      Related Party Transactions

      We have had and expect to continue to have significant transactions with Motorola, Nextel Communications’ largest stockholder. As of December 31, 2001, Motorola was the beneficial owner of about 14% of the common equity of Nextel Communications, assuming the conversion of shares of its class B nonvoting common stock, all of which are owned by Motorola. We have a number of important strategic and commercial relationships with Motorola. Motorola, as our sole supplier, provides most of the infrastructure equipment and handsets used throughout our markets. During 2001, we purchased about $397.1 million in digital infrastructure equipment, handsets and related services from Motorola and have continued these purchases in 2002. At December 31, 2001, we had accounts payable due to Motorola of $108.1 million and had debt due to Motorola of $417.8 million, all of which is currently in default. We also work closely with Motorola to improve existing products and develop new technologies for use in our digital mobile networks.

      We have had and expect to continue to have significant transactions with Nextel Communications, which owns about 99% of our common equity. Nextel Communications also holds about $856.7 million in

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aggregate principal amount, or about 37%, of our senior notes. During 2001, we issued 5,000 shares of our series A preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $500.0 million. We are a party to a tax sharing agreement with Nextel Communications. At December 31, 2001, our total liability due to Nextel Communications was $31.8 million, which primarily includes about $16.0 million due under our tax sharing agreement, as well as amounts due for reimbursements for vendor payments made on our behalf. In addition, we are a party to an overhead services agreement with Nextel Communications. We incurred costs under the overhead services agreement of about $4.0 million during 2001.

      In addition, access to the technology, supplier relationships, and network development and marketing expertise of Nextel Communications has afforded us significant competitive advantages. We also benefit from Nextel Communication’s relationship with Motorola, which supplies us with network equipment, digital handsets and related services, generally at the same basic prices extended to Nextel Communications.

B. Results of Operations

      Operating revenues primarily consist of wireless service revenues and revenues generated from the sale of digital handsets and accessories. Service revenues primarily include fixed monthly access charges for digital mobile telephone service and digital two-way radio and other services, and variable charges for airtime and digital two-way radio usage in excess of plan minutes and long distance charges derived from calls placed by our customers. See “Item 6. Selected Financial Data” for a description of a change in our revenue recognition method related to digital handsets.

      Cost of revenues primarily includes the cost of providing wireless service and the cost of digital handset and accessory sales. Cost of providing service consists primarily of costs of interconnection with local exchange carrier facilities and direct switch and transmitter and receiver site costs, such as property taxes, insurance costs, utility costs and rent for the network switches and sites used to operate our digital mobile networks. Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the level of wireless calls, generally consists of per-minute use fees charged by wireline and wireless providers for wireless calls terminating on their networks. Cost of digital handset and accessory sales consists primarily of the cost of the handset and accessories, order fulfillment and installation related expenses and write-downs of digital handset and related accessory inventory for shrinkage.

      Our operating revenues and the variable component of our cost of handset and accessory sales are primarily driven by the number of digital handsets sold and not necessarily by the number of customers, as one customer may purchase one or many digital handsets.

      Since our revised business plan contemplates a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses, our consolidated revenues and operating expenses will not continue to grow at the same rate as they have in the past. In addition, our plan to focus substantially all of our available funding towards continuing growth of our Mexican operations will significantly reduce the growth of our other operations. As a result, our revenues and operating expenses in 2002 for all segments, with the possible exception of Nextel Mexico, are expected to be less than amounts reported in 2001. Further, although one of the primary objectives of our revised business plan is to maximize segment earnings, we cannot be sure that we will be successful in effectively implementing our revised business plan.

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     1. Year Ended December 31, 2001 vs. Year Ended December 31, 2000

      The table below provides a summary of the components of our consolidated segments for the year ended December 31, 2001.

						% of
						Consolidated
		% of		% of	Selling,	Selling,
		Consolidated		Consolidated	General and	General and	Segment
	Operating	Operating	Cost of	Cost of	Administrative	Administrative	Earnings
	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	(Losses)

	(dollars in thousands)

Nextel Mexico	$289,335	43%	$(118,621)	35%	$(154,781)	35%	$15,933

Nextel Brazil	171,138	25%	(116,508)	35%	(121,940)	28%	(67,310)

Nextel Argentina	135,320	20%	(55,395)	17%	(77,535)	17%	2,390

Nextel Peru	64,952	9%	(31,077)	9%	(28,505)	6%	5,370

Corporate & other	19,389	3%	(14,246)	4%	(61,377)	14%	(56,234)

Intercompany eliminations	(539)	—	299	—	240	—	—

Total consolidated	$679,595	100%	$(335,548)	100%	$(443,898)	100%	$(99,851)

      A discussion of the results of operations in each of our consolidated segments is provided below.

      a. Mexico

		% of		% of
		Nextel		Nextel	Change from
		Mexico’s		Mexico’s	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)

Operating revenues	$289,335	100%	$112,327	100%	$177,008	158%

Cost of revenues	(118,621)	(41)%	(57,725)	(51)%	(60,896)	105%

Gross margin	170,714	59%	54,602	49%	116,112	213%

Selling and marketing expenses	(87,257)	(30)%	(45,205)	(40)%	(42,052)	93%

General and administrative expenses	(67,524)	(23)%	(38,257)	(34)%	(29,267)	77%

Segment income (losses)	$15,933	6%	$(28,860)	(25)%	$44,793	155%

1.     Operating revenues

      The 158% increase in operating revenues for 2001 compared to 2000 consists of a $173.1 million or 161% increase in wireless service and other revenues to $280.3 million and a $3.9 million or 75% increase in digital handset and accessory sales revenues to $9.1 million.

      The 162% increase in wireless service and other revenues was primarily the result of the following:

•	a 146% increase in the average number of digital handsets in service during 2001, primarily due to the expansion of service coverage in Mexico and a continued emphasis on increasing brand awareness, generally through increased advertising; and

•	the successful introduction of new monthly service plans that have generated higher average monthly revenues per digital handset in service.

      Nextel Mexico continues to subsidize handset sales to attract and retain new customers and to offer handset upgrades and retention inducements to existing customers. Digital handset and accessory sales revenues increased primarily due to an increase in the number of handsets sold to new and existing customers. Digital handset subsidies result from offering various customer inducements such as reductions in the sales prices of handsets and volume-based handset promotions.

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2.     Cost of revenues

      The 105% increase in cost of revenues for 2001 compared to 2000 consists of a $32.2 million or 130% increase in cost of providing wireless services to $57.0 million and a $28.7 million or 87% increase in cost of digital handset and accessory sales to $61.6 million.

      The 130% increase in cost of providing wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 176% increase in total system minutes of use from 2000 to 2001, principally due to the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and interconnection fees that Nextel Mexico incurred due to a 72% increase in the number of transmitter and receiver sites in service from December 31, 2000 to December 31, 2001.

      As described above, costs of digital handset and accessory sales increased primarily due to an increase in the number of handsets sold to new and existing customers.

3.     Selling and marketing expenses

      The 93% increase in selling and marketing expenses for 2001 compared to 2000 reflects higher costs incurred in connection with increased digital handset sales, including:

•	an increase of $16.9 million or 80% in commissions earned by indirect dealers and distributors as a result of a 77% increase in digital handsets sold through indirect channels from 2000 to 2001;

•	an increase of $13.2 million or 125% in advertising expenses directed at increasing brand awareness to grow the customer base; and

•	an increase of $12.0 million or 88% in payroll and related expenses for sales and marketing, including direct commissions, primarily attributable to an increase in sales and marketing headcount and a 26% increase in digital handsets sold through direct channels.

4.     General and administrative expenses

      The 77% increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of the following:

•	an increase of $15.3 million or 57% in personnel, information technology, facilities and general corporate expenses to support growth in operations and expansion into new service areas;

•	an increase of $7.9 million or 154% in bad debt expense, which was 4.5% of operating revenues in both 2001 and 2000, primarily due to the 158% increase in operating revenues; and

•	an increase of $6.1 million or 95% in expenses related to billing, collection, customer retention and customer care activities primarily due to an increase in customer care headcount to support a larger customer base and costs associated with a new facility that houses Nextel Mexico’s customer care operations.

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      b. Brazil

		% of		% of
		Nextel		Nextel	Change from
		Brazil’s		Brazil’s	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)

Operating revenues	$171,138	100%	$103,815	100%	$67,323	65%

Cost of revenues	(116,508)	(68)%	(65,965)	(64)%	(50,543)	77%

Gross margin	54,630	32%	37,850	36%	16,780	44%

Selling and marketing expenses	(56,998)	(33)%	(46,688)	(45)%	(10,310)	22%

General and administrative expenses	(64,942)	(38)%	(34,268)	(33)%	(30,674)	90%

Segment losses	$(67,310)	(39)%	$(43,106)	(42)%	$(24,204)	56%

1.     Operating revenues

      The 65% increase in operating revenues for 2001 compared to 2000 consists of a $67.5 million or 73% increase in wireless service and other revenues to $159.8 million and a $0.2 million or 2% decrease in digital handset and accessory sales revenues to $11.3 million.

      The 73% increase in wireless service and other revenues was primarily the result of the following:

•	a 94% increase in the average number of digital handsets in service during 2001, primarily due to the expansion of service coverage in Brazil and a continued emphasis on increasing brand awareness, generally through increased advertising; and

•	the successful introduction of new monthly service plans that have generated higher average monthly revenues per digital handset in service.

These increases were partially offset by the effect of translating our Brazilian real-based revenues into U.S. dollars during a period when the U.S. dollar to Brazilian real exchange rate declined about 22% in value.

      Nextel Brazil continues to subsidize handset sales to attract and retain customers and to offer handset upgrades and retention inducements to existing customers. Digital handset and accessory revenues decreased primarily due to the currency translation effect previously described, offset by an increase in the number of handsets sold to new and existing customers. Digital handset subsidies result from offering various customer inducements such as reductions in the sales prices of handsets and volume-based handset promotions.

2.     Cost of revenues

      The 77% increase in cost of revenues for 2001 compared to 2000 consists of a $41.3 million or 144% increase in cost of providing wireless services to $70.0 million and a $9.3 million or 25% increase in cost of digital handset and accessory sales to $46.5 million.

      The 144% increase in cost of providing wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 113% increase in total system minutes of use from 2000 to 2001, principally due to the larger number of handsets in service;

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and interconnection fees that Nextel Brazil incurred due to a 33% increase in the number of transmitter and receiver sites in service from December 31, 2000 to December 31, 2001;

•	non-recurring charges incurred during the second quarter of 2001 related to the settlement of disputes with local carriers over minutes of use;

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•	recurring costs incurred in connection with the introduction of wide-area dispatch services; and

•	fixed interconnect costs per minute of use that are comparatively higher than those incurred by our other operating companies, due to fixed contracts with local carriers that provide excess capacity.

These increases were partially offset by the effect of translating our Brazilian real-based cost of revenues into U.S. dollars during a period when the U.S. dollar to Brazilian real exchange rate declined about 22% in value.

      We recently renegotiated one of our interconnect contracts with a large local handset carrier in Brazil to provide reduced capacity levels that more closely reflect our capacity needs and thereby partially reduce our total interconnect costs. The impact of the revised contract was reflected in the fourth quarter of 2001.

      As described above, the increase in cost of digital handset and accessory sales is primarily due to the increase in the number of handsets sold to new and existing customers.

3.     Selling and marketing expenses

      The 22% increase in selling and marketing expenses for 2001 compared to 2000 reflects higher costs incurred in connection with increased digital handset sales, including:

•	an increase of $5.2 million or 64% in commissions earned by indirect dealers and distributors primarily as a result of a 86% increase in digital handsets sold through indirect channels from 2000 to 2001;

•	an increase of $3.7 million or 38% in advertising expenses directed at increasing brand awareness to grow the customer base; and

•	an increase of $1.4 million or 5% in payroll and related expenses for sales and marketing, including direct commissions, primarily attributable to an increase in sales and marketing headcount.

4.     General and administrative expenses

      The 90% increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of the following:

•	an increase of $12.8 million or 56% in personnel, information technology, facilities and general corporate expenses to support growth in operations and expansion into new service areas;

•	an increase of $12.5 million or 223% in bad debt expense, which increased as a percentage of operating revenues from 5.4% in 2000 to 10.6% in 2001, due to the 65% increase in operating revenues and increased customer credit issues; and

•	an increase of $5.4 million or 90% in expenses related to billing, collection and customer care activities primarily due to an increase in customer care headcount to support a larger customer base.

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      c. Argentina

		% of		% of
		Nextel		Nextel	Change from
		Argentina’s		Argentina’s	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)

Operating revenues	$135,320	100%	$79,127	100%	$56,193	71%

Cost of revenues	(55,395)	(41)%	(36,444)	(46)%	(18,951)	52%

Gross margin	79,925	59%	42,683	54%	37,242	87%

Selling and marketing expenses	(38,478)	(28)%	(32,597)	(41)%	(5,881)	18%

General and administrative expenses	(39,057)	(29)%	(24,719)	(31)%	(14,338)	58%

Segment income (losses)	$2,390	2%	$(14,633)	(18)%	$17,023	116%

1.     Operating revenues

      The 71% increase in operating revenues for 2001 compared to 2000 consists of a $53.8 million or 71% increase in wireless service and other revenues to $129.3 million and a $2.4 million or 67% increase in digital handset and accessory sales revenues to $6.0 million.

      The 71% increase in wireless service and other revenues was primarily the result of a 92% increase in the average number of digital handsets in service during 2001, primarily due to the expansion of service coverage in Argentina and a continued emphasis on increasing brand awareness, generally through increased advertising. This increase to operating revenues was offset by a decrease in revenues resulting from Nextel Argentina’s discontinuation of analog services in early 2001 and lower monthly average revenues per digital handset in service. Lower monthly average revenues per digital handset in service primarily resulted from the implementation of more competitive service pricing plans targeted at meeting more of our customers’ needs, including a variety of fixed rate plans offering lower per minute rates and other integrated services and features.

      Nextel Argentina continues to subsidize handset sales to attract and retain customers and to offer handset upgrades and retention inducements to existing customers. Digital handset and accessory sales revenues increased primarily due to an increase in the number of handsets sold to new and existing customers. Digital handset subsidies result from offering various customer inducements such as reductions in the sales prices of handsets and volume-based handset promotions.

2.     Cost of revenues

      The 52% increase in cost of revenues for 2001 compared to 2000 consists of a $9.7 million or 52% increase in cost of providing wireless services to $28.5 million and a $9.3 million or 53% increase in cost of digital handset and accessory sales to $26.9 million.

      The 52% increase in cost of providing wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 118% increase in total system minutes of use from 2000 to 2001, principally due to the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and interconnection fees that Nextel Argentina incurred due to a 30% increase in the number of transmitter and receiver sites in service from December 31, 2000 to December 31, 2001.

      As described above, the increase in cost of digital handset and accessory sales is primarily due to an increase in the number of handsets sold to new and existing customers.

52

3.     Selling and marketing expenses

      The 18% increase in selling and marketing expenses for 2001 compared to 2000 reflects higher costs incurred in connection with increased digital handset sales, including:

•	an increase of $4.3 million or 41% in commissions earned by indirect dealers and distributors as a result of a 43% increase in digital handsets sold through indirect channels from 2000 to 2001; and

•	an increase of $2.8 million or 22% in payroll and related expenses for sales and marketing, including direct commissions, primarily attributable to an increase in sales and marketing headcount.

These increases were offset by a decrease of $1.2 million or 17% in advertising expenses resulting from savings realized from utilizing less costly advertising methods during 2001.

4.     General and administrative expenses

      The 58% increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of the following:

•	an increase of $9.1 million or 64% in personnel, information technology, facilities and general corporate expenses to support growth in operations and expansion into new service areas;

•	an increase of $2.3 million or 52% in bad debt expense, which decreased as a percentage of operating revenues from 5.6% in 2000 to 5.0% in 2001, primarily due to the 71% increase in operating revenues; and

•	an increase of $2.9 million or 48% in expenses related to billing, collection and customer care activities primarily due to an increase in customer care headcount to support a larger customer base.

      d. Peru

		% of		% of
		Nextel		Nextel	Change from
		Peru’s		Peru’s	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)

Operating revenues	$64,952	100%	$28,469	100%	$36,483	128%

Cost of revenues	(31,077)	(48)%	(18,326)	(64)%	(12,751)	70%

Gross margin	33,875	52%	10,143	36%	23,732	234%

Selling and marketing expenses	(14,339)	(22)%	(10,860)	(38)%	(3,479)	32%

General and administrative expenses	(14,166)	(22)%	(9,287)	(33)%	(4,879)	53%

Segment income (losses)	$5,370	8%	$(10,004)	(35)%	$15,374	154%

1.     Operating revenues

      The 128% increase in operating revenues for 2001 compared to 2000 consists of a $35.9 million or 130% increase in wireless service and other revenues to $63.6 million and a $0.6 million or 75% increase in digital handset and accessory sales revenues to $1.4 million.

      The 130% increase in wireless service and other revenues was primarily the result of a 127% increase in the average number of digital handsets in service during 2001, mostly due to the expansion of service coverage in Peru and a continued emphasis on increasing brand awareness, generally through increased advertising.

      Nextel Peru continues to subsidize handset sales to attract and retain customers and to offer handset upgrades and retention inducements to existing customers. Digital handset and accessory sales revenues increased primarily due to an increase in the number of handsets sold to new and existing customers.

53

Digital handset subsidies result from offering various customer inducements such as reductions in the sales prices of handsets and volume-based handset promotions.

2.     Cost of revenues

      The 70% increase in cost of revenues for 2001 compared to 2000 consists of a $10.3 million or 163% increase in cost of providing wireless services to $16.6 million and a $2.5 million or 21% increase in cost of digital handset and accessory sales to $14.5 million.

      The 163% increase in cost of providing wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 147% increase in total system minutes of use from 2000 to 2001, principally due to the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and interconnection fees that Nextel Peru incurred due to a 165% increase in the number of transmitter and receiver sites in service from December 31, 2000 to December 31, 2001.

      As described above, the increase in cost of digital handset and accessory sales is primarily due to an increase in the number of handsets sold to new and existing customers.

3.     Selling and marketing expenses

      The 32% increase in selling and marketing expenses for 2001 compared to 2000 reflects higher costs incurred in connection with increased digital handset sales, including:

•	an increase of $1.3 million or 66% in commissions earned by indirect dealers and distributors as a result of a 52% increase in digital handsets sold through indirect channels from 2000 to 2001;

•	an increase of $1.8 million or 88% in advertising expenses directed at increasing brand awareness to grow the customer base; and

•	an increase of $0.4 million or 5% in payroll and related expenses for sales and marketing, including direct commissions, primarily attributable to an increase in sales and marketing headcount.

4.     General and administrative expenses

      The 53% increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of the following:

•	an increase of $2.7 million or 38% in personnel, information technology, facilities and general corporate expenses to support growth in operations;

•	an increase of $0.8 million or 308% in bad debt expense, which increased as a percentage of operating revenues from 0.9% in 2000 to 1.7% in 2001, primarily due to the 128% increase in operating revenues and an increase in accounts receivable written-off; and

•	an increase of $1.4 million or 66% in expenses related to billing, collection and customer care activities primarily due to an increase in customer care headcount to support a larger customer base.

54

      e. Corporate and Other

      Corporate and other includes Nextel Philippines, which we began consolidating late in the third quarter of 2000, our Chilean operating companies, which we purchased in May and August of 2000, and our corporate entity.

		% of		% of
		Corporate		Corporate	Change from
		and other		and other	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)

Operating revenues	$19,389	100%	$6,471	100%	$12,918	200%

Cost of revenues	(14,246)	(73)%	(3,700)	(57)%	(10,546)	285%

Gross margin	5,143	27%	2,771	43%	2,372	86%

Selling and marketing expenses	(13,047)	(67)%	(7,838)	(121)%	(5,209)	66%

General and administrative expenses	(48,330)	(249)%	(31,103)	(481)%	(17,227)	55%

Segment losses	$(56,234)	(289)%	$(36,170)	(559)%	$(20,064)	55%

      Corporate and other operating revenues and cost of revenues are primarily comprised of the results of operations reported by Nextel Philippines.

1.     Operating revenues

      The 200% increase in operating revenues for 2001 compared to 2000 is primarily due to a $11.5 million or 225% increase in wireless service and other revenues recorded by Nextel Philippines to $16.6 million, as a result of consolidating twelve months of revenue in 2001 as compared to four months in 2000.

2.     Cost of revenues

      The 285% increase in cost of revenues for 2001 compared to 2000 consists of a $5.3 million or 312% increase in cost of providing wireless services recorded by Nextel Philippines to $7.0 million and a $3.2 million or 178% increase in cost of digital handset and accessory sales recorded by Nextel Philippines to $5.0 million. Both increases are primarily due to consolidating twelve months of cost of revenue for Nextel Philippines in 2001 as compared to four months in 2000.

3.     Selling and marketing expenses

      The $5.2 million or 66% increase in selling and marketing expenses for 2001 compared to 2000 is primarily due to increased advertising costs in the Philippines and higher payroll and related costs for sales and marketing efforts in the Philippines and Chile. The increase in selling and marketing expenses also resulted from consolidating twelve months of Nextel Philippines’ expenses in 2001 as compared to four months in 2000.

4.     General and administrative expenses

      The 55% increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of an increase in expenses related to billing, collection and customer care activities. The increase in general and administrative expenses also resulted from consolidating twelve months of Nextel Philippines’ expenses in 2001 as compared to four months in 2000.

55

      f. Depreciation and Amortization — Consolidated

		% of		% of	Change from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)

Depreciation	$171,108	25%	$117,808	36%	$53,300	45%

Amortization	63,448	9%	43,110	13%	20,338	47%

Depreciation and amortization	$234,556	34%	$160,918	49%	$73,638	46%

      Depreciation increased for the year ended December 31, 2001 over the year ended December 31, 2000 but decreased as a percentage of consolidated operating revenues. The 45% increase in depreciation is primarily due to additional transmitter and receiver sites placed into service in existing markets to improve and enhance coverage of our digital mobile networks. During 2001, we increased the number of transmitter and receiver sites by 52% and increased the number of operational switching offices by 50%. System assets relating to the development and expansion of our digital mobile networks represent the largest portion of our capital expenditures during each period.

      Amortization increased for the year ended December 31, 2001 over the year ended December 31, 2000 but decreased as a percentage of consolidated operating revenues. The 47% increase in amortization is primarily due to a full year of amortization related to significant acquisitions completed during 2000, which primarily included licenses and customer lists in Brazil, Peru, Chile and the Philippines.

      As a result of the write-downs of our long-lived assets, including property, plant and equipment, licenses, goodwill and customer lists, depreciation and amortization will decrease significantly in 2002.

      g. Impairment, Restructuring and Other Charges, and Other Income (Expense) — Consolidated

		% of		% of	Change from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)

Impairment, restructuring and other charges	$(1,746,907)	(257)%	$—	0%	$(1,746,907)	NM

Interest expense	(299,968)	(44)%	(248,922)	(75)%	(51,046)	21%

Interest income	13,373	2%	22,157	7%	(8,784)	(40)%

Realized (losses) gains on investments	(151,291)	(22)%	239,467	73%	(390,758)	(163)%

Foreign currency transaction losses, net	(69,854)	(10)%	(25,273)	(8)%	(44,581)	176%

Equity in gains (losses) of unconsolidated affiliates	9,640	1%	(53,874)	(16)%	63,514	(118)%

Minority interest in losses of subsidiaries	—	0%	6,504	2%	(6,504)	(100)%

Other (expense) income, net	(3,803)	(1)%	4,635	1%	(8,438)	(182)%

Income tax benefit (provision)	85,896	13%	(68,209)	(21)%	154,105	(226)%

NM — Not Meaningful

1.     Impairment, restructuring and other charges

      As previously discussed, we recorded $1,741.0 million of asset impairment charges in 2001 to write down the carrying values of the long-lived assets held by our operating companies. We also recorded $5.9 million of restructuring and other charges during the fourth quarter of 2001.

56

2.     Interest expense

      The 21% increase in interest expense for 2001 over 2000 is primarily due to a full year of interest on our 12.75% senior serial notes issued in August 2000.

3.     Interest income

      The 40% decrease in interest income in 2001 is due to a decrease in our average year-to-date cash balance from 2000 to 2001 and a decrease in average interest rates from 2000 to 2001.

4.     Realized (losses) gains on investments

      Realized losses on investments in 2001 primarily consist of the following:

•	a $188.4 million other-than-temporary pre-tax loss realized during the third quarter of 2001 on our investment in TELUS Corporation; and

•	a $3.7 million write-off related to our warrant to purchase shares of China United Telecommunications Corporation upon expiration of the warrant.

These losses were offset by a $41.6 million pre-tax gain realized during the fourth quarter of 2001 on the sale of our investment in TELUS.

      Realized gains on investments in 2000 represent a pre-tax gain realized during the fourth quarter of 2000 from the exchange of our stock in Clearnet Communications, Inc. for stock in TELUS as the result of the acquisition of Clearnet by TELUS for cash and stock.

5.     Foreign currency transaction losses, net

      The increase in foreign currency transaction losses is primarily due to a 22% decrease in the value of the Brazilian real compared to the U.S. dollar during 2001, which resulted in foreign currency transaction losses of $62.6 million in 2001, an increase of $53.0 million over 2000.

      In August 2001, we determined that a portion of the U.S. dollar denominated intercompany loans to Nextel Brazil are of a long-term investment nature. As a result, beginning in August 2001, we recorded the effects of changes in the U.S. dollar to Brazilian real exchange rate on this portion of our intercompany loans to Nextel Brazil as part of the cumulative translation adjustment. Prior to August 2001, the effect of exchange rate changes on these intercompany loans was reported as foreign currency transaction losses in our consolidated statements of operations.

6.     Equity in gains (losses) of unconsolidated affiliates

      Equity in gains of unconsolidated affiliates for 2001 represents a $9.6 million gain realized during the fourth quarter of 2001 on the sale of our minority interest investment in NEXNET.

      Prior to 2001, we recorded equity in gains (losses) of unconsolidated affiliates related to our equity method investments in Nextel Philippines and NEXNET. As a result of the consolidation of Nextel Philippines during the third quarter of 2000 and the sale of our entire minority interest investment in NEXNET, we no longer record equity in losses of unconsolidated affiliates.

7.     Minority interest in losses of subsidiaries

      The decrease in minority interest in losses of subsidiaries is due to our acquisitions of the remaining minority shareholders’ equity interests in Nextel Brazil and Nextel Peru in the second quarter of 2000.

57

8.     Other (expense) income, net

      The change in other (expense) income is primarily due to a $6.1 million pre-tax gain recorded during the third quarter of 2000 as a result of the dissolution of a joint venture in Shanghai, China in which we participated, and a $3.4 million write-off of initial public offering costs in 2001.

9.     Income tax benefit (provision)

      The change from income tax provision in 2000 to income tax benefit in 2001 is primarily due to the write-off of deferred tax liabilities resulting from our asset impairment charges.

  2. Year Ended December 31, 2000 vs. Year Ended December 31, 1999

      a. Operating Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2000	Revenues	1999	Revenues	Dollars	Percent

	(dollars and handsets in thousands)

Operating revenues	$330,209	100%	$124,364	100%	$205,845	166%

Mexico	112,327	34%	29,719	24%	82,608	278%

Brazil	103,815	31%	46,537	38%	57,278	123%

Argentina	79,127	24%	42,794	34%	36,333	85%

Peru	28,469	9%	5,314	4%	23,155	436%

Corporate & other	6,471	2%	—	—	6,471	NM

Digital handsets in service at year end for operating companies	783	—	279	—	504	181%

NM — Not Meaningful

      The increase in operating revenues for 2000 over 1999 consists primarily of an increase in wireless service and other revenues of $204.6 million or 196%. Handset and accessory sales increased by $1.2 million or 6%, after giving effect to a $20.9 million reduction in operating revenues, representing the net effect of adopting SAB 101 in 2000. Had we adopted SAB 101 effective January 1, 1999, handset and accessory sales in 2000 would have increased by $8.5 million or 68%. The increase in operating revenues was primarily the result of an increase of 165% in the number of digital handsets in service during 2000 in our Latin American operating companies. This increase is primarily attributable to our Brazilian and Mexican operating companies. Digital handset growth across our Latin American markets is the result of a number of factors, principally:

•	the expansion of coverage in those markets;

•	a continued emphasis on increasing brand awareness, primarily through increased advertising;

•	an increased number of indirect distributors;

•	the introduction of new products and services, such as international roaming services; and

•	the launch of digital interconnect service in Peru during June 1999. Before June 1999, only digital two-way radio service was available from Nextel Peru. We believe the potential customer base expanded significantly with the addition of interconnect service.

      The following factors also contributed to the growth in wireless service and other revenues and generated higher average monthly revenues per digital handset:

•	increased charges for airtime in Brazil and Mexico due to higher minutes of use;

•	the establishment of the calling party pays program in Argentina in May 1999 and in Peru in April 2000, resulting in additional revenue from fees paid by non-subscribers placing calls to our subscribers in these markets;

58

•	a shift in our customer use patterns away from use of digital two-way radio only to full use of our integrated services, across all our Latin American markets with a corresponding increase in total minutes of use of our digital interconnect services; and

•	the successful introduction of new monthly service plans, primarily in Mexico.

      Corporate and other operating revenues for the year ended December 31, 2000 primarily represent revenues generated by Nextel Philippines after we began consolidating it in the third quarter of 2000.

      b. Cost of Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2000	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Cost of revenues	$182,160	55%	$96,199	77%	$85,961	89%

Mexico	57,725	17%	25,194	20%	32,531	129%

Brazil	65,965	20%	43,114	35%	22,851	53%

Argentina	36,444	11%	20,542	16%	15,902	77%

Peru	18,326	6%	7,349	6%	10,977	149%

Corporate & other	3,700	1%	—	—	3,700	NM

NM — Not Meaningful

      The increase in cost of revenues for 2000 over 1999 consists of an increase in cost of providing wireless services of $39.5 million or 96% and an increase in cost of handset and accessory sales of $46.5 million or 84%. Had we adopted SAB 101 effective January 1, 1999, the cost of handset and accessory sales in 2000 would have increased by about $53.8 million or 112%.

      The increase in cost of wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect costs on higher minutes of use; and

•	an increase in site ground lease costs and utility expenses that we incurred due to an increase of about 79% in the number of our transmitter and receiver sites placed in service in our Latin American markets from December 31, 1999 to December 31, 2000.

      The increase in cost of handset and accessory sales is primarily due to the 165% increase in digital handsets in service during 2000 in our Latin American operating companies offset by the deferral of digital handset costs attributable to the adoption of SAB 101 in 2000.

      Cost of revenues as a percentage of operating revenues decreased primarily as a result of economies of scale achieved as a result of increases in system usage and digital handsets placed in service during 2000.

      Corporate and other cost of revenues for 2000 primarily represents costs incurred by Nextel Philippines after we began consolidating it in the third quarter of 2000.

      c. Selling, General and Administrative Expenses

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2000	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Selling, general and administrative	$280,822	85%	$191,015	154%	$89,807	47%

Selling and marketing	143,188	43%	76,752	62%	66,436	87%

General and administrative	137,634	42%	114,263	92%	23,371	20%

59

      The increase in selling and marketing expenses during 2000 over 1999 consisted of increased costs incurred in connection with higher consolidated sales of digital handsets across all of our reportable segments during 2000, including:

•	$18.0 million of increased marketing costs; and

•	$48.4 million of increased sales costs, primarily increased employee compensation and commissions earned by indirect dealers and distributors as a result of increased digital handset sales.

      The increase in general and administrative expenses during 2000 over 1999 is attributable to the following:

•	$32.0 million of increased general corporate expenses, including facilities, billing and information technology related costs to support the growth of our operations; and

•	$8.5 million of increased payroll and related expenses primarily attributable to our collection and customer care activities to support a larger customer base;

offset by a $17.1 million reduction of bad debt expense due to our increased focus on credit and collection activities.

      d. Segment Losses

		% of		% of	Change from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2000	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Segment losses	$132,773	40%	$162,850	131%	$(30,077)	(18)%

Mexico	28,860	9%	28,813	23%	47	—

Brazil	43,106	13%	68,554	55%	(25,448)	(37)%

Argentina	14,633	4%	36,979	30%	(22,346)	(60)%

Peru	10,004	3%	12,579	10%	(2,575)	(20)%

Corporate & other	36,170	11%	15,925	13%	20,245	127%

      We define segment losses as earnings before interest, taxes, depreciation and amortization and other charges determined to be non-recurring in nature, such as impairment, restructuring and other charges. Although we incurred segment losses across all of our operating companies during 1999 and 2000, segment losses in all of our markets except for Mexico decreased from 1999 to 2000. In addition, segment losses in each of our Latin American markets as a percentage of each of their operating revenues decreased from 1999 to 2000. Segment losses in Brazil, Argentina and Peru have decreased for 2000 over 1999 as a result of increases in operating revenues due to increases in digital handsets in service and reductions in bad debt expense in these markets. Segment losses in Mexico remained relatively flat for 2000 over 1999 primarily as a result of higher service revenues offset primarily by additional costs generated from increased sales of digital handsets, as well as by higher advertising costs. The losses for corporate and other increased for 2000 over 1999 due to increased personnel, facilities and general corporate expenses primarily reflecting increased staffing for support activities required to serve a larger customer base. In addition, corporate and other losses increased due to the consolidation of Nextel Philippines beginning in the third quarter of 2000.

      e. Depreciation and Amortization

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2000	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Depreciation and amortization	$160,918	49%	$108,091	87%	$52,827	49%

Depreciation	117,808	36%	81,594	66%	36,214	44%

Amortization	43,110	13%	26,497	21%	16,613	63%

      Depreciation increased for 2000 over 1999 but decreased as a percentage of consolidated operating revenues. The increase in depreciation is primarily due to additional transmitter and receiver sites placed

60

into service in existing markets to improve and enhance coverage of our digital mobile networks. System assets relating to the development and expansion of our digital mobile networks represent the largest portion of our capital expenditures during each period. Depreciation begins when system assets are placed into service in the relevant markets.

      Amortization increased for 2000 over 1999 but decreased as a percentage of consolidated operating revenues. The increase in amortization is primarily due to the acquisition of licenses and customer lists in Brazil, Peru, Chile and the Philippines in 2000 through the purchase of additional ownership interests in our operating companies in Brazil, Peru and the Philippines as well as the acquisition of our Chilean operating companies.

      f. Interest Expense, Interest Income and Other

		% of		% of	Change from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2000	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Interest expense	$248,922	75%	$179,604	144%	$69,318	39%

Interest income	22,157	7%	8,442	7%	13,715	162%

Realized gain on exchange of investment	239,467	73%	—	—	239,467	NM

Equity in losses of unconsolidated affiliates	53,874	16%	31,469	25%	22,405	71%

Foreign currency transaction losses, net	25,273	8%	60,793	49%	(35,520)	(58)%

Minority interest in losses of subsidiaries	6,504	2%	19,314	16%	(12,810)	(66)%

Other income (expense), net	4,635	1%	(5,112)	(4)%	(9,747)	(191)%

Income tax (provision) benefit	(68,209)	(21)%	17	—	(68,226)	NM

NM — Not Meaningful

      The increase in interest expense for 2000 over 1999 resulted from the issuance of our 12.75% senior serial notes on August 1, 2000, as well as higher levels of outstanding debt under our bank and credit facilities. We used this debt primarily to finance our expansion and enhancement of digital mobile network coverage in our Latin American markets.

      The increase in interest income for 2000 over 1999 is primarily due to higher average outstanding cash balances as a result of $692.7 million in proceeds received from the issuance of our series A exchangeable redeemable preferred stock during 2000 and $623.8 million in net proceeds received from the issuance of our 12.75% senior serial notes in August 2000.

      The realized gain on exchange of investment for 2000 represents a pre-tax gain realized during the fourth quarter of 2000 from the exchange of our stock in Clearnet Communications, Inc. for stock in TELUS Corporation as the result of the acquisition of Clearnet by TELUS for cash and stock.

      The increase in equity in losses of unconsolidated affiliates for 2000 over 1999 is attributable to increased operating losses incurred by Nextel Philippines, prior to consolidation, and by NEXNET, including a pre-tax loss of about $21.0 million representing a one time non-cash charge to write off our entire investment in NEXNET.

      The foreign currency transaction loss for 2000 is due primarily to the weakening of the Brazilian real and Philippine peso relative to the U.S. dollar during the fourth quarter of 2000, which continued in 2001 with respect to the Brazilian real. The foreign currency transaction loss for 1999 is primarily due to the weakening of the Brazilian real relative to the U.S. dollar during the early part of 1999. The Brazilian real weakened significantly more relative to the U.S. dollar during 1999 than during 2000, resulting in higher foreign currency transaction losses during 1999 as compared to 2000.

      The decrease in minority interest in losses of subsidiaries for 2000 over 1999 is attributable to the purchase of minority stockholders’ interests in our Brazilian and Peruvian operating companies.

61

      The decrease in other expense, net from 1999 to 2000 is primarily due to the following:

•	dividends received on our TELUS stock of about $3.2 million recorded during the fourth quarter of 2000; and

•	a pre-tax gain of about $6.1 million realized during the fourth quarter of 2000 as a result of the dissolution of a joint venture in Shanghai, China in which we participated.

      Our income tax provision for 2000 primarily resulted from the taxable gain on the exchange of our stock in Clearnet for stock in TELUS offset by other tax benefits, including benefits realized in connection with the write off of our entire investment in NEXNET. Under our tax sharing agreement, our liability to Nextel Communications for taxes for 2000 was about $65.0 million.

C. Liquidity and Capital Resources

      Working capital decreased by about $2.9 billion to a working capital deficit of about $2.7 billion at December 31, 2001 compared to a working capital surplus of $234.5 million at December 31, 2000. The decrease in our working capital is primarily attributable to the classification of all our outstanding debt as current as a result of our defaults under our indebtedness.

      We incurred losses attributable to common stockholders of $2,497.3 million in 2001, $478.5 million in 2000 and $520.1 million in 1999. Losses for 2001 include $1,746.9 million in non-cash pre-tax impairment charges and pre-tax restructuring and other charges. These charges were incurred in connection with the implementation of our revised business plan and decision to discontinue funding to Nextel Philippines, which resulted in the write-down of the carrying values of our long-lived assets and the restructuring of some of our operations to reduce our operating costs and improve our operating efficiencies. The operating expenses and capital expenditures associated with developing, enhancing and operating our digital mobile networks have more than offset our operating revenues. Our operating expenses, debt service obligations and anticipated capital expenditures are expected to continue to more than offset operating revenues for the foreseeable future. We have consistently used external sources of funds, primarily from debt incurrences and from the issuance of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications, to fund operations, capital expenditures, acquisitions and other nonoperating needs. See “— D. Future Capital Needs and Resources” for a discussion of our potential sources of funds for 2002 and our revised business plan.

      Cash Flows

      We used $132.0 million of net cash in our operating activities during 2001, a decrease of $79.8 million as compared to 2000. The decrease is primarily due to improved operating performance resulting from growth in our customer base and the implementation of cash conservation measures in connection with our revised business plan. We used $211.8 million of net cash in our operating activities during 2000, an increase of $47.9 million as compared to 1999. The increase is primarily due to increased interest payments in 2000.

      We used $536.2 million of net cash in our investing activities during 2001, a decrease of $242.5 million as compared to 2000. The decrease is primarily due to a $374.0 million decrease in amounts paid for licenses purchases and to acquire additional ownership interests in our operating companies and $139.1 million in net cash proceeds received from the sale of our investment in TELUS, which does not include $57.4 million in proceeds placed directly into escrow. These decreases were offset by a $276.2 million increase in cash payments for capital expenditures under our previous business plan, which emphasized rapid growth.

      We used $778.7 million of net cash in our investing activities during 2000, an increase of $593.4 million as compared to 1999. This increase is primarily due to increases in capital expenditures and payments for investments in and advances to affiliates and purchases of licenses. Cash payments for capital expenditures increased $223.8 million to $368.7 million for 2000. The increase in capital expenditures was part of our previous strategy to focus on aggressive expansion and enhancement of digital mobile network

62

coverage in our Latin American markets, primarily in Brazil, Mexico and Argentina. During 2000, we made payments of about $410.7 million for license purchases and acquisitions of additional ownership interests in Nextel Brazil, Nextel Peru and Nextel Philippines, as well as ownership interests in third party companies.

      Our financing activities provided us with $446.0 million of net cash during 2001, primarily resulting from $500.0 million in aggregate proceeds from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications.

      Our financing activities provided us with $1,360.9 million of net cash during 2000, which consisted primarily of the following:

•	$641.0 million in aggregate gross proceeds from the issuance of our 12.75% senior serial redeemable notes; and

•	$692.7 million in aggregate proceeds from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications.

      Our financing activities provided us with $344.6 million of net cash during 1999, which consisted primarily of the following:

•	$200.0 million in aggregate proceeds from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications; and

•	$132.9 million from additional borrowings under our long-term credit facilities.

D. Future Capital Needs and Resources

      Since our inception, we have financed our operations primarily through sales of debt securities and other financing arrangements, and, more recently, through private sales of equity securities to a wholly owned subsidiary of Nextel Communications. As of December 31, 2001, we had $334.3 million in cash and cash equivalents, including $84.0 million in restricted cash. We also had $2,174.7 million in outstanding senior notes and $490.5 million in secured debt, all of which is classified in current liabilities as of December 31, 2001. The current downturn in the global capital markets, among other things, makes it unlikely that we can obtain significant new financing from third parties through the issuance of equity or debt securities.

      Historically, our strategy had been focused on aggressive expansion and improvement of digital mobile coverage in our Latin American markets, as well as continued support of our other operations. Consistent with this strategy, our business plan had been developed to grow our digital customer base, increase our revenues and improve other key financial performance measurements.

      In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. We cannot be sure that we will be successful in achieving our cash conservation targets.

      On December 31, 2001, Nextel Argentina failed to make a scheduled principal payment of $8.3 million to the lenders under our Argentine credit facilities. This caused a cross default on $381.7 million in aggregate borrowings under our equipment financing facilities with Motorola Credit. We entered into forbearance agreements with respect to these defaults that subsequently expired on January 22, 2002. On February 1, 2002, we did not make a $41.4 million interest payment due on our 12.75% senior serial redeemable notes due 2010, of which $650.0 million in aggregate principal amount is outstanding. We decided not to make these payments as part of our cash preservation initiative associated with our undertaking to restructure our debts and implement a revised business plan. We do not intend to make additional principal or interest payments on any of our outstanding debt while we continue our restructuring activities. In addition, the entire balance of unpaid principal under our 13.0% senior

63

redeemable discount notes due 2007 and our 12.125% senior redeemable discount notes due 2008 is subject to being declared immediately due and payable, together with accrued interest, thirty days after an acceleration has been declared under any of our other significant indebtedness, all of which is currently in default. No such acceleration has yet occurred.

      As a result of our defaults, our lenders under the affected facilities are each free to pursue the respective remedies available to them, including, in the case of our vendor and bank financing facilities, seizing our assets and the assets of our subsidiaries that are pledged as collateral.

      We are currently in discussions with our various creditors regarding the restructuring of our debt obligations. If we are unable to obtain additional funding and negotiate a successful debt restructuring, we may have to further write-down assets, sell strategic assets, reorganize under Chapter 11 of the United States Bankruptcy Code or take other measures, which could include liquidation of our assets. We have retained the investment banking firm Houlihan Lokey Howard and Zukin Capital to assist us in exploring various strategic alternatives. There can be no assurance that we will be successful in restructuring our indebtedness and other financial obligations.

      In addition to our current liabilities as of December 31, 2001, we expect that our commitments to make payments to third parties during 2002, which aggregate about $133.1 million, excluding potential spectrum acquisitions in Mexico, will primarily be focused on capital expenditures to maintain our networks in Latin America and working capital requirements. We believe that our cash balance as of December 31, 2001, the continued availability of financing for handset purchases made in 2002 and other potential sources of liquidity will be sufficient to fund our operations only until the third quarter of 2002. We have been advised by Nextel Communications that it is reviewing a possible investment of up to $250.0 million, but that any such investment will be conditioned on, among other matters, our ability to complete a satisfactory restructuring of our indebtedness and other financial obligations, as well as other specific conditions. Nextel Communications has no legal obligation to make any investments or to otherwise advance or make available any funds to us. In addition, some of the agreements to which Nextel Communications currently is a party restrict the amount available to Nextel Communications and its relevant subsidiaries for specified purposes, including investments in and advances to us. There can be no assurance that we will be successful in raising sufficient additional funds to finance our operations on a timely basis or at all. See “Forward Looking Statements.”

      Our limited sources of available funding will require us to cease providing significant financing to stimulate operating growth in most of our markets. We intend to focus substantially all of our available funding towards continuing the growth of our Mexican operations. We made this decision based on Nextel Mexico’s operating performance, future prospects and economic conditions in Mexico, as well as other relevant factors. We plan to provide substantially less funding to our other markets, including Brazil, Argentina and Peru. As a result, we expect the growth in these markets will slow considerably compared to past growth levels. Our primary objectives with respect to our markets other than Mexico are to minimize operating costs and capital expenditures and maximize cash resources and segment earnings. However, if our funding needs are not met on a timely basis, or at all, we may not be able to provide Nextel Mexico with sufficient financing to continue the growth of its operations as currently planned. As a result, actual results for our Mexican operations could differ significantly from current expectations.

E. Effect of Inflation and Foreign Currency Exchange

      Our net assets are subject to foreign currency exchange risks since they are primarily maintained in local currencies. Additionally, our long-term debt is denominated entirely in U.S. dollars, which exposes us to foreign currency exchange risks. Nextel Brazil, Nextel Mexico and Nextel Philippines conduct business in countries in which the rate of inflation is significantly higher than that of the United States. Further, the recent economic developments in Argentina, including the devaluation of the Argentine peso, have increased our foreign currency exchange risk. We seek to protect our earnings from inflation and possible currency devaluation by periodically adjusting the local currency prices charged by each operating company for sales of handsets and services to its customers. In Argentina we are required by law to charge

64

our customers in local currency, and while we have adjusted the local currency prices of our handsets and services as a result of the devaluation, we have not adjusted prices for contracts entered into prior to the devaluation. Therefore, beginning in 2002, the revenues generated by Nextel Argentina, after translating them to U.S. dollars, will be significantly negatively affected. While we routinely assess our foreign currency exposure, we have not entered into any hedging transactions.

      Inflation is not currently a material factor affecting our business. General operating expenses such as salaries, employee benefits and lease costs are, however, subject to normal inflationary pressures. In addition, the recent economic developments in Argentina have increased the risk that inflation could occur in that country. From time to time, we may experience price changes in connection with the purchase of system infrastructure equipment and handsets, but we do not currently believe that any of these price changes will be material to our business.

F. Effect of New Accounting Standards

      In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which, as amended by SFAS No. 138, establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that all derivatives be recognized on our balance sheet as either assets or liabilities and measured at fair value. Additionally, it requires that changes in the derivative instrument’s fair value be recognized in our statement of operations unless specific hedge accounting criteria are met. Effective January 1, 2001, we adopted SFAS No. 133. With respect to derivative instruments embedded in other contracts, we applied SFAS No. 133 to all contracts issued, acquired or substantively modified after December 31, 1998. The adoption of SFAS No. 133 did not have a material impact on our financial position or results of operations.

      In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” which addresses the accounting and reporting for business combinations and broadens the criteria for recording intangible assets separate from goodwill. On July 1, 2001, we adopted SFAS No. 141, which eliminates the pooling of interest method and requires us to use the purchase method of accounting for all business combinations initiated after June 30, 2001.

      In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires goodwill and intangible assets with indefinite useful lives to no longer be amortized but to be tested for impairment at least annually. Intangible assets that have finite lives will continue to be amortized over their useful lives. The amortization and nonamortization provisions of SFAS No. 142 were applicable to all goodwill and intangible assets acquired after June 30, 2001. Effective January 1, 2002, we began applying the provisions of SFAS No. 142 to all goodwill and intangible assets recognized on our financial statements at that date. Goodwill amortization was $8.6 million for the year ended December 31, 2001. The adoption of SFAS No. 142 on January 1, 2002 did not have a material impact on our financial position or results of operations since we have no goodwill as of December 31, 2001.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. It also broadens the presentation of discontinued operations to include more disposal transactions. The adoption of SFAS No. 144 on January 1, 2002 did not have a material impact on our financial position or results of operations.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

      Our revenues are denominated in foreign currencies, while a significant portion of our operations are financed through senior notes and bank and vendor credit facilities, which are denominated in U.S. dollars. As a result, fluctuations in exchange rates relative to the U.S. dollar, expose us to foreign currency exchange risks.

65

      We are also exposed to interest rate risk due to fluctuations in the U.S. prime rate, the London Interbank Offered Rate, or LIBOR, the Eurodollar rate and the Average Base Rate, or ABR. These rates are used to determine the variable rates of interest that are applicable to borrowings under our bank and vendor credit facilities. The available hedging products are generally short-term and do not match our long-term capital flows.

      The table below presents principal cash flows and related interest rates by year of maturity for our fixed and variable rate debt obligations at December 31, 2001. Fair values are determined based on quoted market prices for our senior notes and carrying value for our bank and vendor credit facilities at December 31, 2001 as interest rates are reset periodically.

      In December 2001, we failed to make a scheduled principal payment under our Argentina credit facility. We also failed to make a scheduled interest payment in February 2002 under our 12.75% senior serial redeemable notes due 2010. Because of these defaults and cross-default provisions contained in our debt agreements, all of our long-term debt is now required to be and is classified as current under accounting principles generally accepted in the United States. Descriptions of these events and our senior notes and bank and vendor credit facilities are contained in note 3 to the audited consolidated financial statements appearing at the end of this annual report on Form 10-K. The change in the year of maturity and fair values of our long-term debt as compared to December 31, 2000 reflects this classification as well as changes in applicable market conditions.

	Year of Maturity						2001

	2002	2003	2004	2005	2006	Thereafter	Total

	(U.S. dollars in thousands)

Long-Term Debt:

Fixed Rate	$2,175,160	—	—	—	—	—	$2,175,160

Average Interest Rate	12.7%	—	—	—	—	—	12.7%

Variable Rate	$489,983	—	—	—	—	—	$489,983

Average Interest Rate	6.9%	—	—	—	—	—	6.9%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2001	2000

	Fair Value	Total	Fair Value

	(U.S. dollars in thousands)

Long-Term Debt:

Fixed Rate	$123,555	$2,332,759	$1,520,618

Average Interest Rate		12.7%

Variable Rate	$489,983	$523,317	$523,317

Average Interest Rate		11.8%

Item 8. Financial Statements and Supplementary Data

      We have listed the consolidated financial statements required under this Item in Part IV, Item 14(a)(1) of this annual report on Form 10-K. We have listed the financial statement schedules required under Regulation S-X in Part IV, Item 14(a)(2) of this annual report on Form 10-K. The financial statements and schedules appear at the end of this annual report on Form 10-K.

Item 9.	Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

      None.

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PART III

Item 10. Our Directors and Executive Officers

      We have set forth below information on our executive officers and directors as of March 15, 2002. There is no family relationship between any of our executive officers and directors.

Name	Age	Positions

Steven M. Shindler	39	Chief executive officer and director and acting chairman of the board of directors

Keith D. Grinstein	41	Vice chairman of the board of directors

Lo van Gemert	47	President and chief operating officer

Byron R. Siliezar	46	Vice president and chief financial officer

Robert J. Gilker	51	Vice president and general counsel

John McMahon	37	Vice president of business operations

Douglas Dunbar	41	Vice president of marketing and distribution

Jose Felipe	51	President, Nextel Cono Sur

Peter A. Foyo	36	President, Nextel Mexico

Alexis Mozarovski	48	President, Nextel Brazil

Miguel E. Rivera	49	President, Nextel Peru

John Jones	44	President, Asia-Pacific

William E. Conway, Jr.	52	Director

Timothy M. Donahue	53	Director

Steven P. Dussek	45	Director

C. James Judson	57	Director

Thomas C. Lynch	59	Director

Dennis M. Weibling	50	Director

      Steven M. Shindler has been a director on our board since May 1997, acting chairman of our board since November 14, 2001, and has been our chief executive officer since March 24, 2000. Mr. Shindler also served as executive vice president and chief financial officer of Nextel Communications from May 1996 until December 2000. From 1987 to May 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where, most recently, he was a managing director in its communications finance group. Mr. Shindler also serves as a director of SpectraSite Holdings, Inc.

      Keith D. Grinstein has been vice chairman of our board since August 1999 and a director since January 1996. Mr. Grinstein was our president from January 1996 until March 1999 and our chief executive officer from January 1996 until August 1999. From January 1991 to December 1995, Mr. Grinstein was president and chief executive officer of the aviation communications division of AT&T Wireless Services, formerly McCaw Cellular Communications. Mr. Grinstein also held a number of positions at McCaw Cellular Communications and its subsidiaries, including vice president and assistant general counsel of McCaw Cellular Communications and vice president, general counsel and secretary of LIN Broadcasting Company. Mr. Grinstein currently is a director of The Ackerley Group Inc., F5 Networks Inc. and Nextera Enterprises Inc. and a partner of Second Avenue Partners.

      Lo van Gemert has been our president and chief operating officer since September 1999. Mr. van Gemert served as senior vice president of Nextel Communications from July 1999 until August 2000 and as Nextel Communications’ president of the north region from October 1996 until August 1999. Before joining Nextel Communications in 1996, Mr. van Gemert served as executive vice president at Rogers Cantel, Inc. in Canada, where he was responsible for personal communications services, paging, data and air-to-ground services. From 1980 to 1994, Mr. van Gemert held various senior management positions, domestically and abroad, at Sony Corporation and BellSouth Corporation.

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      Byron R. Siliezar has been our vice president and chief financial officer since January 1999. From July 1998 to January 1999, Mr. Siliezar was our vice president and controller. Mr. Siliezar served as vice president of finance at Neodata Corporation, a subsidiary of EDS Corporation, from 1997 until joining us and as international controller of Pagenet, Inc. from 1996 until 1997. From 1982 to 1996, Mr. Siliezar held various executive and management positions at GTE Corporation both domestically and overseas.

      Robert J. Gilker has been our vice president and general counsel since September 2000. From August 1998 to August 2000, he served as vice president, law and administration and secretary of MPW Industrial Services Group, Inc., a publicly held provider of industrial cleaning and facilities support services. From 1987 until he joined MPW, Mr. Gilker was a partner with the law firm of Jones, Day, Reavis & Pogue.

      John McMahon has been our vice president of business operations since joining NII Holdings in October 1999. Prior to joining NII Holdings, Mr. McMahon served as vice president of finance and business operations, north region, for Nextel Communications from April 1997 to October 1999, where he was responsible for developing and managing all budgets and financial reporting for the region, and as director of finance for the mid-Atlantic region of Nextel Communications from October 1995 to April 1997.

      Douglas Dunbar has been our vice president of marketing and distribution since joining NII Holdings in December 1999. Prior to joining NII Holdings, Mr. Dunbar held various positions at Nextel Communications starting in 1994, including general manager of the west Florida market from March 1999 to November 1999, where he was responsible for sales, marketing, business operations and customer care functions, and vice president of sales and marketing, north region, from April 1997 to March 1999.

      Jose Felipe has served as president of Nextel Cono Sur, which manages our southern South American operations, since January 1999. He is also the president of Nextel Argentina. From July 1998 to January 1999, Mr. Felipe was our vice president — Latin America. From 1991 to 1998, Mr. Felipe held various senior management positions with AT&T Corp., most recently president and chief executive officer of the Puerto Rico and Virgin Islands region and vice president of emerging markets of the Latin American region.

      Peter A. Foyo has served as president of Nextel Mexico since August 1998. From 1988 to August 1998, Mr. Foyo held various senior management positions with AT&T Corp., including corporate strategy director of Alestra, S.A. de C.V., a joint venture between AT&T and a local Mexican partner for which Mr. Foyo was responsible for developing a pan regional network plan for Latin America including fixed, wireless and network services on Alestra’s behalf, and managing director of AT&T NS Wireless Southern Cone. Mr. Foyo is also a director of Compañia de Teléfonos del Interior, S.A. de C.V., an Argentine joint venture in which AT&T is a member.

      Alexis Mozarovski has served as president of Nextel Brazil since June 1999. From 1980 to June 1999, Mr. Mozarovski held various positions with Aydin Corp., most recently as vice president for Latin American operations and president of Aydin S.A. where he was responsible for implementing communication systems for government agencies and cellular companies throughout Latin America.

      Miguel E. Rivera has served as president of Nextel Peru since January 2000. Previously, Mr. Rivera was the general manager of the Lima Stock Exchange from February 1999 to January 2000. From 1986 to March 1998, Mr. Rivera held various executive positions with IBM in Latin America, most recently as general manager — manufacturing industry, Latin America, where he was responsible for implementing the IBM manufacturing industry strategy throughout the region.

      John Jones has served as president, Asia-Pacific since joining NII Holdings in December 2000. Prior to joining NII Holdings, Mr. Jones held various positions with Motorola Asia Pacific Limited starting in 1996, most recently as regional general manager for the markets of India and Korea from November 1996 to November 2000. From October 1993 to August 1996, Mr. Jones was executive director, business development for BellSouth China.

68

      William E. Conway, Jr. became a director on our board and chairman of the board of directors of Nextel Communications on February 15, 2001. Mr. Conway has been a member of the board of directors of Nextel Communications since February 1997. Mr. Conway is a founder, and since 1987 has been a managing director, of The Carlyle Group, a private global investment firm. From 1984 until 1987, Mr. Conway served as senior vice president and chief financial officer of MCI Communications Corporation. Mr. Conway was a vice president of MCI from 1981 to 1984. Prior to joining MCI, Mr. Conway served in a variety of positions for almost 10 years with First National Bank of Chicago in the areas of corporate finance, commercial lending, workout loans and general management. Mr. Conway is also a director of Nextel Communications and United Defense Industries, Inc.

      Timothy M. Donahue has been a director since August 1997 and was chairman of our board of directors from July 1999 until February 15, 2001. Mr. Donahue has served as chief executive officer of Nextel Communications since July 1999, as president of Nextel Communications since February 1996 and as chief operating officer of Nextel Communications from February 1996 until July 1999. Mr. Donahue has served as a director of Nextel Communications since June 1996. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, including regional president for the Northeast. Mr. Donahue is also a director of Nextel Communications, Nextel Partners, Inc., SpectraSite Holdings, Inc. and Eastman Kodak Company.

      Steven P. Dussek has served as a director on our board since March 1999. From September 1999 until March 2000, Mr. Dussek was our chief executive officer. Mr. Dussek was our president and chief operating officer from March 1999 until September 1999. Since May 1996, Mr. Dussek has served in various senior management positions with Nextel Communications, most recently as executive vice president. From May 1995 to May 1996, Mr. Dussek served as vice president and general manager of the Northeast region for the PCS division of AT&T Wireless Services. From 1993 to March 1995, Mr. Dussek served as senior vice president and chief operating officer of Paging Networks, Inc.

      C. James Judson has been a director on our board since February 1995. Mr. Judson is also vice president, secretary and general counsel of Eagle River, Inc., a company formed to make strategic investments in telecommunications ventures. He has held those positions since January 1995. From 1969 to January 1995, Mr. Judson was a partner in the Davis Wright Tremaine law firm.

      Thomas C. Lynch has been a director on our board since December 2000. Mr. Lynch has served as senior vice president of Staubach Realty Partners, Ltd. since November 2001. From August 2000 to November 2001, Mr. Lynch served as senior vice president of Safeguard Securities, Inc. From July 1999 to August 2000, he was president and chief operating officer of CompuCom Systems, Inc. From October 1998 to July 1999, Mr. Lynch served as executive vice president and chief operating officer of CompuCom. Prior to joining CompuCom in October 1998, Mr. Lynch had been senior vice president of Safeguard Scientifics, Inc., a position he held from November 1995. Mr. Lynch is a director of The Eastern Technology Council and a trustee of the U.S. Naval Academy Foundation. Mr. Lynch is also a director of Sanchez Computer Associates, Inc.

      Dennis M. Weibling has been a director on our board since February 1995. Mr. Weibling is currently vice chairman of Eagle River. Mr. Weibling was the president of Eagle River from 1993 to December 2001. Mr. Weibling is a director of Nextel Communications and is a member of the operations committee of its board of directors. He is also a director of XO Communications, Inc. and Nextel Partners.

Committees of the Board of Directors

      We have established three committees: an audit committee, a plan administration committee and an executive committee.

      Audit Committee. We established an audit committee in November 1997. Messrs. Weibling (Chairman) and Lynch serve as members of the audit committee. The audit committee reviews with our management, the internal auditors and the independent auditors, our policies and procedures with respect to internal controls; reviews significant accounting matters; approves the audited financial statements before

69

public distribution; approves any significant changes in our accounting principles or financial reporting practices; reviews independent auditor services; and recommends to our board of directors the firm of independent auditors to audit our consolidated financial statements.

      Plan Administration Committee. We established a plan administration committee in June 1998. Messrs. Weibling (Chairman) and Judson serve as members of the plan administration committee. The plan administration committee administers and makes all ongoing determinations concerning matters relevant to our incentive equity plans.

      Executive Committee. We established an executive committee in March 1999. Messrs. Donahue (Chairman), Shindler and Weibling serve as members of the executive committee. The executive committee exercises the authority of our board of directors with respect to the management of our company, subject to limitations imposed by applicable law and our board of directors.

Item 11. Executive Compensation

Compensation of Executive Officers

      In the table and discussion below, we summarize the compensation earned during the last three fiscal years by: (1) our chief executive officer during 2001 and (2) each of our four other most highly compensated executive officers who earned more than $100,000 in salary and bonuses for services rendered in all capacities during 2001.

      The equity awards reflected in the table below include options granted under our 1997 stock option plan and our incentive equity plan, as well as equity awards under Nextel Communications’ incentive equity plan. Options granted in 2001 vest over a three-year period and options granted in 2000 and 1999 generally vest over a four-year period. Options that we granted in 2001 become exercisable, subject to the provisions of our incentive equity plan, for shares of our class A common stock. Options that we granted in 2000 and 1999 become exercisable, subject to the provisions of our incentive equity plan, for shares of our class B common stock. Options granted by Nextel Communications become exercisable, subject to the provisions of their plan, for shares of Nextel Communications’ class A common stock.

      Unless otherwise indicated, the amounts in the table below reflecting all other compensation are comprised of our contributions to Nextel Communications’ section 401(k) plan. Information related to the Nextel Communications’ incentive equity plan reflects its 2-for-1 common stock split effective in June 2000.

		Long-Term Compensation Awards

						Other
						Annual
						Compen-
Name and Principal Position	Year	Salary($)		Bonus($)		sation($)

Steven M. Shindler	2001	338,428		175,434		521,315	(2)
Chief executive officer	2000	325,620	(1)	227,120	(1)	—
	1999	—		—		—

Lo van Gemert	2001	320,619		137,746		—
President and chief	2000	306,810		178,337		—
operating officer	1999	98,928		79,270		—

Robert J. Gilker	2001	258,420		111,024		14,473	(8)
Vice president and general	2000	72,110	(7)	47,434	(7)	3,428	(8)
counsel	1999	—		—		—

Jose Felipe	2001	270,030		150,000		301,155	(10)
President, Nextel Cono Sur	2000	284,507		150,000		266,080	(10)
	1999	236,688		149,900		153,074	(10)

Alexis Mozarovski	2001	366,075		90,300		60,000	(12)
President, Nextel Brazil	2000	351,309		150,000		60,000	(12)
	1999	178,750		150,000		30,000	(12)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Annual Compensation

			Securities
			Underlying
	Restricted		Options	All Other
Name and Principal Position	Stock Awards($)		Granted(#)	Compensation($)

Steven M. Shindler	—		450,000	28,628	(4)
Chief executive officer	499,750	(3)	1,970,000	5,250
	—		—	—

Lo van Gemert	—		300,000	6,800
President and chief	374,813	(5)	1,670,000	4,233
operating officer	1,438,200	(6)	250,000	2,672

Robert J. Gilker	—		400,000	29,248	(9)
Vice president and general	—		—	10,521	(9)
counsel	—		—	—

Jose Felipe	—		127,500	6,800
President, Nextel Cono Sur	—		106,250	4,228
	—		530,000	36,805	(11)

Alexis Mozarovski	—		120,000	—
President, Nextel Brazil	—		640,000	—
	—		170,000	—

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(1)	Mr. Shindler has been our chief executive officer since March 2000. Since Mr. Shindler was also the executive vice president and chief financial officer of Nextel Communications until November 2000, Nextel Communications paid his entire salary through November 2000. The 2000 salary shown represents $27,430 paid by us and $298,190 paid by Nextel Communications. We paid the entire 2000 bonus shown.

(2)	Amount consists of a $250,000 loan made to Mr. Shindler by Nextel Communications in 1996 and subsequently forgiven by Nextel Communications during 2001, $90,419 in accrued interest forgiven on the loan and $180,896 in taxes on the loan and accrued interest that was paid by Nextel Communications on Mr. Shindler’s behalf.

(3)	On February 17, 2000, Mr. Shindler received 8,000 deferred shares of Nextel Communications’ class A common stock which vest on the fourth anniversary of the grant date. The value of the shares covered by Mr. Shindler’s deferred stock award as of December 31, 2001 was $87,680 (8,000 shares times $10.96, the closing price of Nextel Communications’ class A common stock on that date).

(4)	Mr. Shindler’s other compensation for 2001 includes $21,828 representing the value of his use of Nextel Communications’ corporate plane.

(5)	On February 17, 2000, Mr. van Gemert received 6,000 deferred shares of Nextel Communications’ class A common stock which vest on the fourth anniversary of the grant date. The value of the shares covered by Mr. van Gemert’s deferred stock award as of December 31, 2001 was $65,760 (6,000 shares times $10.96, the closing price of Nextel Communications’ class A common stock on that date).

(6)	Mr. van Gemert was granted two deferred stock awards by Nextel Communications during 1999. On February 18, 1999, Mr. van Gemert received 20,000 deferred shares of Nextel Communications class A common stock, which vest ratably on each of the first three anniversary dates of the grant date. On September 1, 1999, Mr. van Gemert received 40,000 deferred shares of Nextel Communications class A common stock, which vest on the fourth anniversary of the grant date. Mr. van Gemert sold 6,668 shares of the February 18, 1999 award during 2000 and an additional 6,666 shares of the award during 2001. The combined value of the remaining shares covered by Mr. van Gemert’s deferred stock awards as of December 31, 2001 was $511,459 (46,666 shares times $10.96, the closing price of Nextel Communications’ class A common stock on that date).

(7)	Mr. Gilker has been our vice president and general counsel since September 2000. Mr. Gilker’s bonus for 2000 was pro-rated based on his hiring date.

(8)	Mr. Gilker’s other annual compensation for 2001 consists of $14,473 in tax assistance paid to the appropriate taxing authorities on Mr. Gilker’s behalf to compensate him for the additional taxes he incurred because of relocation cost reimbursements and for 2000 consists of $3,428 in tax assistance paid to the appropriate taxing authorities on Mr. Gilker’s behalf. See note 9 below.

(9)	Mr. Gilker’s other compensation for 2001 includes $26,448 in relocation cost reimbursements paid to him and for 2000 includes $9,479 in relocation cost reimbursements paid to him.

(10)	Each amount consists of a foreign services differential, a housing allowance, a living expenses reimbursement and the aggregate personal travel costs reimbursed to Mr. Felipe as follows:

	Foreign			Aggregate
	Services	Housing	Living Expense	Personal
Year	Differential	Allowance	Reimbursement	Travel Costs	Total

2001	$120,000	$108,000	$9,757	$63,398	$301,155

2000	120,000	108,000	9,900	28,180	266,080

1999	70,000	63,000	4,568	15,506	153,074

(11)	Amount includes a $35,436 allowance for relocation expenses in 1999.

(12)	Amounts represent a $5,000 monthly housing allowance.

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Option Grants in 2001

      The following table lists information concerning options to purchase shares of our class A common stock, referred to as NII options, and Nextel Communications’ class A common stock, referred to as NCI options, that were granted to the named executive officers in 2001. For the NII options, we calculated the potential realizable value based on the 10-year term of the option at the time of grant utilizing the exercise price of each option, which was the then current fair market value. The stock price appreciation of 5% and 10%, compounded annually from the date an option is granted to its expiration date, are hypothetical gains determined under rules promulgated by the Securities and Exchange Commission and do not represent our prediction of our stock price performance. The actual gain, if any, on the exercise of a stock option will depend on the future performance of our common stock, the option recipient’s continued employment through the date on which the options are exercised and the time at which the underlying shares are sold.

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or
	Options Granted	Employees in	Base Price	Expiration
	(#)	Fiscal Year (%)	($/Shares)	Date

Steven M. Shindler

NII options	450,000	4.93	5.00	05/07/2011

NCI options	—	—	—	—
Lo van Gemert

NII options	300,000	3.29	5.00	05/07/2011

NCI options	—	—	—	—
Robert J. Gilker

NII options	400,000	4.38	5.00	05/07/2011

NCI options	—	—	—	—
Jose Felipe

NII options	127,500	1.40	5.00	05/07/2011

NCI options	—	—	—	—
Alexis Mozarovski

NII options	120,000	1.31	5.00	05/07/2011

NCI options	—	—	—	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	NII Options
	Potential Realizable
	Value at Assumed Annual
	Rates of Stock Price
	Appreciation for
	Option Term

	5%($)	10%($)

Steven M. Shindler

NII options	1,415,013	3,585,921

NCI options	—	—
Lo van Gemert

NII options	943,342	2,390,614

NCI options	—	—
Robert J. Gilker

NII options	1,257,789	3,187,485

NCI options	—	—
Jose Felipe

NII options	400,920	1,016,011

NCI options	—	—
Alexis Mozarovski

NII options	377,337	956,245

NCI options	—	—

      The NII options were granted on May 7, 2001 and vest over a three-year period, with 50% vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date and 25% vesting on the third anniversary of the grant date.

Aggregated Option Exercises in Year 2001 and Year-End Option Values

      In the table below, we list information on the unexercised option values as of December 31, 2001 for each of the named executive officers. The value of the unexercised in-the-money NCI options is based on the closing price of Nextel Communications’ class A common stock as reported by the Nasdaq Stock Market on December 31, 2001, which was $10.96 per share, less the aggregate exercise price, times the aggregate number of shares issuable upon exercise of those options. As a result of our debt restructuring activities and revised business plan, we do not believe it is possible to derive a reliable estimate of the fair market value of the NII options at December 31, 2001. However, based on our determination that funds generated from our operating activities and realistically available from other sources will not be sufficient to meet our existing debt service obligations, we believe that there are no NII options that are in-the-money at December 31, 2001. None of the named executive officers exercised options in 2001.

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	Number of
	Securities Underlying		Value of Unexercised In-
	Unexercised Options		the-Money Options at
	at Fiscal Year-End(#)		Fiscal Year-End($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven M. Shindler

NII options	46,878	2,250,000	—	—

NCI options	414,000	250,000	390,165	—
Lo van Gemert

NII options	—	1,800,000	—	—

NCI options	191,250	290,000	71,941	—
Robert J. Gilker

NII options	—	400,000	—	—

NCI options	—	—	—	—
Jose Felipe

NII options	714,840	368,910	—	—

NCI options	47,500	92,500	—	—
Alexis Mozarovski

NII options	93,750	776,250	—	—

NCI options	20,000	60,000	—	—

Employment Agreements

      Nextel Communications executed on our behalf a letter agreement with Mr. Felipe in May 1999 providing for his employment effective April 1, 1999. The letter provides for base compensation of $250,000 per year, as well as eligibility for bonuses of $150,000 based on the achievement of specified performance objectives. Further, Mr. Felipe is paid a foreign services differential of $120,000 per year to compensate him for the higher cost of living in Argentina as compared to the United States, and an allowance to cover Mr. Felipe’s cost of rental housing. The letter also provides that if we terminate Mr. Felipe’s employment with us other than for cause, then we will continue to pay Mr. Felipe’s then-current salary for one year following termination. Mr. Felipe would also be entitled to receive a pro rata portion of the targeted bonus for the year in which the termination occurs, based upon the number of months worked in that year.

      Nextel Communications executed on our behalf a letter agreement with Mr. Mozarovski in May 1999 providing for his employment effective June 15, 1999. The letter provides for a base salary of $330,000 per year, as well as eligibility for a bonus of up to $150,000 based on the achievement of specified performance objectives. Further, we pay Mr. Mozarovski an allowance to cover the cost of rental housing in Brazil. The letter also provides that if we terminate Mr. Mozarovski’s employment with us other than for cause, then we will pay Mr. Mozarovski one year of base salary and the full targeted bonus for that year upon termination.

      We do not have employment agreements with any of our other named executive officers.

Nextel Communications Change of Control Retention Bonus and Severance Pay Plan

      Each of our named executive officers participates in Nextel Communications’ Change of Control Retention Bonus and Severance Pay Plan. Under this plan, in the event of a change of control of Nextel Communications, as defined in the plan, each executive officer will receive a retention bonus if he continues his employment with us through the closing of the change of control transaction and the one year period thereafter, or if we terminate his employment without cause, as defined in the plan before the closing or before the end of this one year period. The amount of the retention bonus is 100% of the base salary and target bonus for the year in which the transaction occurs with respect to Messrs. Gilker, Felipe and Mozarovski and 150% of the base salary and target bonus for the year in which the transaction occurs with respect to Messrs. Shindler and van Gemert. In addition, if we terminate an executive officer’s employment with us without cause, as defined in the plan, within one year after a change in control of

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Nextel Communications, or the executive officer terminates his employment during this period for good reason, as defined in the plan, then that executive officer will receive an amount equal to 200% of that individual’s base salary and 200% of that individual’s target bonus for the year, and the individual’s insurance and medical benefits will be continued for two years from termination.

Compensation Committee Interlocks and Insider Participation

      Our board of directors does not currently have a compensation committee, although the plan administration committee performs some functions of a compensation committee. Our full board of directors is responsible for executive compensation matters. Mr. Shindler serves on our board of directors and also serves as our chief executive officer. In addition, Mr. Grinstein serves on our board of directors and was our chief executive officer from January 1996 until August 1999. Also, Mr. Dussek serves on our board of directors and was our chief executive officer from September 1999 until March 2000 and our chief operating officer from March 1999 until September 1999.

Compensation of Directors

      Currently, our directors do not receive any compensation for their services as directors.

Item 12. Security Ownership of Certain Beneficial Owners and Management

      There are currently no shares of our class A common stock outstanding.

      In the table below, we list, as of March 15, 2002, the amount and percentage of shares of our class A common stock, our class B common stock and series A exchangeable redeemable preferred stock that are deemed under the rules of the Securities and Exchange Commission to be beneficially owned by:

•	each person who served as one of our directors as of that date;

•	each of the named executive officers;

•	all directors and executive officers as a group; and

•	each person or group known by us to be the beneficial owner of more than 5% of our outstanding voting common stock.

      The address of each named person or group is 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191, unless otherwise specified.

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		Amount and Nature
	Type of Class	of Beneficial		Approximate
Name of Beneficial Owner	of Capital Stock	Ownership(1)		% of Outstanding

Steven M. Shindler	Common Stock	375,000	(2)	*

Keith D. Grinstein	Common Stock	3,037,500	(3)	1.1%

William E. Conway, Jr	Common Stock	12,500	(4)	*

Timothy M. Donahue	Common Stock	220,000	(5)	*

Steven P. Dussek	Common Stock	1,037,500	(6)	*

C. James Judson	Common Stock	12,500	(4)	*

Dennis M. Weibling	Common Stock	12,500	(4)	*

Thomas C. Lynch	Common Stock	12,500	(4)	*

Lo van Gemert	Common Stock	150,000	(4)	*

Robert J. Gilker	Common Stock	200,000	(4)	*

Jose Felipe	Common Stock	844,215	(7)	*

Alexis Mozarovski	Common Stock	166,250	(8)	*

All directors and executive officers as a group (18 persons)	Common Stock	6,931,711	(9)	2.5%

Nextel Communications, Inc	Common Stock	268,773,174		99.4%
2001 Edmund Halley Drive	Series A
Reston, Virginia 20191	Preferred Stock	10,503		100.0%

*	Less than one percent (1%)

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our stock beneficially owned. You may review Nextel Communications proxy statement relating to its annual meeting of stockholders for information regarding beneficial ownership of its equity securities.

(2)	Includes 225,000 shares of class A common stock and 46,878 shares of class B common stock that are all obtainable upon exercise of options.

(3)	Includes 37,500 shares of class A common stock and 2,820,000 shares of class B common stock that are all obtainable upon exercise of options.

(4)	Represents shares of class A common stock obtainable upon exercise of options.

(5)	Includes 25,000 shares of class A common stock and 101,250 shares of class B common stock that are all obtainable upon exercise of options.

(6)	Represents shares of class B common stock obtainable upon exercise of options.

(7)	Includes 63,750 shares of class A common stock and 780,465 shares of class B common stock that are all obtainable upon exercise of options.

(8)	Includes 60,000 shares of class A common stock and 106,250 shares of class B common stock that are all obtainable upon exercise of options.

(9)	Includes 1,232,500 shares of class A common stock and 5,322,339 shares of class B common stock that are all obtainable upon exercise of options.

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Item 13. Certain Relationships and Related Transactions

Tax Sharing Agreement with Nextel Communications

      We entered into a tax sharing agreement with Nextel Communications dated as of January 1, 1997. Under that agreement, for each taxable year in which we are a member of Nextel Communications’ consolidated group for U.S. federal income tax purposes, we must pay Nextel Communications an amount equal to what our federal income tax liability would have been had we filed a separate federal income tax return for each of our U.S. subsidiaries. This arrangement may result in higher tax payments by us than if our tax liability was computed on the basis of joint tax filings with Nextel Communications. The computation of our tax liability takes into account specified carryovers and carrybacks of losses and credits during periods we are a member of the Nextel Communications consolidated group that would be allowed if we had filed a separate federal income tax return. In making the computation for any taxable year, however, the liability will be determined at the highest corporate tax rate and without an exemption for purposes of calculating the alternative minimum tax and the environmental tax. The agreement further provides that we may be included in any consolidated, combined or unitary state or local income or franchise tax return or report, and our liability for these taxes will be computed in a manner consistent with the calculation of our federal income tax liability.

      In addition, the tax sharing agreement provides that Nextel Communications is entitled to utilize on behalf of the Nextel Communications’ consolidated group all of our tax attributes. The attributes include items of income, gain, loss, deduction, expense, credit and similar treatments which arise in the current taxable year or another taxable year or years and which properly may be carried back or carried forward to that taxable year. We are not entitled to receive any compensation for utilization of these attributes or items by the Nextel Communications consolidated group in determining for any taxable year or years the consolidated taxable income and consolidated tax liability for that taxable year or years.

      Nextel Communications is not required to compensate us for the benefit of a loss or credit carryback from our separate filing to the consolidated group should we leave the Nextel Communications consolidated group. Further, under some circumstances we are required to compensate Nextel Communications for adjustments of tax attributes after we leave the group.

      Under the U.S. consolidated income tax rules, we and each other member of the Nextel Communications consolidated group of which we are a member will be jointly and severally liable for the U.S. tax liabilities of each other member of that group. This liability exists for each year we file a consolidated tax return with that group. This liability continues for those years even if we should leave the Nextel Communications consolidated group.

      At December 31, 2001, under the tax sharing agreement, our liability to Nextel Communications for taxes for 2001 was about $16.0 million.

Overhead Services Agreement with Nextel Communications

      Under an overhead services agreement between us and Nextel Communications, Nextel Communications has agreed to provide services to us. These services relate to accounts payable, cash management, payroll, human resources, financial reporting and audit and legal, engineering and technical and marketing and sales assistance. The fee for services provided under the overhead services agreement is the actual cost incurred by Nextel Communications, without any markup or discount, which is billed monthly and payable in 45 days. Under the overhead services agreement, Nextel Communications has agreed to apportion the aggregate cost incurred by it to provide the services to us and its other subsidiaries on a basis that Nextel Communications determines in good faith, from time to time, represents the relative portion of the services provided by Nextel Communications and used by each subsidiary, including us, for the relevant period. We have the right to review Nextel Communications’ determination and to discuss with Nextel Communications adjustments that we consider appropriate in light of the services provided to us. Nextel Communications’ good faith determination after that consultation is final and binding. The overhead services agreement has a ten-year term, which commenced on March 3, 1997. With the consent of Nextel

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Communications, we may elect to discontinue a particular service or services provided by Nextel Communications or obtain any service from an independent third party. We incurred costs under the overhead services agreement of $4.0 million during 2001.

      Under the overhead services agreement, we have agreed that the legal counsel employed by Nextel Communications as part-time or full-time employees will provide legal services to us as well as to other subsidiaries of Nextel Communications. These services will also potentially be provided to other entities in which Nextel Communications holds an ownership interest. We have agreed that the legal counsel may represent us as well as Nextel Communications or any of its other subsidiaries.

Right of First Opportunity Agreement with Nextel Communications

      As a condition to the issuance of our 13.0% senior discount notes in March 1997, we entered into a right of first opportunity agreement with Nextel Communications dated as of March 6, 1997, as amended. Under this agreement, Nextel Communications has agreed that neither Nextel Communications nor any of its controlled affiliates other than our group, as defined in the agreement, will in the future participate in the ownership or management of two-way terrestrial-based mobile wireless communications systems anywhere other than in the United States unless the future wireless opportunities have first been presented to us. This restriction does not apply to, among other things, any commercial relationship with any wireless entity, including channel or frequency sharing, roaming, purchase or sale of goods or services, licensing of intellectual property or other intangible rights or similar business related arrangement, that does not involve the directing or participating in the management of that wireless entity. We have agreed that, without the consent of Nextel Communications, we, our restricted affiliates and our unrestricted affiliates, each as defined in the indentures governing our outstanding notes, will not participate in the ownership or management of any wireless communications service business in the United States. These restrictions terminate upon the earliest to occur of April 15, 2007 and a change of control, as defined in the indentures governing our outstanding notes.

      If Nextel Communications gives us notice of a future wireless opportunity, we will have 60 days to notify Nextel Communications that we intend to pursue the opportunity and how we intend to finance our participation. We must have secured a financing commitment within 90 days of the date of the notice and we must consummate the future wireless opportunity within nine months of the date of the notice. If we fail to respond to Nextel Communications within the 60 and 90 day time frames or fail to consummate the transaction within the nine-month period, Nextel Communications may pursue freely the future wireless opportunity.

      We have agreed with Nextel Communications not to make any amendment to the right of first opportunity agreement that is materially adverse to the holders of our 13.0% senior discount notes, 12.125% senior discount notes or 12.75% senior serial notes. We also agreed to provide those holders with written notice 30 days before any amendment.

Trademark License Agreement with Nextel Communications

      On February 4, 2002, we amended and restated our Trademark License Agreement with Nextel Communications. Under this amended and restated license agreement, Nextel Communications has granted us a non-transferable, exclusive right and license to sell and offer certain services and goods in the countries in which we operate bearing the licensed trademarks, including the name “Nextel”. We also have the right to grant sublicense agreements to our subsidiaries and affiliates for an undetermined period of time. Either party may terminate the agreement without cause by providing 180 days’ notice. In the event of a change of control of NII or any of our subsidiaries or affiliates, Nextel Communications may terminate the agreement by giving us 30 days’ notice. Currently, Nextel Communications is not assessing a royalty for the license of the trademarks, but has reserved the right to do so in the future.

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Transactions with Nextel Communications

      On April 25, 2001, we issued 2,500 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications for cash proceeds of $250.0 million. On July 16, 2001, we issued another 2,500 shares of our series A exchangeable redeemable preferred stock to the same wholly owned subsidiary of Nextel Communications for $250.0 million in cash.

Motorola Relationships

      Motorola, which beneficially owned about 14% of the outstanding stock of Nextel Communications at December 31, 2001 and has the right to nominate two directors, one of whom has been designated, to serve on the board of Nextel Communications, provides equipment and vendor financing to our operating companies. During 2001, we purchased about $397.1 million in digital infrastructure equipment, handsets and related services from Motorola and have continued these purchases in 2002. At December 31, 2001, we had accounts payable due to Motorola of $108.1 million and had debt due to Motorola of $417.8 million.

      On August 14, 2000, we and some of our operating companies entered into agreements with Motorola under which Motorola will provide us with infrastructure equipment and services, including installation, implementation and training. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. We have also agreed to provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology. In addition, if Motorola manufactures, or elects to manufacture the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. These agreements also contain other minimum purchase commitments that, if not met, subject us to payments based on a percentage of the commitment shortfall. We met our commitment for 2000 of $230.0 million. We did not meet our $230.0 million minimum purchase commitment for 2001, resulting in the payment of $8.0 million to Motorola during 2001 based on the shortfall of purchases. During 2001, we and Motorola amended the infrastructure purchase agreements to reduce our minimum purchase commitments to $75.0 million for 2002 and 2003.

      Motorola Credit Corporation, an affiliate of Motorola, is the lender under some credit facilities under which we or some of our operating companies are the borrowers. In the first quarter of 2001, we amended the terms of these facilities to extend the maturities and modify the covenants. Due to our failure to make a scheduled principal payment, we are currently in default under these facilities and Motorola Credit is free to pursue its remedies, such as seizing our assets and the assets of our subsidiaries that are pledged as collateral. For information concerning our default under these credit facilities, see note 3 to our audited consolidated financial statements appearing at the end of this annual report on Form 10-K.

      In December 2001, we sold our minority interest in NEXNET to Motorola. We received a $6.5 million credit for equipment purchases from Motorola and cash proceeds of $3.5 million from a partner in NEXNET, in exchange for the forgiveness of our loans to NEXNET.

Other Transactions

      On April 10, 2001 we loaned $193,000 to Mr. Felipe as an advance to pay income taxes in exchange for his non-negotiable promissory note, which is due March 31, 2002 and bears no interest. As of December 31, 2001, $143,000 of this loan was outstanding.

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PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K

(a)(1)	Financial Statements. The following financial statements are filed as part of this report:

(2)	Financial Statement Schedules. The following financial statement schedules are filed as part of this report and are included in Item 14(d) below. Schedules other than those listed below are omitted because they are either not required or not applicable.

Page

Schedule I	F-39

Schedule II	F-43

(3)	List of Exhibits. The exhibits filed as part of this report are listed in the Exhibit Index, which is incorporated in this item by reference.

(b)	Reports on Form 8-K. On November 26, 2001, we filed a Current Report on Form 8-K reporting under Item 5 the sale of our entire equity position in TELUS Corporation. On December 21, 2001, we filed a Current Report on Form 8-K reporting under Item 5 the filing of an amendment to our certificate of incorporation changing our corporate name to NII Holdings, Inc.

(c)	Exhibits. The exhibits filed as part of this report are listed in Item 14(a)(3) above.

(d)	Financial Statement Schedules. The financial statement schedules filed as part of this report are listed in Item 14(a)(2) above.

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SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NII HOLDINGS, INC.

March 29, 2002

By:	/s/ BYRON R. SILIEZAR

Byron R. Siliezar
Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities indicated below on March 29, 2002.

Signature	Title

* Steven M. Shindler	Chief Executive Officer and Acting Chairman of the Board of Directors (principal executive officer)
/s/ BYRON R. SILIEZAR Byron R. Siliezar	Vice President and Chief Financial Officer (principal financial and accounting officer)
* Keith D. Grinstein	Vice Chairman of the Board of Directors
* William E. Conway, Jr.	Director
* Timothy M. Donahue	Director
* Steven P. Dussek	Director
* C. James Judson	Director
* Thomas Lynch	Director
* Dennis Weibling	Director

*By:	/s/ BYRON R. SILIEZAR

Byron R. Siliezar
Attorney-in-fact

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EXHIBIT INDEX

      References to NII Holdings, Inc. refer to Nextel International, Inc., the former name of NII Holdings for periods before December 21, 2001. All documents referenced below were filed pursuant to the Securities Exchange Act of 1934 by NII Holdings, file no. 333-26649, unless otherwise indicated.

Exhibit
Number	Description of Exhibits

*3.1	Certificate of Incorporation of NII Holdings, Inc.
3.2	Amended and Restated Bylaws of NII Holdings, Inc. (filed as Exhibit 3.2 to the Annual Report on Form 10-K filed April 2, 2001 for the year ended December 31, 2001 and incorporated herein by reference).
4.1	Indenture, dated as of March 6, 1997, by and between McCaw International, Ltd. and The Bank of New York (including form of note) (filed as Exhibit 4.1 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, filed on May 7, 1997 and incorporated herein by reference).
4.2	Warrant Agreement, dated as of March 6, 1997, by and between NII Holdings, Inc., and The Bank of New York (filed on July 18, 1997 as Exhibit 4.4 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
4.3	Warrant Registration Rights Agreement, dated as of March 3, 1997, by and between NII Holdings, Inc. and The Bank of New York (filed as Exhibit 4.3 to the Annual Report on Form 10-K filed April 2, 2001 for the year ended December 31, 2001 and incorporated herein by reference).
4.4	Indenture, dated as of March 12, 1998, by and between NII Holdings, Inc. and The Bank of New York (including form of note) (filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q filed on May 14, 1998 for the quarter ended March 31, 1998 and incorporated herein by reference).
4.5	Indenture, dated as of August 1, 2000, by and between NII Holdings, Inc. and The Bank of New York (including form of note) (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on August 2, 2000 and incorporated herein by reference).
4.6	First Supplemental Indenture, dated as of December 13, 2000, between NII Holdings, Inc. and The Bank of New York, relating to the 13.0% senior discount notes due 2007 (filed on December 15, 2000 as Exhibit 4.7 to the Registration Statement on Form S-4 (file no. 333-51900), as amended, and incorporated herein by reference).
4.7	First Supplemental Indenture, dated as of December 13, 2000, between NII Holdings, Inc. and The Bank of New York, relating to the 12.125% senior discount notes due 2008 (filed on December 15, 2000 as Exhibit 4.8 to the Registration Statement on Form S-4 (file no. 333-51900), as amended, and incorporated herein by reference).
4.8	First Supplemental Indenture, dated as of December 13, 2000, between NII Holdings, Inc. and The Bank of New York, relating to the 12.75% senior serial notes due 2010 (filed on December 15, 2000 as Exhibit 4.9 to the Registration Statement on Form S-4 (file no. 333-51900), as amended, and incorporated herein by reference).
10.1	Tax Sharing Agreement, dated January 1, 1997, by and between Nextel Communications, Inc. and its subsidiaries named therein (filed on July 18, 1997 as Exhibit 10.18 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.2	Overhead Services Agreement, dated March 3, 1997, by and between Nextel Communications, Inc. and NII Holdings, Inc. (filed on July 18, 1997 as Exhibit 10.19 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).

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Exhibit
Number	Description of Exhibits

10.3	Indemnification Agreement, dated March 6, 1997, by and between Nextel Communications, Inc. and NII Holdings, Inc. (filed on July 18, 1997 as Exhibit 10.21 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.4	Second Amended and Restated Right of First Opportunity Agreement, dated August 1, 2000, by and between Nextel Communications, Inc. and NII Holdings, Inc. (filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.5	Master Equipment Financing Agreement, dated as of February 4, 1999, by and among NII Holdings, Inc., the Lenders named therein and Motorola Credit Corporation, as Administrative Agent and Collateral Agent (filed as Exhibit 99.1 to the Current Report on Form 8-K filed on February 19, 1999 and incorporated herein by reference).
10.6	Second Amendment to Master Equipment Financing Agreement, dated as of March 22, 2000, by and between NII Holdings, Inc., the Lenders named therein and Motorola Credit Corporation, as Administrative Agent and Collateral Agent (filed as Exhibit 10.46 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.7	Third Amendment to Master Equipment Financing Agreement, dated as of July 26, 2000, by and between NII Holdings, Inc. and Motorola Credit Corporation, as Administrative Agent and Collateral Agent (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.8	Guaranty, effective as of July 23, 1999, by NII Holdings, Inc. in favor of Motorola, Inc. (filed as Exhibit 10.38 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.9	Guaranty, effective as of July 23, 1999, by NII Holdings, Inc. in favor of Motorola, Inc. (filed as Exhibit 10.41 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.10	Guaranty, effective as of July 23, 1999, by NII Holdings, Inc. in favor of Motorola, Inc. (filed as Exhibit 10.42 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.11	Secured Loan Agreement, dated December 16, 1999, by and between NII Holdings, Inc., the Lenders named therein and Motorola Credit Corporation, as Administrative Agent and as Collateral Agent (filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.12	Amendment No. 1 to Secured Loan Agreement, dated July 26, 2000, by and between NII Holdings, Inc. the Lenders named therein and Motorola Credit Corporation, as Collateral Agent (filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.13	Amended and Restated Equipment Financing Agreement, dated as of April 28, 2000, by and between McCaw International (Brazil), Ltd. and Motorola Credit Corporation (filed as Exhibit 10.6 to the Quarterly Report in Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.14	Credit Agreement, dated as of February 27, 1998, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on May 14, 1998 for the quarter ended March 31, 1998 and incorporated herein by reference).
10.15	Amendment No. 1 and Waiver, dated May 8, 1998, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.19 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.16	Amendment No. 2, dated September 30, 1998, by and among

82

Exhibit
Number	Description of Exhibits

Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on November 16, 1998 for the quarter ended September 30, 1998 and incorporated herein by reference).
10.17	Amendment No. 3, dated May 12, 1999, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 99.1 to the Current Report on Form 8-K filed on June 11, 1999 and incorporated herein by reference).
10.18	Amendment No. 4, dated as of December 8, 1999, by and among Nextel Argentina S.R.L., and the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.36 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.19	Amendment No. 5, dated June 20, 2000, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.20	Stockholders Agreement, dated June 21, 1996, by and among Infocom Communications Network, Inc and the stockholders of Infocom Communications Network, Inc. (filed on July 18, 1997 as Exhibit 10.11 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.21	Restructuring Agreement, dated as of April 2, 1998, by and among Foodcamp Industries and Marketing, Inc., Chan Chon Siong, NII Holdings, Inc., Top Mega Enterprises Ltd. and Infocom Communications Network, Inc. (filed as Exhibit 10.26 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.22	Restructuring Agreement, dated as of April 2, 1998, by and among Jetcom Inc., NII Holdings, Inc., Top Mega Enterprises, Ltd. and Infocom Communications Network, Inc. (filed as Exhibit 10.28 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.23	Pledge Agreement, dated as of April 2, 1998, by and among Infocom Communications Network, Inc., NII Holdings, Inc., Inc. and Jetcom, Inc. (filed as Exhibit 10.29 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.24	Agreement, dated as of August 21, 1998, by and between ACCRA Investments Corporation and Top Mega Enterprises Ltd. (filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on November 16, 1998 for the quarter ended September 30, 1998 and incorporated herein by reference).
10.25	Borrowing Affiliate Note, dated June 18, 1999, by and between Infocom Communications Network, Inc., as Borrowing Affiliate, and NII Holdings, Inc., as Lender (filed as Exhibit 10.35 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
††10.26	Employment Agreement, dated May 7, 1999, by and between NII Holdings, Inc. and Jose Felipe (filed as Exhibit 10.26 to the Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001 and incorporated herein by reference).
††10.27	NII Holdings, Inc. 1997 Stock Option Plan (filed as Exhibit 10.9 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
††10.28	Amended and Restated NII Holdings, Inc. Incentive Equity Plan (filed as Exhibit 10.9 to the Current Report on Form 8-K filed on February 22, 2001 and incorporated herein by reference).

83

Exhibit
Number	Description of Exhibits

†10.29	Subscriber Unit Purchase Agreement, dated as of July 23, 1999, by and between Motorola, Inc. and Comunicaciones Nextel de Mexico S.A. de C.V. (filed as Exhibit 10.37 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
†10.30	Subscriber Unit Purchase Agreement, dated July 23, 1999, by and between Motorola, Inc. and Nextel del Peru, S.A. (filed as Exhibit 10.44 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
†10.31	Subscriber Unit Purchase Agreement, dated as of August 4, 1999, by and between Motorola, Inc. and Infocom Communications Network, Inc. (filed as Exhibit 10.43 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
†10.32	Subscriber Unit Purchase Agreement, dated as of September 7, 1999, by and between Motorola Industrial LTDA and NII Holdings, Inc. (filed as Exhibit 10.39 to the Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference).
†10.33	Subscriber Unit Purchase Agreement, dated as of September 7, 1999, by and between Motorola, Inc. and NII Holdings, Inc. (filed as Exhibit 10.40 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.34	Amended and Restated Capital Subscription Agreement, dated as of May 12, 1999, by and among Nextel Argentina S.R.L., Nextel International (Argentina), Ltd. and NII Holdings, Inc. (filed as Exhibit 10.34 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.35	Amendment No. 1 to the Amended and Restated Capital Subscription Agreement, dated as of June 20, 2000, by and among Nextel Argentina S.R.L., Nextel International (Argentina), Ltd. and NII Holdings, Inc. (filed as Exhibit 10.8 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
†10.36	Form of iDEN Infrastructure Equipment Supply Agreement dated August 14, 2000 by and between NII Holdings, Inc., Motorola, Inc. and each of Nextel Telecommunicacoes Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (filed as Exhibit 10.2 to the Amendment to the Current Report on Form 8-K filed on December 22, 2000 and incorporated herein by reference).
†10.37	Form of iDEN Installation Services Agreement, dated August 14, 2000 by and between NII Holdings, Inc., Motorola, Inc. and each of Nextel, Telecomunicações Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (filed as Exhibit 10.1 to the Amendment to the Current Report on Form 8-K filed on December 22, 2000 and incorporated herein by reference).
†10.38	Form of Amendment 001 to iDEN Infrastructure Supply Agreement, dated as of December 1, 2000, between NII Holdings, Inc., Motorola, Inc. and each of Nextel Telecommunicacoes Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (filed as Exhibit 10.3 to the Amendment to the Current Report on Form 8-K filed on December 22, 2000 and incorporated herein by reference).
10.39	iDEN® Infrastructure Minimum Purchase Commitment Agreement, effective as of January 1, 2001, by and between Motorola, Inc. by and through its Global Telecom Solutions Sector, Telecom Carrier Solutions Group and NII Holdings, Inc. (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on February 22, 2001 and incorporated herein by reference).

84

Exhibit
Number	Description of Exhibits

10.40	Fourth Amendment to Master Equipment Financing Agreement, dated as of February 19, 2001, by and between NII Holdings, Inc. and Motorola Credit Corporation, as Administrative Agent and Collateral Agent (filed as Exhibit 10.2 to the Current Report on Form 8-K filed on February 22, 2001 and incorporated herein by reference).
10.41	Second Amendment to Secured Loan Agreement, dated as of February 19, 2001, by and between NII Holdings, Inc. and Motorola Credit Corporation (filed as Exhibit 10.3 to the Current Report on Form 8-K filed on February 22, 2001 and incorporated herein by reference).
10.42	First Amendment to Amended and Restated Equipment Financing Agreement, dated as of February 19, 2001, by and among McCaw International (Brazil), Ltd. and Motorola Credit Corporation (filed as Exhibit 10.4 to the Current Report on Form 8-K filed on February 22, 2001 and incorporated herein by reference).
††10.43	Employment Agreement, dated May 21, 1999, by and between NII Holdings, Inc. and Alexis Mozarovski (filed as Exhibit 10.5 to the Current Report on Form 8-K filed on February 22, 2001 and incorporated herein by reference).
*10.44	Second Amended and Restated Trademark License Agreement, dated as of February 4, 2002, by and between Nextel Communications, Inc. and NII Holdings, Inc.
††10.45	Change of Control Retention Bonus and Severance Pay Plan, dated July 14, 1999 (filed as Exhibit 10.7 to the Current Report on Form 8-K filed on February 22, 2001 and incorporated herein by reference).
††10.46	Amendment to NII Holdings, Inc. 1997 Stock Option Plan (filed as Exhibit 10.8 to the Current Report on Form 8-K filed on February 22, 2001 and incorporated herein by reference).
*10.47	Form of Amendment 002 to iDEN Infrastructure Supply Agreement, dated December 1, 2000, between NII Holdings, Inc., Motorola, Inc., and each of Comunicaciones Nextel de México, S.A. de C.V., Nextel Telecomunicacões Ltda., Nextel Argentina S.R.L., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc.
*†10.48	Amendment 003 to iDEN Infrastructure Equipment Supply Agreement, dated December 7, 2001, between NII Holdings, Inc., Motorola, Inc., Nextel Argentina, S.A., Nextel Telecomunicações Ltda., Comunicaciones Nextel de México, S.A. de C.V., Nextel del Peru S.A. and Nextel Communications Philippines, Inc.
*†10.49	Amendment 001 to iDEN Subscriber Supply Agreement, effective as of January 1, 2000, among NII Holdings, Inc., Motorola, Inc. and Nextel Communications, Inc.
*†10.50	Amendment 002 to iDEN Subscriber Supply Agreement, dated February 16, 2001, between NII Holdings, Inc. and Motorola, Inc.
*†10.51	Amendment 003 to iDEN Subscriber Supply Agreement, dated December 10, 2001, between NII Holdings, Inc. and Motorola, Inc.
*21.1	Subsidiaries of NII Holdings, Inc.
*23.1	Consent of Deloitte & Touche LLP.
*24.1	Powers of Attorney.

*	Filed herewith.

†	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

††	Management contract or compensatory plan or arrangement.

85

NII HOLDINGS, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULES

NII HOLDINGS, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
NII Holdings, Inc.

      We have audited the accompanying consolidated balance sheets of NII Holdings, Inc. and subsidiaries (NII Holdings, formerly known as Nextel International, Inc.), a substantially wholly owned subsidiary of Nextel Communications, Inc., as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedules listed on page F-1. These consolidated financial statements and financial statement schedules are the responsibility of NII Holdings’ management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NII Holdings, Inc. and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

      The accompanying consolidated financial statements for the year ended December 31, 2001 have been prepared assuming that NII Holdings will continue as a going concern. As discussed in notes 1, 2 and 3 to the consolidated financial statements, NII Holdings is in default under certain of its outstanding senior redeemable notes and bank and vendor credit facilities, which resulted in all outstanding senior redeemable notes and bank and vendor credit facilities being classified in current liabilities. Accordingly, NII Holdings’ current liabilities significantly exceed its current assets. As further discussed in note 1 to the consolidated financial statements, NII Holdings will require additional funding to continue its operations. Such conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in note 1 to the consolidated financial statements, NII Holdings, Inc. and subsidiaries adopted the provisions of Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements” in 2000.

DELOITTE & TOUCHE LLP
McLean, Virginia

March 19, 2002

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED BALANCE SHEETS
As of December 31, 2001 and 2000
(in thousands)

	2001	2000

ASSETS

Current assets

Cash and cash equivalents	$250,250	$473,707

Restricted cash	84,041	145

Accounts receivable, less allowance for doubtful accounts of $24,277 and $22,163	116,819	73,178

Handset and accessory inventory	24,486	26,724

Prepaid expenses and other	75,506	86,200

Total current assets	551,102	659,954

Property, plant and equipment, net	350,001	1,070,127

Investments	—	357,610

Intangible assets, net	227,551	978,140

Other assets	115,766	127,395

	$1,244,420	$3,193,226

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities

Accounts payable	$129,800	$65,638

Accrued expenses and other	233,306	151,435

Accrued interest	58,131	44,581

Due to related parties	139,871	129,636

Current portion of long-term debt (note 3)	2,665,144	34,149

Total current liabilities	3,226,252	425,439

Long-term debt	—	2,485,134

Deferred income taxes	15,134	174,178

Deferred revenues	25,184	26,871

Total liabilities	3,266,570	3,111,622

Commitments and contingencies (notes 3, 4, 10 and 13)

Stockholders’ (deficit) equity

Series A exchangeable redeemable preferred stock, 11 and 6 shares issued and outstanding; accreted liquidation preference of $1,187,569 and $567,953	1,050,300	550,300

Common stock, class B, 271,037 shares issued, 270,382 and 271,025 shares outstanding	271	271

Paid-in capital	934,948	941,921

Accumulated deficit	(3,774,497)	(1,277,176)

Treasury stock, at cost, 655 and 12 shares	(3,275)	(62)

Deferred compensation, net	(903)	(5,173)

Accumulated other comprehensive loss	(228,994)	(128,477)

Total stockholders’ (deficit) equity	(2,022,150)	81,604

	$1,244,420	$3,193,226

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2001, 2000 and 1999
(in thousands, except per share amounts)

	2001	2000	1999

Operating revenues	$679,595	$330,209	$124,364

Operating expenses

Cost of revenues	335,548	182,160	96,199

Selling, general and administrative	443,898	280,822	191,015

Impairment, restructuring and other charges (note 2)	1,746,907	—	—

Depreciation and amortization	234,556	160,918	108,091

	2,760,909	623,900	395,305

Operating loss	(2,081,314)	(293,691)	(270,941)

Other income (expense)

Interest expense	(299,968)	(248,922)	(179,604)

Interest income	13,373	22,157	8,442

Realized (losses) gains on investments	(151,291)	239,467	—

Foreign currency transaction losses, net	(69,854)	(25,273)	(60,793)

Equity in gains (losses) of unconsolidated affiliates	9,640	(53,874)	(31,469)

Minority interest in losses of subsidiaries	—	6,504	19,314

Other (expense) income, net	(3,803)	4,635	(5,112)

	(501,903)	(55,306)	(249,222)

Loss before income tax benefit (provision)	(2,583,217)	(348,997)	(520,163)

Income tax benefit (provision)	85,896	(68,209)	17

Net loss	(2,497,321)	(417,206)	(520,146)

Accretion of series A exchangeable redeemable preferred stock to liquidation preference value	—	(61,334)	—

Loss attributable to common stockholders	$(2,497,321)	$(478,540)	$(520,146)

Loss per share attributable to common stockholders, basic and diluted	$(9.22)	$(1.93)	$(2.37)

Weighted average number of common shares outstanding	270,750	248,453	219,359

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

For The Years Ended December 31, 2001, 2000 and 1999
(in thousands)

	Series A				Class B
	Preferred Stock		Common Stock		Common Stock
							Paid-in
	Shares	Amount	Shares	Amount	Shares	Amount	Capital

Balance, January 1, 1999	1	$98,886	219,142	$396,574	—	$—	$—
Net loss	—	—	—	—	—	—	—
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	—	—	—	—	—	—
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	—
Total comprehensive loss
Issuance of series A exchangeable redeemable preferred stock to parent	2	200,000	—	—	—	—	—
Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	1,198	2,827	—	—	—

Balance, December 31, 1999	3	298,886	220,340	399,401	—	—	—
Net loss	—	—	—	—	—	—	—
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	—	—	—	—	—	—
Available-for-sale securities:
Unrealized holding gains arising during the year	—	—	—	—	—	—	—
Reclassification adjustments for gains included in net loss, net of taxes of $100,872	—	—	—	—	—	—	—
Total comprehensive loss
Issuance of series A exchangeable redeemable preferred stock to parent	8	777,985	—	—	—	—	—
Accretion of series A exchangeable redeemable preferred stock to liquidation preference value	—	61,334	—	(61,334)	—	—	—
Issuance of common stock:
Conversion of series A exchangeable redeemable preferred stock at accreted liquidation preference value	(5)	(587,905)	49,682	587,905	—	—	—
Exercise of stock options and warrants	—	—	1,015	1,725	—	—	—
Purchase of treasury stock	—	—	(12)	—	—	—	—
Deferred compensation	—	—	—	4,773	—	—	3,045
Tax benefits on exercise of stock options	—	—	—	—	—	—	6,677
Conversion of common stock to class B common stock	—	—	(271,025)	(932,470)	271,025	271	932,199

Balance, December 31, 2000	6	550,300	—	—	271,025	271	941,921
Net loss	—	—	—	—	—	—	—
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	—	—	—	—	—	—
Available-for-sale securities:
Unrealized holding losses arising during the year	—	—	—	—	—	—	—
Reclassification adjustments for losses included in net loss, net of taxes of $0	—	—	—	—	—	—	—
Total comprehensive loss
Issuance of series A exchangeable redeemable preferred stock to parent	5	500,000	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	(643)	—	—
Deferred compensation and other	—	—	—	—	—	—	(6,973)

Balance, December 31, 2001	11	$1,050,300	—	$—	270,382	$271	$934,948

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Accumulated Other
					Comprehensive Income (Loss)

		Treasury Stock			Unrealized	Cumulative
	Accumulated			Deferred	Gain (Loss)	Translation
	Deficit	Shares	Amount	Compensation	on Investments	Adjustment	Total

Balance, January 1, 1999	$(339,824)	—	$—	$—	$(35,688)	$(24,050)	$95,898
Net loss	(520,146)	—	—	—	—	—	(520,146)
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	—	—	—	—	(113,539)	(113,539)
Unrealized gain on available-for-sale securities	—	—	—	—	155,370	—	155,370

Total comprehensive loss							(478,315)

Issuance of series A exchangeable redeemable preferred stock to parent	—	—	—	—	—	—	200,000
Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	—	—	—	—	2,827

Balance, December 31, 1999	(859,970)	—	—	—	119,682	(137,589)	(179,590)
Net loss	(417,206)	—	—	—	—	—	(417,206)
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	—	—	—	—	3,340	3,340
Available-for-sale securities:
Unrealized holding gains arising during the year	—	—	—	—	28,284	—	28,284
Reclassification adjustments for gains included in net loss, net of taxes of $100,872	—	—	—	—	(142,194)	—	(142,194)

Total comprehensive loss							(527,776)

Issuance of series A exchangeable redeemable preferred stock to parent	—	—	—	—	—	—	777,985
Accretion of series A exchangeable redeemable preferred stock to liquidation preference value	—	—	—	—	—	—	—
Issuance of common stock:
Conversion of series A exchangeable redeemable preferred stock at accreted liquidation preference value	—	—	—	—	—	—	—
Exercise of stock options and warrants	—	—	—	—	—	—	1,725
Purchase of treasury stock	—	12	(62)	—	—	—	(62)
Deferred compensation	—	—	—	(5,173)	—	—	2,645
Tax benefits on exercise of stock options	—	—	—	—	—	—	6,677
Conversion of common stock to class B common stock	—	—	—	—	—	—	—

Balance, December 31, 2000	(1,277,176)	12	(62)	(5,173)	5,772	(134,249)	81,604
Net loss	(2,497,321)	—	—	—	—	—	(2,497,321)
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	—	—	—	—	(94,745)	(94,745)
Available-for-sale securities:
Unrealized holding losses arising during the year	—	—	—	—	(197,859)	—	(197,859)
Reclassification adjustments for losses included in net loss, net of taxes of $0	—	—	—	—	192,087	—	192,087

Total comprehensive loss							(2,597,838)

Issuance of series A exchangeable redeemable preferred stock to parent	—	—	—	—	—	—	500,000
Purchase of treasury stock	—	643	(3,213)	—	—	—	(3,213)
Deferred compensation and other	—	—	—	4,270	—	—	(2,703)

Balance, December 31, 2001	$(3,774,497)	655	$(3,275)	$(903)	$—	$(228,994)	$(2,022,150)

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001, 2000 and 1999
(in thousands)

	2001	2000	1999

Cash flows from operating activities:

Net loss	$(2,497,321)	$(417,206)	$(520,146)

Adjustments to reconcile net loss to net cash used in operating activities:

Amortization of debt financing costs and accretion of senior redeemable notes	187,302	137,633	133,019

Depreciation and amortization	234,556	160,918	108,091

Provision for losses on accounts receivable	40,902	16,115	33,219

Foreign currency transaction losses, net	69,854	25,273	60,793

Equity in (gains) losses of unconsolidated affiliates	(9,640)	53,874	31,469

Minority interest in losses of subsidiaries	—	(6,504)	(19,314)

Asset impairment charges	1,741,007	—	8,950

Realized losses (gains) on investments	151,291	(239,467)	—

Deferred income tax (benefit) provision	(131,005)	88,538	(24)

Stock-based compensation	(17)	2,645	829

Other, net	5,848	(3,737)	—

Change in assets and liabilities, net of effects from acquisitions:

Accounts receivable	(80,339)	(58,733)	(21,013)

Handset and accessory inventory	1,466	(11,193)	15,729

Prepaid expenses and other assets	1,631	(51,962)	(3,640)

Accounts payable, accrued expenses and other	152,464	92,040	8,207

Net cash used in operating activities	(132,001)	(211,766)	(163,831)

Cash flows from investing activities:

Capital expenditures	(644,977)	(368,732)	(144,976)

Payments for acquisitions, purchases of licenses and other	(35,183)	(409,152)	(38,406)

Payments for investments in and advances to affiliates, net	—	(1,582)	—

Net proceeds from sale of available-for-sale securities	139,080	—	—

Net proceeds from sale of unconsolidated affiliate	3,500	—	—

Purchase of short-term investments	—	(154,374)	—

Proceeds from maturities and sales of short-term investments	—	154,374	—

Other	1,390	784	(1,933)

Net cash used in investing activities	(536,190)	(778,682)	(185,315)

Cash flows from financing activities:

Proceeds from issuance of series A exchangeable redeemable preferred stock to parent	500,000	692,686	200,000

Issuance of debt securities	—	641,043	—

Borrowings under long-term credit facilities and other	—	56,650	132,924

Repayments under long-term credit facilities and other	(34,149)	(34,440)	(16,198)

Increase in restricted cash	(26,524)	(145)	—

Borrowings from parent, net	9,899	13,867	8,847

Purchase of treasury stock	(3,213)	(62)	—

Capital contributions from minority stockholders	—	6,223	17,035

Debt financing costs	—	(16,753)	—

Proceeds from exercise of stock options and warrants	—	1,725	1,997

Net cash provided by financing activities	446,013	1,360,794	344,605

Effect of exchange rate changes on cash and cash equivalents	(1,279)	3,333	(16,547)

Net (decrease) increase in cash and cash equivalents	(223,457)	373,679	(21,088)

Cash and cash equivalents, beginning of year	473,707	100,028	121,116

Cash and cash equivalents, end of year	$250,250	$473,707	$100,028

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Operations and Significant Accounting Policies

      Operations. NII Holdings, formerly known as Nextel International, Inc., is an indirect, substantially wholly owned subsidiary of Nextel Communications, Inc. We provide wireless communications services targeted at meeting the needs of business customers in selected international markets. We are designing our digital wireless networks to support multiple wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect® service, which allows subscribers in the same country to contact each other instantly, on a private one-to-one call or on a group call;

•	Internet services, mobile messaging services, e-mail and Java™ enabled business applications, which are marketed as “Nextel OnlineSM” services; and

•	international roaming capabilities, which are marketed as “Nextel WorldwideSM”.

      Our principal operations are in major business centers and related transportation corridors of Mexico, Brazil, Argentina and Peru. We also provide analog specialized mobile radio services in Chile. In addition, as of December 31, 2001, we owned, directly and indirectly, a 59.1% interest in a digital mobile services provider in the Philippines.

      In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. We cannot be sure that we will be successful in achieving our cash conservation targets. Even if we are successful in implementing our revised business plan, we will require additional funding to continue our operations beyond the third quarter of 2002. There can be no assurance that we will be successful in raising sufficient additional funds to finance our operations on a timely basis or at all. In connection with the implementation of this plan and our decision to discontinue funding to our Philippine operating company, during 2001 we recorded non-cash pre-tax impairment charges of $1,741.0 million in accordance with Statement of Financial Accounting Standards, or SFAS, No. 121 and pre-tax restructuring and other charges of $5.9 million during 2001. See note 2, “Impairment, Restructuring and Other Charges.”

      Since debt service payments are a significant portion of our current and future commitments and because we do not believe that funds generated from our operating activities or realistically available from other sources will be sufficient to meet our expected commitments, we have been reviewing various alternatives to restructure our outstanding indebtedness. We are currently in discussions with our various creditors regarding the restructuring of our debt obligations. If we are unable to obtain additional funding and negotiate a successful debt restructuring, we may have to further write-down assets, sell strategic assets, reorganize under Chapter 11 of the United States Bankruptcy Code or take other measures, which could include liquidation of our assets. We have retained the investment banking firm of Houlihan Lokey Howard and Zukin Capital to assist us in exploring various strategic alternatives.

      Going Concern. A fundamental principle of the preparation of financial statements in accordance with accounting principles generally accepted in the United States is the assumption that an entity will continue in existence as a going concern, which contemplates continuity of operations and the realization of assets and settlement of liabilities occurring in the ordinary course of business. This principle is applicable to all entities except for entities in liquidation or entities for which liquidation appears imminent. In accordance with this requirement, our policy is to prepare our consolidated financial statements on a going concern basis unless we intend to liquidate or have no other alternative but to liquidate. As a result of our defaults under some of our senior redeemable notes and bank credit facilities

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

and cross-default provisions included in all of our senior redeemable notes and bank and vendor credit facilities, our current liabilities significantly exceed our current assets, raising substantial doubt about our ability to continue as a going concern. While we have prepared our financial statements on a going concern basis, if we are unable to successfully restructure our debt and do not receive additional funding, our ability to continue as a going concern will be impacted. Therefore, we may not be able to realize our assets and settle our liabilities in the ordinary course of business. While we have written down the carrying values of our long lived assets in accordance with SFAS No. 121, our consolidated financial statements do not reflect any adjustments that might specifically result from the outcome of this uncertainty or our debt restructuring activities.

      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making those estimates, actual results to be reported in future periods could differ from those estimates.

      We are subject to the laws and regulations governing telecommunication services in effect in each of the countries in which we operate. These laws and regulations can have a significant influence on our results of operations and are subject to change by the responsible governmental agencies. The financial statements as presented reflect certain assumptions based on laws and regulations currently in effect in each of the countries. We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions used to prepare our financial statements accordingly.

      Principles of Consolidation. The consolidated financial statements include the accounts of NII Holdings, Inc. and our majority owned subsidiaries. Our decision to consolidate an entity is based on our direct and indirect ownership of a majority interest in the entity. While we owned a direct and indirect majority interest in all of our operating companies as of December 31, 2001, as a result of our defaults under our debt obligations, lenders under the affected facilities are each free to pursue the respective remedies available to them, including, in the case of our vendor and bank financing facilities, seizing our pledged stock of our operating companies. See note 3 for more information about our defaults. We have eliminated all significant intercompany transactions and balances in consolidation. Our majority owned subsidiaries consist of:

	Effective
	Ownership as of
	December 31,

	2001	2000

Comunicaciones Nextel de México, S.A. de C.V	100.0%	100.0%

Nextel Argentina S.R.L	100.0%	100.0%

Nextel Telecomunicações Ltda. (Brazil)	100.0%	100.0%

Nextel del Peru, S.A	100.0%	100.0%

Comunicaciones Multikom Limitada (Chile)	100.0%	100.0%

Centennial Cayman Corporation Chile Limitada	100.0%	100.0%

Nextel Communications Philippines, Inc.	59.1%	51.1%

      We refer to our majority owned subsidiaries with reference to the countries in which they operate, such as Nextel Argentina, Nextel Brazil, Nextel Mexico, Nextel Peru and Nextel Philippines.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

      We use the equity method to account for unconsolidated investments in companies in which we exercise significant influence over operating and financial policies but do not have a controlling interest.

      The accounts of our consolidated foreign subsidiaries are presented utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries to ensure timely reporting of consolidated results.

      Foreign Currency. Results of operations for our non-U.S. subsidiaries and affiliates are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are reported as other comprehensive (loss) income.

      During 2001 and 1999, the Brazilian currency, the real, significantly decreased in value relative to the U.S. dollar. As a result, we recorded a pre-tax charge of about $62.5 million for 2001 and $57.0 million for 1999 in our consolidated statements of operations, related to foreign currency transaction losses associated with our Brazilian operations. In addition, during 2001 and 1999 we recorded negative translation adjustments of about $114.9 million and $126.5 million as other comprehensive loss in stockholders’ (deficit) equity based on the applicable exchange rates.

      The effects of changes in exchange rates associated with U.S. dollar denominated intercompany loans to our foreign subsidiaries that are of a long-term investment nature are reported as part of the cumulative foreign currency translation adjustment in our consolidated financial statements.

      In August 2001, we determined that a portion of the U.S. dollar denominated intercompany loans to Nextel Brazil are of a long-term investment nature. Impacts of changes in the Brazilian real to the U.S. dollar exchange rate on the portion of the loans determined to be long-term are now reported as part of the cumulative foreign currency translation adjustment in our consolidated financial statements. Prior to August 2001, the effects of changes in exchange rates on all intercompany loans to Nextel Brazil were reported as foreign currency transaction (losses) gains, net in our consolidated statements of operations.

      Cash and Cash Equivalents. We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. A portion of our cash and cash equivalents held by Nextel Brazil and Nextel Argentina is not available to fund any of the cash needs of NII Holdings or any of our other subsidiaries due to debt covenants contained in agreements related to those operations. The portion of our cash and cash equivalents limited for use in Nextel Brazil and Nextel Argentina was $22.3 million at December 31, 2001 and $37.1 million at December 31, 2000.

      Restricted Cash. Restricted cash represents cash that we placed in escrow to fund some debt obligations, which is not available to fund any of the other cash needs of NII Holdings or any of our subsidiaries.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

      Supplemental Cash Flow Information.

	Year Ended December 31,

	2001	2000	1999

	(in thousands)

Capital expenditures

Cash paid for capital expenditures, including capitalized interest	$644,977	$368,732	$144,976

Change in capital expenditures accrued and unpaid or financed, including accreted interest capitalized	22,854	225,205	38,901

	$667,831	$593,937	$183,877

Interest costs

Interest expense	$299,968	$248,922	$179,604

Interest capitalized	42,927	26,513	10,434

	$342,895	$275,435	$190,038

Acquisitions

Fair value of assets acquired	$—	$603,876	$—

Less liabilities assumed	—	(95,866)	—

Less cash acquired	—	(3,468)	—

	$—	$504,542	$—

Cash paid for interest	$142,043	$82,131	$19,510

Cash paid for income taxes	$2,785	$1,780	$2,624

Cash received from sales placed directly into escrow	$57,372	$—	$—

Credit for equipment purchases received in exchange for sale of ownership interest in NEXNET	$6,500	$—	$—

Borrowings under long-term credit facilities to fund debt financing costs	$—	$—	$2,575

      Prepaid Expenses and Other. Prepaid expenses and other include refundable value added taxes of $20.7 million at December 31, 2001 and $35.8 million at December 31, 2000.

      Handset and Accessory Inventory. We value handsets and accessories at the lower of cost or market. We determine cost by the weighted average method. We expense handset costs in excess of the revenue generated from the handset sales, which we refer to as handset subsidies, at the time of sale. We do not recognize the expected handset subsidy prior to the point of sale because we expect to recover the handset subsidy through service revenues. See “Customer Related Direct Costs” below for additional information.

      Property, Plant and Equipment. We record property, plant and equipment, including improvements that extend useful lives, at cost, while maintenance and repairs are charged to operations as incurred. We calculate depreciation using the straight-line method based on estimated useful lives of 3 to 20 years for digital mobile network equipment and software and 3 to 10 years for office equipment, furniture and

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

fixtures, and other. We amortize leasehold improvements over the shorter of the lease terms or the useful lives of the improvements.

      Construction in progress includes labor, materials, transmission and related equipment, engineering, site development, interest and other costs relating to the construction and development of our digital wireless networks. Assets under construction are not depreciated until placed into service. We capitalize interest that is applicable to the construction of, and significant improvements to, our digital mobile network equipment.

      We periodically review the depreciation method, useful lives and estimated salvage value of our property, plant and equipment and revise those estimates if current estimates are significantly different from previous estimates.

      Investments. We classify investments in marketable equity securities as available-for-sale as of the balance sheet date and report them at fair value. We record unrealized gains and losses, net of income tax, as other comprehensive (loss) income. We report realized gains or losses, as determined on a specific identification basis, and other-than-temporary declines in value, if any, on available-for-sale securities in realized (losses) gains on investments. We record investments in privately held companies at cost, adjusted for other-than-temporary declines in value, if any, because they do not have readily determinable fair values.

      We assess declines in the value of individual investments to determine whether the decline is other-than-temporary and thus the investment is impaired. We make this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company and our intent and ability to hold the investment.

      Intangible Assets. We amortize our intangible assets using the straight-line method over the estimated period benefited. We amortize all of our licenses and goodwill over their estimated useful lives of 20 years. In the countries in which we operate, licenses are customarily issued conditionally for specified periods of time. The licenses are generally renewable provided the licensee has complied with applicable rules and policies. We intend to comply and believe we have complied with these standards in all material respects.

      We amortize our debt financing costs as interest expense over the term of the underlying obligations. We amortize customer lists, which we generally acquire through business combinations and which may include both digital and analog customers, over their respective estimated useful lives, generally two years.

      Valuation of Long-Lived Assets. We review long-lived assets such as property, plant and equipment, identifiable intangibles and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss, if any, is recognized for the difference between the fair value and carrying value of the asset. See note 2, “Impairment, Restructuring and Other Charges,” for a description of asset impairment charges recognized during 2001.

      Revenue Recognition. Operating revenues primarily consist of wireless service revenues and revenues generated from the sale of digital handsets and accessories. Service revenues primarily include fixed monthly access charges for digital mobile telephone, digital two-way radio and other services and variable charges for airtime and digital two-way radio usage in excess of plan minutes and long-distance charges derived from calls placed by our customers.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

      We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts. We recognize excess usage and long-distance revenue at contractual rates per minute as minutes are used. We recognize revenue from accessory sales when title passes upon delivery of the accessory to the customer. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimable losses.

      We recognize revenue from handset sales on a straight-line basis over the expected customer relationship periods of up to four years, starting when the customer has taken title. Our wireless service is essential to the functionality of our handsets due to the fact that the handsets can, with very limited exceptions, only be used on our digital mobile networks. Accordingly, this multiple element arrangement is not accounted for separately.

      In January 2000, we changed our revenue and handset cost recognition policy in accordance with Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements.” Under the prior method of accounting, we recognized sales and the related costs of handsets sold when title passed to the customer. We accounted for the adoption of SAB No. 101 as a change in accounting principle effective January 1, 2000, and therefore did not restate the 1999 financial statements for the change in accounting policies related to our handset sales and cost of handset sales. This accounting change had no impact loss attributable to common stockholders or related per share amounts for any period. Had we adopted SAB No. 101 effective January 1, 1999, operating revenues would have been $117.0 million and cost of revenues would have been $88.9 million for the year ended December 31, 1999. As a result of our adoption of SAB No. 101, we recognized revenues from digital handset sales and equal amounts of cost of revenues during the following periods that are attributable to handset sales previously reported prior to 2000 as follows:

	2001	2000

	(in thousands)

Year ended December 31	$8,387	$14,357

      Customer Related Direct Costs. We recognize the costs of handset sales over the expected customer relationship periods of up to four years in amounts equivalent to the revenues recognized from handset sales. Other customer related costs in excess of the revenue generated from handset sales, such as handset subsidies, commissions, and fulfillment costs, are expensed at the time of sale as these amounts currently exceed the minimum contractual revenues. Minimum contractual revenues are currently limited to the revenue generated from handset sales as our history of enforcing cancellation fee provisions where contracts exist with terminating customers is insufficient.

      Stock-based Compensation. We account for stock-based compensation for employees and non-employee members of our board of directors in accordance with Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and comply with the disclosure provisions of Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock-Based Compensation.” Under APB Opinion No. 25, compensation expense is based on the intrinsic value on the measurement date, calculated as the difference between the fair value of the common stock and the relevant exercise price. We account for stock-based compensation to non-employees at fair value using a Black-Scholes option pricing model in accordance with the provisions of SFAS No. 123 and other applicable accounting principles.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

      Advertising Costs. We expense costs related to advertising and other promotional expenditures as incurred. Advertising costs totaled about $51.2 million during 2001, $31.1 million during 2000 and $23.3 million during 1999.

      Income Taxes. Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is considered to be more likely than not. Our financial results are included in the consolidated tax return of Nextel Communications; however, our income tax accounts are stated as if our U.S. companies filed separate returns, which is consistent with our tax sharing agreement with Nextel Communications.

      Loss per Share Attributable to Common Stockholders, Basic and Diluted. Basic loss per share attributable to common stockholders includes no dilution and is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per share attributable to common stockholders reflects the potential dilution of securities that could share in our earnings. As presented, our basic and diluted loss per share attributable to common stockholders is based on the weighted average number of common shares outstanding during the period and does not include other potential common shares, including shares issuable upon exercise of options, warrants or conversion rights, since their effect would be antidilutive to our losses. Our weighted average number of common shares outstanding reflects the effect of the 4-for-1 and 3-for-2 common stock splits described in note 11.

      Reclassifications. We have reclassified some prior period amounts to conform to our current year presentation.

      Concentrations of Risk. Substantially all of our revenues are generated from our operations located in Brazil, Argentina, Mexico, and Peru. Regulatory entities in each country regulate the licensing, construction, acquisition, ownership and operation of our digital mobile networks, and certain other aspects of our business, including the rates we charge our customers. Changes in the current telecommunications statutes or regulations in any of these countries could adversely affect our business. In addition, as of December 31, 2001, about $912.0 million of our assets are located in Brazil, Argentina, Mexico, Peru and the Philippines. Political and economic developments in any of these countries could impact the recoverability of our assets.

      Motorola is currently our sole source for the digital mobile network equipment, software and handsets used throughout our markets. If Motorola fails to deliver system infrastructure, handsets or necessary technology improvements and enhancements on a timely, cost-effective basis, we may not be able to adequately service our existing customers or add new customers. We expect to rely principally on Motorola or its licensees for the manufacture of our handsets and a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile networks for the next several years.

      New Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which, as amended by SFAS No. 138, establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that all derivatives be recognized on our balance sheet as either assets or liabilities and measured at fair value. Additionally, it requires that changes in the derivative instrument’s fair value be recognized in our statement of operations unless specific hedge accounting criteria are met. Effective January 1, 2001, we adopted SFAS No. 133. With respect to derivative instruments embedded in other

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

contracts, we applied SFAS No. 133 to all contracts issued, acquired or substantively modified after December 31, 1998. The adoption of SFAS No. 133 did not have a material impact on our financial position or results of operations.

      In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” which addresses the accounting and reporting for business combinations and broadens the criteria for recording intangible assets separate from goodwill. On July 1, 2001, we adopted SFAS No. 141, which eliminates the pooling of interest method and requires us to use the purchase method of accounting for all business combinations initiated after June 30, 2001.

      In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires goodwill and intangible assets with indefinite useful lives to no longer be amortized but to be tested for impairment at least annually. Intangible assets that have finite lives will continue to be amortized over their useful lives. The amortization and nonamortization provisions of SFAS No. 142 were applicable to all goodwill and intangible assets acquired after June 30, 2001. Effective January 1, 2002, we began applying the provisions of SFAS No. 142 to all goodwill and intangible assets recognized on our financial statements at that date. Goodwill amortization was $8.6 million for the year ended December 31, 2001. The adoption of SFAS No. 142 on January 1, 2002 did not have a material impact on our financial position or results of operations since we have no goodwill as of December 31, 2001.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. It also broadens the presentation of discontinued operations to include more disposal transactions. The adoption of SFAS No. 144 on January 1, 2002 did not have a material impact on our financial position or results of operations.

2.  Impairment, Restructuring and Other Charges

      Third Quarter Impairment Charges. During the third quarter of 2001, following our review of the economic conditions, operating performance and other relevant factors in the Philippines, we decided to discontinue funding to Nextel Philippines. As a result, we performed an assessment of the carrying values of the long-lived assets related to Nextel Philippines, including property, plant and equipment, intangible assets and other long-lived assets, in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.”

      SFAS No. 121 requires that long-lived assets to be held and used be reviewed for impairment on the basis of undiscounted future cash flows before interest and that those assets be grouped at the lowest level for which there are independent identifiable cash flows. To perform our review, we grouped all of the long-lived assets of Nextel Philippines together. Our review indicated that the assets related to Nextel Philippines were impaired because the estimated undiscounted future cash flows were less than the carrying values of the assets reviewed.

      To estimate fair value of the long-lived assets related to Nextel Philippines, we used a market value-based approach as reviewed and determined to be reasonable by an independent appraiser. Based on the results of the market-based approach, we estimated the fair value of the long-lived assets related to Nextel Philippines to be about $15.2 million. As a result, during the third quarter of 2001 we wrote-down the carrying values of our long-lived assets related to Nextel Philippines to their estimated fair market values and recorded a $147.1 million pre-tax impairment charge.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.  Impairment, Restructuring and Other Charges — (Continued)

      Fourth Quarter Impairment Charges. As a result of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. We have retained an investment banking firm to assist us in studying various strategic alternatives.

      Our revised business plan pursues a less aggressive growth strategy and reflects currently anticipated available sources of funding. Our revised business plan includes capital expenditures necessary to continue to selectively build out some of our digital mobile networks, but at slower rates. We are currently in discussions with our various lenders regarding the restructuring of our debt obligations. We have been advised by Nextel Communications that it is reviewing a possible investment of up to $250.0 million. The revised business plan contemplates the restructuring of our outstanding indebtedness, the receipt of this $250.0 million of capital funding to finance capital expenditures and some operating expenses, and the continued availability of short-term handset financing. However, any additional sources of funding may only become available under specific conditions, which have not been, and may never be, satisfied. Therefore, we cannot be sure that we will receive the capital funding or the handset financing on acceptable terms, or at all.

      Under our revised business plan, we intend to focus substantially all of our available funding towards continuing the growth of Nextel Mexico’s operations. We made this decision based on Nextel Mexico’s operating performance, future prospects and economic conditions in Mexico, as well as other relevant factors. We plan to provide substantially less funding to our other markets, including Brazil, Argentina and Peru. Further, during the fourth quarter of 2001, we began exploring the possibility of selling Nextel Philippines. Our primary objectives with respect to our markets other than Mexico are to minimize operating costs and capital expenditures and maximize cash resources and segment earnings.

      In connection with the implementation of our revised business plan, we reviewed the long-lived assets, including property, plant and equipment, intangible assets and other long-term assets, held by each of our operating companies in accordance with SFAS No. 121. Since our receipt of additional funding is uncertain, we did not consider in our analysis the future cash flows expected to be generated by any additional funding. Our analysis indicated that all of the long-lived assets held by each of our operating companies were impaired, primarily due to our curtailed growth projections.

      With the assistance of an independent appraiser, we estimated the fair values of the long-lived assets held by our operating companies. Due to our unique wireless technology and specific spectrum holdings, comparable market prices are not readily available. As a result, fair values were derived primarily from the estimated discounted cash flows from future operations; however, we also took into consideration market-based valuations of Latin American wireless telecommunications companies to corroborate the results from the discounted cash flows approach. Our determination of fair value required us to make estimates and assumptions that significantly affect the reported amounts of long-lived assets at December 31, 2001 and the resulting impairment charges. These estimates and assumptions primarily include, but are not limited to, estimates of future cash flows, discount rates, growth rates and terminal values. Due to the inherent uncertainty involved in making these estimates, actual results could differ from those estimates. The following describes the general methods and assumptions used to determine fair value:

      Discounted Cash Flows Approach: To determine fair value, we discounted the cash flows included in our revised business plan. The discount rates used represent our estimated weighted average cost of capital

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(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.  Impairment, Restructuring and Other Charges — (Continued)

in each market, which reflects the overall level of inherent risk involved in our Latin American operations and the rate of return an outside investor would expect to earn.

      To estimate cash flows beyond the final year of our business plan, we used a terminal value approach. Under this approach, we used estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, in the final year of our business plan and applied multiples to determine the terminal value in each market. For each market, we incorporated the present values of the resulting terminal values into our estimates of fair value. The discount rates, EBITDA multiples and long-term growth rates used in our discounted cash flows approach were reviewed and determined to be reasonable by an independent appraiser.

      Market-Based Approach: To corroborate the results of the discounted cash flows approach, we also estimated the fair values of our long-lived assets using a market-based approach. We obtained estimates of total subscribers, total revenues, total EBITDA and enterprise values, defined as the market value of equity plus net long-term debt, of similar companies in our markets. We compared three measures of fair value to our operating companies: enterprise value per EBITDA, enterprise value per revenues and enterprise value per subscribers. The results of comparing these measures to our operating companies after making adjustments to arrive at estimated fair value of our long-lived assets were similar to the results derived from using the discounted cash flows approach. This approach was also reviewed and determined to be reasonable by an independent appraiser.

      In consultation with our outside financial advisors and an independent appraiser, we determined that the most appropriate valuation approach is based on discounted cash flows. Using the results from this approach, during the fourth quarter of 2001, we wrote-down the carrying values of the long-lived assets held by our operating companies to their estimated fair market values and recorded pre-tax impairment charges of about $1,593.9 million. We did not make any adjustments to depreciation expense recorded during the year ended December 31, 2001. The net book value of the impaired assets of $541.2 million has become the new cost basis as of December 31, 2001. We will depreciate the new cost basis of the long-lived assets over their estimated remaining useful lives.

      Restructuring and Other Charges. In connection with the fourth quarter implementation of our revised business plan, Nextel Brazil and Nextel Philippines restructured their operations to align their objectives with our less aggressive growth strategy. The restructurings included reductions to their workforces and cancellations of contracts that had been required to sustain their earlier growth expectations. As a result of these restructurings, Nextel Brazil recorded a $0.8 million restructuring charge, and Nextel Philippines recorded a $3.4 million restructuring charge. In addition, we wrote-off $1.0 million related to an information technology development project that was abandoned in connection with our revised business plan. As of December 31, 2001, we had $0.4 million of restructuring charges recorded in accrued expenses and other.

      During the fourth quarter of 2001, we retained an investment banking firm and a law firm to assist us in exploring various strategic alternatives. We incurred about $0.7 million in other costs related to these initiatives.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.  Impairment, Restructuring and Other Charges — (Continued)

      Total impairment, restructuring and other charges recorded during 2001 are as follows:

	Impairment	Restructuring	Other	Total
	Charges	Charges	Charges	Charges

	(in thousands)

Argentina	$262,541	$—	$—	$262,541

Brazil	678,672	768	—	679,440

Chile	31,953	—	—	31,953

Mexico	433,945	—	—	433,945

Peru	171,590	—	—	171,590

Philippines	162,306	3,437	—	165,743

Corporate	—	1,025	670	1,695

Total	$1,741,007	$5,230	$670	$1,746,907

      During the first quarter of 2002, Nextel Argentina, Nextel Brazil and our corporate headquarters restructured their operations, which included reductions in workforces. We anticipate that we will record a restructuring charge related to these actions in the first quarter of 2002.

3.  Debt

	December 31,

	2001	2000

	(dollars in thousands)

13.0% senior redeemable discount notes due 2007, net of unamortized discount of $45,988 and $155,791	$905,475	$795,672

12.125% senior serial redeemable discount notes due 2008, net of unamortized discount of $102,533 and $172,237	627,467	557,763

12.75% senior serial redeemable notes due 2010, net of unamortized discount of $8,262 and $8,765	641,738	641,235

International Motorola Equipment Financing Facility, interest payable semiannually at an adjusted rate calculated based on 2.5% over the U.S. prime rate or 5.0% over LIBOR (8.71% to 11.21% — 2001; 11.17% to 11.93% — 2000)	225,000	225,000

International Motorola Incremental Equipment Financing Facility, interest payable quarterly at an adjusted rate calculated based on 2.5% over the U.S. prime rate or 5.0% over LIBOR (7.25% to 10.50% — 2001; 12.00% — 2000)	56,650	56,650

Brazil Motorola Equipment Financing Facility, interest payable semiannually at an adjusted rate calculated based on 2.5% over the U.S. prime rate or 4.63% over LIBOR (8.34% to 10.84% — 2001; 10.80% to 11.56% — 2000)	100,000	100,000

Argentina Credit Facility, interest payable quarterly at adjustable rates calculated either based on the Adjusted Base Rate (ABR) or the Eurodollar rate (7.63% to 11.50% — 2001; 11.69% — 2000)	72,222	94,445

Motorola Argentina Incremental Facility, interest payable quarterly at adjusted rates calculated either based on the ABR or the Eurodollar rate (7.63% to 11.50% — 2001; 11.69% — 2000)	36,112	47,222

Other	480	1,296

Total debt	2,665,144	2,519,283

Less current portion	(2,665,144)	(34,149)

	$—	$2,485,134

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(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Debt — (Continued)

      On December 31, 2001 we failed to make a scheduled principal payment of $8.3 million to the lenders under our $108.3 million Argentina credit facilities. On February 1, 2002 we failed to make our scheduled $41.4 million interest payment under our 12.75% senior serial redeemable notes due 2010. As a result of these events of default and cross-default provisions contained in our senior redeemable notes, the entire balance of unpaid principal under our 12.75% senior serial redeemable notes is subject to being declared immediately due and payable together with accrued interest. In addition, the entire balance of unpaid principal under our 13.0% senior redeemable discount notes due 2007 and our 12.125% senior serial redeemable notes due 2008 is subject to being declared immediately due and payable, together with accrued interest, thirty days after an acceleration has been declared under any of our other significant indebtedness, which is currently in default. No such acceleration has yet occurred. As a result of these events of default and cross default provisions contained in our debt arrangements, our entire debt balance is subject to being declared immediately due and payable. We have therefore classified all of our debt in current liabilities.

      As discussed below, some of our debt facilities are secured by pledges of the stock of all of our operating subsidiaries or by a first priority lien on some of their assets. Our lenders are currently free to pursue these or any of their remedies under our agreements as described below. We are in discussions with our various creditors regarding the restructuring of our debt obligations.

Senior Redeemable Notes

      13.0% Senior Redeemable Discount Notes due 2007. In March 1997, we completed the sale of 951,463 units, generating $482.0 million in net proceeds. Each unit was comprised of a 13.0% senior discount note due 2007 with a principal due at maturity of $1,000 and one warrant to purchase about 2.3 shares of our class B common stock at an exercise price of $1.67 per share. The warrants expire April 15, 2007. Cash interest on the 13.0% senior discount notes does not accrue until April 15, 2002, and then is payable semiannually beginning October 15, 2002 at a rate of 13.0% per year. Upon a change of control, as defined in the indenture for these notes, we must make an offer to repurchase all of the outstanding 13.0% senior redeemable discount notes at 101.0% of their accreted value on the date of purchase, plus accrued and unpaid interest, if any, to the date of repurchase. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      12.125% Senior Serial Redeemable Discount Notes due 2008. In March 1998, we completed the sale of $730.0 million in principal amount at maturity of our 12.125% senior serial redeemable discount notes due 2008, generating about $387.0 million in net cash proceeds. Cash interest does not accrue until April 15, 2003, and then is payable semiannually beginning October 15, 2003 at a rate of 12.125% per year. Upon a change of control, as defined in the indenture for these notes, we must make an offer to repurchase all of the outstanding 12.125% senior serial redeemable discount notes at 101.0% of their accreted value on the date of purchase, plus accrued and unpaid interest, if any, to the date of repurchase. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      12.75% Senior Serial Redeemable Notes due 2010. In August 2000, we completed the sale of $650.0 million aggregate principal amount of our 12.75% senior serial redeemable notes due 2010, generating about $623.8 million in net cash proceeds. Cash interest is payable semiannually at a rate of 12.75% per year. We were required to make an interest payment on February 1, 2002, however we did not make this payment. Upon a change of control, as defined in the indenture for these notes, we must make an offer to repurchase all of the outstanding 12.75% senior serial redeemable discount notes at 101.0% of their accreted value on the date of purchase, plus accrued and unpaid interest, if any, to the date of

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Debt — (Continued)

repurchase. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated unsecured indebtedness. On February 1, 2002, we failed to make a scheduled $41.4 million interest payment under these notes. As a result, the entire balance of unpaid principal is subject to being declared immediately due and payable together with accrued interest.

Bank and Vendor Credit Facilities

      As of December 31, 2001, there were no amounts available for borrowing under our bank and vendor credit facilities.

      International Motorola Equipment Financing Facility. In February 1999, we entered into an equipment financing facility with Motorola Credit Corporation providing for $225.0 million of secured term loans primarily used to finance the cost of qualifying purchases of digital mobile network equipment and related services. As permitted by this facility, we used a portion of the available funds to repay all our previously outstanding long-term debt of Nextel Philippines. Our operating companies in Mexico, Peru, the Philippines and Japan were eligible borrowers under this facility. This facility was subsequently amended on February 19, 2001 to, among other things, limit eligible borrowers under the facility to our operating companies in Mexico, Peru and the Philippines. Amounts borrowed under this facility were originally payable in eight equal semiannual installments beginning June 30, 2001 and maturing December 31, 2004. The February 19, 2001 amendment defers repayment until December 31, 2002 and extends the maturity to June 30, 2006. This facility is secured by, among other things, a pledge of our equity interests in the eligible borrowers and the related holding companies, and a pledge by some of the minority stockholders of their equity interests in Nextel Philippines. As a result of cross-default provisions contained in this facility, Motorola Credit is free to pursue its remedies available under this facility, which include seizing the pledged stock of our operating companies in Mexico, Peru and the Philippines. Motorola Credit has provided notice of our continuing events of default under this facility.

      In March 2000, we and Motorola Credit entered into an amendment to the International Motorola Equipment Financing Facility, which, among other things, eliminated issues related to financial covenant compliance as of December 31, 1999 and provides for cure mechanisms for any future financial covenant compliance issues. This facility was also amended in July 2000 to permit the offering of the 12.75% senior serial redeemable notes.

      International Motorola Incremental Equipment Financing Facility. In December 1999, we entered into an agreement with Motorola Credit under which Motorola Credit committed to provide up to $56.6 million in incremental term loans to us. In January 2000, we borrowed the full $56.6 million available under this facility to acquire infrastructure equipment and related services from Motorola. We and Motorola Credit entered into an amendment to this facility on February 19, 2001 under which amounts borrowed under this facility mature June 30, 2003. Before this amendment, loans under this facility were to mature December 31, 2001. Loans under this facility are secured by a cash escrow account of $57.4 million, which is classified as restricted cash in our consolidated balance sheet as of December 31, 2001. As a result of cross-default provisions contained in this facility, Motorola Credit is free to pursue its remedies available under this facility, which include seizing the $57.4 million balance in our cash escrow account. Motorola Credit has provided notice of our continuing events of default under this facility. This facility contains restrictive covenants similar to those contained in our equipment financing facility from Motorola Credit.

      Brazil Motorola Equipment Financing Facility. In October 1997, McCaw International (Brazil), the holding company through which we hold our Brazilian operations, and Motorola Credit entered into an

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Debt — (Continued)

equipment financing agreement under which Motorola Credit agreed to provide up to $125.0 million in multi-draw term loans to McCaw International (Brazil). Loans made were used to acquire infrastructure equipment and related services from Motorola. The financing advanced under this agreement was originally repayable in U.S. dollars in semiannual installments over 42 months beginning June 30, 2000. McCaw International (Brazil) and Motorola Credit entered into an amendment to this agreement on February 19, 2001, which permits installments due after that date to be repaid beginning December 31, 2002, with final payment due on June 30, 2005. The loans made under this agreement are secured by a first priority lien on substantially all of McCaw International (Brazil)’s assets, a pledge of all of the stock of McCaw International (Brazil) and its subsidiaries, and our guarantee of the obligations. As a result of cross-default provisions contained in this facility, Motorola Credit is free to pursue its remedies available under this facility, which include seizing the pledged assets of McCaw International (Brazil) and the pledged stock of McCaw International (Brazil) and its subsidiaries. Motorola Credit has provided notice of our continuing event of default under this facility.

      Argentina Credit Facility. In February 1998, Nextel Argentina entered into a credit facility which, as amended, provides up to $100.0 million in term loans. Loans under this facility bear interest at a rate equal to, at our option, either the ABR plus 4.0%, where ABR is the highest of the U.S. prime rate, the base CD rate plus 1.0% or the federal funds rate plus 0.5%, or the Eurodollar rate plus 5.0% where the Eurodollar rate is LIBOR multiplied by the statutory reserve rate. Loans under this facility are repayable in quarterly installments from September 30, 2000 through March 31, 2003. The first nine installments are equal to 1/18 of the September 30, 2000 outstanding balance and the final installment will be in an amount equal to the remaining balance. Borrowings under this facility are secured by a pledge of stock of, and a first priority lien on a substantial portion of the assets of, Nextel Argentina. As a result of our failure to make a scheduled principal payment of $8.3 million due December 31, 2001 under our Argentina credit facilities, of which $5.5 million relates to this Argentina credit facility, the lenders under the Argentina credit facility are free to pursue their remedies available under this facility, which include seizing our pledged stock of Nextel Argentina and all of its iDEN equipment purchased from Motorola.

      In May 1999, Nextel Argentina and the lenders under the Argentina credit facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we entered into capital subscription agreements under which we contributed equity of $84.1 million to Nextel Argentina during 1999.

      In June 2000, in conformity with our previous business plan, Nextel Argentina and the lenders under the credit facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we amended the capital subscription agreement, which requires us to make cumulative contributions totaling $218.0 million through 2000, $328.0 million through 2001 and $445.0 million through 2002, all subject to adjustment in case of specified events. The contributions are required to be either equity contributions to Nextel Argentina or cash contributions to an escrow account serving as collateral to the Argentina credit facility and available for future equity contributions to Nextel Argentina. As of December 31, 2001, we had contributed $356.5 million of cumulative equity contributions and had a balance of $9.8 million in our cash collateral account. In connection with our default under this facility, the lenders seized the full cash balance in our collateral account of $7.9 million during February 2002.

      Motorola Argentina Incremental Facility. In May 1999, and concurrent with the then current modification of the Argentina credit facility, Motorola Credit agreed to provide up to $50.0 million in loans to Nextel Argentina as incremental term loans under the Argentina credit facility for the purchase from Motorola of qualifying network equipment and related services. As a result of our failure to make a

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Debt — (Continued)

scheduled principal payment of $8.3 million due December 31, 2001, under our Argentina credit facilities, of which $2.8 million relates to this incremental facility, Motorola Credit is free to pursue its remedies available under this facility, which include seizing our pledged stock of Nextel Argentina and all of its iDEN equipment purchased from Motorola.

4.  Significant Business Combinations and Investments

      Each of the acquisitions described below was accounted for under the purchase method.

      Nextel Brazil. On January 30, 1997, we purchased 81.0% of the outstanding capital stock of McCaw International (Brazil), Ltd., which is referred to as McCaw Brazil, from Telcom Ventures, LLC and various affiliated and unaffiliated investors. McCaw Brazil owned, through Nextel S.A., a 95.0% ownership interest in Nextel Brazil. Under a shareholders’ agreement among the stockholders of McCaw Brazil dated January 29, 1997, the minority stockholders, acting through Telcom Ventures, had the right to defer until April 29, 1999 the contribution of their pro rata share of any capital contributions that we made to McCaw Brazil up to that date without suffering any dilution of their ownership interest or right to receive dividends and other cash or noncash distributions. The minority stockholders ultimately did not make these capital contributions by April 29, 1999 in accordance with the relevant terms of the shareholders’ agreement, which resulted in the proportionate dilution of their equity interest in McCaw Brazil. Consequently, our capital contributions to McCaw Brazil increased our ownership interest in McCaw Brazil to about 92.0% of contributed capital and diluted the ownership interest of the minority stockholders in McCaw Brazil to about 8.0% of contributed capital. The capital contributions, in turn, increased our ownership in Nextel Brazil, through Nextel S.A., to about 87.4%. Telcom Ventures, in its individual capacity as a member of the group of minority stockholders, disputed the resulting reduction in its ownership interest in McCaw Brazil. On August 16, 1999, we and McCaw Brazil filed a Motion for Judgment in the Circuit Court for the City of Alexandria, Virginia, against Telcom Ventures, seeking a declaration from the court that the minority stockholders’ option to make their pro rata share of capital contributions was not properly exercised.

      In May 2000, we purchased all of the equity interests of Motorola International Development Corporation, an indirect wholly owned subsidiary of Motorola, in Nextel S.A. for an aggregate purchase price of about $31.1 million in cash. This purchase increased our ownership of Nextel Brazil, through Nextel S.A., from about 87.4% to about 92.0%.

      In July 2000, we entered into a purchase, release and settlement agreement with Telcom Ventures. Under that agreement, on August 4, 2000, we made a cash payment to Telcom Ventures totaling $146.0 million, received all of the equity interests held by Telcom Ventures in McCaw International (Brazil) and exchanged mutual releases with Telcom Ventures. In addition, all pending court disputes between us and Telcom Ventures were permanently dismissed. As a result, we increased our ownership interest in both Nextel Brazil and its parent to 100.0%. Additionally, all rights of Telcom Ventures in McCaw International (Brazil), including their rights to put their equity interests to us beginning in October 2001, were terminated.

      Nextel Mexico. During 2000, Nextel Mexico purchased $118.6 million of licenses to help consolidate and significantly expand our spectrum position in Mexico in key cities in which we currently operate, as well as in new service areas. During 2001, Nextel Mexico purchased an additional $27.8 million of licenses.

      Nextel Peru. In May 2000, we purchased another stockholder’s interest in Nextel Peru for about $2.8 million in cash and increased our ownership interest from about 63.5% to about 69.4%. Also in May

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Significant Business Combinations and Investments — (Continued)

2000, we purchased all of the equity interests of Motorola International in Nextel Peru. This purchase increased our ownership from about 69.4% to 100.0%. We paid Motorola International an aggregate purchase price of about $30.0 million in cash for the acquisition.

      In August 2000, we purchased from Cordillera Communications Corporation all of its equity ownership in several specialized mobile radio companies in Peru. At closing, we paid $20.0 million of the total purchase price of about $36.5 million. We paid an additional $15.8 million and accrued interest in August 2001. During 2001, we merged the specialized mobile radio companies we purchased from Cordillera Communications Corporation with Nextel Peru.

      Chilean Operating Companies. In May 2000, we purchased three Chilean specialized mobile radio companies from Motorola International. We paid Motorola International an aggregate purchase price of about $16.6 million in cash for the acquisition.

      In August 2000, we purchased from Cordillera Communications Corporation all of its equity ownership in several specialized mobile radio companies in Chile. At closing, we paid $6.0 million of the total purchase price of about $30.0 million. The remaining $24.0 million, plus accrued interest at a rate of 8.0% per year, is due by August 2002, subject to reduction by up to $14.0 million if we are unable to obtain, on or before August 2002, the regulatory relief necessary to provide integrated digital mobile services in Chile. We have accrued $10.0 million at December 31, 2001, representing the remaining non-contingent amount due for this purchase.

      In August 2000, we entered into an agreement with Gallyas S.A. and its affiliates to acquire specialized mobile radio channels in Chile. The purchase price for the acquisition is payable partially in cash and equipment of up to $8.1 million, of which $0.8 million has been paid, and partially in shares of a new Chilean company which will hold our Chilean operations. Completion of the acquisition is subject to, among other things, receipt of the regulatory relief necessary for us to provide integrated digital mobile services in Chile and regulatory approval of the transfer of the channels to us.

      Nextel Philippines. In July 2000, we increased our direct and indirect ownership interests in Nextel Philippines from about 38.0% to about 51.1% by purchasing some of the minority owners’ equity interests for about $9.8 million. As a result of this transaction, we began consolidating Nextel Philippines late in the third quarter of 2000. Prior to July 2000, we accounted for this investment using the equity method.

      In January 2001, we increased our direct and indirect ownership interest in Nextel Philippines from about 51.1% to about 59.1% by purchasing additional minority owners’ equity interests for about $3.7 million.

      Under an agreement dated August 21, 1998 between our indirect wholly owned subsidiary and ACCRA Investments Corporation, a corporation organized under the laws of the Philippines and owned by Philippine nationals, referred to as ACCRAIN, ACCRAIN granted us a call right on its shares in Gamboa Holdings, exercisable at any time, provided that the actual purchaser of the shares is either us or a qualified purchaser in accordance with applicable Philippine foreign corporate ownership rules. Upon expiration of the agreement, ACCRAIN may put to us, or any of our qualified designees, its shares in Gamboa Holdings for about $8.0 million. This agreement has been extended until August 2002.

      Acquisitions. The total purchase price and net assets acquired for our business acquisitions completed during 2000 are presented below. There were no significant business acquisitions completed during 2001 or 1999. The direct cost of our business acquisitions and the net assets we acquired during 2000 include the effect of the consolidation of Nextel Philippines.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Significant Business Combinations and Investments — (Continued)

2000

(in thousands)

Direct cost of acquisitions	$504,542

Net assets acquired:

Working capital, net	$3,280

Property, plant and equipment	68,030

Intangible assets	502,846

Other assets	5,628

Minority interest	24,956

Deferred income taxes	(100,198)

$504,542

5.  Investments

	December 31,

	2001	2000

	(in thousands)

Marketable equity securities available-for-sale	$—	$355,334

Nonmarketable equity securities, at cost	—	884

Warrant	—	1,392

	$—	$357,610

      Our percentage ownership for each of our material investments is as follows:

	Effective
	Ownership
	December 31,

	2001	2000

Equity Method Investments

NEXNET Co., Ltd.	—	32.1%

Marketable Equity Securities

TELUS Corporation	—	4.8%

      Japan. In March 2000, Nichimen Corporation, a partner in NEXNET Co., Ltd., a wireless communications services provider in Japan in which we had a minority interest, declined to make a required capital contribution and, as a result, transferred some of its shares of NEXNET to the contributing stockholders, including us. Additionally, on March 30, 2000, we purchased from Nichimen additional shares for about $0.4 million in cash. As a result of these share acquisitions, our equity ownership interest in NEXNET increased from about 21.0% to about 32.1%.

      During the third quarter of 2000, we engaged an outside consultant to advise us on how to maximize the value of our investment in NEXNET. The findings of this review were presented to us in December 2000. The review concluded, among other things, that a fundamental change was required in the specialized mobile radio regulatory framework and in NEXNET’s deployment of specialized mobile radio technology in the 1.5 GHz spectrum band. These changes were deemed necessary given the competitive landscape in the Japanese wireless market. During December 2000, we held several meetings with the regulatory entities in conjunction with the Japan Mobile Telecommunication — System Association. As a result of these meetings, we determined that the required regulatory changes could not be effected in a

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.  Investments — (Continued)

timely manner and that the network buildout under the existing specialized mobile radio technology would be costly and inefficient. Consequently, we notified NEXNET that we were exercising our rights under the shareholders agreement and the credit agreement, to which we are a party, by declining to honor NEXNET’s request for additional funding made December 15, 2000 and any future request to advance funds for continued investment in the existing specialized mobile radio infrastructure in Japan. As a result, we reached the conclusion that the value of our existing investment in NEXNET was not recoverable. In light of this conclusion, we recorded a one time non-cash charge included in equity in losses of unconsolidated affiliates of about $21.0 million in the fourth quarter of 2000 that represents the write off of the entire amount of our investment, including shareholder advances, in NEXNET.

      In the fourth quarter of 2001, we sold our minority interest in NEXNET to Motorola. We received a $6.5 million credit for equipment purchases from Motorola and cash proceeds of $3.5 million from a partner in NEXNET, in exchange for the forgiveness of our loans to NEXNET. We recognized a $9.6 million net pre-tax gain during the fourth quarter of 2001 as a result of this sale.

      TELUS Corporation. In October 2000, TELUS acquired Clearnet, a publicly traded Canadian company in which we owned an equity interest, for cash and stock. TELUS is a publicly traded Canadian telecommunications company that, before its acquisition of Clearnet, provided wireline, wireless data and internet communications services to western Canada. Under agreements among us, TELUS and Clearnet, we exchanged all of our Clearnet stock for non-voting shares of TELUS stock. In exchange for our 8.4 million shares of Clearnet stock, we received 13.7 million shares of TELUS stock, representing about 4.8% of the ownership interest in TELUS. We recorded a pre-tax gain of about $239.5 million in the fourth quarter of 2000 related to this transaction. In accordance with SFAS No. 115, the shares of TELUS stock were recorded at their current market value in our financial statements.

      During the third quarter of 2001, in connection with our review of our investment portfolio, we recognized a $188.4 million reduction in fair value of our investment in TELUS, based on its stock price as of September 30, 2001.

      In November 2001, we completed the sale of our entire investment in TELUS. This transaction resulted in proceeds of $196.5 million to us, of which $57.4 million is classified as restricted cash on our consolidated balance sheet as of December 31, 2001 and is pledged in escrow to secure the outstanding loan under the international Motorola incremental equipment financing facility that had been previously secured by the TELUS shares. We recognized a $41.6 million pre-tax gain during the fourth quarter of 2001 as a result of this sale.

      Shanghai CCT McCaw. Until September 2000, we were an investor in Shanghai CCT McCaw Telecommunications Systems Co., Ltd., a joint venture that participated in the development of a Global System for Mobile Communications, or GSM, system in Shanghai, China through a profit sharing arrangement with China United Telecommunications Corporation, referred to as Unicom. In September 1999, Unicom advised Shanghai CCT McCaw, and all similarly situated investors in Unicom, that under a new policy of the Chinese government, all existing arrangements between Unicom and joint ventures in which foreign companies had invested needed to be terminated. On March 17, 2000, Shanghai CCT McCaw and Unicom executed a termination agreement setting forth the terms and conditions for the termination of the cooperation agreement with Unicom. In consideration for entering into this termination agreement, Shanghai CCT McCaw received about $61.3 million in cash, and we and the other joint venture participants received warrants in June 2000 to purchase shares of Unicom stock. We also received a reimbursement of $7.5 million for advances we previously made to Shanghai CCT McCaw. On September 29, 2000, the joint venture was formally dissolved, and we received about $9.8 million in cash,

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.  Investments — (Continued)

representing our pro rata equity percentage interest in the joint venture. As a result, we recorded a pre-tax gain of about $6.1 million.

6.  Fair Value of Financial Instruments

      We have estimated the fair value of our financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

	December 31,

	2001		2000

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

		(in thousands)

Marketable equity securities and warrant	$—	$—	$356,726	$356,726

Debt, including current portion	2,665,144	613,537	2,519,283	2,043,935

      Cash and Cash Equivalents, Accounts Receivable, Accounts Payable, Accrued Expenses, Accrued Interest, and Due to Related Parties. The carrying amounts of these items are reasonable estimates of their fair values.

      Marketable Equity Securities and Warrant. We estimated the fair value of these securities based on quoted market prices. The fair value of our warrant to purchase shares of Unicom stock was estimated using the Black-Scholes option-pricing model. This warrant expired in June 2001. At December 31, 2000, marketable equity securities and warrant included within investments consist of the following:

		Gross	Gross
		Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

(in thousands)

2000

Available-for-sale equity securities and warrant	$353,863	$5,137	$(2,274)	$356,726

      Debt. The fair value of our debt is based on quoted market prices for the senior notes. As our bank and vendor credit facilities do not have quoted market prices, we estimated fair value for these facilities based on current carrying values because interest rates are reset periodically. However, as a result of defaults under these facilities, other methods used to determine fair value may result in significantly different amounts. See note 3 for more information about our debt.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Property, Plant and Equipment

	December 31,

	2001	2000

	(in thousands)

Land	$1,846	$3,086

Leasehold improvements	30,404	25,171

Digital network equipment	139,294	668,871

Office equipment, furniture and fixtures, and other	90,256	145,090

Less accumulated depreciation and amortization	(48,435)	(194,201)

	213,365	648,017

Construction in progress	136,636	422,110

	$350,001	$1,070,127

      During 2001, we wrote down substantially all of our property, plant and equipment to their estimated fair values and recorded pre-tax asset impairment charges of $1,089.5 million. See note 2 for more information about these charges.

8.     Intangible Assets

			Debt
			Financing	Customer	Other
	Licenses	Goodwill	Costs	Lists	Intangibles	Total

	(in thousands)

December 31, 2001

Gross value	$191,658	$—	$40,649	$814	$177	$233,298

Accumulated amortization	—	—	(5,747)	—	—	(5,747)

Net carrying value	$191,658	$—	$34,902	$814	$177	$227,551

December 31, 2000

Gross value	$802,558	$198,090	$45,918	$36,717	$93	$1,083,376

Accumulated amortization	(90,602)	(2,202)	(4,658)	(7,774)	—	(105,236)

Net carrying value	$711,956	$195,888	$41,260	$28,943	$93	$978,140

      During 2001, we wrote down substantially all of our intangible assets, except debt financing costs, to their estimated fair values and recorded pre-tax impairment charges of $475.6 million for licenses, $144.4 million for goodwill, $11.6 million for customer lists and $3.3 million for other intangibles. See note 2 for more information about these charges.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.  Income Taxes

      The components of the income tax benefit (provision) were as follows:

	Year ended December 31,

	2001	2000	1999

	(in thousands)

Current:

Federal	$(13,718)	$(62,484)	$—

State	(2,503)	(9,163)	—

Foreign	(26,205)	(2,518)	(3,247)

Deferred:

Foreign	128,322	5,956	3,264

Income tax benefit (provision)	$85,896	$(68,209)	$17

      The tax benefits resulting from our asset impairment charges are reflected in the deferred foreign tax benefit.

      Our income tax benefit reconciles to the amount computed by applying the U.S. statutory rate to loss before income tax (provision) benefit as follows:

	Year ended December 31,

	2001	2000	1999

	(in thousands)

Income tax benefit at statutory rate	$904,126	$122,150	$182,057

State taxes (net of federal benefit)	13,968	(455)	—

Foreign taxes	(67,699)	(2,352)	—

Nonconsolidated subsidiary adjustments	7,348	(11,508)	(11,014)

High yield discount obligations	(4,524)	(3,985)	(3,486)

Increase in valuation allowance	(342,934)	(154,970)	(150,470)

Loss on impairment charges	(377,681)	—	—

Intercompany transactions	(11,873)	—	—

Other	(34,835)	(17,089)	(17,070)

	$85,896	$(68,209)	$17

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.  Income Taxes — (Continued)

      Deferred tax assets and liabilities consist of the following:

	December 31,

	2001	2000

	(in thousands)
Deferred tax assets:
Loss carryforwards	$445,170	$234,958
Deferred interest	214,581	149,696
Intangible assets	45,867	—
Other	82,215	31,060

	787,833	415,714
Valuation allowance	(787,556)	(395,272)

	277	20,442

Deferred tax liabilities:
Intangible assets	14,180	186,133
Unrealized gain on investment	—	4,095
Other	1,231	4,392

	15,411	194,620

Net deferred tax liability	$15,134	$174,178

      At December 31, 2001, we had about $146.0 million of net operating loss carryforwards for U.S. federal income tax purposes that expire beginning in 2018 and about $146.7 million of capital loss carryforwards that expire in 2006.

      At December 31, 2001, net operating loss carryforwards for our foreign subsidiaries are about $238.5 million for Mexican income tax purposes, $251.0 million for Argentine income tax purposes, $61.2 million for Philippine income tax purposes and $56.0 million for Peruvian income tax purposes. These carryforwards expire in various amounts through 2011. Additionally, our foreign subsidiaries had about $329.2 million of net operating loss carryforwards for Brazilian income tax purposes that have no expiration date and that can only be utilized up to the limit of 30.0% of taxable income for the year. In Chile, we had about $11.9 million of net operating loss carryforwards, which have no expiration. At December 31, 2001, asset tax credit carryforwards are about $0.9 million for Mexican income tax purposes, $6.5 million for Argentine income tax purposes and about a $0.1 million credit for alternative minimum tax in the Philippines. These credits expire in various amounts through 2010. Our foreign subsidiaries may be limited in their ability to use foreign tax net operating losses in any single year depending on their ability to generate sufficient taxable income.

      SFAS No. 109, “Accounting for Income Taxes,” requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance at December 31, 2001 applies to tax loss carryforwards, some temporary differences and tax credit carryforwards that, in management’s opinion, are more likely than not to expire unused. Our foreign subsidiaries do not have positive cumulative undistributed earnings and therefore no deferred taxes have been recorded.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.  Commitments and Contingencies

      Operating Lease Commitments. We lease various cell sites and office facilities under operating leases. The remaining terms of our cell site leases range from one to five years and are generally renewable, at our option, for additional terms. The remaining terms of our office leases range from one to ten years. Total rent expense under operating leases was $41.6 million during 2001, $25.4 million during 2000 and $13.0 million during 1999.

      For years subsequent to December 31, 2001, future minimum payments for all operating lease obligations that have initial noncancelable lease terms exceeding one year, net of rental income, are as follows (in thousands):

2002	$48,142
2003	41,854
2004	35,763
2005	28,235
2006	20,717
Thereafter	53,098

$227,809

      Motorola. On August 14, 2000, we and some of our operating companies entered into agreements with Motorola under which Motorola will provide us with infrastructure equipment and services, including installation, implementation and training. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. We have also agreed to provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology. In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. These agreements also contain other purchase commitments that, if not met, subject us to payments based on a percentage of the commitment shortfall. We met our commitment for 2000 of $230.0 million. We did not meet our $230.0 million purchase commitment for 2001, resulting in the payment of $8.0 million to Motorola during 2001 based on the shortfall of purchases. During 2001, we and Motorola amended the infrastructure purchase agreements to reduce our purchase commitments to $75.0 million for both 2002 and 2003. The maximum payment pursuant to commitment shortfall provisions under these agreements for 2002 is $1.4 million.

11.  Capital Stock

      Stock Splits and Reclassification. On June 12, 2000, we increased the number of authorized shares of our common stock from 73,000,000 to 200,000,000, enabling us to complete a 4-for-1 common stock split.

      On October 23, 2000, we amended our charter to authorize 2,160,037,500 shares of capital stock, reclassified our no par value common stock into class A and class B common stock, par value $0.001 per share, and converted our outstanding common stock to class B common stock, enabling us to complete a 3-for-2 common stock split. Our authorized capital stock now consists of:

•	1,500,000,000 shares of class A common stock, par value $0.001 per share;

•	650,000,000 shares of class B common stock, par value $0.001 per share;

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Capital Stock — (Continued)

•	12,500 shares of series A exchangeable redeemable preferred stock, par value $10.00 per share;

•	25,000 shares of series B redeemable preferred stock, par value $10.00 per share; and

•	10,000,000 shares of undesignated preferred stock, par value $0.001 per share.

      Information presented throughout these financial statements and related notes has been adjusted to reflect both the 4-for-1 common stock split and the 3-for-2 common stock split.

      Common Stock. Holders of common stock are entitled to share equally, share for share, if dividends are declared on the common stock. If common stock dividends are declared, shares of class A common stock would be distributed with respect to shares of class A common stock and shares of class B common stock would be distributed with respect to shares of class B common stock. There is no provision for cumulative voting with respect to the election of directors.

      In the event of a liquidation, dissolution or winding-up, the holders of class A common stock and the holders of class B common stock will be entitled to share ratably, as a single class, in all of our assets remaining after payment of our liabilities and the liquidation preferences of any preferred stock then outstanding.

      Class A Common Stock. The holders of class A common stock are entitled to one vote per share on all matters submitted for action by the stockholders.

      Class B Common Stock. The holders of class B common stock are entitled to ten votes per share on all matters submitted for action by the stockholders. Each share of class B common stock is convertible at the holder’s option, on a one-for-one basis, into an equal number of shares of class A common stock. Upon the occurrence of specified events, the shares of class B common stock automatically convert, on a one-for-one basis, into an equal number of shares of class A common stock.

      Preferred Stock Issuance and Conversion. Our series A preferred stock is issued at an original liquidation preference of $100,000 per share and thereafter, the liquidation preference on the series A preferred stock accretes at an annual rate equal to 13.625%. Except as required by law, the holders of the series A preferred stock are not entitled to receive dividends or other distributions. We have the right at any time to redeem the series A preferred stock in full (or with the consent of the holder of the affected shares of series A preferred stock, in part) at a redemption price equal to 100% of the accreted liquidation preference thereof on the redemption date. The holders of the series A preferred stock have the right under some circumstances to exchange the series A preferred stock for shares of our series B redeemable preferred stock having a liquidation preference equal to the accreted liquidation preference of the series A preferred stock so exchanged.

      The series B preferred stock into which the shares of series A preferred stock are exchangeable have an initial annual dividend rate equal to 13.625%, increasing to 18.0% on March 13, 2010. The series B preferred stock will have terms substantially similar to those of the series A preferred stock, except that the holders of the series B preferred stock have the right to elect one director to the board of directors and to the accrual of cumulative dividends, payable quarterly in cash. In addition, we may not issue shares of our series B preferred stock, except in exchange for shares of our series A preferred stock, without the consent of the holders of a majority of the outstanding shares of our series A preferred stock and our series B preferred stock, voting together as a class.

      During 1999, 2,000 shares of our series A preferred stock were issued to Unrestricted Subsidiary Funding Company, or USF Company, a wholly owned subsidiary of Nextel Communications, in exchange for cash proceeds of $200.0 million.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Capital Stock — (Continued)

      On April 4, 2000, we received an advance of $77.7 million from USF Company. This advance was received in connection with our anticipated purchase of Motorola International’s equity interests in Nextel Peru and Nextel Brazil and the Chilean specialized mobile radio companies, as discussed in note 4. On June 2, 2000, we issued 777 shares of our series A preferred stock to USF Company as repayment of this intercompany advance. Additionally, on April 7, 2000, we issued 1,500 shares of our series A preferred stock to USF Company in exchange for cash proceeds of $150.0 million.

      Under a stock exchange agreement between us and USF Company, on June 12, 2000, all of the 5,266 shares of series A exchangeable redeemable preferred stock outstanding at that time were exchanged for 49,682,088 shares of our class B common stock based on the accreted value of the series A preferred stock at that date of $587.9 million. Before June 12, 2000, the series A preferred stock was not exchangeable for common stock.

      On June 29, 2000, we issued an additional 2,150 shares of our series A preferred stock to USF Company in exchange for cash proceeds of $215.0 million. On December 8, 2000, we issued 853 shares of our series A preferred stock to USF Company to satisfy our tax liability incurred on the exchange of our stock in Clearnet for stock in TELUS to Nextel Communications and we issued 2,500 additional shares to USF Company in exchange for cash proceeds of $250.0 million. Under a separate stock exchange agreement dated December 8, 2000, shares of the series A preferred stock issued as of that date, plus dividends accreted to the time of exchange, are exchangeable into shares of our class B common stock at the option of the holder of those shares of series A preferred stock at any time between June 30, 2001 and December 1, 2002.

      On April 25, 2001, we issued 2,500 shares of our series A exchangeable redeemable preferred stock to USF Company for cash proceeds of $250.0 million. On July 16, 2001, we issued another 2,500 shares of our series A exchangeable redeemable preferred stock to USF Company for another $250.0 million in cash.

      Common Stock Reserved for Issuance. As of December 31, 2001, under our employee stock option plans, we had reserved for future issuance 9,129,875 shares of our class A common stock and 43,995,948 shares of our class B common stock. We also had reserved for future issuance 2,211,456 shares of our class B common stock for the conversion of the warrants issued in connection with the sale of our 13.0% senior serial redeemable discount notes due 2007.

12.  Employee Stock and Benefit Plans

      Nextel Communications Employee Stock Option Plan. Some of our employees participate in the Nextel Communications, Inc. Incentive Equity Plan. Generally, non-qualified stock options outstanding under this Plan:

•	are granted at prices equal to the market value of Nextel Communications’ stock on the grant date;

•	vest ratably over a four year service period; and

•	expire ten years subsequent to the award date.

      If an option holder’s employment is involuntarily terminated within one year after the effective date of a change of control of Nextel Communications, then that holder’s unvested options will immediately vest or otherwise become payable, subject to some limits.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.  Employee Stock and Benefit Plans — (Continued)

      A summary of the activity under the Nextel Communications, Inc. Incentive Equity Plan related to our employees is as follows:

		Weighted Average
	Shares	Exercise Price

Outstanding, December 31, 1998	1,063,362	$11.01

Granted	1,226,990	18.52

Transferred	1,082,474	10.31

Exercised	(762,668)	9.15

Canceled	(413,416)	12.87

Outstanding, December 31, 1999	2,196,742	15.04

Granted	2,117,499	61.53

Transferred	1,190,217	32.14

Exercised	(1,201,564)	12.06

Canceled	(382,720)	21.35

Outstanding, December 31, 2000	3,920,174	38.13

Granted	—	—

Transferred	139,209	28.71

Exercised	(62,884)	12.23

Canceled	(255,661)	50.37

Outstanding, December 31, 2001	3,740,838	37.34

Exercisable, December 31, 1999	139,040	10.41

Exercisable, December 31, 2000	623,089	15.04

Exercisable, December 31, 2001	1,619,594	27.40

      Following is a summary of the status of employee stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding			Options Exercisable

Exercise Price		Weighted Average	Weighted Average		Weighted Average
Range	Shares	Life Remaining	Exercise Price	Shares	Exercise Price

$ 6.75 – 11.41	354,700	7.34 years	$8.67	340,131	$8.57
13.16 – 35.13	1,614,189	6.97 years	17.30	833,535	16.98
43.50 – 69.69	1,771,949	8.13 years	61.34	445,928	61.24

	3,740,838			1,619,594

      NII Holdings Employee Stock Option Plans. In June 1997, our board of directors adopted the NII Holdings, Inc. 1997 Employee Stock Option Plan, under which eligible employees participate. Generally, options outstanding under this plan:

•	are granted at fair value, based on periodic valuations of NII Holdings in accordance with the terms of the plan;

•	vest monthly over a four year service period; and

•	expire ten years subsequent to the award date.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.  Employee Stock and Benefit Plans — (Continued)

      In addition, holders of our shares of class B common stock issued upon the exercise of options under the 1997 Employee Stock Option Plan are entitled to put rights which, subject to some conditions, require us to repurchase those shares from them.

      On June 12, 2000, our board of directors ratified the Nextel International, Inc. Incentive Equity Plan that was adopted by the plan administration committee on May 25, 2000. The plan provides for awards of option rights, appreciation rights, restricted shares, deferred shares and performance shares to our nonaffiliate directors, our officers, including officers who are members of our board of directors, and other key employees, consultants and advisors with respect to 30,000,000 shares of common stock. Options to purchase shares of common stock may be at prices equal to or greater than market price on the date of grant. Generally, options outstanding under this plan vest over a four year service period and expire ten years subsequent to the award. If an option holder’s employment is involuntarily terminated within one year after the effective date of a defined change of control of NII Holdings, then that holder’s unvested options and other equity awards under this plan will immediately vest or otherwise become payable, subject to some limits.

      On May 7, 2001, our plan administration committee approved the grant of options to our employees under our incentive equity plan. These options vest over a three-year period, with 50% vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date and 25% vesting on the third anniversary of the grant date.

      A summary of the activity under our plans is as follows:

		Weighted Average
	Shares	Exercise Price

Outstanding, December 31, 1998	10,508,352	$3.31

Granted	4,701,000	3.99

Exercised	(1,197,780)	1.67

Canceled	(2,121,558)	5.26

Outstanding, December 31, 1999	11,890,014	3.39

Granted	11,952,750	10.85

Exercised	(1,014,198)	1.70

Canceled	(144,939)	6.78

Outstanding, December 31, 2000	22,683,627	7.35

Granted	9,129,875	5.00

Exercised	—	—

Canceled	(2,826,876)	5.97

Outstanding, December 31, 2001	28,986,626	6.75

Exercisable, December 31, 1999	6,981,264	2.51

Exercisable, December 31, 2000	8,065,443	3.06

Exercisable, December 31, 2001	9,294,575	3.30

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.  Employee Stock and Benefit Plans — (Continued)

      Following is a summary of the status of stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding			Options Exercisable

Exercise		Weighted Average	Weighted Average		Weighted Average
Price	Shares	Life Remaining	Exercise Price	Shares	Exercise Price

$1.67	5,304,877	5.6 years	$1.67	5,304,877	$1.67
4.01	4,502,249	7.6 years	4.01	3,149,333	4.01
5.00	8,394,750	9.3 years	5.00	—	—
10.96	947,000	6.6 years	10.96	840,365	10.96
11.83	9,837,750	8.4 years	11.83	—	—

	28,986,626			9,294,575

      All options that we granted during 2001 had an exercise price equal to the fair value at the date of grant. The weighted average exercise price of options granted during 2001 was $5.00 and the weighted average fair value of options granted during 2001 was $2.98. Corresponding information for 2000 is as follows:

	Weighted	Weighted
	Average	Average
	Exercise	Fair
	Price of	Value of
	Options	Options
	Granted	Granted

Options granted during 2000 with exercise price equal to fair value	$11.83	$6.45

Options granted during 2000 with exercise price less than fair value	4.01	4.32

      Fair Value Disclosures. The fair value of each NII Holdings and Nextel Communications option grant is estimated on the date of grant using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following assumptions:

	2001	2000	1999

Expected stock price volatility	66%	51 — 57%	51%

Risk-free interest rate	4.85%	6.10 — 6.84%	5.67 — 5.93%

Expected life in years	5	5	5

Expected dividend yield	0.00%	0.00%	0.00%

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models such as the Black-Scholes model require the input of highly subjective assumptions, including the expected stock price volatility. Because the NII Holdings and Nextel Communications stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing models do not necessarily provide a reliable single measure of the fair value of the stock options. Further, as a result of our debt restructuring activities and revised business plan, we believe that the fair value of options granted under our plans have only nominal value as of December 31, 2001. The weighted average estimated fair value of the stock options granted during 2001 was $2.98, during 2000 was $10.11 and during 1999 was $2.04.

      Generally, our stock options are non-transferable, except to family members or by will, as provided for in our plans, and the actual value of the stock options that an employee may realize, if any, will depend on

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.  Employee Stock and Benefit Plans — (Continued)

the excess of the market price on the date of exercise over the exercise price. We have based our assumptions for stock price volatility on the historical variance of weekly closing prices of Nextel Communications’ class A common stock.

      Consistent with the provisions of SFAS No. 123, had compensation costs been determined based on the fair value of the awards granted since 1997, our loss and loss per common share attributable to common stockholders would have been as follows:

	Year Ended December 31,

	2001	2000	1999

Loss attributable to common stockholders (in thousands):

As reported	$(2,497,321)	$(478,540)	$(520,146)

Pro forma	$(2,537,614)	$(510,632)	$(529,920)

Loss per common share attributable to common stockholders, basic and diluted:

As reported	$(9.22)	$(1.93)	$(2.37)

Pro forma	$(9.37)	$(2.06)	$(2.42)

      Employee Benefit Plan. Some of our officers and employees are eligible to participate in Nextel Communications’ defined contribution plan established pursuant to section 401(k) of the Internal Revenue Code. Participants may contribute up to 15% of their compensation and be fully vested over four years of employment. We provide a matching contribution of 100% of the first 4% of salary contributed by the employee. Our contributions were about $304,000 during 2001, $70,000 during 2000 and $49,000 during 1999.

13.  Related Party Transactions

      Nextel Communications owns about 99% of our common equity. Nextel Communications also holds about $856.7 million in aggregate principal amount, or about 37%, of our total senior notes and owns all of our series A preferred stock.

      Nextel Communications performs accounting, legal and other services for us under an overhead services agreement. We reimburse Nextel Communications for costs incurred, which totaled $4.0 million during 2001, $1.4 million during 2000 and $1.2 million during 1999. We also reimburse Nextel Communications for some vendor payments made on our behalf. At December 31, 2001 and 2000, amounts due to Nextel Communications of $31.8 million and $2.4 million, consisted primarily of amounts due under a tax sharing agreement we have with Nextel Communications and reimbursements for vendor payments made on our behalf. In addition, included in accrued interest as of December 31, 2001 is $9.1 million due to Nextel Communications as a holder of our senior notes.

      At December 31, 2001, Motorola beneficially owned about 14% of Nextel Communications’ common equity, assuming the conversion of its investment in shares of Nextel Communications’ class B nonvoting common stock into class A common stock. We purchase handsets and accessories and a substantial portion of our digital mobile network equipment from Motorola. Our equipment purchase agreements with Motorola govern our rights and obligations regarding purchases of digital mobile network equipment manufactured by Motorola. We have minimum purchase commitments under these agreements that if not met subject us to payments based on a percentage of the commitment shortfall. We also have various

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.  Related Party Transactions — (Continued)

equipment and handset financing agreements with Motorola. We and Motorola have agreed to warranty and maintenance programs and specified indemnity arrangements. We also pay Motorola for handset service and repair and training and are reimbursed for costs we incur under various marketing and promotional arrangements. (See note 3).

      Our purchases from Motorola during the years ended December 31, 2001, 2000 and 1999 consisted of the following:

	Year Ended December 31,

	2001	2000	1999

	(in thousands)

Digital infrastructure equipment	$200,371	$368,141	$88,702

Handsets	186,463	146,796	65,372

Software maintenance	9,148	1,353	675

Training	1,120	635	611

	$397,102	$516,925	$155,360

      Accounts payable due to Motorola as of December 31, 2001 and 2000 are as follows:

	December 31,

	2001	2000

	(in thousands)

Deferred handset financing obligations	$93,802	$91,564

Equipment purchases	11,573	35,687

Other	2,695	—

Total due to Motorola	$108,070	$127,251

      In addition, as further discussed in note 3, we had $417.8 million and $428.9 million in debt due to Motorola as of December 31, 2001 and 2000.

14.  Segment Information

      We operate in four reportable segments: (1) Mexico, (2) Brazil, (3) Argentina and (4) Peru. The operations of all other businesses that fall below the reporting thresholds are included in the “Corporate and other” segment below. The Corporate and other segment includes Nextel Philippines, which we began consolidating late in the third quarter of 2000, our Chilean operating companies, which we purchased in May and August of 2000, and the corporate entity that held our equity investment in Japan and our investment in Canada prior to our sale of those investments during the fourth quarter of 2001. We evaluate performance of these segments and allocate resources to them based on earnings before interest, taxes, depreciation and amortization and other charges determined to be non-recurring in nature, such as impairment, restructuring and other charges.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.  Segment Information — (Continued)

					Corporate	Intercompany
	Mexico	Brazil	Argentina	Peru	and other	Eliminations	Consolidated

	(in thousands)
2001
Operating revenues	$289,335	$171,138	$135,320	$64,952	$19,389	$(539)	$679,595

Segment earnings (losses)	15,933	(67,310)	2,390	5,370	(56,234)	—	(99,851)
Impairment, restructuring and other charges	(433,945)	(679,440)	(262,541)	(171,590)	(199,391)	—	(1,746,907)
Depreciation and amortization	(67,106)	(73,026)	(44,507)	(26,117)	(24,718)	918	(234,556)
Interest expense	(6,398)	(15,885)	(13,474)	(4,270)	(288,962)	29,021	(299,968)
Interest income	1,153	26,011	662	129	20,287	(34,869)	13,373
Realized losses on investments	—	—	—	—	(151,291)	—	(151,291)
Equity in gains of unconsolidated affiliates	—	—	—	—	9,640	—	9,640
Foreign currency transaction gains (losses), net	1,816	(62,590)	(1)	573	(9,800)	148	(69,854)
Other (expense) income, net	(954)	(5,690)	(2,601)	(765)	6,207	—	(3,803)

Loss before income tax provision	$(489,501)	$(877,930)	$(320,072)	$(196,670)	$(694,262)	$(4,782)	$(2,583,217)

Property, plant and equipment, net	$243,424	$40,004	$31,392	$33,869	$17,001	$(15,689)	$350,001

Identifiable assets	$514,198	$157,137	$134,662	$98,200	$633,386	$(293,163)	$1,244,420

Capital expenditures	$213,191	$244,310	$93,674	$75,354	$54,028	$(12,726)	$667,831

					Corporate	Intercompany
	Mexico	Brazil	Argentina	Peru	and other	Eliminations	Consolidated

	(in thousands)
2000
Operating revenues	$112,327	$103,815	$79,127	$28,469	$6,471	$—	$330,209

Segment losses	(28,860)	(43,106)	(14,633)	(10,004)	(36,170)	—	(132,773)
Depreciation and amortization	(33,090)	(54,266)	(43,317)	(15,099)	(15,508)	362	(160,918)
Interest expense	(4,372)	(24,289)	(17,218)	(4,584)	(230,947)	32,488	(248,922)
Interest income	426	19,778	1,611	174	23,422	(23,254)	22,157
Realized gain on investment	—	—	—	—	239,467	—	239,467
Equity in losses of unconsolidated affiliates	—	—	—	—	(53,874)	—	(53,874)
Foreign currency transaction losses, net	(55)	(9,595)	—	(224)	(15,399)	—	(25,273)
Minority interest in losses of subsidiaries	—	3,721	—	2,783	—	—	6,504
Other (expense) income, net	(2,086)	(349)	(379)	191	7,258	—	4,635

Loss before income tax provision	$(68,037)	$(108,106)	$(73,936)	$(26,763)	$(81,751)	$9,596	$(348,997)

Property, plant and equipment, net	$306,385	$418,439	$185,332	$96,401	$69,008	$(5,438)	$1,070,127

Identifiable assets	$774,580	$878,160	$355,042	$210,311	$1,204,934	$(229,801)	$3,193,226

Capital expenditures	$184,737	$248,257	$96,988	$52,724	$17,031	$(5,800)	$593,937

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.  Segment Information — (Continued)

					Corporate	Intercompany
	Mexico	Brazil	Argentina	Peru	and other	Eliminations	Consolidated

	(in thousands)

1999

Operating revenues	$29,719	$46,537	$42,794	$5,314	$—	$—	$124,364

Segment losses	(28,813)	(68,554)	(36,979)	(12,579)	(15,925)	—	(162,850)

Depreciation and amortization	(25,381)	(31,253)	(33,903)	(6,633)	(10,921)	—	(108,091)

Interest expense	(431)	(25,645)	(11,863)	(549)	(152,611)	11,495	(179,604)

Interest income	215	14,904	172	167	4,479	(11,495)	8,442

Equity in losses of unconsolidated affiliates	—	—	—	—	(31,469)	—	(31,469)

Foreign currency transaction losses, net	(664)	(56,972)	(8)	(866)	(2,283)	—	(60,793)

Minority interest in losses of subsidiaries	—	13,712	—	5,602	—	—	19,314

Other income (expense), net	247	(2,927)	(1,186)	—	(1,246)	—	(5,112)

Loss before income tax benefit	$(54,827)	$(156,735)	$(83,767)	$(14,858)	$(209,976)	$—	$(520,163)

Property, plant and equipment, net	$131,320	$216,385	$130,428	$54,956	$6,366	$—	$539,455

Identifiable assets	$410,510	$419,460	$248,959	$80,444	$537,261	$(14,842)	$1,681,792

Capital expenditures	$38,792	$60,152	$57,385	$19,898	$7,650	$—	$183,877

15.  Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth

	(in thousands, except per share amounts)

2001

Operating revenues	$139,156	$160,661	$186,002	$193,776

Operating loss	(89,717)	(91,379)	(235,318)	(1,668,781)

Loss attributable to common stockholders	(167,264)	(213,879)	(551,718)	(1,564,461)

Loss per share attributable to common stockholders, basic and diluted	$(0.62)	$(0.79)	$(2.04)	$(5.79)

2000

Operating revenues	$51,575	$68,606	$91,784	$118,244

Operating loss	(66,548)	(66,137)	(70,061)	(90,945)

Loss attributable to common stockholders	(110,893)	(191,371)	(137,838)	(38,438)

Loss per share attributable to common stockholders, basic and diluted	$(0.50)	$(0.83)	$(0.51)	$(0.14)

      The sum of the per share amounts do not equal the annual amounts due to changes in the number of weighted average number of common shares outstanding during the year.

      Significant fourth quarter 2001 events are described in notes 2, 3 and 5.

16.  Subsequent Events

      During the first quarter of 2002, as a result of devaluation of the Argentine peso due to the recent adverse economic developments in Argentina, Nextel Argentina expects to record significant foreign currency transaction losses primarily related to its $108.3 million U.S. dollar denominated Argentine credit facilities, as well as a significant foreign currency translation adjustment.

NII HOLDINGS, INC.

(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

As of December 31, 2001 and 2000
(in thousands)

	2001	2000

ASSETS

Current assets

Cash and cash equivalents	$194,810	$56,712

Restricted cash	80,867	136

Accounts receivable, net	2,764	5,854

Prepaid expenses and other	628	973

Total current assets	279,069	63,675

Property, plant, and equipment, net	13,815	11,649

Investments in and advances to subsidiaries	384,719	1,975,536

Marketable equity securities, available-for-sale	—	355,334

Intangible assets	33,908	39,490

Other assets	1,630	4,891

	$713,141	$2,450,575

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities

Accounts payable, accrued expenses and other	$103,163	$63,610

Due to related parties	31,800	24,946

Notes payable and current portion of long-term debt	2,456,329	—

Total current liabilities	2,591,292	88,556

Long-term debt	—	2,276,320

Deferred income taxes	—	4,095

Stockholders’ (deficit) equity

Series A exchangeable redeemable preferred stock, 11 and 6 shares issued and outstanding; accreted liquidation preference of $1,187,569 and $567,953	1,050,300	550,300

Common stock, class B, 271,037 shares issued, 270,382 and 271,025 shares outstanding	271	271

Paid-in capital	934,948	941,921

Accumulated deficit	(3,630,498)	(1,277,176)

Treasury stock, at cost, 655 and 12 shares	(3,275)	(62)

Deferred compensation, net	(903)	(5,173)

Accumulated other comprehensive loss:

Unrealized gain on investment	—	5,772

Cumulative translation adjustment	(228,994)	(134,249)

Accumulated other comprehensive loss	(228,994)	(128,477)

Total stockholders’ (deficit) equity	(1,878,151)	81,604

	$713,141	$2,450,575

The accompanying notes are an integral part of these condensed financial statements.

NII HOLDINGS, INC.
(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Years Ended December 31, 2001, 2000 and 1999
(in thousands)

	2001	2000	1999

Operating expenses

Selling, general and administrative	$42,115	$32,569	$14,377

Depreciation and amortization	4,768	3,297	6,173

	46,883	35,866	20,550

Operating loss	(46,883)	(35,866)	(20,550)

Other income (expense)

Interest expense	(279,342)	(219,769)	(153,595)

Interest income	16,229	3,852	3,408

Realized (losses) gains on investments	(137,067)	239,467	—

Equity in losses of unconsolidated affiliates	(1,884,196)	(342,051)	(346,368)

Other, net	5,999	9,283	(3,034)

	(2,278,377)	(309,218)	(499,589)

Loss before income tax provision	(2,325,260)	(345,084)	(520,139)

Income tax provision	(28,062)	(72,122)	(7)

Net loss	(2,353,322)	(417,206)	(520,146)

Accretion of series A exchangeable redeemable preferred stock to liquidation preference value	—	(61,334)	—

Loss attributable to common stockholders	$(2,353,322)	$(478,540)	$(520,146)

Comprehensive loss, net of income tax

Available-for-sale securities:

Unrealized holding (losses) gains arising during the period	$(197,859)	$28,284	$155,370

Reclassification adjustments for losses included in net loss	192,087	(142,194)	—

Foreign currency translation adjustment	(94,935)	3,340	(113,539)

Other comprehensive (loss) income	(100,707)	(110,570)	41,831

Net loss	(2,353,322)	(417,206)	(520,146)

	$(2,454,029)	$(527,776)	$(478,315)

The accompanying notes are an integral part of these condensed financial statements.

NII HOLDINGS, INC.
(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001, 2000 and 1999
(in thousands)

	2001	2000	1999

Cash flows from operating activities:

Net loss	$(2,353,322)	$(417,206)	$(520,146)

Adjustments to reconcile net loss to net cash used in operating activities:

Amortization of debt financing costs and accretion of senior notes	185,652	137,633	133,019

Depreciation and amortization	4,768	3,297	6,173

Equity in (gains) losses of unconsolidated affiliates	(9,640)	53,874	31,469

Equity in losses of consolidated affiliates	1,894,217	288,177	314,899

Realized gains (losses) on investments	146,740	(239,467)	—

Income tax provision	(2,686)	72,122	17

Stock-based compensation	(17)	2,645	829

Change in assets and liabilities:

Accounts receivable	3,090	(3,115)	41

Other assets	215	(2,827)	(6,668)

Accrued expenses and other	16,991	87,291	6,066

Other	4,068	(9,283)	2,049

Net cash used in operating activities	(109,924)	(26,859)	(32,252)

Cash flows from investing activities:

Capital expenditures	(7,860)	(9,854)	(4,231)

Purchase of short-term investments	—	(154,374)	—

Proceeds from sale of short-term investments	—	154,374	—

Net proceeds from sale of available-for-sale securities	139,080	—	—

Net proceeds from sale of unconsolidated affiliates	3,500	—	—

Payments for investments in and advances to subsidiaries	(389,730)	(1,317,547)	(321,053)

Net cash used in investing activities	(255,010)	(1,327,401)	(325,284)

Cash flows from financing activities:

Proceeds from issuance of series A exchangeable redeemable preferred stock to parent	500,000	692,686	200,000

Issuance of debt securities	—	641,043	—

Borrowings under long-term credit facilities and other	—	56,650	124,521

Repayments under long-term credit facilities and other	—	—	(8,575)

Decrease in restricted cash	57,372	—	—

Borrowings from parent, net	29,664	13,867	8,847

Debt financing costs	(60)	(16,753)	—

Proceeds from exercise of stock options and warrants	—	1,725	1,997

Purchase of treasury stock	(3,213)	(62)	—

Net cash provided by financing activities	583,763	1,389,156	326,790

Net increase (decrease) in cash and cash equivalents	218,829	34,896	(30,746)

Cash and cash equivalents, beginning of year	56,848	21,952	52,698

Cash and cash equivalents, end of year	$275,677	$56,848	$21,952

The accompanying notes are an integral part of these condensed financial statements.

NII HOLDINGS, INC.
(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	For accounting policies and other information, see the Notes to the Consolidated Financial Statements of NII Holdings, Inc. and Subsidiaries included elsewhere herein.

2.	The parent company accounts for its investments in subsidiaries by the equity method of accounting. The parent company discontinues recognizing equity in losses of subsidiaries once its investment in a subsidiary is reduced to zero, except in cases where we have an obligation to continue to fund the subsidiary.

3.	Included in accrued interest as of December 31, 2001 is $9.1 million due to Nextel Communications as a holder of our senior notes.

4. We have reclassified some prior year amounts to conform to the current year presentation.

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications Inc.)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at	Allowance of	Charged to	Deductions	Balance at
	Beginning of	Acquired	Costs and	and Other	End
	Year	Companies(1)	Expenses	Adjustments(2)	of Year

Year Ended December 31, 2001

Allowance for doubtful accounts	$22,163	$—	$40,902	$(38,788)	$24,277

Reserve for inventory obsolescence	$8,240	$—	$1,441	$(311)	$9,370

Valuation allowance for deferred tax assets	$395,272	$—	$411,793	$(19,509)	$787,556

Accrued restructuring charges	$—	$—	$5,230	$(4,824)	$406

Year Ended December 31, 2000

Allowance for doubtful accounts	$8,815	$6,221	$16,115	$(8,988)	$22,163

Reserve for inventory obsolescence	$4,368	$507	$3,632	$(267)	$8,240

Valuation allowance for deferred tax assets	$243,228	$—	$154,970	$(2,926)	$395,272

Year Ended December 31, 1999

Allowance for doubtful accounts	$6,391	$—	$33,219	$(30,795)	$8,815

Reserve for inventory obsolescence	$2,593	$—	$3,732	$(1,957)	$4,368

Valuation allowance for deferred tax assets	$119,352	$—	$150,470	$(26,594)	$243,228

(1)	Represents allowance of majority-owned subsidiaries acquired during the year ended December 31, 2000.

(2)	Includes the impact of foreign currency translation adjustments.

EXHIBIT III

NII FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2002

________________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

[X]	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2002
OR
[ ]	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to
Commission file number 0-32421

NII HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1671412 (I.R.S. Employer Identification No.)
10700 Parkridge Boulevard, Suite 600 Reston, Virginia (Address of principal executive offices)	20191 (Zip Code)
Registrant’s telephone number, including area code: (703) 390-5100

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes [X]     No [  ]

      Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Number of Shares Outstanding
Title of Class	on April 30, 2002

Class A common stock, $0.001 par value	0
Class B common stock, $0.001 par value	270,382,103

NII HOLDINGS, INC. AND SUBSIDIARIES

PART I — FINANCIAL INFORMATION.

Item 1.     Financial Statements — Unaudited.

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2002 and December 31, 2001
(in thousands)
Unaudited

	2002	2001

ASSETS
Current assets
Cash and cash equivalents	$153,004	$250,250
Restricted cash	69,012	84,041
Accounts receivable, less allowance for doubtful accounts of $23,360 and $24,277.	112,932	116,819
Handset and accessory inventory	15,480	24,486
Prepaid expenses and other	85,746	75,506

Total current assets	436,174	551,102
Property, plant and equipment, net of accumulated depreciation of $63,741 and $48,435.	391,590	350,001
Intangible assets and other, net of accumulated amortization of $6,682 and $0 (note 1)	225,008	227,551
Other assets	81,236	115,766

	$1,134,008	$1,244,420

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable, accrued expenses and other	$353,378	$363,106
Accrued interest	68,131	58,131
Due to related parties	116,507	139,871
Current portion of long-term debt (note 2)	2,705,446	2,665,144

Total current liabilities	3,243,462	3,226,252
Deferred income taxes	18,778	15,134
Deferred revenues	22,282	25,184

Total liabilities	3,284,522	3,266,570
Commitments and contingencies (note 4)
Stockholders’ deficit
Series A exchangeable redeemable preferred stock, 11 shares issued and outstanding; accreted liquidation preference of $1,228,021 and $1,187,569	1,050,300	1,050,300
Common stock, class B, 271,037 shares issued, 270,382 shares outstanding	271	271
Paid-in capital	934,958	934,948
Accumulated deficit	(3,929,046)	(3,774,497)
Treasury stock, at cost, 655 shares	(3,275)	(3,275)
Deferred compensation, net	(860)	(903)
Accumulated other comprehensive loss	(202,862)	(228,994)

Total stockholders’ deficit	(2,150,514)	(2,022,150)

	$1,134,008	$1,244,420

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Three Months Ended March 31, 2002 and 2001
(in thousands, except per share amounts)
Unaudited

	2002	2001

Operating revenues	$199,081	$139,156

Operating expenses
Cost of revenues	80,671	70,763
Selling, general and administrative	93,427	102,457
Restructuring and other charges	5,222	—
Depreciation and amortization	17,356	55,653

	196,676	228,873

Operating income (loss)	2,405	(89,717)

Other income (expense)
Interest expense	(79,730)	(72,530)
Interest income	1,577	4,725
Foreign currency transaction losses, net	(71,479)	(9,761)
Other expense, net	(1,925)	(469)

	(151,557)	(78,035)

Loss before income tax (provision) benefit	(149,152)	(167,752)
Income tax (provision) benefit	(5,397)	488

Net loss	$(154,549)	$(167,264)

Net loss per common share, basic and diluted	$(0.57)	$(0.62)

Weighted average number of common shares outstanding	270,382	271,025

Comprehensive loss, net of income tax
Unrealized loss on available-for-sale securities, net	$—	$(88,795)
Foreign currency translation adjustment	26,132	(45,797)

Other comprehensive income (loss)	26,132	(134,592)
Net loss	(154,549)	(167,264)

	$(128,417)	$(301,856)

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Three Months Ended March 31, 2002
(in thousands)
Unaudited

	Series A		Class B							Accumulated
	Preferred Stock		Common Stock				Treasury Stock			Other
					Paid-in	Accumulated			Deferred	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	Compensation	Loss	Total

Balance, January 1, 2002	11	$1,050,300	270,382	$271	$934,948	$(3,774,497)	655	$(3,275)	$(903)	$(228,994)	$(2,022,150)
Net loss	—	—	—	—	—	(154,549)	—	—	—	—	(154,549)
Other comprehensive income	—	—	—	—	—	—	—	—	—	26,132	26,132
Deferred compensation	—	—	—	—	10	—	—	—	43	—	53

Balance, March 31, 2002	11	$1,050,300	270,382	$271	$934,958	$(3,929,046)	655	$(3,275)	$(860)	$(202,862)	$(2,150,514)

The accompanying notes are an integral part of these condensed consolidated financial statements.

5

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2002 and 2001
(in thousands)
Unaudited

	2002	2001

Cash flows from operating activities
Net loss	$(154,549)	$(167,264)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt financing costs and accretion of senior redeemable discount notes	49,578	44,016
Depreciation and amortization	17,356	55,653
Provision for losses on accounts receivable	12,157	8,124
Foreign currency transaction losses, net	71,479	9,762
Deferred income tax benefit	(454)	(963)
Stock-based compensation	53	(561)
Other, net	1,189	905
Change in assets and liabilities:
Accounts receivable	(3,113)	(24,768)
Handset and accessory inventory	8,797	2,070
Prepaid expenses and other assets	(15,579)	(13,962)
Accounts payable, accrued expenses and other	14,584	(1,832)

Net cash provided by (used in) operating activities	1,498	(88,820)

Cash flows from investing activities
Capital expenditures	(71,685)	(156,911)
Payments for acquisitions, purchases of licenses and other	(654)	(21,918)

Net cash used in investing activities	(72,339)	(178,829)

Cash flows from financing activities
(Repayments to) Borrowings from parent, net	(11,639)	15,973
Repayments under long-term credit facilities and other	(7,787)	(8,526)
Transfers to restricted cash	—	(9,952)

Net cash used in financing activities	(19,426)	(2,505)

Effect of exchange rate changes on cash and cash equivalents	(6,979)	1,246

Net decrease in cash and cash equivalents	(97,246)	(268,908)
Cash and cash equivalents, beginning of period	250,250	471,173

Cash and cash equivalents, end of period	$153,004	$202,265

The accompanying notes are an integral part of these condensed consolidated financial statements.

6

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

Notes To Condensed Consolidated Financial Statements
Unaudited

Note 1.  Basis of Presentation

      NII Holdings is an indirect, substantially wholly owned subsidiary of Nextel Communications, Inc. Our unaudited condensed consolidated financial statements have been prepared under the rules and regulations of the Securities and Exchange Commission and reflect all adjustments that are necessary for a fair presentation of the results for interim periods. All adjustments made were normal recurring accruals.

      You should read the condensed consolidated financial statements in conjunction with the consolidated financial statements and notes contained in our annual report on Form 10-K for the year ended December 31, 2001. You should not expect results of operations of interim periods to be an indication of the results for a full year.

      In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. We cannot be sure that we will be successful in achieving our cash conservation targets. Even if we are successful in implementing our revised business plan, we will require additional funding to continue our operations beyond the third quarter of 2002. There can be no assurance that we will be successful in raising sufficient additional funds to finance our operations on a timely basis or at all.

      Since debt service payments are a significant portion of our current and future commitments and because we do not believe that funds generated from our operating activities or realistically available from other sources will be sufficient to meet our expected commitments, we are continuing to review various alternatives to restructure our outstanding indebtedness. We are currently in discussions with our various creditors regarding the restructuring of our debt obligations. We have retained the investment banking firm of Houlihan Lokey Howard and Zukin Capital to assist us in exploring various strategic alternatives. If we are unable to obtain additional funding and negotiate a successful debt restructuring, we may have to further write-down assets, sell strategic assets, reorganize under Chapter 11 of the United States Bankruptcy Code or take other measures, which could include liquidation of our assets. Our consolidated financial statements do not reflect any adjustments that might specifically result from the outcome of this uncertainty or our debt restructuring activities.

      Cash and Cash Equivalents. We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. A portion of our cash and cash equivalents held by our Brazilian and Argentine operating companies is not available to fund any of the cash needs of NII Holdings or any of our other subsidiaries due to debt covenants contained in agreements related to those operations. The portion of our cash and cash equivalents limited for use in our Brazilian and Argentine operating companies was $22.9 million as of March 31, 2002 and $22.3 million as of December 31, 2001.

      Restricted Cash. Restricted cash represents cash pledged as collateral and cash in escrow designated to fund some of our debt obligations. Restricted cash is not available to fund any of the other cash needs of NII Holdings or any of our subsidiaries.

      Accumulated Other Comprehensive Loss. Accumulated other comprehensive loss represents a cumulative foreign currency translation adjustment of $202.9 million as of March 31, 2002 and $229.0 million as of December 31, 2001.

7

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

Notes To Condensed Consolidated Financial Statements — (Continued)

      Supplemental Cash Flow Information.

	Three Months Ended
	March 31,

	2002	2001

	(in thousands)
Capital expenditures, including capitalized interest
Cash paid for capital expenditures	$71,685	$156,911
Changes in capital expenditures accrued and unpaid or financed	(2,419)	62,789

	$69,266	$219,700

Interest costs
Interest expense	$79,730	$72,530
Interest capitalized	3,511	14,715

	$83,241	$87,245

Cash paid for interest, net of amounts capitalized	$20,152	$39,958

      Adoption of SFAS No. 142. In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that we no longer amortize goodwill and intangible assets with indefinite useful lives, but rather test them for impairment at least annually. It also requires that we continue to amortize intangible assets that have finite lives over their estimated useful lives and that we evaluate their estimated remaining useful lives and residual values each reporting period.

      Effective January 1, 2002, we applied the provisions of SFAS No. 142 to all goodwill and intangible assets recognized on our financial statements at that date. Since we wrote off the entire balance of our goodwill as of December 31, 2001 and determined that our licenses and customer lists have finite useful lives, we are not required to and did not perform an impairment test on our intangible assets. Further, we determined that the estimated remaining useful lives and residual values of our intangible assets did not require adjustments. As a result, the adoption of SFAS No. 142 on January 1, 2002 did not have a material impact on our financial position or results of operations.

      Our intangible assets as of March 31, 2002 and December 31, 2001 are as follows:

	March 31, 2002			December 31, 2001

	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Value	Amortization	Value	Value	Amortization	Value

	(in thousands)
Amortized intangible assets
Licenses	$197,323	$5,669	$191,654	$191,658	$—	$191,658
Customer lists	1,451	1,013	438	814	—	814

Total intangible assets	$198,774	$6,682	192,092	$192,472	$—	192,472

Debt financing costs, net			32,916			35,079

Total intangible assets and other			$225,008			$227,551

      We recorded total amortization expense of $3.1 million for the three months ended March 31, 2002 and $17.6 million for the three months ended March 31, 2001, of which $2.0 million related to goodwill. Had we adopted SFAS No. 142 effective January 1, 2001, and accordingly not amortized goodwill for the three months ended March 31, 2001, our consolidated net loss attributable to common stockholders of $167.3 mil-

8

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

Notes To Condensed Consolidated Financial Statements — (Continued)

lion would have been $165.3 million, and our basic and diluted consolidated loss per share attributable to common stockholders of $0.62 would have been $0.61.

      Based solely on the carrying amount of amortized intangible assets existing as of March 31, 2002, we estimate the amortization expense for each of the next five years ending December 31 to be as follows (in thousands):

Estimated
Amortization
Years	Expense

2002	$12,283
2003	11,734
2004	11,734
2005	11,734
2006	11,734

      Actual amortization expense to be reported in future periods could differ from these estimates as a result of changes in exchange rates, license acquisitions and other relevant factors.

      New Accounting Pronouncement. In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 requires us to classify gains and losses from extinguishments of debt as extraordinary items only if they meet the criteria for such classification in Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” These provisions are effective January 1, 2003. Any gain or loss on extinguishment of debt classified as an extraordinary item in prior periods that does not meet the criteria for such classification must be reclassified to other income or expense. Additionally, SFAS No. 145 requires sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. We are evaluating the impact of adopting SFAS No. 145 on our financial position and results of operations.

      Reclassifications and Other. We have reclassified some prior period amounts to conform to our current year presentation.

      As a result of our adoption of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” we recognized revenues from digital handset sales and equal amounts of cost of revenues during the following periods that are attributable to handset sales previously reported in periods prior to 2000 as follows:

	2002	2001

	(in thousands)
Three months ended March 31	$793	$2,812

9

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

Notes To Condensed Consolidated Financial Statements — (Continued)

Note 2.  Debt

	March 31,	December 31,
	2002	2001

	(dollars in thousands)
13.0% senior redeemable discount notes due 2007, net of unamortized discount of $16,587 and $45,988.	$934,876	$905,475
12.125% senior serial redeemable discount notes due 2008, net of unamortized discount of $83,981 and $102,533.	646,019	627,467
12.75% senior serial redeemable notes due 2010, net of unamortized discount of $8,126 and $8,262.	641,874	641,738
International Motorola equipment financing facility	225,000	225,000
International Motorola incremental equipment financing facility	56,650	56,650
Brazil Motorola equipment financing facility	100,000	100,000
Argentina credit facility	67,179	72,222
Motorola Argentina incremental facility	33,591	36,112
Other	257	480

Total debt	2,705,446	2,665,144
Less current portion	(2,705,446)	(2,665,144)

	$—	$—

      Since debt service payments are a significant portion of our current and future commitments and because we do not believe that funds generated from our operating activities or realistically available from other sources will be sufficient to meet our expected commitments, we are continuing to review various alternatives to restructure our currently outstanding indebtedness. On December 31, 2001, our Argentine operating company failed to make a scheduled principal payment of $8.3 million to the lenders under our Argentine credit facility and Motorola Argentina incremental facility, which we refer to collectively as our Argentine credit facilities. This caused a cross default on $381.7 million in aggregate borrowings under our equipment financing facilities with Motorola Credit Corporation, which include our international Motorola equipment financing facility, our international Motorola incremental equipment financing facility and our Brazil Motorola equipment financing facility. On February 1, 2002, we did not make our scheduled $41.4 million interest payment due on our 12.75% senior serial redeemable notes due 2010, of which $650.0 million in aggregate principal amount is outstanding. Subsequently, on March 31, 2002, we did not make a $0.7 million scheduled interest payment due on our $56.7 million international Motorola incremental equipment financing facility. In addition, on March 31, 2002, our Argentine operating company failed to make a second scheduled principal payment of $8.3 million and a scheduled interest payment of $1.5 million to the lenders under our Argentine credit facilities.

      As a result of our default, the entire balance of unpaid principal under our 12.75% senior serial redeemable notes is subject to being declared immediately due and payable together with accrued interest. In addition, as a result of cross default provisions contained in our senior redeemable notes, the entire balance of unpaid principal under our 13.0% senior redeemable discount notes due 2007 and our 12.125% senior redeemable discount notes due 2008 is subject to being declared immediately due and payable, together with accrued interest, thirty days after an acceleration has been declared under any of our other significant indebtedness, all of which is currently in default. No such acceleration has yet been declared. As a result of these events of default and cross default provisions contained in our debt arrangements, our entire debt balance is subject to being declared immediately due and payable. We have therefore classified all of our debt in current liabilities. As of March 31, 2002, the current portion of long-term debt includes $819.1 million due to Nextel Communications and $415.2 million due to Motorola Credit Corporation.

10

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

Notes To Condensed Consolidated Financial Statements — (Continued)

      Further, our lenders under the affected facilities are each free to pursue the respective remedies available to them, including, in the case of our vendor and bank credit facilities, seizing our assets and the assets of our subsidiaries that are pledged as collateral. Pledged assets include cash balances in collateral accounts. As of March 31, 2002, we had cash balances in collateral accounts of $57.8 million that was classified in restricted cash. In addition, we had $11.2 million in restricted cash held in escrow to fund some of our debt obligations. In February 2002, one of our creditors seized the full cash balance of $7.9 million that was held in an unrestricted cash collateral account designated for future equity contributions to our Argentine operating company under a capital subscription agreement. About $0.4 million of this amount was used to cover legal costs incurred by the creditor and the remainder was applied to the outstanding principal balance under our Argentine credit facilities.

Note 3.  Significant Events and Transactions

      Argentina Foreign Currency Losses. During the first quarter of 2002, as a result of the devaluation of the Argentine peso, our Argentine operating company recorded $77.3 million in foreign currency transaction losses related to its U.S. dollar-denominated liabilities, primarily our Argentine credit facilities.

      Restructuring and Other Charges. During the first quarter of 2002, our Argentine operating company, our Brazilian operating company and our corporate headquarters further restructured their operations, which included workforce reductions. We recorded a $1.9 million restructuring charge in the first quarter of 2002 related to these actions and $3.3 million in other charges that were incurred and paid to third parties that are assisting us with our ongoing attempts to restructure our indebtedness.

Note 4.  Contingencies

      See “Part II, Item 1. Legal Proceedings” for a discussion of legal matters.

11

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

Notes To Condensed Consolidated Financial Statements — (Continued)

Note 5.  Segment Reporting

      We operate in four reportable segments: (1) Mexico, (2) Brazil, (3) Argentina and (4) Peru. The operations of all other businesses that fall below the reporting thresholds are included in the Corporate and other segment below. The Corporate and other segment includes our Philippine operating company, our Chilean operating companies and our corporate operations in the U.S. We evaluate the performance of these segments and allocate resources to them based on market size, cash generation, growth opportunities and capital investment requirements. We define segment earnings (losses) as earnings before interest, taxes, depreciation and amortization and other charges determined to be non-recurring in nature, such as impairment, restructuring and other charges.

					Corporate	Intercompany
	Mexico	Brazil	Argentina	Peru	and other	Eliminations	Consolidated

	(in thousands)
Three Months Ended March 31, 2002
Operating revenues	$97,626	$47,280	$29,642	$19,867	$4,748	$(82)	$199,081

Segment earnings (losses)	$26,869	$(1,297)	$3,834	$4,963	$(9,386)	$—	$24,983
Restructuring and other charges	—	(527)	(942)	(23)	(3,730)	—	(5,222)
Depreciation and amortization	(11,203)	(3,020)	(562)	(1,176)	(1,764)	369	(17,356)
Interest expense	(2,341)	(8,356)	(2,898)	(803)	(73,069)	7,737	(79,730)
Interest income	46	6,796	4	6	2,862	(8,137)	1,577
Foreign currency transaction (losses) gains, net	(161)	3,162	(77,253)	(262)	2,838	197	(71,479)
Other (expense) income, net	(621)	(559)	(647)	(187)	89	—	(1,925)

Income (loss) before income tax	$12,589	$(3,801)	$(78,464)	$2,518	$(82,160)	$166	$(149,152)

Capital expenditures	$40,634	$13,174	$7,012	$7,188	$1,258	$—	$69,266

Three Months Ended March 31, 2001
Operating revenues	$52,035	$41,760	$27,146	$13,799	$4,416	$—	$139,156

Segment (losses) earnings	$(2,189)	$(13,320)	$(438)	$215	$(18,332)	$—	$(34,064)
Depreciation and amortization	(13,666)	(18,249)	(10,536)	(6,016)	(7,186)	—	(55,653)
Interest expense	(4,200)	(5,296)	(4,355)	(1,521)	(62,988)	5,830	(72,530)
Interest income	231	6,041	233	54	6,750	(8,584)	4,725
Foreign currency transaction (losses) gains, net	(2,758)	(11,966)	—	18	4,945	—	(9,761)
Other (expense) income, net	(109)	(298)	(239)	(5)	182	—	(469)

Loss before income tax	$(22,691)	$(43,088)	$(15,335)	$(7,255)	$(76,629)	$(2,754)	$(167,752)

Capital expenditures	$51,220	$111,882	$22,161	$26,592	$14,949	$(7,104)	$219,700

March 31, 2002
Property, plant and equipment, net	$280,528	$53,331	$16,197	$40,288	$16,566	$(15,320)	$391,590

Identifiable assets	$561,587	$178,405	$64,204	$102,777	$587,999	$(360,964)	$1,134,008

December 31, 2001
Property, plant and equipment, net	$243,424	$40,004	$31,392	$33,869	$17,001	$(15,689)	$350,001

Identifiable assets	$514,198	$157,137	$134,662	$98,200	$633,386	$(293,163)	$1,244,420

12

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

      The following is a discussion and analysis of:

•	our consolidated financial condition and results of operations for the three-month periods ended March 31, 2002 and 2001; and

•	significant factors that could affect our prospective financial condition and results of operations.

You should read this discussion in conjunction with our 2001 annual report on Form 10-K, including, but not limited to, the discussion regarding our critical and significant accounting policies. Historical results may not indicate future performance. See “Forward Looking Statements.”

      We provide wireless communication services targeted at meeting the needs of business customers in selected international markets. Our principal operations are in major business centers and related transportation corridors of Mexico, Brazil, Argentina and Peru. We also provide analog specialized mobile radio services in Chile. In addition, we own an interest in a digital mobile services provider in the Philippines.

      We use a transmission technology called integrated digital enhanced network, or iDEN®, developed by Motorola, Inc., to provide our digital mobile services on 800 MHz spectrum holdings in all of our digital markets. This technology allows us to use our spectrum more efficiently and offer multiple digital wireless services integrated on one digital handset device. We are designing our digital mobile networks to support multiple digital wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect® service, which allows subscribers in the same country to contact each other instantly, on a private one-to-one call or on a group call;

•	Internet services, mobile messaging services, e-mail and advanced Java™ enabled business applications, which are marketed as “Nextel Online” services; and

•	international roaming capabilities, which are marketed as “Nextel WorldwideSM”.

      Our customers may roam throughout the iDEN 800 MHz markets we currently serve, as well as those of Nextel Communications and Nextel Partners, Inc. Our customers may also roam internationally when traveling between our markets and other cities or countries in which either iDEN 800 MHz or GSM 900 MHz networks are operating and which are covered by our roaming arrangements. We currently have about 145 roaming agreements with operators of iDEN 800 MHz and GSM 900 MHz networks in about 75 countries and territories. After we enter into roaming agreements, we and our roaming partners must undertake testing and implementation procedures before roaming can begin. In addition, each operator with whom we enter into a roaming agreement in any given country may have varying service coverage areas; some may operate in metropolitan areas while others may have nationwide service.

      The table below provides an overview of our total and proportionate share of digital handsets in service as of March 31, 2002 and 2001 for all of our markets except for Chile, where we do not currently operate a digital mobile network. For purposes of the table, total digital handsets in service represents all digital handsets in use on the digital mobile networks of each of the listed operating companies. Proportionate digital handsets in service represents our proportionate share of that total, based on our direct and indirect percentage equity ownership interest in the relevant operating company.

13

	Total Digital Handsets		Proportionate Digital
	In Service		Handsets In Service

	March 31,	March 31,	March 31,	March 31,
Country	2002	2001	2002	2001

	(in thousands)
Brazil	431	383	431	383
Mexico	423	273	423	273
Argentina	185	153	185	153
Peru	117	81	117	81

Total Latin America	1,156	890	1,156	890
Philippines	52	45	31	27

Total operating companies	1,208	935	1,187	917

Recent Developments

      In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses.

      Our limited sources of available funding have required us to significantly reduce the financing of continued subscriber growth and network expansion in most of our markets. We are focusing substantially all of our available funding toward continuing the growth of our Mexican operations. We made this decision based on our Mexican operating company’s operating performance, future prospects and economic conditions in Mexico, as well as other relevant factors. During 2002, we have been providing substantially less funding to our other markets in Brazil, Argentina and Peru and have ceased funding to our Philippine operating company. As a result, growth in these markets has slowed considerably compared to historical growth levels. We expect that this trend towards significantly slower growth in these markets will continue for the foreseeable future. Our primary objectives with respect to our markets other than Mexico are to minimize operating costs and capital expenditures and maximize cash resources and segment earnings. However, if our funding needs are not met on a timely basis, or at all, we may not be able to provide our Mexican operating company with sufficient financing to continue the growth of its operations as currently planned. See “Future Capital Needs and Resources.” As a result, actual results for our Mexican operations could differ significantly from current expectations. Further, although one of the primary objectives of our revised business plan is to maximize segment earnings, we cannot be sure that we will be successful in effectively implementing our revised business plan. See “Forward Looking Statements.”

      Since debt service payments are a significant portion of our current and future commitments and because we do not believe that funds generated from our operating activities or realistically available from other sources will be sufficient to meet our expected commitments, we are continuing to review various alternatives to restructure our currently outstanding indebtedness. On December 31, 2001, our Argentine operating company failed to make a scheduled principal payment of $8.3 million to the lenders under our Argentine credit facilities. This caused a cross default on $381.7 million in aggregate borrowings under our equipment financing facilities with Motorola Credit Corporation, which include our international Motorola equipment financing facility, our international Motorola incremental equipment financing facility and our Brazil Motorola equipment financing facility. On February 1, 2002, we did not make our scheduled $41.4 million interest payment due on our 12.75% senior serial redeemable notes due 2010, of which $650.0 million in aggregate principal amount is outstanding. Subsequently, on March 31, 2002, we did not make a $0.7 million scheduled interest payment due on our $56.7 million international Motorola incremental equipment financing facility. In addition, on March 31, 2002, our Argentine operating company failed to make a second scheduled principal payment of $8.3 million and a scheduled interest payment of $1.5 million to the lenders under our Argentine credit facilities.

14

      We decided not to make these payments as part of the cash preservation initiative associated with our undertaking to restructure our debts and implement a revised business plan. We do not intend to make additional principal or interest payments on any of our outstanding debt while we continue our restructuring activities. As a result of our default, the entire balance of unpaid principal under our 12.75% senior serial redeemable notes is subject to being declared immediately due and payable together with accrued interest. In addition, as a result of cross default provisions contained in our senior redeemable notes, the entire balance of unpaid principal under our 13.0% senior redeemable discount notes due 2007 and our 12.125% senior redeemable discount notes due 2008 is subject to being declared immediately due and payable, together with accrued interest, thirty days after an acceleration has been declared under any of our other significant indebtedness, all of which is currently in default. No such acceleration has yet been declared.

      As a result of our defaults, our lenders under the affected facilities are each free to pursue the respective remedies available to them, including, in the case of our vendor and bank credit facilities, seizing our assets and the assets of our subsidiaries that are pledged as collateral. Pledged assets include cash balances in collateral accounts. As of March 31, 2002, we had cash balances in collateral accounts of $57.8 million that was classified in restricted cash. In addition, we had $11.2 million in restricted cash held in escrow to fund some of our debt obligations. In February 2002, one of our creditors seized the full cash balance of $7.9 million that was held in an unrestricted cash collateral account designated for future equity contributions to our Argentine operating company under a capital subscription agreement. About $0.4 million of this amount was used to cover legal costs incurred by the creditor and the remainder was applied to the outstanding principal balance under our Argentine credit facilities.

      We are continuing discussions with our various creditors regarding the restructuring of our debt obligations, which total about $2.71 billion. If we are unable to obtain additional funding and negotiate a successful debt restructuring, we may have to further write down assets, sell strategic assets, reorganize under Chapter 11 of the United States Bankruptcy Code or take other measures, which could include liquidation of our assets. Additionally, we could experience adverse impacts to our business, including but not limited to, losses of customer accounts, top sales agents, indirect dealers and key management personnel. We may also lose government and regulatory support for various initiatives that we believe are critical to our success. In addition, our independent auditors issued a “going concern” opinion with respect to our consolidated financial statements for the year ended December 31, 2001, which indicates that, in their opinion, substantial doubt exists about our ability to continue operating. We have retained an investment banking firm to assist us in exploring various strategic alternatives.

      Our operations in Argentina continue to be negatively affected by the adverse economic conditions existing in that country, including a sharp economic slowdown, business closures, banking restrictions and significant currency volatility. As a result of the financial difficulties facing our customers in Argentina and our policies related to suspension and deactivation of nonpaying customers, our Argentine operating company has experienced increased customer churn rates. Further, as a result of the devaluation of the Argentine peso, during the first quarter of 2002, our Argentine operating company recorded $77.3 million in foreign currency transaction losses related to its U.S. dollar-denominated liabilities, primarily our Argentine credit facilities. In addition, the Argentine peso to U.S. dollar exchange rate has continued to decline in value subsequent to the end of the first quarter of 2002, which will likely result in further foreign currency transaction losses in the second quarter of 2002 and which could continue into the foreseeable future.

      During the first quarter of 2002, our Argentine operating company, our Brazilian operating company and our corporate headquarters further restructured their operations, which included workforce reductions. We recorded a $1.9 million restructuring charge in the first quarter of 2002 related to these actions. We also recorded $3.3 million in other charges that were incurred and paid to third parties that are assisting us with our ongoing attempts to restructure our indebtedness. We expect to incur additional charges as we continue these efforts.

      In April 2002, Messrs. Conway, Donahue, Judson and Weibling, all of whom are affiliated with Nextel Communications or its affiliates, resigned from our board of directors.

15

Results of Operations

      Operating revenues primarily consist of wireless service revenues and revenues generated from the sale of digital handsets and accessories. Service revenues primarily include fixed monthly access charges for digital mobile telephone, digital two-way radio and other services, and variable charges for airtime and digital two-way radio usage in excess of plan minutes and long-distance charges derived from calls placed by our customers.

      We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts. We recognize excess usage and long distance revenue at contractual rates per minute as minutes are used. We recognize revenue from accessory sales when title passes, upon delivery of the accessory to the customer. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimable losses.

      We recognize revenue from handset sales on a straight-line basis over the expected customer relationship periods of up to four years, starting when the customer has taken title. Therefore, digital handset revenues recognized in the current period largely reflect amortization of digital handset sales that occurred and were deferred in prior periods. Our wireless service is essential to the functionality of our handsets due to the fact that the handsets can, with very limited exceptions, only be used on our digital mobile networks. Accordingly, this multiple element arrangement is not accounted for separately.

      Cost of revenues primarily includes the cost of providing wireless services and the cost of digital handset and accessory sales. Cost of providing wireless services consists primarily of costs of interconnection with local exchange carrier facilities and direct switch and transmitter and receiver site costs, such as property taxes, insurance costs, utility costs and rent for the network switches and sites used to operate our digital mobile networks. Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the level of wireless calls, generally consists of per-minute use fees charged by wireline and wireless providers for wireless calls terminating on their networks. Cost of digital handset and accessory sales consists primarily of the cost of the handset and accessories, order fulfillment and installation related expenses and write-downs of digital handset and related accessory inventory for shrinkage. We recognize the costs of handset sales over the expected customer relationship periods of up to four years in amounts equal to revenue recognized from handset sales. We expense as incurred the cost of handset sales in excess of revenue generated, which we refer to as the handset subsidy. Therefore, cost of digital handset sales recognized in the current period is primarily impacted by the handset subsidy generated by that period’s handset sales.

      Our operating revenues and the variable component of the cost of handset and accessory sales are primarily driven by the number of digital handsets sold and not necessarily by the number of customers, as one customer may purchase one or many digital handsets.

      We refer to our operating companies with reference to the countries in which they operate, such as Nextel Mexico, Nextel Brazil, Nextel Argentina, Nextel Peru and Nextel Philippines. The table below provides a summary of the results for each of our reportable segments for the three-month period ended March 31, 2002. We define segment earnings (losses) as earnings before interest, taxes, depreciation and amortization and other charges determined to be non-recurring in nature, such as impairment, restructuring and other charges.

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						% of
						Consolidated
		% of		% of	Selling,	Selling,
		Consolidated		Consolidated	General and	General and	Segment
	Operating	Operating	Cost of	Cost of	Administrative	Administrative	Earnings
	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	(Losses)

	(dollars in thousands)
Nextel Mexico	$97,626	49%	$(32,396)	40%	$(38,361)	41%	$26,869
Nextel Brazil	47,280	24%	(26,831)	33%	(21,746)	23%	(1,297)
Nextel Argentina	29,642	15%	(9,195)	12%	(16,613)	18%	3,834
Nextel Peru	19,867	10%	(9,052)	11%	(5,852)	6%	4,963
Corporate & other	4,748	2%	(3,279)	4%	(10,855)	12%	(9,386)
Intercompany eliminations	(82)	—	82	—	—	—	—

Total consolidated	$199,081	100%	$(80,671)	100%	$(93,427)	100%	$24,983

      A discussion of the results of operations in each of our reportable segments is provided below.

          a. Nextel Mexico

		% of		% of
		Nextel		Nextel	Change from
		Mexico’s		Mexico’s	Previous Year
	March 31,	Operating	March 31,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$97,626	100%	$52,035	100%	$45,591	88%
Cost of revenues	(32,396)	(33)%	(23,884)	(46)%	(8,512)	36%

Gross margin	65,230	67%	28,151	54%	37,079	132%
Selling and marketing expenses	(19,030)	(19)%	(17,283)	(33)%	(1,747)	10%
General and administrative expenses	(19,331)	(20)%	(13,057)	(25)%	(6,274)	48%

Segment earnings (losses)	$26,869	28%	$(2,189)	(4)%	$29,058	NM

NM-Not Meaningful

1. Operating revenues

      The $45.6 million or 88% increase in Nextel Mexico’s operating revenues for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 consists of a $44.5 million or 89% increase in wireless service and other revenues to $94.7 million and a $1.1 million or 61% increase in digital handset and accessory sales revenues to $2.9 million.

      The 89% increase in wireless service and other revenues is primarily due to the following:

•	an 80% increase in the average number of digital handsets in service during the three months ended March 31, 2002 compared to the three months ended March 31, 2001, primarily due to the expansion of service coverage areas in Mexico and a continued emphasis on increasing brand awareness; and

•	the successful introduction of new monthly service plans that have generated higher average monthly revenues per digital handset in service.

      While handset sales in Mexico decreased from the three months ended March 31, 2001 to the three months ended March 31, 2002, digital handset and accessory sales revenues increased because of revenues recognized from handset sales that occurred and were deferred in prior periods.

2. Cost of revenues

      The $8.5 million or 36% increase in Nextel Mexico’s cost of revenues for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 consists of an $8.1 million or 75%

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increase in cost of providing wireless services to $18.9 million and a $0.4 million or 3% increase in cost of digital handset and accessory sales to $13.5 million.

      The 75% increase in cost of providing wireless services is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 73% increase in total system minutes of use from the three months ended March 31, 2001 to the three months ended March 31, 2002, principally due to the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and insurance costs that Nextel Mexico incurred due to a 57% increase in the number of transmitter and receiver sites in service from March 31, 2001 to March 31, 2002, as well as increased expenses related to the addition of a new switch in Mexico.

      Nextel Mexico subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. The 3% increase in Nextel Mexico’s cost of digital handset and accessory sales is primarily due to costs recognized from handset sales that occurred and were deferred in prior periods partially offset by a decrease in the handset subsidy. Nextel Mexico’s total handset subsidy decreased from the three months ended March 31, 2001 to the three months ended March 31, 2002 primarily due to a 19% decrease in the number of handsets sold, partially offset by an increase in the average subsidy on a per handset basis due to an increase in volume-based promotions.

3. Selling and marketing expenses

      The $1.7 million or 10% increase in Nextel Mexico’s selling and marketing expenses for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 is primarily due to $2.3 million in reimbursements for marketing expenses that Nextel Mexico earned in the first quarter of 2001, which reduced its total selling and marketing expenses. Without giving effect to these reimbursements, Nextel Mexico’s selling and marketing expenses would have decreased $0.6 million or 3% from $19.6 million to $19.0 million from the three months ended March 31, 2001 to the three months ended March 31, 2002, primarily as a result of the following:

•	a decrease of $0.1 million or 1% in commissions earned by indirect dealers and distributors as a result of a 19% decrease in digital handsets sold through indirect channels from the three months ended March 31, 2001 to the three months ended March 31, 2002, partially offset by higher average commissions paid per handset sold by indirect dealers;

•	a decrease of $0.3 million or 6% in advertising expenses partially due to Nextel Mexico’s increased focus on less costly advertising programs; and

•	a decrease of $0.2 million or 2% in payroll and related expenses for sales and marketing, primarily attributable to a decrease in commissions earned by direct dealers resulting from a 19% decrease in digital handsets sold through direct channels.

4. General and administrative expenses

      The $6.3 million or 48% increase in Nextel Mexico’s general and administrative expenses for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 is primarily a result of the following:

•	an increase of $3.7 million or 42% in personnel, information technology, facilities and general corporate expenses to support growth in operations and expansion into new geographic service areas during 2001;

•	an increase of $0.6 million or 30% in bad debt expense, which decreased as a percentage of operating revenues from 3.8% for the three months ended March 31, 2001 to 2.7% for the three months ended March 31, 2002, primarily due to the implementation of stricter payment requirements that led to improved collection efforts; and

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•	an increase of $2.0 million or 92% in expenses related to billing, collection, customer retention and customer care activities, primarily due to an increase in customer care headcount to support a larger customer base, as well as costs associated with a new facility that houses Nextel Mexico’s customer care operations.

     b. Nextel Brazil

		% of		% of
		Nextel		Nextel	Change from
		Brazil’s		Brazil’s	Previous Year
	March 31,	Operating	March 31,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$47,280	100%	$41,760	100%	$5,520	13%
Cost of revenues	(26,831)	(57)%	(25,046)	(60)%	(1,785)	7%

Gross margin	20,449	43%	16,714	40%	3,735	22%
Selling and marketing expenses	(7,947)	(17)%	(14,856)	(36)%	6,909	(47)%
General and administrative expenses	(13,799)	(29)%	(15,178)	(36)%	1,379	(9)%

Segment losses	$(1,297)	(3)%	$(13,320)	(32)%	$12,023	90%

      In accordance with generally accepted accounting principles in the United States, we translated Nextel Brazil’s results of operations for the first quarter of 2002 using the average exchange rate for the period, which decreased about 18% from the three months ended March 31, 2001 to the three months ended March 31, 2002. As a result, the components of Nextel Brazil’s results of operations for the first quarter of 2002 after translation into U.S. dollars reflect significant decreases as compared to its results of operations for the first quarter of 2001, taking into consideration our one-month lag financial reporting policy for our non-U.S. subsidiaries.

1. Operating revenues

      The $5.5 million or 13% increase in Nextel Brazil’s operating revenues for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 consists of a $6.0 million or 16% increase in wireless service and other revenues to $44.2 million, partially offset by a $0.5 million or 14% decrease in digital handset and accessory sales revenues to $3.1 million.

      The 16% increase in wireless service and other revenues is primarily due to the following:

•	a 35% increase in the average number of digital handsets in service during the three months ended March 31, 2002 compared to the three months ended March 31, 2001, primarily due to the expansion of service coverage areas in Brazil since March 2001; and

•	the successful introduction of new monthly service plans that have generated higher average monthly revenues per digital handset in service.

The increase in wireless service and other revenues was partially offset by the currency translation effect previously described.

      In April 2002, Nextel Brazil began collecting revenues from calling party pays agreements that it signed and implemented with fixed line and wireless operators. Nextel Brazil will record revenues collected from these operators beginning in the second quarter of 2002. While Nextel Brazil is actively negotiating the full implementation of calling party pays agreements with the remaining fixed line and wireless operators, we cannot be sure that Nextel Brazil will be able to successfully negotiate additional agreements.

      Digital handset and accessory sales revenues decreased primarily due to the currency translation effect previously described, partially offset by revenues recognized from handset sales that occurred and were deferred in prior periods.

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2. Cost of revenues

      The $1.8 million or 7% increase in Nextel Brazil’s cost of revenues for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 consists of a $6.7 million or 50% increase in cost of providing wireless services to $20.0 million, partially offset by a $4.9 million or 42% decrease in cost of digital handset and accessory sales to $6.8 million.

      The 50% increase in cost of providing wireless services is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 60% increase in total system minutes of use from the three months ended March 31, 2001 to the three months ended March 31, 2002, principally due to the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs, property taxes and insurance costs that Nextel Brazil incurred due to a 17% increase in the number of transmitter and receiver sites in service from March 31, 2001 to March 31, 2002, increases in electric utility rates and increased expenses related to the addition of a new switch in Brazil.

These increases were partially offset by the currency translation effect previously described.

      Nextel Brazil subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. Nextel Brazil’s total handset subsidy decreased from the three months ended March 31, 2001 to the three months ended March 31, 2002 primarily due to a 51% decrease in the number of handsets sold and the currency translation effect previously described.

3. Selling and marketing expenses

      The $6.9 million or 47% decrease in Nextel Brazil’s selling and marketing expenses for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 is primarily due to the following:

•	a decrease of $3.9 million or 43% in payroll and related expenses for sales and marketing, primarily attributable to a decrease in commissions earned by direct dealers resulting from a 52% decrease in digital handsets sold through direct channels and a decrease in the average commission paid for handsets sold, as well as a decrease in sales and marketing headcount;

•	a decrease of $2.0 million or 61% in commissions earned by indirect dealers and distributors, primarily as a result of a 51% decrease in digital handsets sold through indirect channels from the three months ended March 31, 2001 to the three months ended March 31, 2002; and

•	a decrease of $3.3 million or 68% in advertising expenses due to Nextel Brazil’s increased focus on less costly advertising programs, partially offset by a $2.3 million decrease in reimbursements earned for marketing expenses.

The currency translation effect previously described also contributed to these decreases.

4. General and administrative expenses

      The $1.4 million or 9% decrease in Nextel Brazil’s general and administrative expenses for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 is primarily a result of the following:

•	a decrease of $2.1 million or 25% in personnel, information technology, facilities and general corporate expenses; and

•	a decrease of $0.1 million or 2% in bad debt expense, which declined slightly as a percentage of revenues from 10.1% for the three months ended March 31, 2001 to 8.8% for the three months ended March 31, 2002.

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These decreases were partially offset by an increase of $0.8 million or 35% in billing, collection, customer retention and customer care activities due to an increase in customer care headcount to support a larger customer base. The currency translation effect previously described also contributed to these changes.

     c. Nextel Argentina

		% of		% of
		Nextel		Nextel	Change from
		Argentina’s		Argentina’s	Previous Year
	March 31,	Operating	March 31,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$29,642	100%	$27,146	100%	$2,496	9%
Cost of revenues	(9,195)	(31)%	(11,654)	(43)%	2,459	(21)%

Gross margin	20,447	69%	15,492	57%	4,955	32%
Selling and marketing expenses	(4,701)	(16)%	(7,714)	(29)%	3,013	(39)%
General and administrative expenses	(11,912)	(40)%	(8,216)	(30)%	(3,696)	45%

Segment earnings (losses)	$3,834	13%	$(438)	(2)%	$4,272	NM

NM-Not Meaningful

      In accordance with generally accepted accounting principles in the United States, we translated Nextel Argentina’s results of operations for the first quarter of 2002 using the average exchange rate for the period, which decreased about 39% from the three months ended March 31, 2001 to the three months ended March 31, 2002, taking into consideration our one-month lag financial reporting policy for our non-U.S. subsidiaries. As a result, the components of Nextel Argentina’s results of operations for the first quarter of 2002 reflect significant decreases after translation into U.S. dollars, while the results of operations for the first quarter of 2001 do not reflect any such decreases since the U.S. dollar to Argentine peso exchange rate was pegged at one-to-one at that time. The ongoing devaluation of the Argentine peso is expected to continue to adversely affect Nextel Argentina’s results of operations in future periods in both local currency, because of the slowing economy, and U.S. dollars, because of the impact of translation.

      Nextel Argentina’s operations continue to be impacted by the adverse economic conditions existing in Argentina, including a sharp economic downturn, business closures, banking restrictions and significant currency volatility. As a result of the financial difficulties facing its customers and its policies related to suspension and deactivation of nonpaying customers, Nextel Argentina has experienced increased customer churn rates.

      By law, Nextel Argentina is required to charge its customers in local currency. While Nextel Argentina has adjusted the local currency prices of its handsets and services as a result of the devaluation, it has not adjusted prices established by contracts entered into prior to January 7, 2002. Nextel Argentina implemented a contingency plan in December 2001 to respond effectively to the needs of its customers, employees, vendors and financial supporters under unpredictable and challenging conditions. Key elements of the contingency plan include the introduction of new handset leasing and pricing plans designed to retain customers. We cannot be sure that the contingency plan will be effective in mitigating, in part, customer churn or the impact of the adverse economic conditions in Argentina. See “Forward Looking Statements.”

1. Operating revenues

      The $2.5 million or 9% increase in Nextel Argentina’s operating revenues for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 consists of a $2.3 million or 9% increase in wireless service and other revenues to $28.3 million and a $0.2 million or 18% increase in digital handset and accessory sales and leasing revenues to $1.3 million.

21

      The 9% increase in wireless service and other revenues is primarily due to the following:

•	a 48% increase in the average number of digital handsets in service during the three months ended March 31, 2002 compared to the three months ended March 31, 2001, primarily due to the expansion of service coverage areas in Argentina since March 2001; and

•	the successful introduction of new monthly service plans that have generated higher average monthly revenues per digital handset in service.

      The increase in wireless service and other revenues was partially offset by the previously described currency translation effect associated with the devaluation of the Argentine peso.

      While handset sales in Argentina decreased from the three months ended March 31, 2001 to the three months ended March 31, 2002, digital handset and accessory sales and leasing revenues increased primarily due to an increase in revenues recognized from handset sales that occurred and were deferred in prior periods, partially offset by the previously described currency translation effect associated with the devaluation of the Argentine peso.

2. Cost of revenues

      The $2.5 million or 21% decrease in Nextel Argentina’s cost of revenues for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 consists of a $2.9 million or 49% decrease in cost of digital handset and accessory sales to $3.0 million, partially offset by a $0.4 million or 7% increase in cost of providing wireless services to $6.2 million.

      Nextel Argentina subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. Nextel Argentina’s total handset subsidy decreased from the three months ended March 31, 2001 to the three months ended March 31, 2002, primarily due to a 39% decrease in the number of handsets sold and leased and the previously described currency translation effect associated with the devaluation of the Argentine peso.

      Since our purchases of handsets are required to be paid in U.S. dollars, we expect that our cost of digital handset and accessory sales will be adversely affected in future periods.

      The 7% increase in cost of providing wireless services is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 78% increase in total system minutes of use from the three months ended March 31, 2001 to the three months ended March 31, 2002, principally due to the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs, property taxes and insurance costs that Nextel Argentina incurred due to a 21% increase in the number of transmitter and receiver sites in service from March 31, 2001 to March 31, 2002, as well as increased expenses related to the addition of a new switch in Argentina.

      The increase in cost of providing wireless services was partially offset by the previously described currency translation effect associated with the devaluation of the Argentine peso.

3. Selling and marketing expenses

      The $3.0 million or 39% decrease in Nextel Argentina’s selling and marketing expenses for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 is primarily due to the following:

•	a decrease of $2.0 million or 46% in payroll and related expenses for sales and marketing, primarily attributable to a decrease in commissions earned by direct dealers resulting from a 52% decrease in digital handsets sold through direct channels and a decrease in the average commission paid for handsets sold;

22

•	a decrease of $1.4 million or 48% in commissions earned by indirect dealers and distributors, primarily as a result of a 29% decrease in digital handsets sold through indirect channels from the three months ended March 31, 2001 to the three months ended March 31, 2002; and

•	a decrease of $0.6 million or 41% in advertising expenses due to Nextel Argentina’s increased focus on less costly advertising programs, offset by a $1.0 million decrease in reimbursements for marketing expenses earned.

The currency translation effect associated with the devaluation of the Argentine peso described above also contributed to these decreases.

4. General and administrative expenses

      The $3.7 million or 45% increase in Nextel Argentina’s general and administrative expenses for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 is primarily a result of the following:

•	an increase of $3.5 million or 270% in bad debt expense, which increased as a percentage of revenues from 4.7% for the three months ended March 31, 2001 to 16.1% for the three months ended March 31, 2002 as a result of the deteriorating economic conditions in Argentina; and

•	an increase of $0.2 million or 5% in personnel, information technology, facilities and general corporate expenses.

      The increase in general and administrative expenses was partially offset by the foreign currency translation effect associated with the devaluation of the Argentine peso described above.

     d. Nextel Peru

		% of		% of
		Nextel		Nextel	Change from
		Peru’s		Peru’s	Previous Year
	March 31,	Operating	March 31,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$19,867	100%	$13,799	100%	$6,068	44%
Cost of revenues	(9,052)	(46)%	(6,482)	(47)%	(2,570)	40%

Gross margin	10,815	54%	7,317	53%	3,498	48%
Selling and marketing expenses	(2,372)	(12)%	(3,210)	(23)%	838	(26)%
General and administrative expenses	(3,480)	(17)%	(3,892)	(28)%	412	(11)%

Segment earnings	$4,963	25%	$215	2%	$4,748	NM

NM-Not Meaningful

1. Operating revenues

      The $6.1 million or 44% increase in Nextel Peru’s operating revenues for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 consists of a $5.9 million or 44% increase in wireless service and other revenues to $19.4 million and a $0.2 million or 67% increase in digital handset and accessory sales revenues to $0.5 million.

      The 44% increase in wireless service and other revenues is primarily due to a 59% increase in the average number of digital handsets in service during the three months ended March 31, 2002 compared to the three months ended March 31, 2001, primarily due to the expansion of service coverage areas in Peru. This increase was partially offset by a decrease in average monthly revenues per digital handset in service, primarily resulting from the implementation of more competitive service pricing plans targeted at meeting Nextel Peru’s customers’ needs.

23

      While handset sales in Peru decreased from the three months ended March 31, 2001 to the three months ended March 31, 2002, digital handset and accessory sales revenue increased primarily due to revenues recognized from handset sales that occurred and were deferred in prior periods.

2. Cost of revenues

      The $2.6 million or 40% increase in Nextel Peru’s cost of revenues for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 consists of a $3.2 million or 114% increase in cost of providing wireless services to $6.0 million, offset by a $0.6 million or 16% decrease in cost of digital handset and accessory sales to $3.1 million.

      The 114% increase in cost of providing wireless services is primarily the result of the following:

•	an increase in variable costs related to interconnect fees resulting from a 76% increase in total system minutes of use from the three months ended March 31, 2001 to the three months ended March 31, 2002, primarily due to the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs, property taxes and insurance costs that Nextel Peru incurred due to a 165% increase in the number of transmitter and receiver sites in service from March 31, 2001 to March 31, 2002.

      Nextel Peru subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. Nextel Peru’s total handset subsidy decreased from the three months ended March 31, 2001 to the three months ended March 31, 2002 primarily due to a 17% decrease in the number of handsets sold, as well as a decrease in the average subsidy on a per handset basis.

3. Selling and marketing expenses

      The $0.8 million or 26% decrease in Nextel Peru’s selling and marketing expenses for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 is primarily due to the following:

•	a decrease of $0.4 million or 46% in commissions earned by indirect dealers and distributors as a result of a 17% decrease in digital handsets sold through indirect channels from the three months ended March 31, 2001 to the three months ended March 31, 2002, as well as a decrease in the average commission paid per handset sold by indirect dealers;

•	a decrease of $0.4 million or 26% in payroll and related expenses for sales and marketing, including direct commissions, primarily attributable to a decrease in commissions earned by direct dealers, resulting from an 18% decrease in digital handsets sold through direct channels; and

•	a decrease of $0.7 million or 64% in advertising expenses, primarily due to Nextel Peru’s increased focus on less costly advertising programs.

These decreases were partially offset by a $0.7 million decrease in reimbursements earned for marketing expenses.

4. General and administrative expenses

      The $0.4 million or 11% decrease in Nextel Peru’s general and administrative expenses for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 was primarily the result of the following:

•	a decrease of $0.3 million or 13% in personnel, information technology, facilities and general corporate expenses in connection with our less aggressive growth strategy that targets cash conservation; and

•	a decrease of $0.1 million or 8% in expenses related to billing, collection, customer retention and customer care activities.

24

      Nextel Peru’s bad debt expense remained flat, but decreased as a percentage of operating revenues from 1.7% for the three months ended March 31, 2001 to 1.2% for the three months ended March 31, 2002, primarily due to improved collection efforts.

     e. Corporate and other

      Corporate and other includes Nextel Philippines, our Chilean operating companies and our corporate operations in the U.S.

		% of		% of
		Corporate		Corporate	Change from
		and other		and other	Previous Year
	March 31,	Operating	March 31,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$4,748	100%	$4,416	100%	$332	8%
Cost of revenues	(3,279)	(69)%	(3,697)	(84)%	418	(11)%

Gross margin	1,469	31%	719	16%	750	104%
Selling and marketing expenses	(1,548)	(33)%	(3,987)	(90)%	2,439	(61)%
General and administrative expenses	(9,307)	(196)%	(15,064)	(341)%	5,757	(38)%

Segment losses	$(9,386)	(198)%	$(18,332)	(415)%	$8,946	49%

      Corporate and other operating revenues and cost of revenues are primarily comprised of the results of operations reported by Nextel Philippines.

1. Operating revenues

      The $0.3 million or 8% increase in operating revenues for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 is primarily due to an increase in the average number of digital handsets in service in the Philippines.

2. Cost of revenues

      The $0.4 million or 11% decrease in cost of revenues for three months ended March 31, 2002 compared to the three months ended March 31, 2001 is primarily attributable to a decrease in cost of digital handset and accessory sales as a result of a 87% decrease in the number of handsets sold in the Philippines from the three months ended March 31, 2001 to the three months ended March 31, 2002, partially offset by an increase in the cost of providing wireless services.

3. Selling and marketing expenses

      The $2.4 million or 61% decrease in selling and marketing expenses for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 is primarily due to a decrease in commissions earned by direct and indirect dealers resulting from the 87% decrease in digital handsets sold in the Philippines from the three months ended March 31, 2001 to the three months ended March 31, 2002.

4. General and administrative expenses

      The $5.8 million or 38% decrease in general and administrative expenses for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 is primarily a result of a decrease in personnel, information technology, facilities and general corporate expenses in both the Philippines and at the corporate level.

25

     f. Depreciation and Amortization — Consolidated

		% of		% of	Change from
		Consolidated		Consolidated	Previous Year
	March 31,	Operating	March 31,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Depreciation	$14,296	7%	$38,040	27%	$(23,744)	(62)%
Amortization	3,060	2%	17,613	13%	(14,553)	(83)%

Depreciation and amortization	$17,356	9%	$55,653	40%	$(38,297)	(69)%

      Depreciation decreased $23.7 million or 62% from the three months ended March 31, 2001 to the three months ended March 31, 2002, primarily as a result of about $1.1 billion in fixed asset impairment charges that we recorded during the fourth quarter of 2001. These impairment charges reduced the cost bases of substantially all of our fixed assets. As a result, we expect that depreciation in the remainder of 2002 will continue to be less than amounts recorded in comparable periods of 2001.

      Amortization decreased $14.6 million or 83% from the three months ended March 31, 2001 to the three months ended March 31, 2002, primarily as a result of $634.9 million in intangible asset impairment charges that we recorded during the fourth quarter of 2001. These impairment charges reduced the cost bases of substantially all of our intangible assets. As a result, we expect that amortization in the remainder of 2002 will continue to be less than amounts recorded in comparable periods of 2001.

     g. Restructuring and Other Charges, and Other Income (Expense) — Consolidated

		% of		% of	Change from
		Consolidated		Consolidated	Previous Year
	March 31,	Operating	March 31,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Restructuring and other charges	$5,222	3%	$—	0%	$5,222	NM
Interest expense	(79,730)	(40)%	(72,530)	(52)%	(7,200)	10%
Interest income	1,577	1%	4,725	3%	(3,148)	(67)%
Foreign currency transaction losses, net	(71,479)	(36)%	(9,762)	(7)%	(61,717)	NM
Other expense, net	(1,925)	(1)%	(468)	0%	(1,457)	311%
Income tax (provision) benefit	(5,397)	(3)%	488	0%	(5,885)	NM

NM-Not Meaningful

1. Restructuring and other charges

      During the first quarter of 2002, Nextel Argentina, Nextel Brazil and our corporate headquarters further restructured their operations, which included workforce reductions. We recorded a $1.9 million restructuring charge in the first quarter of 2002 related to these actions and $3.3 million in other charges that were incurred and paid to third parties that are assisting us with our ongoing attempts to restructure our indebtedness.

2. Interest expense

      The increase in interest expense for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 is primarily due to an increase in accreted interest on our senior discount notes.

3. Interest income

      The decrease in interest income for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 is due to a decrease in our average invested cash balances outstanding during

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the three months ended March 31, 2002 compared to the three months ended March 31, 2001, as well as a decrease in average interest rates in effect over the same periods.

4. Foreign currency transaction losses, net

      The increase in foreign currency transaction losses from the three months ended March 31, 2001 to the three months ended March 31, 2002 is primarily due to the significant devaluation of the Argentine peso relative to the U.S. dollar as a result of the current economic environment in Argentina.

5. Other expense, net

      The increase in other expense, net for the three months ended March 31, 2002 compared to the three months ended March 31, 2001 is primarily due to dividends we received during the three months ended March 31, 2001 related to our investment in TELUS Corporation, which we sold during the fourth quarter of 2001.

6. Income tax (provision) benefit

      The change from income tax benefit for the three months ended March 31, 2001 to income tax provision for the three months ended March 31, 2002 is primarily due to a reduction in tax benefits from the differences between financial reporting bases and tax bases of our licenses. Most of these differences were eliminated in connection with the asset impairment charges we recorded in the fourth quarter of 2001.

Liquidity and Capital Resources

      As a result of the classification of all of our debt in current liabilities, we had a working capital deficit of about $2.81 billion as of March 31, 2002 and about $2.68 billion as of December 31, 2001.

      We incurred net losses of $167.3 million during the three months ended March 31, 2001 and $154.5 million during the three months ended March 31, 2002. The operating expenses and capital expenditures associated with developing, enhancing and operating our digital mobile networks have more than offset our operating revenues. Our operating expenses, debt service obligations and anticipated capital expenditures are expected to continue to more than offset operating revenues for the foreseeable future. We have consistently used external sources of funds, primarily from the issuance of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications and debt incurrences, to fund operations, capital expenditures, acquisitions and other nonoperating needs. See “Future Capital Needs and Resources” for a discussion of our potential sources of funds for 2002.

      Cash Flows. Our operating activities provided us with $1.5 million of net cash during the three months ended March 31, 2002. We used $88.8 million of net cash in our operating activities during the three months ended March 31, 2001. The reduced use of cash was primarily due to our less aggressive growth strategy that targets cash conservation.

      We used $72.3 million of net cash in our investing activities during the three months ended March 31, 2002, a decrease of $106.5 million compared to the three months ended March 31, 2001, primarily due to a $85.2 million decrease in cash paid for capital expenditures to $71.7 million for the three months ended March 31, 2002. The decrease in capital expenditures is consistent with our cash conservation objectives, including reduced subscriber growth.

      We used $19.4 million of net cash in our financing activities during the three months ended March 31, 2002, an increase of $16.9 million compared to the three months ended March 31, 2001. The increase was primarily due to a $20.1 million increase in repayments to Nextel Communications, primarily for vendor invoices paid on our behalf, and a $7.5 million decrease in new short-term borrowings from Nextel Communications, partially offset by a $10.0 million decrease in transfers to restricted cash.

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Future Capital Needs and Resources

      Since our inception, we have financed our operations primarily through sales of debt securities and other financing arrangements, and, more recently, through private sales of equity securities to a wholly owned subsidiary of Nextel Communications. As of March 31, 2002, we had $222.0 million in cash and cash equivalents, including $69.0 million in restricted cash. We also had about $2.22 billion in outstanding senior notes and $482.4 million in secured debt, all of which are classified in current liabilities as of March 31, 2002. The current downturn in the global capital markets, among other things, makes it unlikely that we can obtain significant new financing from third parties through the issuance of equity or debt securities to satisfy these obligations and related interest charges in a timely manner.

      Historically, our strategy was focused on aggressive expansion and improvement of digital mobile coverage in our Latin American markets, as well as continued support of our other operations. Consistent with this strategy, our business plan had been developed to rapidly grow our digital customer base, increase our revenues and improve other key financial and credit performance measurements, obtain access to the capital markets and achieve a profitable wireless operation that provided economies of scale in all of our markets.

      In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. We cannot be sure that we will be successful in achieving our cash conservation targets.

      Our limited sources of available funding have required us to cease providing significant financing to stimulate operating growth in most of our markets. We are focusing substantially all of our available funding toward continuing the growth of our Mexican operations. We made this decision based on Nextel Mexico’s operating performance, future prospects and economic conditions in Mexico, as well as other relevant factors. During 2002, we have been providing substantially less funding to our other markets in Brazil, Argentina and Peru and have ceased funding to Nextel Philippines. As a result, growth in these markets has slowed considerably compared to historical growth levels. We expect that this trend towards significantly slower growth in these markets will continue for the foreseeable future. Our primary objectives with respect to our markets other than Mexico are to minimize operating costs and capital expenditures and maximize cash resources and segment earnings. However, if our funding needs are not met on a timely basis, or at all, we may not be able to provide Nextel Mexico with sufficient financing to continue the growth of its operations as currently planned. As a result, actual results for our Mexican operations could differ significantly from current expectations. Further, although one of the primary objectives of our revised business plan is to maximize segment earnings, we cannot be sure that we will be successful in effectively implementing our revised business plan.

      Since debt service payments are a significant portion of our current and future commitments and because we do not believe that funds generated from our operating activities or realistically available from other sources will be sufficient to meet our expected commitments, we are continuing to review various alternatives to restructure our currently outstanding indebtedness. On December 31, 2001, Nextel Argentina failed to make a scheduled principal payment of $8.3 million to the lenders under our Argentine credit facilities. This caused a cross default on $381.7 million in aggregate borrowings under our equipment financing facilities with Motorola Credit Corporation. On February 1, 2002, we did not make our scheduled $41.4 million interest payment due on our 12.75% senior serial redeemable notes due 2010, of which $650.0 million in aggregate principal amount is outstanding. Subsequently, on March 31, 2002, we did not make a $0.7 million scheduled interest payment due on our $56.7 million international Motorola incremental equipment financing facility. In addition, on March 31, 2002, Nextel Argentina failed to make a second scheduled principal payment of $8.3 million and a scheduled interest payment of $1.5 million to the lenders under our Argentine credit facilities.

      We decided not to make these payments as part of the cash preservation initiative associated with our undertaking to restructure our debts and implement a revised business plan. We do not intend to make additional principal or interest payments on any of our outstanding debt while we continue our restructuring

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activities. As a result of our default, the entire balance of unpaid principal under our 12.75% senior serial redeemable notes is subject to being declared immediately due and payable together with accrued interest. In addition, as a result of cross default provisions contained in our senior redeemable notes, the entire balance of unpaid principal under our 13.0% senior redeemable discount notes due 2007 and our 12.125% senior redeemable discount notes due 2008 is subject to being declared immediately due and payable, together with accrued interest, thirty days after an acceleration has been declared under any of our other significant indebtedness, all of which is currently in default. No such acceleration has yet been declared. As a result of our defaults, our lenders under the affected facilities are each free to pursue the respective remedies available to them, including, in the case of our vendor and bank credit facilities, seizing our assets and the assets of our subsidiaries that are pledged as collateral.

      In addition to our current liabilities as of March 31, 2002, we expect that our commitments to make payments to third parties during 2002, which total about $124.9 million, will primarily be focused on capital expenditures to maintain our networks in Latin America and working capital requirements. We believe that our cash balance as of March 31, 2002, the continued availability of financing for handset purchases made in 2002 and other potential sources of liquidity will be sufficient to fund our operations only through the third quarter of 2002, based on our current revised business plan.

      We are continuing active discussions with our various creditors and Nextel Communications regarding the restructuring of our debt obligations, which total about $2.71 billion. In April 2002, Nextel Communications announced that it was withdrawing its proposal to provide up to a $250.0 million investment because some conditions had not been met. While Nextel Communications did not specify which specific or general conditions were not met, we believe that the conditions that Nextel Communications were referring to were the failure of our creditors to agree to all of the terms and conditions imposed by or contained in the Nextel Communications proposal.

      If we are unable to obtain additional funding and negotiate a successful debt restructuring, we may have to further write down assets, sell strategic assets, reorganize under Chapter 11 of the United States Bankruptcy Code or take other measures, which could include liquidation of our assets. Additionally, we could experience adverse impacts to our business, including but not limited to, losses of customer accounts, top sales agents, indirect dealers and key management personnel. We may also lose government and regulatory support for various initiatives that we believe are critical to our success. In addition, our independent auditors issued a “going concern” opinion with respect to our consolidated financial statements for the year ended December 31, 2001, which indicates that, in their opinion, substantial doubt exists about our ability to continue operating. We have retained an investment banking firm to assist us in exploring various strategic alternatives.

Effect of Inflation and Foreign Currency Exchange

      Our net assets are subject to foreign currency exchange risks since they are primarily maintained in local currencies. Additionally, our debt is denominated entirely in U.S. dollars, which exposes us to foreign currency exchange risks. Nextel Brazil, Nextel Mexico and Nextel Philippines conduct business in countries in which the rate of inflation is significantly higher than that of the United States. Further, the recent economic developments in Argentina, including the devaluation of the Argentine peso, have increased our foreign currency exchange risk. We seek to protect our earnings from inflation and possible currency devaluation by periodically adjusting the local currency prices charged by each operating company for sales of handsets and services to its customers. In Argentina we are required by law to charge our customers in local currency, and while we have adjusted the local currency prices of our handsets and services as a result of the devaluation, we have not adjusted prices established by contracts entered into prior to January 7, 2002. Therefore, beginning in 2002, the revenues generated by Nextel Argentina, after translating them to U.S. dollars, have been significantly negatively affected. While we routinely assess our foreign currency exposure, we have not entered into any hedging transactions.

      Inflation is not currently a material factor affecting our business. General operating expenses such as salaries, employee benefits and lease costs are, however, subject to normal inflationary pressures. In addition, the recent economic developments in Argentina have increased the risk that significant inflation could occur in

29

that country. From time to time, we may experience price changes in connection with the purchase of system infrastructure equipment and handsets, but we do not currently believe that any of these price changes will be material to our business.

Forward Looking Statements

      “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the statements made in this report are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties, including technical uncertainties, financial variations, changes in the regulatory environment, industry growth and trend predictions. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effects of other risks and uncertainties in addition to the other relevant qualifying factors identified in the foregoing “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, including, but not limited to:

•	the success of our efforts to restructure our indebtedness and obtain additional financing to implement our revised business plan;

•	assuming we successfully restructure our indebtedness, access to sufficient debt or equity capital to meet our operating and financial needs;

•	general economic conditions in Latin America and in the market segments that we are targeting for our digital mobile services;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

•	potential additional currency devaluations in countries in which our operating companies conduct business;

•	the impact of foreign exchange volatility in our markets as compared to the U.S. dollar;

•	substantive terms of any international financial aid package that may be made available to any country in which our operating companies conduct business;

•	future legislation or regulatory actions relating to our specialized mobile radio services, other wireless communication services or telecommunications generally;

•	the impact that economic conditions in Latin America, as well as other market conditions, may have on the volatility and availability of equity and debt financing in domestic and international capital markets;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•	the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

•	market acceptance of our new service offerings, including Nextel Worldwide and Nextel Online;

•	the successful performance of the technology being deployed in our service areas, including technology deployed in connection with the introduction of digital two-way mobile data or Internet connectivity services in our markets;

30

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

•	our ability to meet the operating goals established by our revised business plan;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services; and

•	other risks and uncertainties described from time to time in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2001.

Item 3.     Quantitative and Qualitative Disclosures About Market Risk.

      Our revenues are denominated in foreign currencies, while a significant portion of our operations are financed through senior notes and bank and vendor credit facilities, which are denominated in U.S. dollars. As a result, fluctuations in exchange rates relative to the U.S. dollar expose us to foreign currency exchange risks.

      We are also exposed to interest rate risk due to fluctuations in the U.S. prime rate, the London Interbank Offered Rate, or LIBOR, the Eurodollar rate and the Average Base Rate, or ABR. These rates are used to determine the variable rates of interest that are applicable to borrowings under our bank and vendor credit facilities. The available hedging products are generally short-term and do not match our long-term capital flows.

      The table below presents principal cash flows and related interest rates by year of maturity for our fixed and variable rate debt obligations as of March 31, 2002. Fair values are determined based on quoted market prices for our senior notes and carrying values for our bank and vendor credit facilities as of March 31, 2002 as interest rates are reset periodically. However, as a result of defaults under these facilities as described below, other methods used to determine fair value may result in significantly different amounts.

      In December 2001, we failed to make a scheduled principal payment under our Argentina credit facilities. We also failed to make a scheduled interest payment in February 2002 under our 12.75% senior serial redeemable notes due 2010. In March 2002, we failed to make a scheduled interest payment under our international Motorola incremental equipment financing facility, as well as a second scheduled principal payment and an interest payment on our Argentina credit facilities. Because of these defaults and cross-default provisions contained in our debt agreements, all of our long-term debt is now required to be and is classified as current under accounting principles generally accepted in the United States. Descriptions of these events and our senior notes and bank and vendor credit facilities are contained in note 3 to the audited consolidated financial statements included in our annual report on Form 10-K and in note 2 to our condensed consolidated financial statements presented in Item 1 of this quarterly report. The change in the fair values of our debt since December 31, 2001 reflects changes in applicable market conditions.

	Year of Maturity						March 31, 2002

	2002	2003	2004	2005	2006	Thereafter	Total	Fair Value

	(U.S. dollars in thousands)
Long-Term Debt:
Fixed Rate	$2,223,026	—	—	—	—	—	$2,223,026	$117,502
Average Interest Rate	12.7%	—	—	—	—	—	12.7%
Variable Rate	$482,420	—	—	—	—	—	$482,420	$482,420
Average Interest Rate	7.3%	—	—	—	—	—	7.3%

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PART II — OTHER INFORMATION.

Item 1.     Legal Proceedings.

      We and/or our operating companies are parties to certain legal proceedings that are described in our 2001 annual report on Form 10-K. During the three months ended March 31, 2002, there were no material changes in the status of or developments regarding those legal proceedings that have not been previously disclosed in our 2001 annual report on Form 10-K. In addition, some of our competitors are currently challenging, in administrative or judicial proceedings, the validity of some of our licenses or the scope of services we provide under those licenses, particularly in Mexico and Chile. While we believe that our licenses are valid and that our services are within the scope of our licenses, any revocation of a material number of our licenses or any significant limitation of our services would adversely affect our business.

Item 3.     Defaults Upon Senior Securities.

      On December 31, 2001, Nextel Argentina failed to make a scheduled principal payment of $8.3 million to the lenders under our Argentine credit facilities. This caused a cross default on $381.7 million in aggregate borrowings under our equipment financing facilities with Motorola Credit Corporation, which include our international Motorola equipment financing facility, our international Motorola incremental equipment financing facility and our Brazil Motorola equipment financing facility. On February 1, 2002, we did not make our scheduled $41.4 million interest payment due on our 12.75% senior serial redeemable notes due 2010, of which $650.0 million in aggregate principal amount is outstanding. Subsequently, on March 31, 2002, we did not make a $0.7 million scheduled interest payment due on our $56.7 million international Motorola incremental equipment financing facility. In addition, on March 31, 2002, Nextel Argentina failed to make a second scheduled principal payment of $8.3 million and a scheduled interest payment of $1.5 million to the lenders under our Argentine credit facilities.

      As a result of our default, the entire balance of unpaid principal under our 12.75% senior serial redeemable notes is subject to being declared immediately due and payable together with accrued interest. In addition, as a result of cross default provisions contained in our senior redeemable notes, the entire balance of unpaid principal under our 13.0% senior redeemable discount notes due 2007 and our 12.125% senior redeemable discount notes due 2008 is subject to being declared immediately due and payable, together with accrued interest, thirty days after an acceleration has been declared under any of our other significant indebtedness, all of which is currently in default. No such acceleration has yet been declared. As a result of our defaults, our lenders under the affected facilities are each free to pursue the respective remedies available to them, including, in the case of our vendor and bank credit facilities, seizing our assets and the assets of our subsidiaries that are pledged as collateral.

Item 6.     Exhibits and Reports on Form 8-K.

      (a) Inapplicable.

      (b) Reports on Form 8-K.

We filed the following reports on Form 8-K with the Securities and Exchange Commission during the three months ended March 31, 2002:

(i)	Current report on Form 8-K dated and filed January 3, 2002 reporting under Item 5 the failure of Nextel Argentina to make a scheduled principal payment under our Argentine credit facilities and our retention of an investment banking firm.

(ii)	Current report on Form 8-K dated and filed February 1, 2002 reporting under Item 5 our failure to make a scheduled interest payment on our 12.75% senior serial redeemable notes due 2010 and the expiration of our forebearance agreements.

(iii)	Current report on Form 8-K dated and filed February 19, 2002 reporting under Item 5 our financial results and other data for the quarter and year ended December 31, 2001.

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SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NII HOLDINGS, INC.

By:	/s/ BYRON R. SILIEZAR

Date: May 15, 2002	Byron R. Siliezar Vice President and Chief Financial Officer (Principal Accounting Officer)

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EXHIBIT IV

LIQUIDATION ANALYSIS

LIQUIDATION ANALYSIS

Best Interests Test and Liquidation Analysis

With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each Holder of a Claim and Equity Interest either (i) accept the Plan, or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

In order to determine what Holders of Claims and Equity Interests of each impaired Class would receive if the Debtors were liquidated under Chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a Chapter 7 liquidation case. The Cash amount which would be available for satisfaction of Unsecured Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case, less the costs and expenses of the liquidation and the cost of paying the additional administrative and priority claims that may result from termination of the Debtors’ business and the use of Chapter 7 for purposes of liquidation. As indicated below, the liquidation value of the Debtors’ assets, which consist primarily of cash and ownership interests in Subsidiary Borrowers, would be approximately $152.7 million on the Effective Date of the Plan.

Liquidation Analysis

(US $ in Thousands)
Recovery on Assets

	As of	Recovery
	5/31/02	Rate		Proceeds

Cash and Cash Equivalents (1)
Restricted Cash	$69,022 (2)	100.0%		$69,022
Unrestricted Cash — Corporate	92,222	42.4	% (3)	39,128
Unrestricted Cash — Country Level	32,200	52.7	% (3)	16,967

Net Trade Receivables	99,416	24.0	% (4)	23,819

Net Inventory	14,580	25.0	% (4)	3,645

Other Current Assets (5)	77,114	0.0	% (4)	0

Total Current Assets	$384,554	39.7%		$152,581

Gross Property and Equipment (6)	450,107	6.6	% (4)	29,650

Gross Intangibles (7)	180,893	0.0	% (8)	0

Other Non-Current Assets (9)	95,053	0.0	% (4)	0

Total Assets	$1,110,607	16.4%		$182,231

Less: Discount for Present Value				($29,512	) (10)

Liquidation Value, Net of Discount for Present Value				$152,719

(1)	Cash balances as of 5/31/02 reflect actual cash in bank accounts on 5/31/02.

(2)	Represents amount currently escrowed for Motorola facilities. Amount includes accrued interest.

(3)	Reflects estimated use of cash through September 2002 for general corporate and operating purposes.

(4)	NII management estimate.

(5)	Includes current VAT taxes receivables and other.

(6)	Includes towers and leases, equipment (switches, base radios, etc.), MSO buildings, and other.

(7)	Includes spectrum and other intangibles.

(8)	NII management estimates the values of (i) spectrum and customer lists are worth $0 without NII as a going-concern enterprise and (ii) any potential claims against NCI as a result of a liquidation to be $0.

(9)	Includes long-term VAT taxes receivables and other.

(10)	Discounted at 12.5% for 18 months to account for time value of money.

Generally, the Debtor’s costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtor in Possession during the pendency of the Chapter 11 Case. The foregoing types of claims and other claims which may arise in a liquidation case or result from the pending Chapter 11 Case, including any unpaid expenses incurred by the Debtor in Possession during the Chapter 11 Case such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-Petition Date Claims.

To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtor’s unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, are then compared with the value of the property offered to such Classes of Claims under the Plan.

The Debtors believe that the value of any distributions to each class of Allowed Claims in a Chapter 7 case would be less than the value of distributions under the Plan because such distributions in a Chapter 7 case would likely be delayed. It is likely that distribution of the proceeds of the liquidation could be delayed after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the Chapter 7 case, the delay could be prolonged.

Estimates were made of the cash proceeds, which might be realized from the liquidation of NII Holdings, Inc. as well as all of NII’s operating subsidiaries. The liquidation assumes that the Company’s assets are sold on a piecemeal basis. Given the current state of the global telecommunications market, and the macroeconomic situation in Latin America, the Debtors do not believe that it is likely that the sale of one or more of their operating companies as a going-concern will allow for a return to any of the Debtors’ unsecured creditors. The Chapter 7 liquidation period is assumed to commence on September 30, 2002 and to last eighteen months following the appointment of a Chapter 7 trustee. Notwithstanding the presence of unencumbered cash which is estimated to be approximately $39.1 million as of September 30, 2002 at the Debtors and its holding company subsidiary as of the Effective Date of the conversion of the case to Chapter 7, the Debtors believe that due to the costs of liquidating these estates and satisfying administrative claims that would not be surchargeable under 11 U.S.C. § 506(c), there will be no return to unsecured creditors. It is assumed that assets would be liquidated according to a process equivalent to a Chapter 7 process in local jurisdictions. Claims at each subsidiary are assumed to be paid with the proceeds from the sale of the subsidiary’s assets, while the balance of those (residual) proceeds are assumed to be used to satisfy claims at the holding company. For purposes of the analysis, balances as of May 31, 2002 were used to estimate recoveries. There can be no assurance that the liquidation would be completed in a limited timeframe nor is there any assurance that the recoveries assigned to the assets would in fact be realized. Under Section 704 of the Bankruptcy Code, an appointed trustee must among other duties, collect and convert the property of the estate as expeditiously as is compatible with the best interest of the parties-in-interest. However, as the majority of NII’s assets are held by corporations in Argentina, Brazil, Chile, Mexico, Peru, and the Philippines, the liquidation process would be conducted according to the applicable laws in those countries, which may or may not differ from the U.S. Chapter 7 process. The liquidation analysis assumes that there would be pressure to complete the sales process within eighteen months.

The liquidation process would include the following legal entities:

Argentina	Nextel Argentina S.R.L
Brazil	Nextel Telecomunicaco es Ltda.

Chile	Comunicaciones Multikom Limitada
Chile	Centennial Cayman Corporation Chile Limitada
Mexico	Comunicaciones Nextel de Mexico, S.A. de C.V.
Peru	Nextel del Peru, S.A.
Philippines	Nextel Communications Philippines, Inc.
USA	NII Holdings, Inc.
USA	NII Holdings (DE), Inc.

The Debtor’s cost of liquidation under Chapter 7 or the liquidation process would include fees payable to a Chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Debtor until conclusion of the Chapter 7 case.

The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full. The Debtor believes that in a Chapter 7 case, general unsecured creditors would receive a 0% recovery.

After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in a bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the “forced sale” atmosphere that would likely prevail, and (iii) substantial increase in claims which would be satisfied on a prior basis, THE DEBTORS HAVE DETERMINED THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. BASED ON THIS LIQUIDATION ANALYSIS, THE RECOVERIES FOR THE UNSECURED CREDITORS WOULD BE 0%.

Notes to Liquidation Analysis

Cash and cash equivalents

Cash and cash equivalents are highly liquid instruments, including short-term investments and time deposits with maturities of three months or less at the time of purchase. This cash is held in banks or operating accounts at the Debtors and at subsidiaries and the projected cash balances at the commencement of the liquidation period are assumed to be fully recoverable.

Restricted Cash

Restricted cash represents cash that is placed in escrow to fund Motorola obligations, which is not available to any of the other Claim Holders. The restricted cash will only be available to the claimants of the aforementioned debt obligations.

Accounts receivable and other receivables

Accounts receivable primarily consist of various customer and trade receivables. Past bad debt experiences, particularly in Argentina, the effect of a Chapter 7 liquidation, and the specific direct costs that would have to be incurred to collect on receivables would adversely impact the recovery on receivables. Recoveries on accounts payables are assumed to be low as the likelihood of customers paying its bills is relatively low. If customers have to find a new wireless service provider as a result of NII’s liquidation, they would incur switching costs such as new handset purchases and activation fees. Given this dynamic, it is unlikely that NII would recover a substantial portion of its accounts receivables. With the exception of Argentina, an estimated 25% recovery is applied to the amounts outstanding as of May 31, 2002. Argentina accounts receivables assume an estimated 10% recovery.

Net Inventory

Inventory consists of Motorola handsets and accessories. NII’s handsets are designed to work on iDEN technology developed by Motorola. Other than NCI, very few wireless providers use iDEN equipment and Motorola is not a likely used equipment purchaser. With limited number of buyers for NII’s handsets and accessories, an estimated 25% recovery is applied to the amounts outstanding as of May 31, 2002.

Other Current Assets

Other current assets include current portion of refundable value added taxes (“VAT”) and prepaid expenses. It is assumed that if NII shuts down, the local governments will not refund to NII the VAT.

Gross Property Plant & Equipment, net

Property plant and equipment consists of digital mobile network equipment and software, towers land and improvements, buildings and improvements, furniture, and fixtures and office equipment. Based on the current market conditions, the Debtors estimate net liquidation value to be approximately $29.7 million.

Intangible Assets

The Company’s intangible assets primarily consist of spectrum licenses and customer lists. The spectrum licenses are assumed to have limited buyers as most non-iDEN operators (i.e., CDMA, TDMA) need contiguous spectrum to run their networks and NII’s Spectrum is not contiguous.

In addition, there are strong concerns that governments will take spectrum (800Mhz and microwave) back from NII in the event that NII shuts down. In addition, management estimates that due to the immediate churning of its customers upon the commencement of a liquidation, any customer lists of the operating company will have a value of $0. Lastly, management estimates that the value of any potential claims against NCI, as described in the Disclosure Statement, will be $0 if the Debtors were to liquidate rather than confirm the Plan. Assumed net liquidation value of intangible assets is $0.

Other Non-Current Assets

Other non-current assets include current portion of refundable value added taxes (“VAT”) and prepaid expenses. It is assumed that if NII shuts down, the local governments will not refund to NII the VAT. Assumed net liquidation value is $0.